Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204227

June 12, 2015

Dear Shareholder:

Your vote is very important.

You are invited to attend a special meeting of shareholders (the “special meeting”) of Camden National Corporation (“Camden”) to be held on Wednesday, July 22, 2015, at 10:00 a.m., local time, at the Hanley Center, 245 Commercial Street, Rockport, Maine 04856. The special meeting is being held to approve, among other things, the issuance of shares (the “share issuance”) of Camden common stock pursuant to the Agreement and Plan of Merger (the “merger agreement”) by and among Camden, SBM Financial, Inc. (“SBM”), and Atlantic Acquisitions, LLC, a wholly-owned subsidiary of Camden, dated as of March 29, 2015. In connection with the merger agreement, Camden will acquire SBM and its subsidiary, The Bank of Maine.

Pursuant to the merger agreement, each outstanding share of SBM common stock will be converted into the right to receive, at the election of the stockholder and subject to the allocation and proration procedures described in the merger agreement, either: (1) $206.00 in cash, without interest (which we refer to as the “cash consideration”) or (2) 5.421 shares of common stock of Camden (which we refer to as the “stock consideration”). The cash consideration will remain fixed while the value of the stock consideration will fluctuate with the market price of Camden common stock. All elections are subject to allocation and proration procedures that are intended to ensure that 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash. This will result in SBM stockholders owning approximately 28% of the outstanding shares of Camden common stock following the closing of the transaction. Camden common stock is traded on the NASDAQ Global Market under the symbol “CAC.” SBM common stock is not publicly traded. On June 2, 2015, the closing price of Camden common stock was $37.90 per share.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the share issuance and the other transactions provided for in the merger agreement are advisable to, and in the best interests of, Camden and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the share issuance and the other matters being considered at the special meeting. Your vote is important, regardless of the number of shares of Camden common stock you own. We cannot consummate the merger unless the share issuance is approved by the affirmative vote of a majority of the votes properly cast at the special meeting.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the share issuance. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. We encourage you to read the proxy statement/prospectus and the merger agreement carefully and in their entirety, including “Risk Factors,” beginning on page 24. You may also obtain more information about Camden from documents we have filed with the Securities and Exchange Commission.

On behalf of your board of directors, thank you for your continued support and interest in Camden. We look forward to seeing you at the special meeting.

Sincerely,

Karen W. Stanley Chairman of the Board Camden National Corporation	Gregory A. Dufour President and Chief Executive Camden National Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Camden common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The proxy statement/prospectus is dated June 8, 2015 and is first being mailed to shareholders of Camden on or about June 12, 2015.

June 12, 2015

Dear Stockholder:

Your vote is very important.

You are invited to attend a special meeting of stockholders (the “special meeting”) of SBM Financial, Inc. (“SBM”) to be held on Wednesday, July 22, 2015, at 11:30 a.m., local time, at 2 Canal Plaza, Portland, Maine 04101. The special meeting is being held to approve, among other things, the merger of SBM with a subsidiary of Camden National Corporation (“Camden”) as provided for in the Agreement and Plan of Merger (the “merger agreement”) by and among SBM, Camden and Atlantic Acquisitions, LLC, a wholly-owned subsidiary of Camden, dated as of March 29, 2015. In connection with the merger agreement, Camden will acquire SBM and its subsidiary, The Bank of Maine.

Pursuant to the merger agreement, each outstanding share of SBM common stock will be converted into the right to receive, at the election of the stockholder and subject to the allocation and proration procedures described in the merger agreement, either: (1) $206.00 in cash, without interest (which we refer to as the “cash consideration”) or (2) 5.421 shares of common stock of Camden (which we refer to as the “stock consideration”). The cash consideration will remain fixed while the value of the stock consideration will fluctuate with the market price of Camden common stock. All elections are subject to allocation and proration procedures that are intended to ensure that 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash. This will result in SBM stockholders owning approximately 28% of the outstanding shares of Camden common stock following the closing of the transaction. Camden common stock is traded on the NASDAQ Global Market under the symbol “CAC.” SBM common stock is not publicly traded. On June 2, 2015, the closing price of Camden common stock was $37.90 per share.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the transactions provided for in the merger agreement are advisable to, and in the best interests of, SBM and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the merger and the other matters being considered at the special meeting. Your vote is important, regardless of the number of shares of SBM common stock you own. We cannot consummate the merger unless the merger is approved by the affirmative vote of a majority of the shares of SBM common stock outstanding and entitled to vote at the special meeting.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the share issuance. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. We encourage you to read the proxy statement/prospectus and the merger agreement carefully and in their entirety, including “Risk Factors,” beginning on page 24.

On behalf of your board of directors, thank you for your continued support and interest in SBM. I look forward to seeing you at the special meeting.

Very truly yours,

John W. Everets
Chairman and Chief Executive Officer
SBM Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Camden common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The proxy statement/prospectus is dated June 8, 2015 and is first being mailed to stockholders of SBM on or about June 12, 2015.

2 Elm Street
Camden, Maine 04843

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 22, 2015

To the Shareholders of Camden National Corporation:

A special meeting of shareholders of Camden National Corporation (“Camden”) will be held at the Hanley Center, 245 Commercial Street, Rockport, Maine 04856, on Wednesday, July 22, 2015 at 10:00 a.m., local time, for the following purposes:

1.	To approve the issuance of shares of Camden common stock in the merger as provided for in the Agreement and Plan of Merger by and among Camden, SBM Financial, Inc. (“SBM”), and Atlantic Acquisitions, LLC, a wholly-owned subsidiary of Camden, dated as of March 29, 2015;
2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the share issuance; and
3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The merger agreement and the proposed merger of SBM with and into Camden is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.

Camden has established June 5, 2015 as the record date for determining the shareholders entitled to notice of and to vote at the Camden special meeting. Only record holders of Camden common stock as of the close of business on that date will be entitled to vote at the Camden special meeting or any adjournment or postponement of that meeting. The affirmative vote of a majority of the votes properly cast at the special meeting is required to approve the issuance of Camden common stock in the merger.

Camden’s board of directors unanimously recommends that you vote “FOR” approval of the issuance of Camden common stock in the merger and “FOR” the adjournment proposal as described above.

All Camden shareholders are cordially invited to attend the Camden special meeting. To ensure your representation at the Camden special meeting of shareholders, please follow the voting procedures described in the accompanying proxy statement/prospectus and on the enclosed proxy card. Following these voting procedures will not prevent you from voting in person, but it will help to secure a quorum and allow your shares to be voted should anything prevent your attendance in person. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

John W. Holmes
Secretary

June 12, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Camden special meeting in person, Camden urges you to submit your proxy as promptly as possible by accessing the internet website or calling the telephone number specified on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive an election form with instructions for delivering your stock certificates under separate cover.

2 Canal Plaza
Portland, Maine 04101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 22, 2015

To the Stockholders of SBM Financial, Inc.:

A special meeting of stockholders of SBM Financial, Inc. (“SBM”) will be held at 2 Canal Plaza, Portland, Maine 04101, on Wednesday, July 22, 2015 at 11:30 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the merger as provided for in the Agreement and Plan of Merger by and among SBM, Camden National Corporation (“Camden”), and Atlantic Acquisitions, LLC, a wholly-owned subsidiary of Camden, dated as of March 29, 2015;
2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger; and
3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The merger agreement and the proposed merger of SBM with and into Camden is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.

SBM has established June 8, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the SBM special meeting. Only record holders of SBM common stock as of the close of business on that date will be entitled to vote at the SBM special meeting or any adjournment or postponement of that meeting. The affirmative vote of a majority of the shares of SBM common stock outstanding and entitled to vote at the special meeting is required to approve the merger.

SBM’s board of directors unanimously recommends that you vote “FOR” approval of the merger and “FOR” the adjournment proposal as described above.

All SBM stockholders are cordially invited to attend the SBM special meeting. To ensure your representation at the SBM special meeting of stockholders, please follow the voting procedures described in the accompanying proxy statement/prospectus and on the enclosed proxy card. Following these voting procedures will not prevent you from voting in person, but it will help to secure a quorum and allow your shares to be voted should anything prevent your attendance in person. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Dennis W. Townley
Secretary

June 12, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the SBM special meeting in person, SBM urges you to submit your proxy as promptly as possible by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive an election form with instructions for delivering your stock certificates under separate cover.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Camden from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone from Camden at the following address and telephone number:

Camden National Corporation
2 Elm Street
Camden, Maine 04843
(207) 236-8821
Attn: Investor Relations

If you would like to request documents, please do so by July 15, 2015 in order to receive them before the special meeting of Camden shareholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see the section of the proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 122.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact the proxy solicitor at the address or telephone number listed below:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
(866) 828-0221 (for shareholders)
(212) 269-5550 (for banks and brokers).

Please do not send your SBM stock certificates at this time. You will be sent separate instructions regarding the surrender of your SBM stock certificates.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meetings. These questions and answers may not address all questions that may be important to you as a shareholder. To more fully understand the merger and the special meetings, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “SBM” refers collectively to SBM Financial, Inc. and its subsidiaries; “The Bank of Maine” refers to The Bank of Maine, a wholly-owned subsidiary of SBM; “Camden” refers to Camden National Corporation and its subsidiaries; “Camden National Bank” refers to Camden National Bank, a wholly-owned subsidiary of Camden; “Atlantic Acquisitions” refers to Atlantic Acquisitions, LLC, a wholly-owned subsidiary of Camden; and “we,” “us” and “our” refer collectively to SBM and Camden. Also, we refer to the two-step merger of SBM and Camden, including the merger of SBM into Atlantic Acquisitions and the merger of the surviving corporation into Camden, collectively as the “merger”; the issuance of Camden common stock in the merger as the “share issuance”; and the Agreement and Plan of Merger, dated as of March 29, 2015, by and among Camden, Atlantic Acquisitions and SBM, as the “merger agreement.”

Q:	Why am I receiving this proxy statement/prospectus?
A:	Camden and SBM have agreed to the acquisition of SBM by Camden under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Camden shareholders must vote to approve the share issuance and SBM stockholders must vote to approve the merger. Each of Camden and SBM will hold a special meeting of holders of their respective common stock to obtain these required approvals. This proxy statement/prospectus contains important information about the merger, the merger agreement, the Camden special meeting, the SBM special meeting, and other related matters, and you should read it carefully. The enclosed voting materials for the Camden special meeting and SBM special meeting allow you to vote your shares of Camden common stock or SBM common stock, as applicable, without attending the special meeting of the company for which you hold common stock.

We are delivering this proxy statement/prospectus to you as both (1) the proxy statement for the special meeting of shareholders of Camden and (2) the proxy statement for the special meeting of stockholders of SBM and the prospectus for the shares of Camden common stock to be issued in connection with the merger. It is a proxy statement because the Camden board of directors are soliciting proxies from shareholders to vote on the approval of the share issuance and the SBM board of directors are soliciting proxies from stockholders to vote on the approval of the merger. It is a prospectus because Camden will issue Camden common stock to the SBM stockholders who receive stock consideration in the merger, and this prospectus contains information about Camden common stock.

Q:	Why are Camden and SBM proposing this transaction? (pages 69 and 55)
A:	The Camden and SBM boards of directors have each approved the merger agreement and have determined that the merger agreement and the transactions provided for thereunder, including the merger and the share issuance, are advisable and in the best interests of the companies’ respective shareholders. In reaching these decisions, the Camden and SBM boards of directors considered the terms and conditions of the merger agreement and the ancillary agreements, as well as a number of other factors.
Q:	What will happen in the merger? (page 85)
A:	In the proposed merger, SBM will merge with and into Camden, effected through a two-step merger involving Camden’s wholly-owned subsidiary, Atlantic Acquisitions. The surviving corporation in the merger will be Camden. It is anticipated that following the merger The Bank of Maine will merge with and into Camden National Bank, with Camden National Bank continuing as the surviving bank.

Q:	What will SBM stockholders receive in the merger? (page 85)
A:	If the merger is completed, each outstanding share of SBM common stock will be converted into the right to receive either:
•	$206.00 in cash, without interest; or
•	5.421 shares of Camden common stock,

in each case, subject to adjustment, election and allocation procedures specified in the merger agreement (collectively, the “merger consideration”).

You may elect to receive all cash, all Camden common stock, or a combination of both cash and Camden common stock in exchange for your shares of SBM common stock. However, the ability to receive all stock, all cash or a combination of each will depend on the elections of other SBM stockholders. The allocation of the consideration payable to SBM stockholders in the merger will not be known until Camden tallies the results of the elections made by SBM stockholders, which will not occur until immediately prior to the closing of the merger.

Q:	How many shares of Camden common stock will be issued to SBM stockholders in the merger?
A:	Subject to the terms of the merger agreement, it is intended that 80% of the shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock. As of June 2, 2015 there were 614,330 shares of SBM common stock outstanding, 27,500 shares of SBM common stock reserved for issuance upon exercise of outstanding SBM stock options and 17,991 shares of SBM common stock reserved for issuance with respect to outstanding SBM restricted stock units. Based upon these numbers, this will result in current Camden shareholders owning 72% of the combined company and current SBM stockholders owning 28% of the combined company.
Q:	Will SBM stockholders receive the form of consideration they elect? (page 85)
A:	The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each SBM stockholder is subject to allocation procedures that are intended to ensure that 80% of the shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash.
Q:	Will SBM stockholders receive any fractional share of Camden common stock as part of the merger consideration? (page 85)
A:	No. Camden will not issue any fractional shares of Camden common stock in the merger. Instead, Camden will pay you the cash value of a fractional share measured by the average of the daily closing prices of Camden common stock on The NASDAQ Stock Market, or NASDAQ, for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date of the merger.
Q:	How do SBM stockholders make an election as to the form of merger consideration they wish to receive? (page 85)
A:	No later than 20 business days prior to the anticipated closing date of the merger, we will mail to you an election form and letter of transmittal for the surrender of your SBM stock certificates in exchange for the merger consideration. You will also receive detailed instructions describing the procedures you must follow to make your election.

We are not making any recommendation to you as to whether you should elect to receive cash, shares of Camden common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:	Can SBM stockholders elect to receive the merger consideration in the form of cash with respect to a portion of their SBM shares and Camden common stock with respect to the rest of their SBM shares? (page 85)
A:	Yes. The election form and letter of transmittal will permit you, subject to the allocation procedures described in this proxy statement/prospectus, to receive at your election:
•	all of your merger consideration in the form of cash;
•	all of your merger consideration in the form of shares of Camden common stock; or
•	a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock.
Q:	Do SBM stockholders have to return the election form and letter of transmittal? (page 85)
A:	No, but if you do not do so by the election deadline, you will be allocated cash and/or shares of Camden common stock depending entirely upon the elections made by other SBM stockholders.
Q:	What will happen to shares of Camden common stock in the merger?
A:	Nothing. Each share of Camden common stock outstanding will remain outstanding as a share of Camden common stock.
Q:	What are the material federal income tax consequences of the merger to SBM stockholders? (page 87)
A:	In general, if you exchange all of your shares of SBM common stock for shares of Camden common stock, you will not recognize either gain or loss for federal income tax purposes. If you exchange all of your shares of SBM common stock for cash, you generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and your adjusted tax basis in your shares of SBM common stock. If you exchange some or all of your shares of SBM common stock for cash, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger, or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of Camden common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of SBM common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of SBM common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

This tax treatment may not apply to all SBM stockholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What are the conditions to completion of the merger? (page 91)
A:	The obligations of Camden and SBM to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the requisite approvals by Camden shareholders and SBM stockholders.
Q:	When do you expect the merger to be completed?
A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived. Some of these conditions, such as the receipt of required regulatory approvals, are not within our control. We currently expect to complete the merger in the fall of 2015; however, because the merger is subject to these conditions, we cannot predict the actual timing.
Q:	What Camden shareholder approvals are required to complete the merger? (page 91)
A:	For Camden, the affirmative vote of a majority of the votes cast at the special meeting is required to approve the share issuance.

Q:	What SBM stockholder approvals are required to complete the merger? (page 91)
A:	For SBM, the affirmative vote of a majority of the shares of SBM common stock outstanding and entitled to vote at the special meeting is required to approve the merger.
Q:	Are there any SBM stockholders already committed to voting in favor of the merger agreement? (page 105)
A:	Yes. SBM’s directors and executive officers as of the date of the merger agreement entered into voting agreements with Camden requiring them to vote all of their shares in favor of approval of the merger. These stockholders collectively held approximately 13.10% of the outstanding shares of SBM common stock on the record date.
Q:	When and where are the special meetings? (page 46 and 49)
A:	The special meeting of Camden shareholders will be held on Wednesday, July 22, 2015 at the Hanley Center 245 Commercial Street, Rockport, Maine 04856, at 10:00 a.m., local time. The special meeting of SBM stockholders will be held on Wednesday, July 22, 2015 at 2 Canal Plaza, Portland, Maine 04101, at 11:30 a.m., local time.
Q:	What will happen at the special meetings? (page 46 and 49)
A:	At the Camden special meeting, Camden shareholders will consider and vote upon a proposal to approve the share issuance. At the SBM special meeting, SBM stockholders will consider and vote upon a proposal to approve the merger. If, at the time of either special meeting, there are not sufficient votes to approve the share issuance or the merger agreement, as applicable, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.
Q:	Who can vote at the special meetings? (pages 46 and 49)
A:	Holders of record of Camden common stock at the close of business on June 5, 2015, which is the record date for the Camden special meeting, are entitled to vote at the Camden special meeting. Holders of record of SBM common stock at the close of business on June 8, 2015, which is the record date for the SBM special meeting, are entitled to vote at the SBM special meeting.
Q:	Does the Camden board of directors recommend voting in favor of the share issuance?
A:	Yes. After careful consideration, the Camden board of directors unanimously recommends that Camden shareholders vote “FOR” approval of the share issuance and the adjournment proposal.
Q:	Does the SBM board of directors recommend voting in favor of the merger agreement?
A:	Yes. After careful consideration, the SBM board of directors unanimously recommends that SBM stockholders vote “FOR” approval of the merger and the adjournment proposal.
Q:	Are there any risks that shareholders should consider in deciding whether to vote for approval of the proposals?
A:	Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 24 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 30.
Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus? (pages 46 and 49)
A:	Holders of Camden common stock may vote by accessing the internet website or calling the telephone number specified on the proxy card or by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope as soon as possible. Holders of SBM common stock may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope as soon as possible. This will enable your shares to be represented and voted at the applicable special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me? (pages 47 and 50)
A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. It is important that you provide timely instruction to your broker or bank to ensure that all shares of Camden common stock that are voted at the special meeting. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Q:	What if I fail to return my proxy card or to instruct my broker, bank or other nominee to vote my shares? (pages 47 and 50)
A:	If you fail to return your proxy card or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted. For holders of Camden common stock, this will have no effect on the outcome of the proposals. For holders of SBM common stock, this will have the same effect as a vote against the proposals.
Q:	What do I need to do now?
A:	You should carefully read and consider the information contained or incorporated by reference into this proxy statement/prospectus, including its annexes. This proxy statement/prospectus contains important information about the merger, the merger agreement, Camden and SBM, including the historical and pro forma financial information set forth in the sections of this proxy statement/prospectus titled “Selected Historical Financial Data” and “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on pages 18 and 116, respectively. After you have read and considered this information, Camden shareholders and SBM stockholders are requested to vote by mail, by telephone (if available), through the internet (if available) or by attending their respective special meeting and voting in person. If you choose to vote by mail, you should complete, sign and date your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares of common stock will be represented and voted at the applicable special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” all of the special meeting proposals.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Camden shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Camden shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth on the proxy card and voting instruction card.
Q:	Can I attend the special meeting and vote my shares in person? (pages 46 and 49)
A:	Yes. Although the Camden board of directors and SBM board of directors request that you vote your shares by mail, or in the case of Camden shareholders, by telephone, or through the internet in advance of the special meetings, all Camden shareholders are invited to attend the Camden special meeting and all SBM stockholders are invited to attend the SBM special meeting. Camden shareholders of record on June 5, 2015 may vote in person at the Camden special meeting. SBM stockholders of record on June 8, 2015 may vote in person at the SBM special meeting. If your shares are held by a broker, bank or other nominee, then you are not the holder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have submitted a proxy? (pages 47 and 50)
A:	Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting:
•	You may file a written revocation of the proxy with the Secretary of Camden or SBM, as applicable:
º	Notices to the Secretary of Camden should be addressed to John W. Holmes, 2 Elm Street, Camden, Maine 04843;
º	Notices to the Secretary of SBM should be addressed to Dennis W. Townley, 2 Canal Plaza, Portland, Maine 04101; or
•	You may submit a new signed proxy card bearing a later date or Camden shareholders may vote again by telephone or internet (any earlier proxies will be revoked automatically); or
•	You may attend the special meeting and vote in person provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the applicable Secretary as indicated above.

If you hold your shares in “street name” and have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	What happens if I sell my shares after the record date but before the special meeting?
A:	The record date of each special meeting is earlier than both the date of the applicable special meeting and the date that the merger is expected to be completed. If you are an SBM stockholder and you sell or otherwise transfer your SBM shares after the record date but before the date of the SBM special meeting, you will retain your right to vote at the SBM special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transferred your shares. In order to receive the merger consideration, you must hold your shares through completion of the merger. If you are a Camden shareholder and you sell or otherwise transfer your Camden shares after the record date but before the date of the Camden special meeting, you will retain your right to vote at the Camden special meeting.
Q:	Do SBM stockholders have the right to dissent and obtain the fair market value of their shares? (page 51)
A:	No, SBM stockholders do not have any appraisal or dissenters’ rights in connection with the merger.
Q:	Should SBM stockholders send in their stock certificates now? (page 51)
A:	No. You will receive separate written instructions for making your election of all cash, all Camden common stock or a combination of each, and for surrendering your shares of SBM common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.
Q:	Whom should I call with questions?
A:	If you have questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, Camden shareholders should contact D.F. King & Co., Inc., at (866) 828-0221 and SBM stockholders should contact Renée Smyth, at (207) 518-5607.
Q:	Where can I find more information about Camden?
A:	You can find more information about Camden from the various sources described in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 122.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 122. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

The Companies

Camden National Corporation (page 31)

Camden is a publicly-held bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System. Camden is incorporated under the laws of the State of Maine and headquartered in Camden, Maine. The company, as a diversified financial services provider, pursues the objective of achieving long-term sustainable growth by balancing growth opportunities against profit, while mitigating risks inherent in the financial services industry.

The primary business of the company and its subsidiaries is to attract deposits from consumer, institutional, municipal, non-profit and commercial customers and to extend loans to consumer, institutional, non-profit and commercial customers. Camden makes available its commercial and consumer banking products and services through its subsidiary, Camden National Bank, and brokerage and insurance services through Camden Financial Consultants, which operates as a division of Camden National Bank. The company also provides wealth management, and trust products and services through its other subsidiary, Acadia Trust, N.A., a federally regulated, non-depository trust company headquartered in Portland, Maine.

At March 31, 2015, Camden had total consolidated assets of approximately $2.8 billion, loans of approximately $1.8 billion, deposits of approximately $2.0 billion and stockholders’ equity of approximately $251.8 million.

Camden’s principal executive offices are located at 2 Elm Street, Camden, Maine 04843, and its telephone number is (207) 236-8821. You can find additional information about the company in its filings with the SEC referenced in the section in this proxy statement/prospectus titled “Where You Can Find More Information.”

SBM Financial, Inc. (page 31)

SBM is a savings and loan holding company incorporated under Maryland law in 2010 and regulated by the Board of Governors of the Federal Reserve System. SBM owns all of the capital stock of The Bank of Maine, a federal savings bank regulated by the Office of the Comptroller of the Currency, or the “OCC.” The Bank of Maine owns all of the capital stock of Healthcare Professional Funding Corporation, or “HPFC,” a Delaware corporation incorporated in 2010, which specializes in making loans to medical healthcare professionals.

The Bank of Maine has its headquarters in Portland, Maine. It has 24 full service branches, located primarily in central and southern Maine. Its primary markets for deposit gathering and lending are the following counties in Maine: Kennebec, Cumberland, Lincoln, Sagadahoc, York, and Washington.

The Bank of Maine’s strategic plan focuses on (1) attracting low cost deposits by offering high-quality products and personalized service through seasoned community bankers in its primary markets in Maine; (2) engaging in prudent consumer and commercial lending within its primary market area; (3) continuously improving asset quality; (4) offering specialized health care professional lending on a national basis through its subsidiary, HPFC, located in Boston, Massachusetts; (5) expanding residential mortgage lending throughout Maine, southern New Hampshire and in Massachusetts, including from a mortgage origination office in Braintree, Massachusetts; and (6) maintaining its well capitalized status.

As of March 31, 2015, SBM had total assets of $813.5 million, total deposits of $659.0 million, total loans of $640.0 million and equity capital of $86.3 million. At March 31, 2015, The Bank of Maine’s Tier 1 (core) capital ratio, common equity Tier 1 capital ratio and total risk-based capital ratio were 9.51%, 12.47% and 13.82%, respectively, exceeding all regulatory requirements. As of March 31, 2015, SBM had 255 full time equivalent employees.

SBM’s principal executive offices are located at 2 Canal Plaza, Portland, Maine 04101, and its telephone number is (888) 424-4184.

The Special Meetings

Date, Time and Place of the Camden Special Meeting (page 46)

The special meeting of shareholders of Camden will be held at the Hanley Center, 245 Commercial Street, Rockport, Maine 04856, on Wednesday, July 22, 2015 at 10:00 a.m., local time.

Date, Time and Place of the SBM Special Meeting (page 49)

The special meeting of stockholders of SBM will be held at 2 Canal Plaza, Portland, Maine 04101, on Wednesday, July 22, 2015 at 11:30 a.m., local time.

Actions to be Taken at the Camden Special Meeting (page 46)

At the Camden special meeting, Camden’s shareholders as of June 5, 2015, the record date, will be asked to vote upon a proposal to approve the share issuance and, if necessary, a proposal to approve one or more adjournments of the Camden special meeting.

Actions to be Taken at the SBM Special Meeting (page 49)

At the SBM special meeting, SBM’s stockholders as of June 8, 2015, the record date, will be asked to vote upon a proposal to approve the merger with Camden and, if necessary, a proposal to approve one or more adjournments of the SBM special meeting.

Recommendation of Camden Board of Directors (page 46)

At a meeting on March 29, 2015, the Camden board of directors unanimously approved the merger agreement and determined that the share issuance is advisable to and in the best interests of Camden and its shareholders. The Camden board unanimously recommends that you vote “FOR” approval of the share issuance and “FOR” approval of the proposal to adjourn the Camden special meeting.

Recommendation of SBM Board of Directors (page 55)

The SBM board of directors has unanimously approved the merger and recommends that SBM stockholders vote “FOR” approval of the merger and “FOR” approval of the proposal to adjourn the SBM special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (pages 46 and 49)

Camden

Only holders of record of Camden common stock at the close of business on the record date of June 5, 2015 are entitled to notice of and to vote at the Camden special meeting. As of the record date, there were 7,448,645 shares of Camden common stock outstanding, held of record by approximately 1,230 shareholders.

SBM

Only holders of record of SBM common stock at the close of business on the record date of June 8, 2015 are entitled to notice of and to vote at the SBM special meeting. As of the record date, there were 614,330 shares of SBM common stock outstanding, held of record by approximately 75 stockholders.

Quorum; Vote Required (pages 46 and 49)

Camden

A quorum of Camden shareholders is necessary to hold a valid meeting. If the holders of at least one-third of the total number of the outstanding shares of Camden common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Camden will include proxies marked as abstentions in determining the presence of a quorum at the special meeting.

The affirmative vote of a majority of the votes cast at the special meeting is required to approve the share issuance and the proposal to adjourn the special meeting.

SBM

A quorum of SBM stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of SBM common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. SBM will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting.

The affirmative vote of a majority of the shares of SBM common stock outstanding and entitled to vote at the special meeting is required to approve the merger and the proposal to adjourn the special meeting.

Share Ownership of SBM Management; Voting Agreements (page 105)

In connection with the merger agreement, SBM’s directors and certain executive officers executed voting agreements with Camden under which they agreed to vote their shares in favor of the merger. As of the record date, there were 80,453 shares of SBM common stock, or approximately 13.10% of the outstanding shares, subject to the voting agreements.

Proxies, Voting and Revocation (pages 47 and 50)

Camden

The Camden board of directors requests that you vote your shares by telephone, through the internet or by returning the proxy card accompanying this proxy statement/prospectus. If you choose to vote by mail, please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the Camden special meeting and not revoked before the vote at the Camden special meeting will be voted at the Camden special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the share issuance and the adjournment proposal. If you abstain, fail to submit a proxy or to vote in person at the Camden special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of Camden common stock will not be voted on the proposals, which will have no effect on the proposals.

If you have not voted through your broker, bank or other nominee, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	Filing a written revocation of the proxy with the Secretary of Camden, John W. Holmes, 2 Elm Street, Camden, Maine 04843;
•	Submitting a new signed proxy card bearing a later date or voting again by telephone or internet (any earlier proxies will be revoked automatically); or
•	Attending and voting in person at the Camden special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Camden as indicated above.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

SBM

The SBM board of directors requests that you vote your shares by returning the proxy card accompanying this proxy statement/prospectus. If you choose to vote by mail, please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the SBM special meeting and not revoked before the vote at the SBM special meeting will be voted at the SBM special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger and the adjournment proposal. If you abstain, fail to submit a proxy or to vote in person at the SBM special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of SBM common stock will not be voted on the proposals, which will have the same effect as a vote against the merger proposal but will have no effect on any proposal to adjourn or postpone the meeting.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	Filing a written revocation of the proxy with the Secretary of SBM, Dennis W. Townley, 2 Canal Plaza, Portland, Maine 04101;
•	Submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or
•	Attending and voting in person at the SBM special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of SBM as indicated above.

If your shares are held through a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

No Dissenters’ Rights (page 51)

Pursuant to the Maryland General Corporation Law, which we refer to as the “MGCL,” and SBM’s articles of incorporation, SBM stockholders do not have any appraisal or dissenters’ rights in connection with the merger.

The Merger and Share Issuance

Structure of the Merger (page 85)

Camden, Atlantic Acquisitions and SBM entered into an Agreement and Plan of Merger on March 29, 2015. The merger agreement provides for the merger of SBM with and into Camden, effected through a two-step merger involving Camden’s wholly-owned subsidiary, Atlantic Acquisitions. The surviving corporation in the merger will be Camden. It is anticipated that following the merger The Bank of Maine will merge with and into Camden National Bank, with Camden National Bank continuing as the surviving bank.

The proposed merger will occur following approval of the proposal regarding the share issuance by the shareholders of Camden, the proposal regarding the merger by the stockholders of SBM and satisfaction or waiver of all other conditions to the merger, including regulatory approvals. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration for SBM Stockholders (page 85)

If the merger is completed, each share of SBM common stock will be converted into the right to receive either:

•	$206.00 in cash, without interest (which is referred to as the “cash consideration”); or
•	5.421 shares of Camden common stock, plus cash in lieu of any fractional share (which is referred to as the “stock consideration” and collectively with cash consideration, the “merger consideration”).

You will have the opportunity to elect the form of consideration that you receive in the merger in exchange for your shares of SBM common stock. You may elect to receive all of your merger consideration in cash or Camden common stock, or a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock. However, your right to receive the form of consideration that you elect for your shares will be subject to allocation and proration procedures set forth in the merger agreement. These allocation and proration procedures are intended to ensure that 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash.

No fractional shares of Camden common stock will be issued in connection with the merger. Instead, each SBM stockholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Camden common stock on NASDAQ for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

Subject to the terms of the merger agreement, it is intended that eighty percent (80%) of the shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock. As of June 2, 2015, there were 614,330 shares of SBM common stock outstanding, 27,500 shares of SBM common stock reserved for issuance upon exercise of outstanding SBM stock options and 17,991 shares of SBM common stock reserved for issuance with respect to outstanding SBM restricted stock units. Based upon these numbers, the merger will result in current Camden shareholders owning 72% of the combined company and current SBM stockholders owning 28% of the combined company.

Election Procedures for SBM Stockholders (page 85)

The shares of SBM common stock that you hold will be exchanged for cash, Camden common stock or a combination of cash and Camden common stock as chosen by you, subject to the allocation and proration procedures described in the merger agreement. No less than 20 business days prior to the anticipated closing date of the merger, you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You have the following choices:

•	you may elect to receive $206.00 per share in cash, without interest, in exchange for all shares of SBM common stock that you hold;
•	you may elect to receive 5.421 shares of Camden common stock in exchange for all shares of SBM common stock that you hold, plus cash in lieu of any fractional share;
•	you may elect to receive the cash consideration with respect to a portion of the shares of SBM common stock that you hold, and the stock consideration with respect to your remaining shares; or
•	you may make no election with respect to the consideration to be received by you in exchange for your shares of SBM common stock.

You will have a limited period of time in which to complete the election form and return it as instructed. In order to be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on the 25th day following the mailing date of the election form to SBM stockholders, unless Camden and SBM have mutually agreed to another date and time as the election deadline, which date will be publicly announced by Camden as soon as practicable prior to the election deadline. You will need to surrender your SBM stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your stock certificates along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your SBM stock certificates after the merger is completed.

If your shares or a portion of your shares of SBM common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

Allocation Procedures for SBM Stockholders (page 87)

The merger agreement provides for overall limitations on the amount of cash and shares of Camden common stock available in the merger as follows:

•	80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger, will be converted into the right to receive the stock consideration; and
•	the remaining shares of SBM common stock will be converted into the right to receive the cash consideration.

As a result, whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other SBM stockholders. You may not receive the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Camden common stock.

If you have a preference for receiving either cash or Camden common stock for your shares of SBM common stock, you should return the election form indicating your preference. SBM stockholders who make an election will be accorded priority over those stockholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of SBM shares being converted into the right to receive cash and Camden common stock. If you do not make an election, you will be allocated cash and/or Camden common stock depending on the elections made by other SBM stockholders. Please see the examples set forth in the section of this proxy statement/prospectus titled “The Merger Agreement — Allocation Procedures” beginning on page 87. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive.

The market price of Camden common stock will fluctuate between the date of this proxy statement/prospectus, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Camden common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Camden common stock, you should carefully read the section of this proxy statement/prospectus titled “Material Federal Income Tax Consequences” beginning on page 106.

Treatment of SBM Equity Awards (page 91)

At the effective time of the merger, each option, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or cancelled, will be assumed by Camden and fully vested in accordance with its terms and converted into an option to acquire Camden common stock. As of the effective time of the merger, each such option assumed will be converted for the number of whole shares of Camden common stock, rounded down to the nearest whole share, equal to the product of the number of SBM shares provided for in the option and 5.421, at an exercise price per share equal to the quotient obtained by dividing the exercise price per SBM share provided for in the option by 5.421. Each stock option shall be subject to the same terms and conditions that applied to the stock option immediately prior to the effective time (subject to adjustment by reasons of the merger). As of June 2, 2015, there were outstanding options to purchase 27,500 shares of SBM common stock.

At the effective time of the merger, each restricted stock unit granted under SBM’s equity plans that is outstanding immediately prior to the effective time of the merger will vest in full and no longer be subject to any forfeiture or vesting requirements, and all such shares will be entitled to receive the merger consideration.

Opinion of Camden’s Financial Advisor Regarding the Fairness of the Merger Consideration to Camden (page 70)

Camden retained RBC Capital Markets, LLC, which we refer to as “RBC,” to provide an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Camden in connection with the merger. Camden selected RBC to act as its financial advisor based on its qualifications, expertise, reputation and knowledge of Camden’s business and affairs and its experience with community bank holding companies and the industry in which Camden operates. RBC has delivered a written opinion to the board of directors of Camden, or the “Camden board,” to the effect that, as of March 29, 2015 and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to Camden. RBC’s opinion was provided to the Camden board in connection with the Camden board’s evaluation of the merger consideration, and did not address any other aspect of the merger or constitute a recommendation to any holder of Camden common stock as to how such holder of Camden common stock should vote or act with respect to any matters relating to the merger.

The full text of RBC’s written opinion, dated March 29, 2015, is attached to this proxy statement/prospectus as Annex B, and constitutes part of this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBC in rendering its opinion. You should carefully read the opinion in its entirety. For a further discussion of RBC’s opinion, Camden’s prior relationship with RBC and the terms of RBC’s engagement, see “Proposal No. 1 — The Merger and the Share Issuance — Opinion of Camden’s Financial Advisor” beginning on page 70 of this proxy statement/prospectus.

Opinion of SBM’s Financial Advisor Regarding the Fairness of the Merger Consideration to Holders of SBM Common Stock (page 57)

In connection with the merger, SBM’s financial advisor, Keefe, Bruyette & Woods, Inc., or “KBW,” delivered a written opinion, dated March 27, 2015, to the SBM board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SBM common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached to this proxy statement/prospectus as Annex C, and constitutes part of this proxy statement/prospectus. The opinion was for the information of, and was directed to, the SBM board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of SBM to engage in the merger or enter into the merger agreement or constitute a recommendation to the SBM board in connection with the merger, and it does not constitute a recommendation to any holder of SBM common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of SBM common stock, what election any such stockholder should make with respect to the stock consideration or the cash consideration).

Interests of SBM Directors and Executive Officers in the Merger (page 81)

Some of the members of SBM’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of SBM stockholders generally. These interests include:

•	payment of cash severance benefits under existing change in control agreements with John Everets, Chairman and Chief Executive Officer of SBM, and Edmund Hayden, Chief Risk Officer and Chief Credit Officer of SBM, upon a termination event, with continued life, disability, medical insurance and other normal welfare benefits insurance coverage for a period of 24 months and 18 months, respectively;
•	payment of cash severance benefits under existing change in control agreements with 19 other SBM executives upon a terminating event, with continued life, disability, medical insurance and other normal welfare benefits insurance coverage for a period of 6 months or, in the case of certain executives, 12 months;
•	acceleration of vesting of all unvested equity awards;
•	payment of pro-rata bonuses to eligible executive officers that have been budgeted by SBM consistent with past practice and in the ordinary course of business, payable at the effective time of the merger, provided that the monthly accruals of the aggregate bonus payments shall not exceed $50,000;
•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger; and
•	election of two SBM directors to the Camden and Camden National Bank boards of directors immediately after the effective time of the merger.

In addition, Camden entered into a consulting agreement with Mr. Everets, which will be effective upon completion of the merger. Under this agreement, Mr. Everets will provide consulting services to Camden following the merger, and also has agreed to be subject to certain non-competition and non-solicitation covenants. Mr. Hayden will join Camden National Bank as Executive Vice President and Chief Credit Officer, upon completion of the merger.

Limitations on Considering Other Acquisition Proposals (page 95)

The merger agreement restricts SBM’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire SBM. However, if SBM receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable from a financial point of view to SBM stockholders than the terms of the merger agreement, SBM may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, the SBM board of directors may not:

•	modify, qualify, withhold or withdraw its approval or recommendation of the merger agreement;
•	approve or recommend another acquisition proposal to its shareholders; or
•	cause SBM to enter into a letter of intent, agreement in principal or definitive agreement with respect to an acquisition transaction or that requires SBM to abandon, terminate or fail to consummate the merger, unless the SBM board of directors determines in good faith, after consultation with counsel and a financial advisor, that an acquisition proposal is a superior proposal and, after consultation with counsel, that it is required to take such action to comply with the standard of conduct required of a board of directors under the MGCL or its other fiduciary duties to stockholders under applicable law. In that event, SBM must provide Camden with notice of such determination and cooperate and negotiate in good faith with Camden to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 91)

Camden and SBM will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the shareholders of Camden must approve the share issuance;
•	the stockholders of SBM must approve the merger;
•	Camden and SBM must have obtained all regulatory approvals required to complete the transactions provided for in the merger agreement, all related statutory waiting periods have expired, and none of the regulatory approvals imposed any term, condition or restriction that Camden reasonably determines would (1) prohibit or materially limit the ownership or operation by Camden of all or any material portion of the business or assets of SBM or Camden, (2) compel Camden to dispose of or hold separate all or any material portion of the business or assets of SBM or Camden or (3) compel Camden to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1) – (3) of this sentence would have a material adverse effect on the future operation by Camden of its business, taken as a whole (a so-called “burdensome condition”);
•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the completion of the transactions provided for in the merger agreement;
•	Camden and SBM must each receive a legal opinion from their respective counsel, or such other counsel as provided for in the merger agreement, regarding treatment of the merger as a “reorganization” for federal income tax purposes;
•	the representations and warranties of each of the parties in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;
•	each of the parties in the merger agreement must have performed in all material respects all obligations required to be performed by it; and
•	the registration statement becoming effective.

Termination of the Merger Agreement (page 93)

Camden and SBM can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

•	the merger is not consummated by March 1, 2016, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•	the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days of written notice;
•	(1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement imposes any term, condition or restriction upon Camden or any of its subsidiaries that Camden reasonably determines is a burdensome condition or has been denied by final nonappealable action, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, and the terminating party in either case has used its reasonable best efforts to have the order, injunction or decree lifted or to prevent the burdensome condition from being imposed; or
•	the required approval of the share issuance the by Camden shareholders or of the merger by the SBM stockholders is not obtained.

In addition, Camden may terminate the merger agreement if:

•	the SBM board of directors:
•	withdraws, qualifies, amends, modifies or withholds its recommendation to the SBM stockholders to vote in favor of the merger or makes any statement, filing or release that is inconsistent with the recommendation;
•	materially breaches its obligation to call, give notice of, hold and commence the SBM special meeting or to solicit proxies in favor of the merger;
•	approves or recommends another acquisition proposal; or
•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above; or
•	SBM or any of its representatives breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers.

SBM has the right to terminate the merger agreement in connection with entering into a definitive agreement to effect a superior proposal, subject to specified conditions in the merger agreement. In addition, SBM has the right to terminate the merger agreement if the average closing price of Camden common stock for a specified period prior to closing is less than $30.65 and Camden common stock underperforms a specified peer-group index by more than 20%, provided that Camden will have the option to increase the amount of Camden common stock to be provided to SBM stockholders, in which case no termination will occur.

Termination Fee (page 94)

Under the terms of the merger agreement, SBM must pay Camden a termination fee of $5.4 million if:

•	Camden terminates the merger agreement as a result of the SBM board of directors:
•	withdrawing, qualifying, amending, modifying or withholding its recommendation to the SBM stockholders to vote in favor of the merger or making any statement, filing or release that is inconsistent with the recommendation;
•	materially breaching its obligation to call, give notice of, hold and commence the special meeting;
•	approving or recommending another acquisition proposal; or
•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•	Camden terminates the merger agreement as a result of a material breach by SBM of the provisions in the merger agreement prohibiting the solicitation of other offers;
•	SBM terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal;
•	Camden or SBM terminates the merger agreement as a result of:
•	the failure of the SBM stockholders to approve the merger, or the merger not having been consummated by March 1, 2016 due to the failure of the SBM stockholders to approve the merger, and both
•	an acquisition proposal with respect to SBM has been publicly announced, disclosed or otherwise communicated to the SBM board of directors or senior management of SBM prior to the SBM special meeting or March 1, 2016, as applicable; and
•	within 12 months of termination of the merger agreement, SBM recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or
•	Camden terminates the merger agreement as a result of a willful material breach by SBM of any of its representations, warranties, covenants or agreements contained in the merger agreement, and both:
•	an acquisition proposal with respect to SBM has been publicly announced, disclosed or otherwise communicated to the SBM board of directors or senior management of SBM prior to such breach or during the related cure period; and
•	within 12 months of termination of the merger agreement, SBM recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

Effective Time of the Merger (page 85)

We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the share issuance by the Camden shareholders, approval of the merger by the SBM stockholders and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger in the fall of 2015; however, because the merger is subject to conditions beyond our control, we cannot predict the actual timing of the closing.

Material Federal Income Tax Consequences for SBM Stockholders (page 106)

Each of Camden and SBM will receive an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of SBM common stock solely into shares of Camden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of SBM common stock or instead of any fractional share of Camden common stock that you would otherwise be entitled to receive. Each of Camden’s and SBM’s obligations to complete the merger are conditioned on its receipt of this opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to it and the stockholders of SBM.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you receive stock, cash or a mix of stock and cash in the merger. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 103)

To complete the merger, Camden and SBM need the prior approval of the OCC and the Board of Governors of the Federal Reserve System, or the “Federal Reserve.” The Federal Reserve approval may be waived at the discretion of the Federal Reserve. The United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Prior to the date of the special meetings, Camden and SBM will have filed all necessary applications and notices with the applicable regulatory authorities. Camden and SBM cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Camden.

Accounting Treatment (page 80)

The merger will be accounted for using the acquisition method of accounting with Camden treated as the acquiror. Under this method of accounting, SBM’s assets and liabilities will be recorded by Camden at their respective fair values as of the closing date of the merger and added to those of Camden. Any excess of purchase price over the net fair values of SBM’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of SBM’s net assets over the purchase price will be recognized in earnings by Camden on the closing date of the merger. Financial statements of Camden issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of SBM prior to the merger. The results of operations of SBM will be included in the results of operations of Camden beginning on the day after the effective date of the merger.

Listing of Camden Common Stock to be Issued in the Merger (page 80)

Camden’s common stock is quoted on the NASDAQ Global Market under the trading symbol “CAC.” Under the terms of the merger agreement, Camden will file a notice of additional listing of shares with NASDAQ with respect to the shares of Camden common stock to be issued to the holders of SBM common stock in the merger so that these shares will be listed and traded on the NASDAQ Global Market following the merger.

Differences Between Rights of Holders of Camden and SBM Stock (page 109)

The rights of SBM stockholders currently are governed by SBM’s articles of incorporation and bylaws, and by Maryland law. After the merger is completed, SBM stockholders who receive Camden common stock in the merger will become shareholders of Camden, and, therefore, their rights as shareholders of Camden will be governed by Camden’s articles of incorporation and bylaws, and by Maine law. This means that, as a result of the merger, SBM stockholders will have different rights when they become holders of Camden common stock than they currently have as holders of SBM common stock.

SELECTED HISTORICAL FINANCIAL DATA

Camden Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of Camden for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2014 have been derived in part from Camden’s audited financial statements and related notes incorporated by reference into this proxy statement/prospectus. The information at and for the three months ended March 31, 2015 and 2014 is unaudited. However, in the opinion of management of Camden, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2015 are not necessarily indicative of a full year’s operations.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
(In Thousands, Except per Share Data)	2015	2014	2014	2013	2012	2011	2010
Financial Condition Data
Investments	$813,565	$824,632	$803,633	$828,201	$802,084	$611,998	$611,643
Loans and loans held for sale	1,791,705	1,620,186	1,772,610	1,580,402	1,563,866	1,520,089	1,530,280
Allowance for loan losses	21,265	21,670	21,116	21,590	23,044	23,011	22,293
Total assets	2,811,204	2,640,666	2,789,853	2,603,829	2,564,757	2,302,720	2,306,007
Deposits	1,966,174	1,836,679	1,932,097	1,813,824	1,929,469	1,591,366	1,515,811
Borrowings	547,600	541,390	577,002	530,092	360,163	456,233	559,919
Shareholders’ equity	251,799	231,469	245,109	231,096	233,815	218,876	205,995
Operating Data
Interest income	$22,451	$21,393	$88,421	$88,217	$90,947	$98,372	$104,507
Interest expense	3,014	2,983	12,128	12,742	17,202	23,153	30,217
Net interest income	19,437	18,410	76,293	75,475	73,745	75,219	74,290
Provision for credit losses	446	493	2,220	2,028	3,816	4,735	6,299
Net interest income after provision for credit losses	18,991	17,917	74,073	73,447	69,929	70,484	67,991
Non-interest income	6,144	5,685	24,334	27,801	23,412	23,053	20,825
Non-interest expense	16,801	15,125	62,397	66,333	59,031	55,579	52,937
Income before income taxes	8,334	8,477	36,010	34,915	34,310	37,958	35,879
Income taxes	2,723	2,762	11,440	12,132	10,882	11,781	11,113
Net income	$5,611	$5,715	$24,570	$22,783	$23,428	$26,177	$24,766
Ratios
Return on average assets	0.82%	0.89%	0.92%	0.88%	0.98%	1.13%	1.09%
Return on average equity	9.19%	9.97%	10.37%	9.74%	10.31%	12.16%	12.42%
Return on average tangible equity (Non-GAAP)	11.61%	12.87%	13.46%	14.55%	13.19%	15.67%	16.40%
Tangible equity to tangible assets (Non-GAAP)	7.38%	7.04%	7.18%	7.12%	7.19%	7.69%	7.09%
Efficiency ratio (Non-GAAP)	61.97%	62.69%	61.58%	62.78%	57.45%	54.63%	55.74%
Yield on interest-earnings assets(1)	3.54%	3.57%	3.60%	3.73%	4.14%	4.65%	5.04%
Cost of funds on interest-bearing liabilities	0.49%	0.52%	0.50%	0.55%	0.81%	1.12%	1.47%
Net interest margin(1)	3.07%	3.08%	3.11%	3.20%	3.36%	3.57%	3.60%
Tier I leverage capital ratio	9.30%	9.27%	9.26%	9.43%	8.94%	9.59%	8.77%
Common equity Tier I risk-based capital ratio(2)	11.35%	N/A	N/A	N/A	N/A	N/A	N/A
Tier I risk-based capital ratio	13.65%	14.64%	13.97%	15.20%	14.31%	14.69%	13.80%
Total risk-based capital ratio	14.79%	15.89%	15.16%	16.45%	15.56%	15.95%	15.05%
Allowance for loan losses to total loans	1.19%	1.34%	1.19%	1.37%	1.48%	1.52%	1.46%
Net charge-offs to average loans	0.07%	0.10%	0.16%	0.22%	0.24%	0.26%	0.28%

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
(In Thousands, Except per Share Data)	2015	2014	2014	2013	2012	2011	2010
Non-performing loans to total loans	0.98%	1.68%	1.19%	1.80%	1.78%	1.82%	1.47%
Non-performing assets to total assets	0.67%	1.13%	0.82%	1.18%	1.13%	1.27%	1.08%
Per common share data
Basic earnings per share	$0.75	$0.76	$3.29	$2.98	$3.06	$3.41	$3.23
Diluted earnings per share	0.75	0.75	3.28	2.97	3.05	3.40	3.23
Dividends declared per share	0.30	0.27	1.11	1.08	1.00	1.50	1.00
Book value per share	33.85	30.93	33.01	30.49	30.67	28.56	26.90
Tangible book value per share (Non-GAAP)	27.41	24.38	26.52	23.98	23.68	22.66	20.91
Dividend payout ratio	39.73%	35.21%	33.73%	36.30%	32.73%	44.05%	30.95%

(1)	Calculated on a fully-taxable equivalent basis.
(2)	Common equity Tier I risk-based capital ratio was implemented on January 1, 2015 as part of the Basel III regulatory framework.

SBM Selected Historical Financial and Other Data

The following tables set forth selected historical financial data for SBM as of and for the three months ended March 31, 2015 and March 31, 2014 and for the three years ended December 31, 2014, December 31, 2013, and December 31, 2012 (which has been derived primarily from its audited financial statements). The information at and for the three months ended March 31, 2015 and 2014 is unaudited. You should read these tables together with the historical financial information contained in SBM financial statements and related notes, and “The Companies — SBM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012
	(dollars in thousands, except share and per share data)
Balance Sheet Data
Total assets	$813,499	$769,685	$806,227	$745,469	$785,828
Securities available for sale	1,428	10,629	1,360	1,285	63,378
Securities, restricted	3,816	3,816	3,816	3,816	4,301
Securities held to maturity	80,031	86,877	81,852	78,749	—
Loans held for sale	10,460	2,896	6,717	2,978	14,110
Loans, net	632,320	577,157	622,968	569,880	570,589
Deposits	659,041	629,084	656,951	624,624	659,641
Securities sold under agreement to repurchase	26,597	17,341	25,071	17,566	24,399
FHLB advances	25,000	20,000	20,000	—	—
Note payable	8,500	9,000	9,000	9,000	9,000
Equity capital	86,299	83,953	85,853	83,862	84,061
Common shares outstanding	613,877	612,776	613,424	612,560	609,268

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012
	(dollars in thousands, except share and per share data)
Income Statement Data
Interest income	$7,411	$7,072	$28,864	$28,299	$27,744
Interest expense	767	807	3,140	3,344	3,746
Net interest income	6,644	6,265	25,724	24,955	23,998
Provision for loan losses	300	—	1,000	500	(103)
Net interest income after provision for loans losses	6,344	6,265	24,724	24,455	24,101
Non-interest income	2,074	1,457	8,056	13,693	12,987
Non-interest expense	7,936	7,522	30,077	37,090	39,229
Income before income taxes	482	200	2,703	1,058	(2,141)
Income taxes	170	98	1,017	479	(1,136)
Net income	$312	$102	$1,686	$579	$(1,005)
Stock and Related Per Share Data
Earnings per share – basic	$0.51	$0.17	$2.75	$0.95	$(1.65)
Earnings per share – diluted	0.51	0.17	2.75	0.95	(1.65)
Book value per share	140.58	137.00	139.96	136.90	137.97
Performance and Other Ratios(1)
Return on average assets	0.16%	0.05%	0.22%	0.07%	(0.13)%
Return on average equity	1.46%	0.49%	1.98%	0.69%	(1.18)%
Net interest rate spread	3.60%	3.66%	3.57%	3.47%	3.40%
Net interest margin	3.62%	3.69%	3.59%	3.49%	3.42%
As a percentage of average assets:
Non-interest income	1.04%	0.78%	1.03%	1.73%	1.64%
Non-interest expense	4.00%	4.05%	3.85%	4.68%	5.00%
Efficiency ratio	91.02%	97.40%	89.04%	95.97%	106.07%
Net loan charge-offs (recoveries)	$686	$(48)	$1,631	$1,126	$6,214
Net charge-offs (recoveries) to average loans	0.43%	(0.03)%	0.27%	0.19%	1.07%
Capital Ratios
Total capital to risk weighted assets(2)	13.82%	13.66%	14.53%	14.22%	13.32%
Tier 1 capital to risk weighted assets(2)	12.47%	12.45%	13.31%	13.01%	12.11%
Common equity Tier 1 capital to risk weighted assets(2)	12.47%	n/a	n/a	n/a	n/a
Tier 1 capital to adjusted total assets(2)	9.51%	9.71%	9.87%	10.25%	9.40%
Stockholders’ equity to total assets	10.61%	10.91%	10.65%	11.25%	10.70%
Tangible stockholders’ equity to tangible assets	10.61%	10.91%	10.65%	11.25%	10.70%

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012
	(dollars in thousands, except share and per share data)
Asset Quality and Ratios
Total non-accruing loans	$10,146	$10,476	$10,952	$11,926	$21,135
Other non-performing assets	857	1,620	859	1,361	5,742
Allowance for loan losses	7,656	8,721	8,042	8,673	9,299
Total non-performing assets to total assets	1.35%	1.57%	1.46%	1.78%	3.42%
Total non-accruing loans to total loans	1.59%	1.79%	1.74%	2.06%	3.64%
Allowance for loan losses to non-accruing loans	75.46%	83.25%	73.43%	72.72%	44.00%
Allowance for loan losses to total loans	1.20%	1.49%	1.27%	1.50%	1.60%
Other Data
Number of banking centers	24	24	24	27	32
Full time equivalent employees	255	269	255	274	312

(1)	March 31, 2015 and March 31, 2014 ratios are annualized based on 365 day year.
(2)	The regulatory capital ratios shown are for SBM’s subsidiary The Bank of Maine.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Camden and SBM giving effect to the merger, which is referred to as “pro forma” information. The data in the table should be read together with the financial information and the financial statements of SBM, which are included in this proxy statement/prospectus, and Camden, which are incorporated in this proxy statement/prospectus by reference. The data does not necessarily indicate the combined financial position per share or combined results of earnings per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2014 or March 31, 2015 in the case of the book value data, and as if the merger had been effective as of January 1, 2014 or January 1, 2015 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of SBM into Camden’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2014 or January 1, 2015.

The information about book value per share and shares outstanding assumes that the merger took place as of the dates presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of financial condition. The information about dividends and earnings per share assumes that the merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of income. No pro forma adjustments have been included in these statements of income which reflect potential effects of the merger related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Camden and SBM, or the costs of combining the companies and their operations.

	Camden Historical	SBM Historical	Pro Forma Combined(1)(2)(3)	Per Equivalent SBM Share(4)
Per share data for the year ended December 31, 2014:
Basic earnings per share	$3.29	$2.75	$2.51	$13.59
Diluted earnings per share	3.28	2.75	2.50	13.56
Cash dividends declared	1.11	—	1.11	6.02
Weighted average shares outstanding:
Basic	7,450,980	613,459	10,111,429	—
Diluted	7,470,593	613,459	10,131,042	—
Book value per share as of December 31, 2014	$33.01	$139.96	$35.32	$191.48
Per share data for the three months ended March 31, 2015:
Basic earnings per share	$0.75	$0.51	$0.56	$3.06
Diluted earnings per share	0.75	0.51	0.56	3.05
Cash dividends declared	0.30	—	0.30	1.63
Weighted average shares outstanding:
Basic	7,431,065	614,155	10,094,532	—
Diluted	7,453,875	614,170	10,117,407	—
Book value per share as of March 31, 2015	$33.85	$140.58	$35.98	$195.03

(1)	The pro forma combined book value per share of Camden common stock is based on the pro forma common shareholders’ equity divided by total pro forma common shares.
(2)	Pro forma dividends per share represent Camden’s historical dividends per share.

(3)	The pro forma combined net income per share of Camden common stock is based on the pro forma combined net income for the merged entities divided by total pro forma diluted common shares of the combined entities.
(4)	Represents the pro forma combined information multiplied by the 5.421 exchange ratio.

CAMDEN MARKET PRICE AND DIVIDEND INFORMATION

Camden’s common stock currently trades on the NASDAQ Global Market under the symbol “CAC.” The following table shows the high and low sales price per share for Camden’s common stock by quarter, as reported by the NASDAQ Global Market for the periods indicated. The table also provides information as to dividends declared per share of Camden common stock.

	High	Low	Dividends Declared
Fiscal Year Ended December 31, 2015
Second Quarter (through June 2, 2015)	$41.40	$37.79	$—
First Quarter	$39.95	$36.20	$0.30
Fiscal Year Ended December 31, 2014
Fourth Quarter	$41.83	$34.75	$0.30
Third Quarter	$39.81	$34.91	$0.27
Second Quarter	$42.00	$34.57	$0.27
First Quarter	$42.47	$34.52	$0.27
Fiscal Year Ended December 31, 2013
Fourth Quarter	$43.89	$38.43	$0.27
Third Quarter	$41.75	$34.79	$0.27
Second Quarter	$38.46	$31.73	$0.27
First Quarter	$37.01	$33.06	$0.27

On March 27, 2015, the last full trading day immediately preceding the public announcement of the merger, and on June 2, 2015, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the last reported sales prices of Camden’s common stock, as reported by the NASDAQ Global Market, were $38.60 per share and $37.90 per share, respectively. The market price of Camden common stock is likely to fluctuate prior to the effective time of the merger. You are encouraged to obtain current trading prices for Camden’s common stock in considering whether to vote on the matters being considered at the annual meeting and in completing your election form for the merger consideration.

Camden expects that after the completion of the merger, subject to approval and declaration by the Camden board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Camden will pay dividends following the completion of the merger or that dividends will not be reduced in the future. The current annualized rate of distributions on the shares of Camden common stock is $1.20 per share.

As of June 2, 2015, there were approximately 1,230 holders of record of Camden’s common stock.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 30, you should carefully consider the following risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the business of Camden because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found in the Camden Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Risks Relating to the Merger

The value of the stock consideration will vary with changes in Camden’s stock price.

Upon completion of the merger, 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash. The exchange ratio for the stock portion of the merger consideration is fixed. Accordingly, the dollar value of Camden common stock that SBM stockholders will receive upon completion of the merger will depend upon the market value of Camden common stock at the time of completion of the merger, which may be lower or higher than the closing price of Camden common stock on the last full trading day preceding public announcement of the merger, the dates of the special meetings or the date on which elections are due. Thus, at the time of the special meetings and at the time the elections are due, you will not know or be able to determine the dollar value of the stock consideration to be received in the merger.

SBM stockholders may not receive the form of merger consideration that they elect.

If the merger is completed, each outstanding share of SBM common stock will be converted into the right to receive either $206.00 in cash, without interest, or 5.421 shares of Camden common stock, plus cash in lieu of any fractional share. You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock with respect to the shares of SBM common stock that you hold. Your right as a SBM stockholder to receive the consideration you elect for your shares is limited because of the allocation procedures set forth in the merger agreement, which are intended to ensure that 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash. If the total stock elections by SBM stockholders are greater, or less, than the aggregate stock consideration to be paid in the merger, you may not receive the form of consideration that you elect and you may receive a pro rata amount of cash and Camden common stock. A detailed discussion of the election and allocation provisions of the merger agreement is set forth in the sections of this proxy statement/prospectus titled “The Merger Agreement — Merger Consideration,” “— Election Procedures” and “— Allocation Procedures,” beginning on page 85. We recommend that you carefully read this discussion and the merger agreement attached to this proxy statement/prospectus as Annex A ..

The tax consequences of the merger for SBM stockholders will be dependent upon the merger consideration received.

The tax consequences of the merger to you will depend upon the merger consideration that you receive. You generally will not recognize any gain or loss on the conversion of shares of SBM common stock solely into shares of Camden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of SBM common stock or instead of any fractional share of Camden common stock. Furthermore, since the merger consideration you receive may differ from what you elected, you cannot control the tax consequences of the merger to you. For a detailed discussion of the tax consequences of the merger to SBM stockholders generally, see the section of this proxy statement/prospectus titled “Material Federal Income Tax Consequences” beginning on page 106. You should consult your own tax advisors as to the effect of the merger on your specific interests.

There is no assurance when or even if the merger will be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

•	approval of the merger by SBM stockholders;
•	approval of the share issuance by Camden shareholders;
•	the receipt of required regulatory approvals;
•	absence of orders prohibiting the completion of the merger;
•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;
•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and
•	the receipt by both parties of legal opinions from their respective tax counsels.

There can be no assurance that Camden and SBM will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

Camden and SBM can agree at any time to terminate the merger agreement even after both parties’ shareholders have provided their requisite approvals. Camden and SBM can also terminate the merger agreement under other specified circumstances. See “The Merger Agreement — Termination” on page 93. In addition, SBM may choose to terminate the merger agreement if the average closing price of Camden’s common stock during the ten trading day period ending on the trading day immediately preceding the date of receipt of all required regulatory approvals or the date that approval by Camden and SBM stockholders is obtained, whichever is later, is less than $30.65 and Camden’s common stock underperforms the NASDAQ Bank Index by more than 20%. Any such termination would be subject to the right of Camden to increase the amount of Camden common stock to be provided to SBM stockholders pursuant to the formula prescribed in the merger agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement — Termination” beginning on page 93 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

Regulatory approvals may not be received, may take longer than expected or may require divestitures in order to be obtained.

Camden is required to obtain the approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System prior to completing the merger. Obtaining the approval of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Camden or have an adverse effect on Camden following the merger and prevent it from achieving the expected benefits of the merger. Camden has the right to terminate the merger agreement if the approval of any governmental authority required for consummation of the merger and the other transactions provided for in the merger agreement, imposes any term, condition or restriction upon Camden or any of its subsidiaries that Camden reasonably determines would (1) prohibit or materially limit the ownership or operation by Camden of any material portion of SBM’s business or assets, (2) compel Camden to dispose or hold separate any material portion of SBM’s assets or (3) compel Camden to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1) – (3) of this sentence would have a material adverse effect on the future operation by Camden of its business, taken as a whole.

If the merger is not completed, both Camden and SBM will have incurred substantial expenses without their shareholders realizing the expected benefits.

Camden and SBM have incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the merger is not completed, these expenses may have a material adverse impact on the operating results of Camden and SBM.

SBM’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of SBM stockholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that SBM’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of SBM stockholders generally. These interests include:

•	payment of cash severance benefits under existing change in control agreements with John Everets, Chairman and Chief Executive Officer of SBM, and Edmund Hayden, Chief Risk Officer and Chief Credit Officer of SBM, upon a termination event, with continued life, disability, medical insurance and other normal welfare benefits insurance coverage for a period of 24 months and 18 months, respectively;
•	payment of cash severance benefits under existing change in control agreements with 19 other SBM executives upon a terminating event, with continued life, disability, medical insurance and other normal welfare benefits insurance coverage for a period of 6 months or, in the case of certain executives, 12 months;
•	acceleration of vesting of all unvested equity awards;
•	payment of pro-rata bonuses to eligible executive officers that have been budgeted by SBM consistent with past practice and in the ordinary course of business, payable at the effective time of the merger, provided that the monthly accruals of the aggregate bonus payments shall not exceed $50,000;
•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger; and
•	election of two SBM directors to the Camden and Camden National Bank boards of directors immediately after the effective time of the merger.

In addition, Camden entered into a consulting agreement with Mr. Everets, which will be effective upon completion of the merger. Under this agreement, Mr. Everets will provide consulting services to Camden following the merger, and also has agreed to be subject to certain non-competition and non-solicitation covenants. See the section of this proxy statement/prospectus titled “Interests of SBM Directors and Executive Officers in the Merger” beginning on page 81 for a discussion of these financial interests. Mr. Hayden will join Camden National Bank as Executive Vice President and Chief Credit Officer, upon completion of the merger.

The unaudited pro forma combined condensed consolidated financial information included in this proxy statement/prospectus is presented for illustrative purposes and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Camden’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated, nor is it necessarily indicative of the future financial condition or results of operations in future periods of the combined entity. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the SBM identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of SBM as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 116.

Goodwill incurred in the merger may negatively affect Camden’s financial condition.

To the extent that the merger consideration, consisting of the cash and number of shares of Camden common stock issued or to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles, of SBM, that amount will be reported as goodwill by Camden. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more frequently if events or circumstances warrant such. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect Camden’s financial results.

SBM stockholders do not have dissenter’s or appraisal rights in the merger.

In accordance with the provisions of the MGCL, SBM’s articles of incorporation provide that holders of shares of SBM common stock are not entitled to exercise any dissenters’ or appraisal rights, and thus holders of SBM common stock will not be entitled to dissenters’ or appraisal rights in the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire SBM.

Until the completion of the merger, SBM is restricted from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Camden except in connection with a superior proposal as provided in the merger agreement. In addition, SBM has agreed to pay a termination fee of $5.4 million to Camden in specified circumstances to terminate the merger agreement. These provisions could discourage other companies from trying to acquire SBM even though those other companies might be willing to offer greater value to SBM stockholders than Camden has offered in the merger.

Camden may be unable to successfully integrate SBM’s operations.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating personnel with diverse business backgrounds;
•	integrating departments, systems, operating procedures and information technologies;
•	combining different corporate cultures;
•	retaining existing customers and attracting new customers; and
•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company.

The success of the merger will depend, in part, on Camden’s ability to realize the anticipated benefits and cost savings from combining the business of Camden with SBM. If Camden is unable to successfully integrate SBM, the anticipated benefits and cost savings of the merger may not be realized fully or may take longer to realize than expected. For example, Camden may fail to realize the anticipated increase in earnings and cost savings anticipated to be derived from the acquisition. In addition, as with regard to any merger, a significant change in interest rates or economic conditions or decline in asset valuations may also cause Camden not to realize expected benefits and result in the merger not being as accretive as expected or having a dilutive effect on the combined company’s earnings per share.

Unanticipated costs relating to the merger could reduce Camden’s future earnings per share.

Camden believes that it has reasonably estimated the likely costs of integrating the operations of Camden and SBM, and the incremental costs of operating as a combined company. However, it is possible that Camden could incur unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, which could result in the merger not being as accretive as expected or having a dilutive effect on the combined company’s earnings per share.

The market price of Camden common stock after the merger may be affected by factors different from those affecting the shares of Camden or SBM currently.

The businesses of Camden and SBM differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Camden and SBM. For a discussion of the business of Camden and of certain risk factors to consider in connection with its business, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 122. For a discussion of the business of SBM, see the section of this proxy statement/prospectus titled “The Companies — SBM’s Business” beginning on page 32.

Former SBM stockholders will have limited ability to influence Camden’s actions and decisions following the merger.

Following the merger, former SBM stockholders are expected to hold approximately 28% of the outstanding shares of Camden common stock. As a result, former SBM stockholders will have only limited ability to influence Camden’s business. Former SBM stockholders will not have separate approval rights with respect to any actions or decisions of Camden or have separate representation on Camden’s board of directors.

The shares of Camden common stock to be received by SBM stockholders as a result of the merger will have different rights from shares of SBM common stock.

Following completion of the merger, SBM stockholders will no longer be stockholders of SBM. SBM stockholders who receive shares of Camden in the merger will instead be shareholders of Camden. There will be important differences between your current rights as a SBM stockholder and the rights to which you will be entitled as a Camden shareholder. See the section of this proxy statement/prospectus titled “Comparison of Shareholder Rights” beginning on page 109 for a discussion of the different rights associated with Camden common stock and SBM common stock.

The market price of Camden common stock after the merger may be affected by factors different from those affecting the shares of Camden or SBM currently.

The businesses of Camden and SBM differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Camden and SBM. The market value of Camden common stock fluctuates based upon various factors, including changes in the business, operations or prospects of Camden, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. Further, the market price of Camden common stock after the merger may be affected by factors different from those currently affecting the common stock of Camden or SBM. The businesses of SBM and Camden differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of SBM and Camden. For a discussion of the businesses of SBM and Camden and of certain factors to consider in connection with those businesses, see “The Companies — SBM’s Business,” “The Companies — SBM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 122.

SBM will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SBM. These uncertainties may impair SBM’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others who deal with SBM to seek to change existing business relationships with SBM. SBM employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect SBM’s financial results. In addition, the merger agreement requires that SBM operate in the usual, regular and ordinary course of business and restricts SBM from taking certain actions prior to the effective time of the merger or termination of the merger agreement without Camden’s consent. These restrictions may prevent SBM from pursuing attractive business opportunities that may arise prior to the completion of the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Camden and SBM intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all;
•	failure of the shareholders of Camden to approve the share issuance;
•	failure of the stockholders of SBM to approve the merger;
•	failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;
•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;
•	difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe;
•	difficulties related to the integration of the businesses following the merger;
•	changes in general, national or regional economic conditions;
•	changes in loan default and charge-off rates;
•	changes in the financial performance and/or condition of borrowers;
•	changes in customer borrowing and savings habits;
•	changes in interest rates;
•	changes in regulations applicable to the financial services industry;
•	changes in accounting or regulatory guidance applicable to banks; and
•	competition.

Additional factors that could cause Camden’s results to differ materially from those described in the forward-looking statements can be found in Camden’s filings with the Securities and Exchange Commission (the “SEC”), including Camden’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Camden or SBM or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Camden and SBM undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE COMPANIES

Camden

Camden is a publicly-held bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System. Camden is incorporated under the laws of the State of Maine and headquartered in Camden, Maine. The company, as a diversified financial services provider, pursues the objective of achieving long-term sustainable growth by balancing growth opportunities against profit, while mitigating risks inherent in the financial services industry.

The primary business of the company and its subsidiaries is to attract deposits from consumer, institutional, municipal, non-profit and commercial customers and to extend loans to consumer, institutional, non-profit and commercial customers. Camden makes available our commercial and consumer banking products and services through its subsidiary, Camden National Bank, and our brokerage and insurance services through Camden Financial Consultants, which operates as a division of Camden National Bank. The company also provides wealth management and trust products and services through its other subsidiary, Acadia Trust, N.A., a federally regulated, non-depository trust company headquartered in Portland, Maine.

At March 31, 2015, Camden had total consolidated assets of approximately $2.8 billion, loans of approximately $1.8 billion, deposits of approximately $2.0 billion and stockholders’ equity of approximately $251.8 million.

Camden’s principal executive offices are located at 2 Elm Street, Camden, Maine 04843, and its telephone number is (207) 236-8821.

You can find additional information about the company in its filings with the SEC referenced in the section in this proxy statement/prospectus titled “Where You Can Find More Information” on page 122.

SBM’s Background

SBM is a savings and loan holding company incorporated under Maryland law in 2010 and regulated by the Board of Governors of the Federal Reserve System. SBM owns all of the capital stock of The Bank of Maine, a federal savings bank regulated by the Office of the Comptroller of the Currency (the “OCC”). The Bank of Maine owns all of the capital stock of Healthcare Professional Funding Corporation (“HPFC”), a Delaware corporation incorporated in 2010, which specializes in making loans to medical healthcare professionals.

The Bank of Maine has its headquarters in Portland, Maine. It has 24 full service branches, located primarily in central and southern Maine. Its primary markets for deposit gathering and lending are the following counties in Maine: Kennebec, Cumberland, Lincoln, Sagadahoc, York, and Washington.

The Bank of Maine was founded in Gardiner, Maine in 1834 as Gardiner Savings Bank. Between 1971 and 2008, it opened and acquired 31 branches throughout Maine. In March, 1986, Gardiner Savings Bank changed its charter to that of a federal savings bank under the name Gardiner Savings Institution, FSB. In 2008, The Bank of Maine was reorganized from a mutual savings bank to a federally chartered mutual holding company structure.

In 2008, as a result of the severe recession in the United States and Maine, The Bank of Maine experienced a deteriorating loan portfolio and increased loan losses, resulting in The Bank of Maine becoming undercapitalized for regulatory purposes. In 2009, regulatory actions were taken against The Bank of Maine by its then regulator, the Office of Thrift Supervision (the “OTS”). In August 2009, the OTS issued a Cease and Desist Order (“C&D Order”) against The Bank of Maine. The OTS issued an amended C&D Order and Prompt Corrective Action Directive (“PCA”) in March 2010, which, among other things, required The Bank of Maine to adopt a capital plan, including a contingency option providing for the sale or merger of the Bank into another financial institution.

Responding to the amended C&D Order and PCA, in early 2010 The Bank of Maine sought opportunities to raise capital or to enter into a sale or merger. As a result of these efforts, The Bank of Maine identified an investor group which proposed to convert The Bank of Maine from the mutual holding company structure to a stock form and to raise sufficient capital so that The Bank of Maine could address the requirements of the amended C&D Order and PCA. The investor group proposed that this be accomplished through a Voluntary Supervisory Conversion Plan (“VSC” or “VSC Plan”). This VSC Plan was submitted to, and approved by, the OTS. Pursuant to this VSC Plan, all of The Bank of Maine’s capital stock was issued to SBM. In order to recapitalize The Bank of Maine, SBM sold 600,000 shares of common stock for $100 per share to investors in May 2010 in a private placement for total proceeds of $60,000,000. The net proceeds were invested in The Bank of Maine, thereby restoring The Bank of Maine’s capital adequacy. Contemporaneously with the closing of the VSC and the recapitalization, SBM assumed, and restructured the payment terms for, approximately one-half of the $18 million indebtedness previously owed by The Bank of Maine to Bankers Bank Northeast (the balance of the indebtedness was forgiven).

At the time of the VSC, the current Chairman and CEO of The Bank of Maine took control over the management of The Bank of Maine and put in place a strategic plan that was approved by OTS in the VSC Plan. This strategic plan called for The Bank of Maine to address its troubled assets and remain well capitalized so that it could begin lending again and ultimately be removed from “troubled condition.” The strategy also called for The Bank of Maine to expand its residential mortgage operations and create a new line of business that would engage in specialized lending to healthcare professionals.

Pursuant to the VSC plan, in October 2010 The Bank of Maine formed a subsidiary, HPFC, located in Boston, Massachusetts to engage in lending to healthcare professionals. The Bank of Maine also began to expand its mortgage operation while addressing asset quality and other operational issues at The Bank of Maine.

In January 2011, SBM and The Bank of Maine each entered into an informal agreement with the OTS, imposing certain requirements on SBM and The Bank of Maine, but also terminating the C&D orders, the PCA directive and The Bank of Maine’s designation as in “troubled condition.” In June 2011, the OCC succeeded the OTS as The Bank of Maine’s primary regulator, and the Federal Reserve succeeded to the OTS’s jurisdiction over SBM. In October 2011, The Bank of Maine moved its headquarters from Gardiner, Maine to Portland, Maine.

In June 2012, The Bank of Maine entered into a Formal Agreement with the OCC pursuant to which The Bank of Maine was required to correct certain unsafe and unsound banking practices. In connection with the Formal Agreement, The Bank of Maine was designated again as being in “troubled condition.” In its ongoing effort to restore its financial health, in July 2013, The Bank of Maine sold six of its northern branches and related deposits and loans to another bank in Maine. Also, in 2013 The Bank of Maine consolidated three branches. After these transactions The Bank of Maine had, and continues to have, 24 branches.

During 2014 The Bank of Maine made substantial progress in lowering its problem assets, remaining well capitalized, building its mortgage loan operations under a Mortgage Expansion Plan approved by the OCC, responding to the action items set forth in the Formal Agreement and returning to profitability. By the fall 2014, The Bank of Maine had addressed all of the action items contained in the Formal Agreement, with the result that in October 2014, the OCC terminated the Formal Agreement and removed The Bank of Maine’s “troubled condition” designation. In January 2015, the Federal Reserve Bank terminated the designation of SBM as in “troubled condition.”

As of March 31, 2015, SBM had total assets of $813.5 million, total deposits of $659.0 million, total loans of $640.0 million and equity capital of $86.3 million. At March 31, 2015, The Bank of Maine’s Tier 1 (core) capital ratio, common equity Tier 1 capital ratio and total risk-based capital ratio were 9.51%, 12.47% and 13.82%, respectively, exceeding all regulatory requirements. As of March 31, 2015, SBM had 255 full time equivalent employees.

SBM’s principal executive offices are located at 2 Canal Plaza, Portland, Maine 04101, and its telephone number is (888) 424-4184.

SBM’s Business

The Bank of Maine’s strategic plan focuses on (1) attracting low cost deposits by offering high-quality products and personalized service through seasoned community bankers in its primary markets in Maine; (2) engaging in prudent consumer and commercial lending within its primary market area; (3) continuously improving the quality of assets held by The Bank of Maine; (4) offering specialized health care professional lending on a national basis through its subsidiary, HPFC, located in Boston, Massachusetts; (5) expanding residential mortgage lending throughout Maine, southern New Hampshire and in Massachusetts, including from a mortgage origination office in Braintree, Massachusetts (Residential mortgage loans are originated both for The Bank of Maine’s portfolio and for sale in the secondary market); and (6) sustaining its well capitalized status.

The Bank of Maine offers a wide range of loan and deposit products at each of its branch locations. Some of the specific products and services which The Bank of Maine offers are the following:

Lending

•	Residential home mortgage and home equity loans;
•	Consumer secured and unsecured loans;
•	Residential, multi-family and commercial construction loans;
•	Commercial and industrial business loans;
•	Small Business Administration (the “SBA”) lending (The Bank of Maine is a preferred lender with the SBA with Express, Export Express and Patriot Express status);
•	Multi-family residential mortgage loans; and
•	Commercial real estate loans

Deposit Products

•	Personal and business checking accounts, savings accounts and NOW accounts;
•	Personal and business money market deposit accounts and certificates of deposit;
•	Commercial business checking, savings and money market deposit accounts; and
•	IRAs

Other Products, Services and Activities

•	Non-deposit investment services through The Bank of Maine Financial Services (a division of The Bank of Maine);
•	Informational website;
•	Payroll direct deposit;
•	ATM cards, credit cards and debit cards;
•	Online and mobile banking;
•	Telephone banking;
•	Bill payment;
•	ATM network access;
•	Bank by mail; and
•	Wire transfers

Cash Management

•	Investment/Sweep accounts;
•	Wire transfer services;
•	Zero balance accounts;
•	Depositary services;
•	Remote deposit capture; and
•	Business debit/credit cards.

The Bank of Maine faces strong competition in originating loans and in attracting deposits within our historical target markets, the State of Maine and in southern New Hampshire, as well as in Massachusetts and nationally with respect to its specialty healthcare professional lending practice. Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. The Bank of Maine competes with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as regional, national and international financial institutions that operate offices in its market areas and elsewhere.

The Bank of Maine competes for deposits and loans by advertising, by offering competitive products and rates and by consistently delivering high quality, personal service to our customers that result in a high level of customer satisfaction.

SBM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with SBM’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus beginning at page D-1.

SBM’s results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense on deposits and borrowings. Net interest income is largely determined by net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by the provision for loan losses, other income and other expenses. Other, or non-interest, expenses principally consist of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion, professional service fees and other expense. SBM’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law and regulations or government policies may materially impact SBM’s consolidated financial conditions and results of operations.

Critical Accounting Policies.  In reviewing and understanding financial information for SBM, you are encouraged to read and understand the significant accounting policies used in preparing its consolidated financial statements. These policies are described in Note 1 of the notes to SBM’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The accounting and financial reporting policies of SBM conform to U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. Accordingly, SBM’s consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating its reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may affect SBM’s reported results and financial condition for the period or in future periods.

Allowance for Loan Losses.  The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained by SBM at a level considered appropriate under GAAP to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, as adjusted for qualitative factors. The analysis of the allowance for loan losses is reviewed quarterly by SBM’s Board of Directors.

A loan is considered impaired when, based on current information and events, it is probable that SBM will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by SBM management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified by SBM as impaired. SBM management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate, commercial construction, residential real estate, and consumer loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

The allowance is adjusted by SBM for other significant factors that affect the collectability of the loan portfolio as of the evaluation date including changes in lending policy and procedures, loan volume and concentrations, seasoning of the portfolio, loss experience in particular segments of the portfolio, and bank regulatory examination results. Other factors include changes in economic and business conditions affecting SBM’s primary lending areas and credit quality trends. Loss factors are reevaluated each reporting period to ensure their relevance in the current economic environment. SBM reviews key ratios such as the allowance for loan losses to total loans receivable and as a percentage of non-performing loans; however, SBM does not try to maintain any specific target range for these ratios.

While SBM management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the OCC periodically reviews the allowance for loan losses. The examiners may require the recognition of adjustments to the allowance for loan losses based on their judgment about information available to them at that time. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact SBM’s earnings in future periods.

Fair Value Measurements.  SBM uses fair value measurements to record fair value adjustments to certain assets or to determine fair value disclosures. Securities available for sale and loan servicing rights are recorded at fair value on a recurring basis. Additionally, from time to time, SBM may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Income Taxes.  SBM makes estimates and judgments to calculate some of its tax liabilities and determine the recoverability of some of its deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. SBM also estimates a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. At March 31, 2015 and December 31, 2014, SBM’s deferred tax asset was $25.4 million and $25.6 million, respectively.

In evaluating its ability to recover deferred tax assets, SBM considers all available positive and negative evidence, including past operating results and its forecast of future taxable income. In determining future taxable income, SBM makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require SBM to make judgments about its future taxable income consistent with the plans and estimates it uses to manage its business. Any reduction in estimated future taxable income may require SBM to record a valuation allowance against its deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on SBM’s future earnings. At March 31, 2015 and December 31, 2014, SBM’s deferred tax asset included a valuation reserve of $78,078 for expiring state of Maine net operating loss carryforwards.

Lending Activities.  The following table shows the composition of SBM’s loan portfolio, including percentages, by type of loan at the dates indicated.

	March 31, 2015		December 31,
			2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Commercial	$124,580	19.5%	$124,740	19.8%	$123,352	21.3%	$111,000	19.1%
Commercial real estate	192,365	30.0	189,055	30.0	184,813	31.9	199,563	34.4
Commercial construction	9,968	1.6	7,035	1.1	2,090	0.4	5,134	0.9
Residential real estate	231,100	36.1	227,303	36.0	186,215	32.2	170,948	29.5
Home equity	74,026	11.6	74,689	11.8	72,638	12.6	80,525	13.9
Consumer	7,937	1.2	8,188	1.3	9,445	1.6	12,718	2.2
Total loans	$639,976	100.0%	$631,010	100.0%	$578,553	100.0%	$579,888	100.0%
Allowance for loan losses	(7,656)		(8,042)		(8,673)		(9,299)
Net loans	$632,320		$622,968		$569,880		$570,589

As a full-service community bank, SBM endeavors to meet the borrowing needs of customers and the communities in which it operates. As such, SBM takes into consideration general economic conditions, local market conditions and other factors, which impact particular types of lending.

SBM provides business lending, including commercial, commercial real estate, and commercial construction; residential real estate; home equity and consumer loans. Although its terms for commercial and commercial real estate loans may vary, the underwriting standards generally allow for terms up to 10 years with monthly amortization up to 25 years and loan-to-value (“LTV”) ratios of not more than 80%. Interest rates may be either fixed or adjustable, based upon designated market indices plus a margin, and fees up to 1.0% of the loan at the time of origination may be charged. Prepayment fees are generally charged on most commercial real estate and multi-family loans in the event of early repayment on fixed-rate loans. Most loans greater than five years in length have interest rate resets after the fifth year.

SBM provides revolving lines of credit for a business’ short-term working capital needs secured by the business’ accounts receivables and/or inventory. Secured term loan financing is provided for the acquisition of fixed business assets, such as real property, vehicles, equipment and machinery, and is collateralized by those fixed assets. In addition to pledging business assets as collateral, the principal owner(s) of the borrower will personally guarantee most commercial business loans. Interest rates are typically variable and tied to a specific index, such as the prime rate.

SBM participates in the SBA government guaranteed lending programs and other programs with the Finance Authority of Maine. SBM is a preferred lender with the SBA with Express, Export Express and Patriot Express status.

SBM offers various types of consumer loans, including secured and unsecured loans. The majority of the consumer loan portfolio is comprised of home equity first or second mortgage loans or lines of credit. SBM also offers automobile loans, education loans, personal loans, property improvement loans and loans secured by deposits. Home equity mortgage loans generally are extended for a fixed amount and term (ranging up to 15 years) and have an LTV of 80% or less. Home equity lines of credit are a form of revolving credit and are generally secured by the underlying equity in the borrower’s home or second residence with an LTV of 80% or less.

Asset Quality.  SBM seeks to maintain a high level of asset quality. When a borrower fails to make a required payment on a loan, SBM attempts to cure the deficiency by contacting the borrower and requesting payment. Contact is generally made after the expiration of the grace period (usually 3 days) in the form of telephone calls and/or correspondence. In most cases, deficiencies are cured promptly. If the delinquency continues, SBM will initiate a foreclosure or legal collection action after ninety days of delinquency.

SBM places loans on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, SBM does not accrue interest on loans past due 90 days or more.

Real estate acquired by SBM as a result of foreclosure, deed-in-lieu of foreclosure, or other legal agreement, is classified as real estate owned until sold. Real estate owned is initially recorded at fair value less estimated costs to sell the property. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of the property are capitalized up to the amount of their net realizable value.

Under GAAP, SBM is required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if SBM, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that SBM would not otherwise consider granting under current market conditions. Debt restructuring or loan modifications for a borrower do not always constitute troubled debt restructurings, and troubled debt restructurings do not always result in non-accrual loans.

The following table shows the amounts of SBM non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due and troubled debt restructurings at the dates indicated.

	March 31, 2015	December 31,
		2014	2013	2012
	(Dollars in Thousands)
Non-accruing loans:
Commercial	$175	$507	$362	$371
Commercial real estate	3,802	4,420	4,774	13,531
Commercial construction	—	—	430	—
Residential real estate	4,928	4,910	5,565	6,354
Home equity	931	833	505	427
Consumer	310	282	289	452
Total non-accruing loans	10,146	10,952	11,925	21,135
Accruing loans 90 days or more past due:
Commercial	—	—	—	—
Commercial real estate	—	—	—	—
Commercial construction	—	—	—	—
Residential real estate	—	—	—	—
Home equity	—	—	—	—
Consumer	—	—	—	—
Total accruing loans 90 days or more past due	—	—	—	—

	March 31, 2015	December 31,
		2014	2013	2012
	(Dollars in Thousands)
Total non-performing loans	10,146	10,952	11,925	21,135
Other real estate owned	857	859	1,361	5,742
Total non-performing assets	11,003	11,811	13,286	26,877
Troubled debt restructurings (not included above):
Commercial	339	784	736	—
Commercial real estate	3,278	2,882	3,306	7,131
Residential real estate	3,111	3,120	2,551	2,904
Consumer	28	29	58	63
Total troubled debt restructurings	6,756	6,815	6,651	10,098
Total non-performing assets and troubled debt restructurings	$17,759	$18,626	$19,937	$36,975

The following table shows changes in SBM loans and allowance for loan losses during the periods presented.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Dollars in Thousands)
Total loans outstanding at end of period	$639,976	$585,754	$631,010	$578,553	$579,888
Daily average loans outstanding	644,103	587,366	604,427	605,121	581,515
Allowance for loan losses, beginning of period	8,042	8,673	8,673	9,299	15,616
Provision (reduction) for loan losses	300	—	1,000	500	(103)
Charge-offs:
Commercial	387	215	1,081	233	833
Commercial real estate	288	228	553	2,908	4,662
Commercial real construction	—	—	—	—	279
Residential real estate	9	192	755	1,604	1,625
Home equity	59	—	384	266	435
Consumer	33	19	294	101	76
Total charge-offs	776	654	3,067	5,112	7,910
Recoveries on loans previously charged-off:
Commercial	5	5	162	258	161
Commercial real estate	37	681	1,119	3,418	1,199
Residential real estate	2	1	19	193	191
Home equity	5	1	73	20	32
Consumer	41	14	63	97	113
Total recoveries on loans previously charged-off	90	702	1,436	3,986	1,696
Allowance for loan losses, end of period	$7,656	$8,721	$8,042	$8,673	$9,299
Net charge-offs (recoveries) (annualized) to average loans outstanding	0.43%	(0.03)%	0.27%	0.19%	1.07%

Investment Activities.  In addition to loans, SBM invests in securities. SBM’s investments in securities are made pursuant to SBM’s investment policy. SBM purchases investment securities in order to earn a higher return than is earned on cash invested overnight with correspondent banks. The securities purchased and held are generally high quality U.S. government agency securities and U.S. government sponsored agency securities which are also used to collateralize deposits, secure borrowings, and sell to customers under agreements to repurchase. As of March 31, 2015, SBM’s carrying value of U.S. government agency securities and U.S. government sponsored agency securities was $80.0 million, down $1.8 million or 2.22% since year-end 2014. The decline in the carrying value of U.S. government agency securities and U.S. government sponsored agency securities during this time period was mostly due to issuer principal payments on these obligations. There were no purchases or sales of securities during the first quarter of 2015. All U.S. government agency securities and U.S. government sponsored agency securities are classified as “held-to-maturity” (“HTM”). HTM securities are carried at cost and unrealized gains and losses, net of taxes, are not recognized in other comprehensive income. The fair value of SBM’s U.S. government agency securities and U.S. government sponsored agency securities at March 31, 2015 was $83.0 million.

SBM also holds three equity positions that are classified as “available-for-sale” (“AFS”) and carried at fair value. At March 31, 2015 and at December 31, 2014, the fair value of these equities totaled $1.4 million. Changes in the unrealized gains (losses) on these AFS equities are a component of accumulated other comprehensive income (loss), net of taxes.

Deposit Products.  SBM’s deposit gathering efforts have focused on obtaining deposits through retail incentives and promotions within SBM’s market area. Total deposits of the SBM were $659.0 million at March 31, 2015, $2.0 million or 1.22% annualized higher than total deposits of $657.0 million at December 31, 2014. This increase in deposits since December 31, 2014 was a result of an increase in the number and balances of interest-bearing transaction accounts, which were up $4.5 million or 2.82% during this period, offsetting a decline in other types of accounts. Interest-bearing transaction accounts represent 24.91% of total deposits as of March 31, 2015. From December 31, 2014 to March 31, 2015, time deposits decreased by $1.1 million or 0.56%, while non-interest bearing deposits declined by $0.7 million or 3.67%. Money market and savings accounts combined were down by $0.5 million or 0.18% from December 31, 2014 to March 31, 2015.

Borrowings.  SBM utilizes advances from the Federal Home Loan Bank of Boston (“FHLB”) as an alternative to retail deposits to fund operations. These FHLB advances are collateralized primarily by mortgage loans and secondarily by SBM Financial Inc.’s capital stock in the FHLB. SBM also had outstanding short-term letters of credit with the FHLB totaling $43.8 million at March 31, 2015, which were utilized to collateralize public entity deposits. The maximum borrowing capacity of SBM changes as a function of qualifying collateral assets as well as the FHLB’s internal credit rating of SBM. At March 31, 2015, SBM had $25.0 million in short-term advances with the FHLB.

Other Products and Services.  Other business services include wire transfers, direct deposit of payroll, remote deposit capture, and online banking. SBM seeks to offer a competitive package of products so as to capture as much of the customer’s financial business as possible.

Experienced bankers in SBM’s branch network offer personal banking services. SBM also engages in advertising and branding efforts with respect to its products and services. Business banking services are offered through SBM’s branch network for deposit and small business banking, and through commercial lenders for traditional commercial lending services.

How SBM Manages Market Risk.  Market risk is the potential loss in a financial instrument arising from adverse changes in market rates/prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. SBM’s primary market risk exposure is interest rate risk. Ongoing monitoring and management of this risk is an important component of SBM’s asset and liability management process, which is governed by policies established by the ALCO committee of SBM’s Board of Directors (“Board ALCO”). These policies are reviewed and approved annually. The Board ALCO delegates responsibility for carrying out the asset/liability management policies to a management level ALCO (“Management ALCO”). The Management ALCO develops guidelines and strategies for managing assets and liabilities, based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends. The Management ALCO meets monthly and the Board ALCO meets on a quarterly basis to review strategies, policies, economic conditions and various activities in order to manage risks.

Interest rate risk.  Interest rate risk arises from the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and interest expense of SBM also changes, thereby affecting net interest income and net income. The Board ALCO and Management ALCO utilize the results of a detailed and dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. The results of the simulation modeling for the first three months of 2015 and 2014 are shown below.

	Estimated Changes In Net Interest Income
Rate Change from Year 1 – Base	March 31, 2015	March 31, 2014
Year 1
+400bp	(1.8)%	1.5%
+200bp	(0.2)%	1.7%
-100bp	(1.5)%	0.3%
Year 2
+400bp	2.9%	4.1%
+200bp	2.4%	3.4%
-100bp	(10.9)%	(4.3)%

The above analysis assumes no balance sheet growth and a parallel shift in interest rates. All rate changes were “shocked”, meaning increased on day one of the simulation.

As shown, SBM’s balance sheet as of March 31, 2015 is near “rate neutral” in the first year of a rate shock but “asset sensitive” in the second year. A “rate neutral” balance sheet means that interest rate changes have little to no effect on SBM’s net interest income and net income during the period evaluated. Conversely, an “asset sensitive” balance sheet means that net interest income and net income should increase if interest rates increase and decrease if interest rates fall (holding all else the same). As of March 31, 2014, SBM balance sheet was “asset sensitive” in both year one and in year two. The decline in SBM’s asset sensitivity from March 31, 2014 to March 31, 2015 was mainly a result of management strategy to increase SBM’s net interest income through the purchase and origination of fixed rate loans and securities during the year-ended December 31, 2014.

Changes in SBM’s Financial Condition at March 31, 2015 Compared to December 31, 2014.  SBM’s total assets increased to $813.5 million at March 31, 2015 compared to $806.2 million at December 31, 2014. The primary reason for the $7.3 million, or 0.90%, increase in SBM’s total assets in the first three months of 2015 was a $9.4 million increase in net loans funded primarily by an increase in FHLB borrowings of $5.0 million and an increase in total deposits of $2.0 million. SBM continues to focus on growing and diversifying its loan portfolio in its efforts to increase interest income and fee income.

SBM’s total equity capital was $86.3 million, or 10.61% of total assets, at March 31, 2015 compared to $85.9, or 10.65% of total assets, at December 31, 2014. The $0.4 million increase in SBM total equity capital in the three months ended March 31, 2015 primarily reflects $0.3 million in net income recorded for the three months ended March 31, 2015.

Changes in SBM’s Financial Condition at December 31, 2014 compared to December 31, 2013.  SBM’s total assets were $806.2 million at December 31, 2014 compared to $745.5 million at December 31, 2013, an increase in total assets of $60.8 million or 8.15%. The primary reason for the increase in SBM’s total assets at year-end 2014 compared to year-end 2013 was a $53.1 million increase in net loans receivable funded primarily by an increase in total deposits of $32.3 million and increase in FHLB borrowings of $20.0 million. The increase in SBM’s net loans during 2014 primarily reflects SBM’s residential real estate lending strategy to grow the portfolio through increased originations and loan purchases primarily in Maine, New Hampshire, and Massachusetts. SBM’s residential real estate loan portfolio increased by $41.1 million during the year ended December 31, 2014. A second objective was to grow its commercial construction and commercial real estate loan portfolios. Commercial construction and commercial real estate loans increased by $4.9 million and $4.2 million, respectively during the year ended December 31, 2014.

SBM’s total deposits were $657.0 million at December 31, 2014 compared to $624.6 million at December 31, 2013. The $32.3 million, or 5.18%, increase in SBM’s total deposits in 2014 was primarily the result of SBM’s efforts to increase transaction accounts which increased $25.0 million.

SBM’s total equity capital was $85.9 million at December 31, 2014 compared to $83.9 million at December 31, 2013. The $2.0 million increase in SBM total equity capital for the year ended December 31, 2014 primarily reflects $1.7 million in net income recorded for the year ended December 31, 2014.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid.  The following table shows for the periods indicated the total dollar amount of interest earned by SBM from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Yield and rate information is average information for the period, and is calculated by dividing the income or expense item for the period by the average balance of the appropriate balance sheet item during the period and annualized. Net interest margin is annualized net interest income divided by average earning assets.

	Three Months Ended March 31,						Year Ended December 31,
	2015			2014			2014			2013			2012
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$644,103	$6,826	4.30%	$587,366	$6,480	4.47%	$604,427	$26,316	4.35%	$605,121	$27,143	4.49%	$581,515	$26,238	4.51%
Securities	81,733	558	2.77	86,444	570	2.67	87,950	2,416	2.75	50,729	984	1.94	62,139	1,354	2.18
Other investments	18,302	27	0.59	14,571	22	0.61	24,288	132	0.54	58,729	172	0.29	57,212	152	0.27
Total interest-earning assets	$744,138	$7,411	4.04%	$688,381	$7,072	4.17%	$716,665	$28,864	4.03%	$714,579	$28,299	3.96%	$700,866	$27,744	3.96%
Non-interest-earning assets	61,069			64,448			64,961			77,629			84,384
Total assets	$805,207			$752,829			$781,626			$792,208			$785,250
Interest-bearing liabilities:
Demand interest bearing	$155,945	$23	0.06	$128,780	$27	0.09	$143,166	$94	0.07%	$126,037	$114	0.09%	$77,581	$73	0.09%
Savings and money market accounts	294,637	83	0.11	294,767	104	0.14	299,235	380	0.13	331,029	423	0.13	356,318	432	0.12
Certificates of deposit	195,980	523	1.08	188,615	546	1.17	189,331	2,113	1.12	198,593	2,287	1.15	203,594	2,692	1.32
FHLB advances and other borrowings	57,137	138	0.98	35,630	130	1.48	45,014	553	1.23	28,413	520	1.83	33,580	549	1.63
Total interest-bearing liabilities	$703,699	$767	0.44%	$647,792	$807	0.51%	$676,746	$3,140	0.46%	$684,072	$3,344	0.49%	$671,073	$3,746	0.56%
Non-interest-bearing liabilities	14,701			21,166			19,875			23,931			29,202
Total liabilities	718,400			668,958			696,621			708,003			700,275
Equity capital	86,807			83,871			85,005			84,205			84,975
Total liabilities and equity capital	$805,207			$752,829			$781,626			$792,208			$785,250
Net interest-earning assets	$40,439			$40,589			$38,919			$30,506			$29,793
Net interest income and average interest rate spread		$6,644	3.60%		$6,265	3.66%		$25,724	3.57%		$24,955	3.47%		$23,998	3.40%
Net interest margin(2)			3.62%			3.69%			3.59%			3.49%			3.42%

(1)	Includes nonaccrual loans during the respective periods.
(2)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis.  The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected SBM’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes due to rate, which is the change in rate multiplied by prior period volume, and (2) changes due to volume, which is the change in volume multiplied by prior period rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014			Year Ended December 31, 2014 Compared to Year Ended December 31, 2013			Year Ended December 31, 2013 Compared to Year ended December 31, 2012
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(In thousands)
Interest income:
Loans receivable	$(280)	$626	$346	$(796)	$(31)	$(827)	$(160)	$1,065	$905
Investment securities	19	(31)	(12)	710	722	1,432	(121)	(249)	(370)
Other investments	(1)	6	5	61	(101)	(40)	16	4	20
Total interest income	(262)	601	339	(25)	590	565	(265)	820	555
Interest expense:
Demand interest bearing deposits	(10)	6	(4)	(35)	15	(20)	(5)	46	41
Savings and money market accounts	(21)	—	(21)	(2)	(41)	(43)	22	(31)	(9)
Certificates of deposit	(44)	21	(23)	(67)	(107)	(174)	(339)	(66)	(405)
FHLB advances and other borrowings	(70)	78	8	(271)	304	33	55	(84)	(29)
Total interest expense	(145)	105	(40)	(375)	171	(204)	(267)	(135)	(402)
Increase (decrease) in net interest income	$(117)	$496	$379	$350	$419	$769	$2	$955	$957

Comparison of SBM’s Operating Results for the Three Months Ended March 31, 2015 and 2014.  Net income for the three months ended March 31, 2015, was $0.3 million or $0.51 per share (basic and diluted) compared to $0.1 million or $0.17 per share (basic and diluted) for the three months ended March 31, 2014. Net income for the three months ended March 31, 2015 of $0.3 million rose by $0.2 million or 206.13% from the three months ended March 31, 2014 of $0.1 million due primarily to an increase in net interest income of $0.4 million and a decrease in net overhead expenses (calculated as total noninterest expense minus total noninterest income) of $0.2 million offsetting a higher provision expense of $0.3 million and higher income taxes of $0.1 million.

Net interest income was $0.4 million higher for the three months ended March 31, 2015, compared to the three months ended March 31, 2014, due primarily to an increase in average total loan balances of $56.7 million. SBM’s net interest margin and net interest spread for the three months ended March 31, 2015, were 3.62% and 3.60%, respectively, down from the net interest margin and net interest spread of 3.69% and 3.66%, respectively, for the three months ended March 31, 2014. The decrease in net interest margin and net interest spread was primarily the result of a decline in the yield on loans.

Interest-bearing liability costs remain at historic lows. Nevertheless, management was able to reduce interest-bearing liability costs from 0.51% for the three months ended March 31, 2014 to 0.44% for the three months ended March 31, 2015. The reduction in interest-bearing liability costs was accomplished through a reduction in certain deposit rates offered and rollovers of some time deposits from higher rates to lower rates.

SBM made a provision expense for loan losses of $0.3 million for the three months ended March 31, 2015, compared to no provision for loan losses for the three months ended March 31, 2014. The provision for loan losses varies quarter to quarter depending upon a number of factors, including growth or reduction in the loan portfolio, charge-offs, recoveries and perceived risk factors. The $0.3 million provision expense during the first quarter 2015 was due primarily to a relatively small increase in SBM’s criticized assets, past due loans, and charge-offs. Loan growth was also a factor in determining provision expense for the quarter, but it was offset by the continuing decline in historical loan losses.

Non-interest income for the three months ended March 31, 2015, of $2.1 million, was up $0.6 million from non-interest income of $1.5 million for the three months ended March 31, 2014. Non-interest income was higher for the three months ended March 31, 2015 primarily due to the improved performance of the mortgage banking division. Due to a number of factors, including low interest rates, a more favorable economy and an increase in the number of mortgage lending officers, total residential loan originations grew from $22.6 million for the three months ended March 31, 2014, to $47.9 million for the three months ended March 31, 2015, an increase of 111.95%. During this period, SBM also sold a larger percentage of its residential loan originations than in prior periods. These increases in residential loan originations and residential loan sales helped bolster both net gain and fees on the sale of residential loans as well as loan servicing fee income. Net gain and fees on sale of residential loans for the first quarter 2015 totaled $1.0 million, a $0.6 million or 177.68% increase from first quarter 2014. Also, for first quarter 2015, SBM recorded a positive valuation adjustment to its mortgage servicing rights of $0.1 million. This positive valuation adjustment was a result of an increase in residential loans sold with servicing retained. Selling loans with servicing retained versus selling loans with servicing released lowers SBM’s net gain on the sale of residential loans but helps improve SBM’s revenues from servicing fee income. For the most recent quarter ended March 31, 2015, servicing fee income totaled $0.2 million compared to $0.1 million for the quarter ended March 31, 2014.

During the three months ended March 31, 2015, SBM sold a former banking office in Waterville, Maine for a loss of $0.1 million. Non-interest income other than this loss for the quarter ended March 31, 2015 was $2.2 million or $0.7 million better than non-interest income for the same quarter in 2014.

SBM’s non-interest expense for the three months ended March 31, 2015, was $7.9 million, up $0.4 million or 5.50% from non-interest expense of $7.5 million for the three months ended March 31, 2014. The primary component of the increase in non-interest expense was salary and employee benefits expense, which amounted to $4.5 million for the three months ended March 31, 2015, compared to $3.8 million for the same three months in 2014. The increase in salary and employee benefits expense of $0.7 million was primarily due to a decline in deferred salary costs of $0.4 million. A portion of salary costs are deferred when SBM originates and retains loans. Over the three months ended March 31, 2015, loans originated at SBM’s subsidiary, HPFC, declined relative to the three months ended March 31, 2014, leading to reduced salary deferrals. In addition, management’s decision to sell rather than retain a majority of its residential loan originations for the three months ended March 31, 2015 relative to the three months ended March 31, 2014 also contributed to the increase in salary and employee benefit expense.

Occupancy expense totaled $1.5 million in each of the three month periods ended March 31, 2015 and March 31, 2014. Other expenses declined $0.3 million from the first three months of 2014, to the first three months of 2015, as a result of ongoing expense reductions primarily in loan workout expenses, regulatory assessments and marketing expenses. These reductions in expenses were partially offset by merger related costs, which totaled $0.2 million during the first three months of 2015. Merger related costs include legal and professional and consulting fees associated with the proposed transaction.

Income tax expense was $0.2 million for the three months ended March 31, 2015 compared to $0.1 million for the three months ended March 31, 2014. The increase in income taxes for the three months ended March 31, 2015 over the same time period in 2014 is due to increased taxable earnings of SBM.

Comparison of SBM’s Operating Results for the Years Ended December 31, 2014 and 2013.  SBM’s net income for the year ended December 31, 2014, was $1.7 million or $2.75 per share (basic and diluted), compared to net income of $0.6 million or $0.95 per share (basic and diluted) for the year ended December 31, 2013. The year over year improvement in net income was the result of higher net interest income and lower non-interest expense, partially offset by a decline in non-interest income.

SBM’s net interest income was $0.8 million higher for the year ended December 31, 2014, compared to the year ended December 31, 2013. Additionally, SBM’s net interest margin and net interest spread for 2014 were 3.59% and 3.57%, respectively, each up 10 basis points from the net interest income and net interest spread for the year ended December 31, 2013. The increase in net interest margin and net interest spread was due primarily to higher yields on securities in 2014 than in 2013. The increase in interest income on securities for the year ended December 31, 2014 over the year ended December 31, 2013, was $1.4 million. During this same period of time, total interest-bearing liability costs declined by $0.2 million and interest income on loans declined by $0.8 million.

Non-interest income for the year ended December 31, 2014 of $8.1 million was down $5.6 million from non-interest income of $13.7 million for the year ended December 31, 2013. The decrease in non-interest income for the year 2014, compared to non-interest income for the year 2013, was caused primarily by several non-core items including a net gain on sale of banking operations of $2.5 million and a net gain on sale of banking premises of $0.6 million recognized during 2013. Other significant declines in non-interest income over this time period came from a decrease in net gain and fees on sale of loans of $1.1 million and a decrease of loan servicing fees of $0.8 million. Net gains and fees on sold loans were down due to SBM’s retention of more loans in its portfolio during 2014 than in 2013 while loan servicing fees declined primarily due to a negative loan servicing right valuation adjustment of $0.3 million in 2014 compared to a $0.4 million positive loan servicing right valuation adjustment in 2013.

Non-interest expense for the year ended 2014, was $30.1 million, down $7.0 million or 18.91% from non-interest expense of $37.1 million for the year ended 2013. The decline in non-interest expense during for the year was due primarily to lower salary and employee benefit expenses, which were down year over year by $4.3 million or 21.59% due to a reduction in employee count subsequent to the sale of six banking offices which took place near the end of 2013. Occupancy and equipment expense was also down by $0.4 million or 7.11% over the same time period also primarily a result of the branch divestiture in 2013. Other non-interest expense declined by $2.0 million or 18.41% due to ongoing expense reductions. The most significant savings in 2014, over 2013, came from lower loan workout and collection costs as well as reductions in insurance expense, audit and professional fees, advertising, and deposit account rewards.

Income tax expense was $1.0 million for the year ended December 31, 2014 compared to $0.5 million for the year ended December 31, 2013. The increase in the year ended December 31, 2014 over the year ended December 31, 2013 is due to increased taxable earnings of SBM.

Liquidity and Capital Resources.  SBM’s primary sources of funds are deposits, FHLB borrowings, amortization of loans, loan payments and prepayments, investment securities, and other funds provided from operations. While scheduled payments on loans and other securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. SBM maintains excess funds in short-term, interest-bearing assets that provide additional liquidity. At March 31, 2015, SBM’s cash and cash equivalents amounted to $32.4 million. In addition, at that date, SBM’s available-for-sale investment securities amounted to $1.4 million. SBM uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets and to meet operating expenses. At March 31, 2015, SBM had $105.3 million of certificates of deposit maturing within the next 12 months. Based upon historical experience, management anticipates that a significant portion of the maturing certificates of deposit will be renewed. SBM also has significant borrowing capacity and brokered deposit capacity to fund liquidity needs. In recent years, SBM has utilized these alternative sources of funds only minimally as other cash equivalent liquidity sources have been available for its primary source of funds. As of March 31, 2015, SBM has $25.0 million in outstanding borrowings with the FHLB, up from $20.0 million at December 31, 2014. SBM’s total borrowing availability with FHLB totaled $127.5 million as of March 31, 2015. Also, at March 31, 2015 and December 31, 2014, SBM had no deposits from QwickRate, a deposit listing service, and no brokered deposits.

The Bank of Maine’s Tier 1 (core) capital ratio, common equity Tier 1 capital ratio and total risk-based capital ratio at March 31, 2015 were 9.51%, 12.47% and 13.82%, respectively, each exceeding all regulatory requirements. As a savings institution holding company, SBM is not subject to regulatory capital requirements separate from those of The Bank of Maine.

In July 2013, the Federal Deposit Insurance Corporation and other federal bank regulatory agencies issued a final rule that revises their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4%-6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development and construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital unless a one-time opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amounts necessary to meet its minimum risk-based capital requirements. The final rule became effective for The Bank of Maine on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

THE SPECIAL MEETING OF CAMDEN SHAREHOLDERS

Date, Time and Place of the Special Meeting of Camden Shareholders

The special meeting of shareholders of Camden will be held at the Hanley Center, 245 Commercial Street, Rockport, Maine 04856, on Wednesday, July 22, 2015 at 10:00 a.m, local time.

Actions to be Taken at the Special Meeting

At the special meeting, Camden shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	To approve the issuance of shares of Camden common stock in the merger as provided for in the Agreement and Plan of Merger by and among Camden, SBM, and Atlantic Acquisitions, a wholly-owned subsidiary of Camden, dated as of March 29, 2015;
2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the share issuance; and
3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Votes Required to Transact Business at the Special Meeting

A quorum of Camden shareholders is necessary to hold a valid meeting. If the holders of at least one third of the total number of the outstanding shares of Camden common stock entitled to vote are present in person or represented by proxy at the special meeting, a quorum will exist. Camden will include proxies marked as abstentions as present at the meeting in determining whether a quorum is present.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the special meeting if you owned Camden common stock at the close of business on June 5, 2015, the record date for the special meeting. As of the close of business on the record date, there were 7,448,645 shares of Camden common stock outstanding. Each holder of Camden common stock is entitled to one vote for each share of Camden common stock owned as of the record date.

Recommendation of the Camden Board of Directors

Camden’s board of directors has determined and believes that the share issuance and the proposal to adjourn the special meeting are advisable to and in the best interests of Camden and its shareholders. The Camden board unanimously recommends that you vote “FOR” approval of the share issuance and “FOR” approval of the proposal to adjourn the special meeting.

Vote Required to Approve Each Proposal

Approval of the Share Issuance.  Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

Approval of Adjournments of the Special Meeting.  Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

How to Vote Shares Held Directly by the Shareholder

If you are the record holder of your shares, you may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you are the shareholder of record, you may also vote your shares via telephone or the internet in accordance with the instructions set forth on the enclosed proxy card, or in person at the special meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the special meeting.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by completing, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via telephone or the internet in accordance with the instructions provided by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in “street name” through a broker or bank, you may only vote or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.

Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.”

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting.

Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes would generally be included in determining the presence of a quorum; however, since the special meeting will consider and vote upon only discretionary matters, broker non-votes will not be included in determining the presence of a quorum.

Broker non-votes will have no effect on the outcome of the proposal to approve the share issuance or the adjournment proposal, which both require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions will have the same effect as a vote against the share issuance and adjournment proposals.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the foregoing proposals. The board of directors of Camden is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors of Camden intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	Filing a written revocation of the proxy with the Secretary of Camden, John W. Holmes, 2 Elm Street, Camden, Maine 04843;
•	Submitting a new signed proxy card bearing a later date or voting again by telephone or internet (any earlier proxies will be revoked automatically); or
•	Attending the special meeting and voting in person provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Camden as indicated above.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.

Proxy Solicitation

The board of directors of Camden is soliciting these proxies. Camden will pay the expenses of soliciting proxies to be voted at the special meeting, except that Camden and SBM have each agreed to share equally the costs of printing and filing this proxy statement/prospectus. In addition to sending you this proxy statement/prospectus, some of Camden’s directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person. We have retained D.F. King & Co., Inc. to assist us in soliciting your proxy for an estimated fee of $15,000 plus reasonable out-of-pocket expenses. D.F. King & Co., Inc. may ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of Camden common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Camden common stock.

Proposal to Approve Adjournment of the Special Meeting

Camden is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the share issuance at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Camden may not have received sufficient votes to approve the share issuance by the time of the special meeting. In that event, Camden would need to adjourn the special meeting in order to solicit additional proxies.

To allow the proxies that have been received by Camden at the time of the special meeting to be voted for an adjournment, if necessary, Camden is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, Camden is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the share issuance proposal in the event that there are insufficient votes to approve that proposal. The Camden board of directors retains full authority to the extent set forth in the Camden bylaws and Maine law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Camden shareholders.

THE SPECIAL MEETING OF SBM STOCKHOLDERS

Date, Time and Place of the Special Meeting of SBM Stockholders

The special meeting of stockholders of SBM will be held at 2 Canal Plaza, Portland, Maine 04101, on Wednesday, July 22, 2015 at 11:30 a.m., local time.

Actions to be Taken at the Special Meeting

At the special meeting, SBM stockholders as of the record date will be asked to consider and vote on the following proposals:

1.	To consider and vote upon a proposal to approve the merger as provided for in the Agreement and Plan of Merger by and among Camden, SBM, and Atlantic Acquisitions, a wholly-owned subsidiary of Camden, dated as of March 29, 2015;
2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger; and
3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Votes Required to Transact Business at the Special Meeting

A quorum of SBM stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of SBM common stock entitled to be cast are present in person or represented by proxy at the special meeting, a quorum will exist. SBM will include proxies marked as abstentions as present at the meeting in determining whether a quorum is present.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the special meeting if you owned SBM common stock at the close of business on June 8, 2015, the record date for the special meeting. As of the close of business on the record date, there were 614,330 shares of SBM common stock outstanding. Each holder of SBM common stock is entitled to one vote for each share of SBM common stock he, she or it owned as of the record date.

Vote Required to Approve Each Proposal

Approval of the Merger.   Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of SBM common stock entitled to vote at the special meeting. If you abstain or do not vote, it will have the same effect as voting “AGAINST” approval of the merger.

Approval of Adjournments of the Special Meeting.   Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

How to Vote Shares Held Directly by the Stockholder

If you are the record holder of your shares, you may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or in person at the special meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the special meeting.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by completing, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, you will need appropriate documentation from the record holder of your shares.

Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.”

An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting.

Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes would generally be included in determining the presence of a quorum; however, since the special meeting will consider and vote upon only discretionary matters, broker non-votes will not be included in determining the presence of a quorum.

Broker non-votes will have the same effect as a vote against the merger, and will have no effect on the outcome of the proposal to approve the adjournment proposal. Abstentions will have the same effect as a vote against the merger and adjournment proposals.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the foregoing proposals. The board of directors of SBM is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors of SBM intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	Filing a written revocation of the proxy with the Secretary of SBM, Dennis W. Townley, 2 Canal Plaza, Portland, Maine 04101;
•	Submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or
•	Attending the special meeting and voting in person provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of SBM as indicated above.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.

Proxy Solicitation

The board of directors of SBM is soliciting these proxies. SBM will pay the expenses of soliciting proxies to be voted at the special meeting. In addition to sending you this proxy statement/prospectus, some of SBM’s directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person.

No Dissenters’ Rights

Pursuant to the MGCL and SBM’s articles of incorporation, SBM stockholders do not have any appraisal or dissenters’ rights in connection with the merger.

Stock Certificates

You should not send in any certificates representing SBM common stock at this time. It is expected that at least 20 business days prior to the anticipated closing date of the merger you will receive instructions for the exchange of certificates representing SBM common stock. For more information regarding these instructions, please see the section of this proxy statement/prospectus titled “The Merger Agreement —  Election Procedures” beginning on page 85.

Proposal to Approve Adjournment of the Special Meeting

SBM is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that SBM may not have received sufficient votes to approve the merger by the time of the special meeting. In that event, SBM would need to adjourn the special meeting in order to solicit additional proxies.

To allow the proxies that have been received by SBM at the time of the special meeting to be voted for an adjournment, if necessary, SBM is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, SBM is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger proposal in the event that there are insufficient votes to approve that proposal. The SBM board of directors retains full authority to the extent set forth in the SBM bylaws and Maryland law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any SBM stockholders.

Share Ownership of Management; Voting Agreements

In connection with the merger agreement, SBM’s directors and executive officers executed voting agreements with Camden under which they agreed to vote their shares in favor of the merger. As of the record date, there were 80,453 shares of SBM common stock, or approximately 13.10% of the outstanding shares, subject to the voting agreements. See the section of this proxy statement/prospectus titled “The Voting Agreements” beginning on page 105 for further information regarding these voting agreements.

PROPOSAL NO. 1 — THE MERGER AND THE SHARE ISSUANCE

General

Merger

Under the terms and conditions set forth in the merger agreement, SBM will merge with and into Camden, effected through a two-step merger involving Camden’s wholly-owned subsidiary, Atlantic Acquisitions. The surviving corporation in the merger will be Camden. It is anticipated that The Bank of Maine will merge with and into Camden National Bank, with Camden National Bank continuing as the surviving bank, immediately following the merger. At the effective time of the merger, each share of SBM common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either:

•	$206.00 in cash, without interest; or
•	5.421 shares of Camden common stock, plus cash in lieu of any fractional share.

SBM stockholders will have the opportunity to elect the form of consideration to be received for all shares of SBM common stock that you hold, subject to allocation procedures set forth in the merger agreement and described in the section of this proxy statement/prospectus titled “The Merger Agreement — Allocation Procedures” beginning on page 87. SBM stockholders may elect to receive all of your merger consideration in cash or stock, or a portion of the merger consideration in cash and the remaining portion in shares of Camden common stock. The allocation procedures included in the merger agreement are intended to ensure that 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash. Shares of SBM common stock held by Camden or SBM, other than in a fiduciary capacity, will not be converted into the right to receive the merger consideration upon consummation of the merger.

Share Issuance

If the merger is completed, each share of SBM common stock will be converted into the right to receive either:

•	$206.00 in cash, without interest; or
•	5.421 shares of Camden common stock, plus cash in lieu of any fractional share.

Subject to the terms of the merger agreement, it is intended that eighty percent (80%) of the shares of SBM common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Camden common stock. As of June 2, 2015, there were 614,330 shares of SBM common stock outstanding, 27,500 shares of SBM common stock reserved for issuance upon exercise of outstanding SBM stock options and 17,991 shares of SBM common stock reserved for issuance with respect to outstanding SBM restricted stock units. Based upon these numbers, the merger will result in current Camden shareholders owning 72% of the combined company and current SBM stockholders owning 28% of the combined company.

Background of the Merger

In 2010, The Bank of Maine underwent a supervisory conversion from a mutual savings bank into a stock form of savings bank and a related recapitalization of The Bank of Maine through the sale of shares to accredited investors in a private placement. From time to time since the recapitalization, the SBM board had invited KBW, which had acted as The Bank of Maine’s financial advisor in connection with the recapitalization, to provide updates on the banking industry in general and the merger and acquisition market in particular. In anticipation of the termination of the regulatory restraints imposed on The Bank of Maine and SBM in 2012, on October 1, 2014 KBW was invited to attend an SBM board meeting and updated the SBM board on the banking industry and capital markets and discussed potential strategic options that SBM might decide to consider, including a possible merger transaction and a public sale of additional shares. SBM’s financial performance and condition was compared to selected banks, thrifts and mutual holding companies headquartered in Maine. As to the merger market, KBW reviewed with the SBM board publicly available financial metrics relating to selected New England bank and thrift merger transactions. There was also discussion based on publicly available information regarding the financial performance and potential financial ability to pay of ten financial institutions, including Camden, that the SBM board might wish to consider as a potential acquiror of SBM. Following this discussion, the SBM board concluded that a public offering of shares at an attractive price would be difficult to achieve, primarily due to the absence of a history of sustained profitability. The SBM board further concluded that a merger transaction could be an attractive alternative in terms of delivering value for stockholders. At this meeting, the SBM board authorized the engagement of KBW to act as SBM’s financial advisor in connection with a possible merger transaction.

By letter dated October 14, 2014, the OCC informed The Bank of Maine that the Formal Agreement between it and the OCC entered in 2012, and the bank’s designation as being in “troubled condition,” had been terminated.

At a regular meeting of the SBM board held on December 15, 2014, KBW updated the SBM board on the matters it had discussed at the October 1, 2014 SBM board meeting, including the ten financial institutions, including Camden, previously discussed. The SBM board confirmed its determination to pursue a possible merger transaction, and authorized management to prepare a confidential information memorandum (“CIM”) and a non-disclosure agreement (“NDA”) to be used to solicit indications of interest, and to establish a due diligence data room. The SBM board authorized KBW on behalf of SBM to contact the 10 financial institution discussed, upon finalization of the foregoing. During the next several weeks, these documents were drafted and the due diligence data room populated. The NDA included customary restrictions on the use and dissemination of confidential information reviewed as part of any due diligence, but did not include standstill or “don’t ask, don’t waive” provisions.

By letter dated January 13, 2015, the Federal Reserve Bank of Boston notified SBM that it was no longer considered to be in “troubled condition.”

Starting in mid-January, in accordance with the SBM board’s directive, KBW contacted the ten financial institution holding companies previously discussed regarding their interest in a possible acquisition of SBM. Five companies declined to participate, and five companies expressed initial interest, executed an NDA and were provided with the CIM and granted access to the data room. The CIM requested that a non-binding indication of interest be provided to KBW by February 9, 2015 (subsequently extended to February 12).

At a special board meeting held on February 12, 2015, KBW informed the SBM board that three indications of interest had been received. The indication of interest provided by one potential acquiror (“Company A”) proposed to pay 1.15 times SBM’s tangible book value per share in an all-stock transaction, which had an implied value of $145.69 per SBM share. The indication of interest provided by another potential acquiror (“Company B”) proposed to pay $165.00 per SBM share in a 75% stock/25% cash transaction, with a fixed exchange ratio specified therein. The indication of interest from Camden proposed to pay $202.50 per SBM share in a 70% stock/30% cash transaction, with a fixed exchange ratio to be agreed upon in the next stage of the process. Company A offered one to two board seats to members of the SBM board; Company B offered one board seat (for John Everets); and Camden offered two board seats to members of the SBM board, to be mutually agreed upon. KBW reviewed the financial terms of the indications of interests and because each proposal included a significant stock component, reviewed publicly available summary financial and market performance data for each company. Luse Gorman, PC, special counsel to SBM, also attended the meeting, reviewed the indications of interest and discussed the fiduciary duties of the board in general and in particular in connection with merger and acquisition transactions. Following discussion, the SBM board directed KBW to speak again with each of Company A and Company B to understand better the basis of their proposal, to advise each of them that their offer was significantly below the highest offer received, and to assess the willingness of each to increase its offer price. KBW was to report back to the SBM board on February 16.

At a special meeting of the SBM board held on February 16, KBW informed the SBM board that it had spoken with each of Company A and Company B, and that neither had expressed a willingness to increase its proposal. KBW noted that Company A appeared to be constrained in its financial ability to pay significantly more. KBW also noted that although Company B appeared to have the capacity to pay a significantly higher price, and had expressed serious interest in acquiring SBM, Company B indicated that it was not inclined to increase its proposal significantly. KBW reported that its discussions with Camden reflected a high level of interest in an acquisition of SBM. KBW was directed to go back to Camden and request it to increase its proposal to $210.00 per share, which would equate to approximately 1.5 times SBM book value per share. KBW was authorized to offer Camden a 30 day exclusive negotiating period if it were to increase its proposal.

On February 18, KBW informed the SBM board at a special meeting that Company B again declined to increase its proposal. KBW also informed the SBM board that Camden proposed to increase its price to $206.00 per SBM share in return for a 30 day exclusive negotiating period. At the meeting, the SBM board discussed Camden, the financial aspects of its increased proposal, the potential market reaction to a Camden acquisition of SBM and other matters relevant to the proposal and related to Camden. Upon conclusion of discussion, the SBM board authorized management, in consultation with counsel and KBW, to negotiate and enter into a 30 day exclusivity agreement with Camden based on a $206.00 per share offer price. The exclusivity agreement was negotiated and executed as of February 19, 2015, which agreement prevented SBM from holding discussions with parties other than Camden for thirty days while the parties finished due diligence and negotiated a definitive merger agreement.

A special meeting of the SBM board was held on February 24 to discuss the exchange ratio to be agreed upon with Camden for the stock consideration in the proposed merger. KBW informed the SBM board that Camden’s advisors had proposed to fix the exchange ratio based on Camden’s ten day trailing average closing price as of February 19 of $38.15, which would yield an exchange ratio of 5.4 and an implied purchase price of $206.01 (Camden’s closing stock price on February 19 was $37.88). The SBM board authorized management to agree to an exchange ratio that would maximize the value to SBM stockholders, and that would be based on a trailing average stock price within $0.50 of $38. On February 25, SBM agreed to an exchange ratio of 5.421, based on a Camden stock price of $38.00.

Following the execution of the exclusivity agreement, SBM commenced its due diligence investigation of Camden, and Camden continued its due diligence investigation of SBM. On March 5, a first draft of the merger agreement was provided to Luse Gorman by Camden’s counsel, Goodwin Procter LLP. On March 18, an all-day due diligence on site meeting took place between SBM, Camden, which was also attended by their respective counsel and investment bankers. On March 19, SBM convened a special meeting of the board. Executive officers of Camden, including its President and Chief Executive Officer, attended a portion of the meeting for the purpose of discussing their vision for the combined company and to answer any questions that the SBM board may have regarding Camden and its business and franchise. KBW and Luse Gorman summarized the status of ongoing negotiations and diligence between the parties. Management and counsel reported favorably on the due diligence review of Camden. KBW informed the board of discussions that management and KBW were having with Camden and its advisors regarding a possible increase in the stock component of the transaction from 70% to 75%.

Because Camden’s due diligence needs extended beyond the original 30 day exclusivity period, the parties agreed on March 21 to extend the exclusivity agreement until March 25. On March 24 SBM convened a special meeting of its board to review the SBM status of merger negotiations and consider approval of the transaction. A draft merger agreement was distributed to the SBM board in advance of the meeting, reflecting the $206.00 per share price, the 5.421 exchange ratio and merger consideration consisting of 75% stock/25% cash. Luse Gorman reviewed in detail the provisions of the merger agreement, including the representations and warranties, the various negative and affirmative covenants, the termination provisions, the no shop, fiduciary out and related termination fee provisions, and the voting agreements requested of the directors and executive officers. KBW reviewed the financial aspects of the proposed merger based on the then agreed upon financial terms of the merger and provided the board with a fairness opinion as of such date (which opinion was later withdrawn due to the changes in the financial terms of the merger). The board approved the merger agreement and authorized John Everets to execute the merger agreement upon final approval from the Camden board, which was expected the next day.

Subsequent to the March 24 approval by the SBM board, Camden advised SBM that it was reviewing certain issues relating to the effect of the transaction on the accounting for the deferred tax asset of SBM, and that Camden was not prepared to approve and execute the merger agreement until the issues were resolved. The tax issues were subsequently resolved, but in connection therewith Camden requested that the aggregate merger consideration be set at 80% stock and 20% cash, in order to increase the pro form tangible capital ratios giving effect to the transaction. At a special meeting held on March 27, the SBM board considered the requested adjustment to the mix of merger consideration. KBW reviewed the financial aspects of the proposed merger and rendered to the SBM board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed first-step merger of Atlantic Acquisitions with and into SBM was fair, from a financial point of view, to the holders of SBM common stock. Following discussion, the board unanimously approved the merger agreement as revised, and authorized John Everets to execute the definitive merger agreement on behalf of SBM. Following approval by Camden’s board, the merger agreement was executed on March 29 and the transaction was announced on March 30.

Recommendation of the SBM Board of Directors and SBM’s Reasons for the Merger

In reaching its decision to approve the merger agreement, and to recommend that SBM stockholders approve the merger agreement, the SBM board evaluated the merger in consultation with SBM’s management, as well as SBM’s independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	the SBM board’s familiarity with and review of SBM’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth and profitability;
•	the current and prospective environment in which SBM operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;
•	the SBM board’s review, with the assistance of SBM’s management and legal and financial advisors, of strategic alternatives to the merger;
•	the SBM board’s review, based in part on the due diligence performed by SBM in connection with the transaction, of Camden’s business, financial condition, results of operations and management; the potential synergies expected from the merger; and the geographic fit between SBM’s and Camden’s service areas;
•	the expectation that the merger will provide investors who purchased stock in the recapitalization with a significant return on their investment and that the exchange of Camden shares for SBM shares will be tax-free for federal income tax purposes;
•	the pro forma dividend per share that SBM stockholders would receive as a result of the exchange of SBM stock for Camden stock ($6.51 per share based on the exchange ratio and the current dividend per share paid by Camden), and other expected pro forma financial impacts of the transaction, taking into account anticipated cost savings and other factors, on both SBM stockholders and Camden shareholders;
•	the structure of the transaction as a stock-for-stock merger following which SBM’s existing stockholders will have the opportunity to participate in the strategic plan for the combined company;
•	the fact that the exchange ratio is fixed, which the SBM board believed was consistent with market practice for transactions of this type, was likely to be protective of the total consideration to be received by SBM stockholders based on past performance of Camden stock price, offered the possibility of an upside to the merger consideration, and was consistent with the strategic purpose of the transaction;
•	the fact that SBM may terminate the merger agreement in the event that the trading price of Camden’s common stock drops by more than 20% both on an absolute basis and in relation to an index of bank stocks;

•	the SBM board’s review with SBM’s legal and financial advisors of the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and termination fee provisions;
•	the opinion, dated March 27, 2015, of KBW to the SBM board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SBM common stock of the merger consideration in the merger, as more fully described below under “Opinion of SBM’s Financial Advisor” on page 57; and
•	Camden’s agreement, upon the closing of the merger, to appoint two individuals who are directors of SBM as directors of Camden and Camden National Bank, which is expected to provide a degree of continuity and involvement by SBM’s board following the merger and enhance the likelihood that the strategic benefits that SBM expects to achieve as a result of the merger will be realized.

The SBM board also considered potential risks relating to the merger, including the following:

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;
•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on SBM’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;
•	the merger agreement provisions generally requiring SBM to conduct its business in the ordinary course and the other restrictions on the conduct of SBM’s business prior to completion of the merger, which may delay or prevent SBM from undertaking business opportunities that may arise pending completion of the merger;
•	with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to SBM shareholders could be adversely affected by a decrease in the trading price of Camden common stock during the pendency of the merger;
•	expected benefits and synergies sought in the merger, including cost savings and Camden’s ability to market successfully its financial products to SBM’s customers, may not be realized or may not be realized within the expected time period;
•	the challenges of integrating the businesses, operations and employees of SBM and Camden;
•	certain provisions of the merger agreement prohibit SBM from soliciting, and limit its ability to respond to, proposals for alternative transactions;
•	SBM’s obligation to pay Camden a termination fee of $5.4 million in certain circumstances, as described in the section entitled “The Merger Agreement — Termination Fee” on page 94, may deter others from proposing an alternative transaction that may be more advantageous to SBM’s stockholders;
•	that SBM’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “Interests of SBM’s Directors and Executive Officers in the Merger” on page 81; and
•	the other risks described in the section entitled “Risk Factors” beginning on page 24 and the risks of investing in Camden common stock identified in the Risk Factors sections of Camden’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the SBM board is not exhaustive, but includes the material factors considered by the SBM board. In view of the wide variety of factors considered by the SBM board in connection with its evaluation of the merger and the complexity of these matters, the SBM board did not attempt to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the SBM board may have given different weights to different factors. The SBM board evaluated the factors described above and reached the unanimous decision that the merger was in the best interests of SBM and its shareholders. The SBM board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the SBM board concluded that the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the SBM board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” beginning on page 30.

On the basis of these considerations, the SBM board unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement.

The SBM Board of Directors unanimously recommends that SBM stockholders vote “FOR” the approval of the merger proposal and other merger-related proposals.

Opinion of SBM’s Financial Advisor

SBM engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to SBM, including providing an opinion to the SBM board of directors as to the fairness, from a financial point of view, to the holders of SBM common stock of the merger consideration to be received by such holders in the proposed first-step merger of Atlantic Acquisitions with and into SBM. SBM selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended by teleconference the meeting of the SBM board held on March 27, 2015, at which the SBM board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the SBM board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed first-step merger of Atlantic Acquisitions with and into SBM was fair, from a financial point of view, to the holders of SBM common stock. The SBM board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the SBM board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of SBM common stock. It did not address the underlying business decision of SBM to engage in the merger or enter into the merger agreement or constitute a recommendation to the SBM board in connection with the merger, and it does not constitute a recommendation to any holder of SBM common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of SBM common stock, what election any such shareholder should make with respect to the stock consideration or the cash consideration), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SBM and Camden and the merger, including, among other things, the following:

•	a draft of the merger agreement dated March 27, 2015 (the most recent draft then made available to KBW);
•	certain regulatory filings of SBM and Camden, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for SBM and Camden;
•	the audited financial statements for the three fiscal years ended December 31, 2013 of SBM;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of Camden;
•	the unaudited financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Camden;
•	the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of SBM;
•	certain unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of SBM (provided to KBW by representatives of SBM);
•	certain other interim reports and other communications of SBM and Camden to their respective shareholders and investors; and
•	other financial information concerning the businesses and operations of SBM and Camden that was furnished to KBW by SBM and Camden or which KBW was otherwise directed to be used for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among other things, the following:

•	the historical and current financial position and results of operations of SBM and Camden;
•	the assets and liabilities of SBM and Camden;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial information for SBM and certain financial and stock market information for Camden with similar information for certain other companies the securities of which are publicly traded;
•	financial and operating forecasts and projections of SBM that were prepared by, and provided to KBW and discussed with KBW by, SBM management and that were used and relied upon by KBW at the direction of such management with the consent of the SBM board; and
•	financial and operating forecasts and projections of Camden and estimates regarding certain pro forma financial effects of the merger on Camden (including, without limitation, the cost savings and related expenses expected to result from the merger), that were prepared by, and provided to KBW and discussed with KBW by, Camden management and that were used and relied upon by KBW based on such discussions with the consent of the SBM board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of SBM and Camden regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by SBM, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with SBM.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the respective managements of SBM and Camden as to the reasonableness and achievability of the financial and operating forecasts and projections of SBM and Camden referred to above (and the assumptions and bases therefor). KBW assumed, with the consent of SBM, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. KBW further relied upon Camden management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on Camden (and the assumptions and bases therefor, including without limitation, the cost savings and related expenses expected to result from the merger) referred to above. KBW assumed, with the consent of SBM, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such estimates would be realized in the amounts and in the time periods estimated by such management.

It is understood that the forecasts, projections and estimates of SBM and Camden provided to KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of SBM and Camden and with the consent of SBM, that such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SBM or Camden since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with SBM’s consent, that the aggregate allowances for loan and lease losses for SBM and Camden were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SBM or Camden, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of SBM or Camden under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transaction (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW) with no additional payments or adjustments to the merger consideration;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and
•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of SBM, Camden, the combined entity, or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW assumed, in all respects material to KBW’s analyses, that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that SBM relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SBM, Camden, Atlantic Acquisitions, The Bank of Maine, Camden National Bank, the merger and any related transaction (including the subsidiary bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the holders of SBM common stock of the merger consideration to be received in the first-step merger of Atlantic Acquisitions with and into SBM by such holders. KBW expressed no view or opinion as to any other terms or aspects of the merger or any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation of the merger consideration between stock and cash) or any related transaction, any consequences of the merger or any related transaction to SBM, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of SBM to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by SBM or the SBM board;
•	the fairness of the amount or nature of any compensation to any of SBM’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of SBM common stock;
•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SBM (other than the holders of SBM common stock (solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of Camden or any other party to any transaction contemplated by the merger agreement;
•	whether Camden has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of SBM common stock at the closing of the merger;
•	the actual value of Camden common stock to be issued in the merger;

•	the election by holders of SBM common stock to receive the stock consideration or the cash consideration, or any combination thereof, or the actual allocation between the stock consideration and the cash consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the merger agreement), or the relative fairness of the stock consideration and the cash consideration;
•	any adjustment (as provided in the merger agreement) in the amount of merger consideration (including the allocation thereof among cash and stock) assumed to be paid in the merger for purposes of KBW’s opinion;
•	the prices, trading range or volume at which Camden common stock will trade following the public announcement of the merger or the consummation of the merger;
•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to SBM, Camden, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, SBM and Camden. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the SBM board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the SBM board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between SBM and Camden and the decision to enter into the merger agreement was solely that of the SBM board.

The following is a summary of the material financial analyses presented by KBW to the SBM board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the SBM board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analysis described below, KBW utilized an implied value of the merger consideration of $204.83 per share of SBM common stock, consisting of the sum of (i) the cash consideration of $206.00 per share of SBM common stock multiplied by 20% and (ii) the implied value of the stock consideration of 5.421 of a share of Camden common stock (before giving effect to any stock splits that have been subsequently announced) per share of SBM common stock, based on the closing price of Camden common stock on March 26, 2015 of $37.73, multiplied by 80%. In addition to the financial analyses described below, KBW reviewed with the SBM board for informational purposes implied transaction statistics for the proposed merger of 28.7x and 16.1x SBM’s estimated 2015 and 2016 earnings per share (“EPS”), respectively, based on the implied value of the merger consideration of $204.83 per share of SBM common stock and EPS estimates for SBM provided by SBM management.

SBM Selected Companies Analysis.  Using publicly available information, KBW compared the financial performance and financial condition of SBM to 15 selected publicly traded banks and thrifts headquartered in New England (defined as Maine, New Hampshire, Vermont, Massachusetts, Rhode Island and Connecticut) that had total assets between $500 million and $1.5 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies included:

The First Bancorp, Inc.	Northeast Bancorp
Bar Harbor Bankshares	Katahdin Bankshares Corporation
BSB Bancorp, Inc.	Chicopee Bancorp, Inc.
SI Financial Group, Inc.	Patriot National Bancorp, Inc.
Westfield Financial, Inc.	Union Bankshares, Inc.
Bankwell Financial Group, Inc.	Community Bancorp.
Northway Financial, Inc.	Wellesley Bancorp, Inc.
Salisbury Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for or, in the case of information for the latest 12 month period (“LTM”), through the most recent completed quarter available (“MRQ”) (which in the case of SBM was the fiscal quarter ended December 31, 2014 as provided by SBM management to the extent not publicly available) or as of the end of such period and market price information as of March 26, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus “street estimates” for the selected companies, to the extent publicly available. Where consolidated holding company level financial data for the selected companies as of or for periods ended December 31, 2014 was unreported, either such data reported as of or for periods ended September 30, 2014 or subsidiary bank level data as of or for periods ended December 31, 2014 was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in SBM’s historical financial statements, or the data prepared by RBC presented under the section “— Opinion of Camden’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance and financial condition of SBM and the selected companies:

			Selected Companies
	SBM		Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets(1)(2)	0.21%		0.39%	0.62%	0.62%	0.83%
LTM Core Return on Average Equity(1)(2)	1.91%		3.77%	6.20%	5.76%	8.36%
LTM Net Interest Margin	3.59%		3.22%	3.49%	3.42%	3.80%
LTM Fee Income/Revenue Ratio(3)	24.7%		11.8%	15.5%	13.5%	20.3%
LTM Efficiency Ratio	89.4%		78.8%	73.0%	74.4%	69.0%
Tangible Common Equity/Tangible Assets	10.64%		8.06%	9.42%	9.61%	10.46%
Total Risk-Based Capital/Risk-Weighted Assets	14.53	%(4)	13.75%	15.85%	15.63%	17.37%
Loans/Deposits	97.0%		90.2%	99.6%	102.7%	107.8%
Loan Loss Reserve/Gross Loans	1.26%		0.86%	0.97%	1.04%	1.09%
Nonperforming Assets/Loans + OREO(5)	2.04%		2.27%	1.85%	1.51%	1.00%
LTM Net Charge-Offs/Average Loans	0.27%		0.21%	0.20%	0.11%	0.06%

(1)	Excludes Patriot National Bancorp, Inc. as outlier.
(2)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and the amortization of intangibles.
(3)	Excludes gains/losses on sale of securities.
(4)	Reflects subsidiary bank level data per regulatory filings.
(5)	Nonperforming assets include nonaccrual loans, restructured loans, and other real estate owned.

KBW’s analysis showed the following concerning the market performance of the selected companies to the extent publicly available (excluding the impact of certain selected company LTM, 2015 and 2016 EPS multiples considered to be not meaningful because they were below 0.0x or greater than 30.0x and also excluding the impact of the LTM dividend payout of one of the selected companies considered to be not meaningful):

	Selected Companies
	Bottom Quartile	Average	Median	Top Quartile
One-Year Stock Price Change	(0.1)%	5.4%	5.8%	10.8%
One-Year Total Return	0.6%	7.7%	7.0%	14.1%
YTD Stock Price Change	(2.4)%	0.9%	0.8%	3.7%
Stock Price/Book Value per Share	0.94x	1.13x	1.00x	1.22x
Stock Price/Tangible Book Value per Share	1.00x	1.24x	1.12x	1.33x
Stock Price/LTM EPS	12.0x	16.1 x	14.2x	22.8x
Stock Price/2015 Estimated EPS(1)	15.7x	17.0x	17.9x	18.8x
Stock Price/2016 Estimated EPS(1)	14.0x	14.5x	15.4x	15.5x
Dividend Yield(2)	0.5%	2.2%	1.7%	3.6%
LTM Dividend Payout(2)	10.6%	33.8%	36.0%	57.1%

(1)	Estimated 2015 and 2016 EPS data was not publicly available for The First Bancorp, Inc., BSB Bancorp, Inc., SI Financial Group, Inc., Northway Financial, Inc., Salisbury Bancorp, Inc., Northeast Bancorp, Katahdin Bankshares Corporation, Patriot National Bancorp, Inc., Union Bankshares, Inc., Community Bancorp. and Wellesley Bancorp, Inc.
(2)	Dividend payout and yield calculated using MRQ dividend annualized excluding special dividends

No company used as a comparison in the above selected companies analysis of SBM is identical to SBM. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Camden Selected Companies Analysis.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of Camden to 18 selected publicly traded banks and thrifts headquartered in New England that had total assets between $1.0 billion and $6.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies included:

Brookline Bancorp, Inc.	Cambridge Bancorp
United Financial Bancorp, Inc.	Hingham Institution for Savings
Century Bancorp, Inc.	New Hampshire Thrift Bancshares, Inc.
Washington Trust Bancorp, Inc.	The First Bancorp, Inc.
Meridian Bancorp, Inc.	Bar Harbor Bankshares
First Connecticut Bancorp, Inc.	BSB Bancorp, Inc.
Enterprise Bancorp, Inc.	SI Financial Group, Inc.
Blue Hills Bancorp, Inc.	Westfield Financial, Inc.
Merchants Bancshares, Inc.	Bankwell Financial Group, Inc.

To perform this analysis, KBW used profitability and other financial information for or, in the case of LTM data, through the most recent completed quarter available (which in the case of Camden was the fiscal quarter ended December 31, 2014) or as of the end of such quarter and market price information as of March 26, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus “street estimates” for the selected companies, to the extent publicly available, and financial forecasts and projections relating to the earnings of Camden provided to KBW by Camden management. Where consolidated holding company level financial data for the selected companies as of or for periods ended December 31, 2014 was unreported, either such data reported as of or for periods ended September 30, 2014 or subsidiary bank level data as of or for periods ended December 31, 2014 was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Camden’s historical financial statements, or the data prepared by RBC presented under the section “— Opinion of Camden’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance and financial condition of Camden and the selected companies:

		Selected Companies
	CAC	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets(1)	0.94%	0.50%	0.72%	0.71%	0.91%
LTM Core Return on Average Equity(1)	10.59%	4.19%	7.62%	6.98%	10.53%
LTM Net Interest Margin	3.11%	2.95%	3.16%	3.15%	3.39%
LTM Fee Income/Revenue Ratio(2)	23.8%	10.4%	16.3%	13.6%	19.9%
LTM Efficiency Ratio	60.1%	74.3%	66.8%	67.6%	61.6%
Tangible Common Equity/Tangible Assets	7.18%	7.87%	9.82%	8.99%	10.25%
Total Risk-Based Capital/Risk-Weighted Assets	15.16%	13.20%	15.79%	14.20%	16.78%
Loans/Deposits	91.7%	91.4%	99.9%	104.0%	110.0%
Loan Loss Reserve/Gross Loans	1.19%	0.79%	1.04%	1.03%	1.12%
Nonperforming Assets/Loans + OREO(3)	1.28%	1.47%	1.14%	0.94%	0.57%
LTM Net Charge-Offs/Average Loans	0.16%	0.11%	0.07%	0.06%	0.01%

(1)	Core income excludes extraordinary items, non-recurring items, gains/losses on sale of securities and the amortization of intangibles.
(2)	Excludes gains/losses on sale of securities.
(3)	Nonperforming assets include nonaccrual loans, restructured loans, and other real estate owned.

KBW’s analysis showed the following concerning the market performance of Camden and, to the extent publicly available, the selected companies (excluding the impact of certain selected company LTM, 2015 and 2016 EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 30.0x and also excluding the impact of the LTM dividend payout of one of the selected companies considered to be not meaningful):

		Selected Companies
	CAC	Bottom Quartile	Average	Median	Top Quartile
One-Year Stock Price Change	(7.8)%	(1.3)%	5.9%	5.2%	10.5%
One-Year Total Return	(5.0)%	2.6%	8.2%	7.0%	10.9%
YTD Stock Price Change	(5.3)%	(5.1)%	(1.3)%	(3.0)%	3.0%
Stock Price/Book Value per Share	1.14x	1.05x	1.23x	1.15x	1.32x
Stock Price/Tangible Book Value per Share	1.42x	1.16x	1.35x	1.32x	1.42x
Stock Price/LTM EPS	11.5x	12.5x	15.7x	14.7x	16.1x
Stock Price/2015 Estimated EPS(1)	11.2x	13.5x	16.0x	15.2x	18.3x
Stock Price/2016 Estimated EPS(1)	10.9x	12.6x	15.1x	14.5x	15.5x

		Selected Companies
	CAC	Bottom Quartile	Average	Median	Top Quartile
Dividend Yield(2)	3.2%	1.2%	2.1%	2.0%	3.4%
LTM Dividend Payout(2)	36.6%	11.8%	33.1%	37.6%	49.0%

(1)	Estimated 2015 and 2016 EPS data was not publicly available for Century Bancorp, Inc., Enterprise Bancorp, Inc., Cambridge Bancorp, Hingham Institution for Savings, New Hampshire Thrift Bancshares, Inc., The First Bancorp, Inc., BSB Bancorp, Inc. and SI Financial Group, Inc.
(2)	Dividend payout and yield calculated using MRQ dividend annualized excluding special dividends.

No company used as a comparison in the above selected companies analysis of Camden is identical to Camden. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis — New England.  KBW reviewed publicly available information related to 8 selected bank and thrift transactions announced since January 1, 2011 with acquired companies that were headquartered in New England and announced deal values between $50 million and $250 million. Transactions with non-bank acquirors, transactions where the acquired company was a mutual holding company and merger of equals transactions were excluded from the selected transactions. The selected transactions included:

Acquiror:	Acquired Company:
ESB Bancorp MHC	Citizens National Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Hampden Bancorp, Inc.
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
Eastern Bank Corporation	Centrix Bank & Trust
SI Financial Group, Inc.	Newport Bancorp, Inc.
United Financial Bancorp, Inc.	New England Bancshares, Inc.
Independent Bank Corp.	Central Bancorp, Inc.
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);
•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and
•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $204.83 per share of SBM common stock and using historical financial information for SBM as of or for the twelve month period ended December 31, 2014 as provided by SBM management to the extent not publicly available.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple of one of the selected transactions considered to be not meaningful because they were either less than 0.0x or greater than 90.0x):

Selected Transactions
	CAC/ SBM	Bottom Quartile	Average	Median	Top Quartile
Price/Tangible Book Value	1.46x	1.25x	1.54x	1.45x	1.72x
Core Deposit Premium	8.2%	5.7%	7.9%	6.9%	9.3%
Price/LTM EPS	74.5x	19.6x	29.0x	22.9x	31.7x

No company or transaction used as a comparison in the above selected transaction analysis is identical to SBM or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis — Nationwide.  KBW reviewed publicly available information related to 20 selected U.S. bank and thrift transactions announced since January 1, 2013 with announced deal values between $50 million and $250 million and acquired company LTM return on assets between 0.00% and 0.50%. Transactions with non-bank acquirors, transactions where the acquired company was a mutual holding company and merger of equals transactions were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Atlantic Capital Bancshares, Inc.	First Security Group, Inc.
WSFS Financial Corporation	Alliance Bancorp, Inc. of Pennsylvania
First NBC Bank Holding Company	State Investors Bancorp, Inc.
IBERIABANK Corporation	Florida Bank Group, Inc.
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Seacoast Banking Corporation of Florida	BANKshares, Inc.
F.N.B. Corporation	OBA Financial Services, Inc.
IBERIABANK Corporation	First Private Holdings, Inc.
HomeTrust Bancshares, Inc.	Jefferson Bancshares, Inc.
TriCo Bancshares	North Valley Bancorp
Banco de Sabadell, SA	JGB Bank, National Association
Simmons First National Corporation	Metropolitan National Bank
Cardinal Financial Corporation	United Financial Banking Companies, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
F.N.B. Corporation	BCSB Bancorp, Inc.
First Merchants Corporation	CFS Bancorp, Inc.
SI Financial Group, Inc.	Newport Bancorp, Inc.
Renasant Corporation	First M&F Corporation
Bank of the Ozarks, Inc.	First National Bank of Shelby

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);
•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $204.83 per share of SBM common stock and using historical financial information for SBM as of or for the twelve month period ended December 31, 2014 as provided by SBM management to the extent not publicly available.

The results of the analysis are set forth in the following table (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were either less than 0.0x or greater than 90.0x):

Selected Transactions
	CAC/ SBM	Bottom Quartile	Average	Median	Top Quartile
Price/Tangible Book Value	1.46x	1.18x	1.37 x	1.34x	1.71x
Core Deposit Premium	8.2%	3.5%	6.3%	7.8%	10.7%
Price/LTM EPS	74.5x	31.1x	41.5x	43.4x	50.7x

No company or transaction used as a comparison in the above selected transaction analysis is identical to SBM or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.  KBW analyzed the relative standalone contribution of Camden and SBM to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) historical financial data for Camden and SBM as of or for the fiscal year ended December 31, 2014, and (ii) financial forecasts and projections relating to the net income of Camden and SBM provided to KBW by Camden and SBM managements, respectively. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Camden and SBM shareholders in the combined company based on the stock consideration of 5.421 of a share of Camden common stock per share of SBM common stock at the 80% stock/20% cash aggregate merger consideration mix provided for in the merger agreement and also assuming 100% stock consideration for illustrative purposes:

	CAC as a Percentage of Total	SBM as a Percentage of Total
Ownership
80% stock/20% cash	72%	28%
100% stock/0% cash	68%	32%
Balance Sheet
Assets	78%	22%
Gross Loans Held for Investment	74%	26%
Deposits	75%	25%
Tangible Common Equity	70%	30%
Net Income to Common
2014 Net Income	94%	6%
2015 Estimated Net Income	85%	15%
2016 Estimated Net Income	77%	23%

Forecasted Pro Forma Financial Impact Analysis.  KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Camden and SBM. Using (i) closing balance sheet estimates as of September 30, 2015 for Camden and SBM provided by the respective managements of Camden and SBM, (ii) financial forecasts and projections relating to the net income of SBM provided by SBM management, and (iii) financial forecasts and projections relating to the net income of Camden and pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses as well as note repayment, redemption and debt financing assumptions) provided by Camden management, KBW analyzed, among other things, the potential financial impact of the merger on certain projected financial results of Camden. This analysis indicated the merger could be dilutive to Camden’s estimated tangible book value per share as of September 30, 2015 and accretive to estimated 2016 EPS. Furthermore, the analysis indicated Camden’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of September 30, 2015 could be lower. For all of the above analysis, the actual results achieved by Camden following the merger may vary from the projected results, and the variations may be material.

SBM Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis of SBM to estimate ranges for the implied equity value of SBM. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of SBM prepared by and provided to KBW by SBM management, and assumed discount rates ranging from 12.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that SBM could generate over the five-year period from 2015 to 2019 as a standalone company, and (ii) the present value of SBM’s implied terminal value at the end of such period. KBW assumed that SBM would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of SBM, KBW applied a range of 12.0x to 16.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied values per share of SBM common stock of $136.47 per share to $185.83 per share.

Camden Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis of Camden to estimate ranges for the implied equity value of Camden. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Camden prepared by and provided to KBW by Camden management, and assumed discount rates ranging from 11.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Camden could generate over the five-year period from 2015 to 2019 as a standalone company, and (ii) the present value of Camden’s implied terminal value at the end of such period. KBW assumed that Camden would maintain a tangible common equity to tangible assets ratio of 7.5% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Camden, KBW applied a range of 12.0x to 16.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied values per share of Camden common stock of $34.75 per share to $48.68 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of SBM and Camden.

Miscellaneous.  KBW acted as financial advisor to SBM in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, SBM and Camden and, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SBM and Camden for KBW’s own account and for the accounts of its customers.

Pursuant to the KBW engagement agreement, SBM agreed to pay KBW a total cash fee equal to 1.50% of the aggregate merger consideration, $200,000 of which became payable to KBW upon the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. SBM also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, in the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to SBM and received compensation for such services. KBW served as financial advisor to SBM in connection with its sale of certain branches in July 2013. In the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Camden. KBW may in the future provide investment banking and financial advisory services to SBM or Camden and receive compensation for such services.

Camden’s Reasons for the Merger

In the course of its evaluation of the merger and the merger agreement, the Camden board of directors consulted with its management and Goodwin Procter LLP (its legal advisor) and hired RBC as its financial advisor to provide the Camden board with, among other things, financial analysis of SBM, Camden and the potential merger. The Camden board of directors discussed the proposed merger in a series of meetings between February 6, 2015 and March 29, 2015, when it approved the merger and the merger agreement. In reaching its decision to approve the merger and the merger agreement and to recommend approval of the share issuance to its shareholders, the Camden board considered a number of positive factors, including the following:

•	the merger would create Maine’s leading independent bank with combined assets of $3.6 billion and $2.6 billion of deposits and would accelerate Camden’s expansion into higher growth markets in Southern Maine;
•	with estimated cost savings of 37% of SBM’s pre-tax non-interest expenses and an anticipated closing date in the fall of 2015, the merger is expected to be mid-teen accretive to Camden’s earnings per share in 2016 and beyond and will still allow Camden to have an estimated pro forma tangible common equity to tangible assets ratio of 7% at the effective time of the merger;
•	Camden and SBM share overlapping and adjacent markets as well as compatible culture and common core technology systems. This should allow Camden to realize significant cost savings and efficiencies in the merger and minimize execution risk in the deal;
•	the fairness opinion of RBC, the financial advisor of the Camden board, that, as of the date of such opinion, and based upon and subject to the considerations, assumptions, limitations, qualifications and other matters set forth therein, the merger consideration was fair, from a financial point of view, to Camden, as more fully described in the subsection of this proxy statement/prospectus entitled “— Opinion of Camden’s Financial Advisor,” beginning on page 70;
•	the financial analyses and presentations provided by RBC to the Camden board, including the presentation of the analyses underlying the fairness opinion of RBC, described in the subsection of this proxy statement/prospectus entitled “— Opinion of Camden’s Financial Advisor,” beginning on page 70;
•	the merger agreement contains restrictions on the ability of SBM to solicit proposals for alternative transactions or engage in discussions regarding such proposals including the requirement of SBM to pay a termination fee of $5.4 million in certain circumstances to terminate the merger agreement; and
•	the merger is intended to qualify as a tax free reorganization and thus the shares of SBM common stock can be exchanged for shares of Camden common stock on a tax free basis.

The Camden board also weighed the positive factors described above against certain other factors and potential risks associated with approving the merger and the merger agreement, including, among others, the following:

•	the fact that the exchange ratio is fixed, which means that Camden could pay more for SBM if the price of Camden common stock increases between the signing and closing of the transaction;

•	the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions provided for in the merger agreement, the possibility that the banking regulatory authorities may impose restrictions on the combined operations of the two companies (including divestitures) in order to grant the required approvals and thus preventing Camden from fully realizing the benefits of the merger, the possibility that the merger may not be completed if such approvals are not obtained, and the potential negative impacts on Camden, its business and the price of Camden common stock if such approvals are not obtained or restrictions are imposed;
•	the fact that the integration of Camden and SBM may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected;
•	the possibility that the anticipated strategic and other benefits to Camden and the combined bank following the completion of the merger, including the expected synergies, will not be realized or will take longer to realize than expected;
•	the transaction costs to be incurred by Camden in connection with the merger; and
•	the various other applicable risks associated with SBM, Camden and the merger, including the risks described in “Special Note Regarding Forward-Looking Statements” on page 30 and “Risk Factors” on page 24.

The foregoing discussion of the information and factors considered by the Camden board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Camden board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions provided for in the merger agreement, and the complexity of these matters, the Camden board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. The Camden board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

Recommendation of the Camden Board of Directors

After careful consideration, the Camden board of directors approved the merger agreement and determined that the share issuance and the other transactions provided for in the merger agreement are advisable to, and in the best interests of, Camden and Camden shareholders. Therefore, the Camden board of directors recommends Camden shareholders vote “FOR” the share issuance and the other matters being considered at the special meeting.

Opinion of Camden’s Financial Advisor

On March 29, 2015, RBC rendered its written opinion to the Camden board that, as of that date and subject to the assumptions, qualifications, limitations and other matters set forth therein, the merger consideration was fair, from a financial point of view, to Camden. The full text of RBC’s written opinion dated March 29, 2015 is attached to this proxy statement/prospectus as Annex B and constitutes part of this proxy statement/prospectus. RBC’s opinion was approved by RBC’s Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. Camden urges holders of Camden common stock to read RBC’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBC.

RBC’s opinion was provided for the information and assistance of the Camden board in connection with its consideration of the merger. RBC’s opinion did not address the merits of Camden’s underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Camden might engage. RBC’s opinion does not constitute a recommendation to any holder of Camden common stock as to how such holder should vote with respect to the share issuance or any other proposal to be voted upon by them in connection with the merger.

RBC’s opinion addressed solely the fairness of the merger consideration, from a financial point of view, to Camden, and did not in any way address other terms or arrangements of the merger or the merger agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or entered into in connection with, the merger agreement, nor did it address, and RBC expressed no opinion with respect to, the solvency of Camden. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation (if any) to any of Camden’s directors, officers or employees, or any class of such persons, relative to the compensation to be paid by Camden in the merger.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all the information that was publicly available to RBC and all of the financial, legal, tax, operating and other information provided to or discussed with RBC by Camden or SBM (including, without limitation, the financial statements and related notes thereto of each of Camden and SBM, respectively), and RBC did not assume responsibility for independently verifying, and did not independently verify, such information. RBC assumed, with the consent of the Camden board, that all the Camden projections (as hereinafter defined), the SBM projections (as hereinafter defined), and the merger estimates (as hereinafter defined) provided to RBC by Camden or SBM (as the case may be) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Camden or SBM (as the case may be) as to the future financial performance of Camden or SBM as standalone entities (or, in the case of the merger estimates, as a combined company). See “Certain Prospective Financial Information about Camden and the Merger provided to Camden’s Financial Advisor and SBM” and “Certain Prospective Information about SBM provided to its Financial Advisor and Camden and its Financial Advisor.” RBC expressed no opinion as to the Camden projections, the SBM projections or the merger estimates or the assumptions on which they were based.

In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Camden or SBM, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Camden or SBM. RBC is not an expert in the evaluation of allowances for loan and lease losses and did not independently verify such allowances or review or examine any individual loan or credit files. RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting Camden or SBM.

RBC assumed, with the consent of the Camden board, in all respects material to its analysis, that all conditions to the consummation of the merger will be satisfied without waiver thereof. RBC further assumed, with the consent of the Camden board, that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the draft merger agreement that it reviewed.

RBC’s opinion speaks only as of the date thereof, was based on the conditions as they existed and information which RBC was supplied as of the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBC did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date thereof and does not have an obligation to update, revise or reaffirm its opinion. RBC did not express any opinion as to the prices at which Camden common stock has traded or would trade following the announcement of the merger nor the prices at which Camden common stock will trade following the consummation of the merger.

For the purposes of rendering its opinion, RBC undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:

•	reviewed the financial terms of the draft merger agreement;
•	reviewed and analyzed certain publicly available financial and other data with respect to Camden and SBM and certain other relevant historical operating data relating to Camden and SBM made available to RBC from published sources and from the internal records of Camden and SBM, respectively;

•	reviewed the Camden projections prepared by Camden management, the SBM projections prepared by SBM management and the merger estimates prepared by Camden management (collectively, “forecasts”);
•	conducted discussions with members of the senior managements of Camden and SBM with respect to the business prospects and financial outlook of Camden and SBM as standalone entities as well as the strategic rationale and potential benefits of the mergers;
•	reviewed the reported prices and trading activity for Camden common stock; and
•	performed other studies and analyses as RBC deemed appropriate.

Set forth below is a summary of the material financial analyses performed by RBC in connection with the rendering of its opinion, as delivered to the Camden board in connection with its meeting on March 29, 2015. The order of analyses described does not represent relative importance or weight given to those analyses by RBC. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For purposes of its analyses, RBC reviewed a number of financial and operating metrics, including:

•	Tangible Book Value, which means a company’s total book value less the value of any intangible assets, including goodwill (“TBV”); and
•	Core Deposit Premium, which means the quotient of (i) the equity value of a company less TBV and (ii) aggregate core deposits, expressed as a percentage (“CDP”).

Unless the context indicates otherwise, the analyses performed below were calculated using (i) the closing price of Camden common stock and the closing prices of the selected bank holding companies as of March 27, 2015, (ii) historical financial and operating data for Camden, SBM and the selected companies based on publicly available information for each company as of March 27, 2015, and (iii) transaction values and CDPs for the target companies derived from the selected transactions analysis described below, calculated as of the announcement date of the relevant transaction based on the estimated purchase prices announced on such date for the selected transactions. Accordingly, this information may not reflect current or future market conditions. The calculations of TBV and CDP were as of December 31, 2014. Last twelve months for which financial information was publicly available (“LTM”) earnings for Camden, SBM and the selected companies were as of December 31, 2014. For the purposes of certain analyses described below, the term “implied per share consideration”, unless otherwise noted, refers to the implied per share value of the merger consideration of $208.60 based on (i) cash consideration, (ii) the implied per share value of the stock consideration, utilizing the closing price of Camden common stock as of March 27, 2015 of $38.60 and (iii) assuming the stock consideration is issued in respect of 80% of the outstanding shares of SBM common stock and the cash consideration is issued in respect of 20% of the outstanding shares of SBM common stock.

SBM Financial Analysis

Public Company Analysis.  RBC reviewed certain financial and operating information and implied trading multiples for selected publicly-traded companies as compared to the corresponding information and implied trading multiples for SBM. In choosing the selected companies, RBC considered similarly sized publicly traded banks and thrifts headquartered in New England. RBC excluded mutual holding companies, recently converted thrifts, and targets of pending mergers.

In this analysis, RBC compared (i) multiples of implied price per share of common equity to TBV, (ii) multiples of implied price per share of common equity to LTM earnings per share (“EPS”) and (iii) CDP. The list of selected companies and the related high, mean, median and low multiples and percentages for such selected companies and for SBM (at the implied per share consideration) are as follows:

Selected Companies

•	Camden
•	First Connecticut Bancorp, Inc.
•	Enterprise Bancorp, Inc.
•	Merchants Bancshares Inc.
•	Hingham Institution for Savings
•	New Hampshire Thrift Bancshares
•	First Bancorp Inc.
•	Bar Harbor Bankshares
•	BSB Bancorp Inc.
•	SI Financial Group Inc.
•	Westfield Financial Inc.
•	Bankwell Financial Group Inc.
•	Salisbury Bancorp Inc.
•	Northeast Bancorp
•	Chicopee Bancorp Inc.
•	Patriot National Bancorp Inc.
•	Union Bankshares Inc.
•	Wellesley Bancorp

	Price/ TBV	Price/ LTM EPS	Core Deposit Premium
High	2.33 x	39.1 x	13.9%
Mean	1.29 x	20.6 x	3.5%
Median	1.25 x	22.0 x	3.7%
Low	0.85 x	9.5 x	-4.2%
SBM at Implied Per Share Consideration	1.49 x	75.9 x	7.6%

From this data, RBC selected an implied per share common equity reference range for SBM common stock using TBV multiples of 0.85x – 2.33x, LTM EPS multiples of 9.5x – 39.1x and CDP percentages of -4.2% – 13.9%, all of which were based on lowest-to-highest of the selected companies. This analysis indicated the following implied per share common equity reference range for SBM common stock, as compared to the implied per share consideration:

Implied Per Share Common Equity Reference Range for SBM based on:
TBV	LTM EPS	Core Deposit Premium	Implied Per Share Consideration
$119 – $326	$26 – $108	$102 – $267	$208.60

Selected Transactions Analysis.  RBC reviewed certain implied transaction multiples and percentages for a set of precedent merger and acquisition transactions as compared to the corresponding implied transaction multiples and percentages for the merger. In selecting these precedent transactions, RBC considered mergers and acquisitions in the Northeast and Mid-Atlantic regions publicly announced from 2012 to present with (i) target assets ranging from $500 million to $4.0 billion, (ii) a ratio of non-performing assets to assets of less than three percent, and (iii) a ratio of tangible common equity to tangible assets of less than 13.0%. RBC excluded from its analysis merger of equals transactions as well as transactions for which implied transaction values were undisclosed.

In this analysis, RBC compared (i) multiples of implied price per share of common equity to TBV, (ii) multiples of implied price per share of LTM earnings adjusted for announced cost savings and (iii) CDP. The list of selected transactions and the related high, mean, median and low multiples and percentages for such selected transactions and for SBM (at the implied per share consideration) are as follows:

Announcement Date	Acquiror	Target
February 24, 2015	Community Bank System Inc.	Oneida Financial Corp.
December 15, 2014	Bridge Bancorp Inc.	Community National Bank
November 5, 2014	Sterling Bancorp	Hudson Valley Holding Corp.
November 4, 2014	Berkshire Hills Bancorp Inc.	Hampden Bancorp Inc.
October 30, 2014	S&T Bancorp Inc.	Integrity Bancshares Inc.
October 29, 2014	WesBanco Inc.	ESB Financial Corp.
June 4, 2014	National Penn Bancshares Inc.	TF Financial Corp.
May 5, 2014	Bryn Mawr Bank Corp.	Continental Bank Holdings Inc.
March 4, 2014	Eastern Bank Corp.	Centrix Bank & Trust
December 20, 2013	Provident Financial Services	Team Capital Bank
June 14, 2013	F.N.B. Corp.	BCSB Bancorp Inc.
October 8, 2012	NBT Bancorp Inc.	Alliance Financial Corp.
July 19, 2012	WesBanco Inc.	Fidelity Bancorp Inc.
June 14, 2012	Investors Bancorp Inc. (MHC)	Marathon Banking Corporation
May 31, 2012	United Financial Bancorp	New England Bancshares
May 1, 2012	Independent Bank Corp.	Central Bancorp Inc.
January 26, 2012	Tompkins Financial Corp.	VIST Financial Corp.

	Price/TBV	Price/LTM Cost Savings Adjusted Earnings	Core Deposit Premium
High	2.66x	17.1x	18.4%
Mean	1.80x	13.0x	9.4%
Median	1.85x	13.3x	8.9%
Low	1.17x	9.7x	1.3%
SBM at Implied Per Share Consideration	1.49x	11.5x	7.6%

From this data, RBC selected an implied per share common equity reference range for SBM common stock using TBV multiples of 1.17x – 2.66x, LTM cost savings adjusted earnings multiples of 9.7x – 17.1x and CDP percentages of 1.3% – 18.4%, all of which were based on lowest-to-highest of the selected transactions. This analysis indicated the following implied per share common equity reference range for SBM common stock, as compared to the implied per share consideration:

Implied Per Share Common Equity Reference Range for SBM based on:
TBV	LTM Core Earnings	Core Deposit Premium	Implied Per Share Consideration
$164 – $372	$175 – $311	$152 – $307	$208.60

Discounted Cash Flow Analysis.  RBC performed discounted cash flow analyses of SBM by calculating the estimated net present value of the unlevered, after-tax free cash flows of SBM available for dividends projected through 2019, based on forecasts. RBC performed such discounted cash flow analyses both on a standalone basis (the “SBM standalone DCF”) and including the value of the synergies and other acquisition adjustments projected to result from the merger as provided by management of Camden (the “SBM change of control DCF”). The SBM DCFs assumed a ratio of target tangible common equity to tangible assets of 7.5%, and a pre-tax opportunity cost of cash of 2.00%. The SBM change of control DCF assumed cost savings equal to 37% of SBM’s non-interest expense, 21% of which was projected to be phased in during 2015, and 100% of which was projected to be achieved during 2016 and thereafter. In addition, the SBM change of control DCF assumed an additional $3 million of annual pre-tax savings beginning in 2016 to Camden from expansion expenditure savings. The SBM change of control DCF also assumed a pre-tax restructuring charge of $15 million (55% incurred at closing and 45% expensed in 2015).

RBC performed each of the SBM standalone DCF and the SBM change of control DCF analysis using discount rates ranging from 12.0% to 14.0%, based on an estimated cost of equity using the capital asset pricing model (“CAPM”) inclusive of an equity size premium, and, a terminal value at the end of the forecast period, using terminal multiples ranging from 13.0x to 16.0x estimated 2019 earnings. The terminal multiples were selected based on a review of the multiples of 2015 earnings for similarly sized public banks in New England and the Mid-Atlantic. The discount rates were selected based on a review of the estimated cost of equity using CAPM for similarly sized public banks in New England and the Mid-Atlantic. The SBM standalone DCF and the SBM change of control DCF indicated the following implied per share common equity reference ranges, as compared to the implied per share consideration:

For SBM based on Standalone DCF Implied Per Share Common Equity Reference Range	For SBM based on Change of Control DCF Implied Per Share Common Equity Reference Range	Implied Per Share Consideration
$132 – $160	$271 – $340	$208.60

Camden Financial Analysis

Public Company Analysis.  RBC reviewed certain financial and operating information and implied trading multiples for selected publicly-traded companies as compared to the corresponding information and implied trading multiples for Camden. In choosing the selected companies, RBC considered similarly sized publicly traded banks and thrifts in New England. RBC excluded mutual holding companies, recently converted thrifts, and targets of pending mergers.

In this analysis, RBC compared (i) multiples of implied price per share of common equity to TBV, (ii) multiples of implied price per share of common equity to LTM EPS and (iii) CDP. The list of selected companies and the related high, mean, median and low multiples and percentages for such selected companies and for Camden are as follows:

Selected Companies

•	Brookline Bancorp Inc.
•	United Financial Bancorp
•	Century Bancorp
•	Washington Trust Bancorp Inc.
•	First Connecticut Bancorp, Inc.
•	Enterprise Bancorp Inc.
•	Merchants Bancshares Inc.
•	Hingham Institution for Savings
•	New Hampshire Thrift Bancshares
•	First Bancorp Inc.
•	Bar Harbor Bankshares
•	SI Financial Group, Inc.
•	Westfield Financial Inc.
•	Bankwell Financial Group Inc.

	Price/TBV	Price/ LTM EPS	Core Deposit Premium
High	2.24x	25.0x	14.3%
Mean	1.38x	16.0x	4.9%
Median	1.36x	14.9x	4.5%
Low	1.01x	9.5x	0.1%
Camden	1.46x	11.8x	5.1%

From this data, RBC selected an implied per share common equity reference range for Camden common stock using TBV multiples of 1.01x – 2.24x, LTM EPS multiples of 9.5x – 25.0x and CDP percentages of 0.1% – 14.3%, all of which were based on lowest-to-highest of the selected companies. This analysis indicated the following implied per share common equity reference range for Camden common stock, compared to the March 27, 2015 closing price of Camden common stock:

Implied Per Share Common Equity Reference Range for Camden based on:
TBV	LTM EPS	Core Deposit Premium	Camden Common Stock on March 27, 2015
$26.66 – $59.52	$31.10 – $82.05	$26.72 – $60.44	$38.60

Discounted Cash Flow Analysis.  RBC performed a discounted cash flow analysis of Camden by calculating the estimated net present value of the unlevered, after-tax free cash flows of Camden available for dividends projected through 2019, based on forecasts. RBC assumed a ratio of target tangible common equity to tangible assets of 7.5% and a pre-tax opportunity cost of cash of 2.00%.

RBC performed the discounted cash flow analysis using discount rates ranging from 12.0% to 14.0% based on an estimated cost of equity using CAPM, inclusive of an equity size premium and, a terminal value at the end of the forecast period, using terminal multiples ranging from 13.0x to 16.0x estimated 2019 earnings. The terminal multiples were selected based on a review of the multiples of 2015 consensus earnings estimates for similarly sized public banks in New England and the Mid-Atlantic. The discount rates were selected based on a review of Camden’s estimated cost of equity using CAPM. The discounted cash flow analysis indicated the following implied per share common equity reference range, as compared to the March 27, 2015 closing price of Camden common stock:

Camden Implied Per Share Common Equity Reference Range	Camden Common Stock on March 27, 2015
$34.94 – $44.77	$38.60

Illustrative Pro Forma Analysis.  RBC reviewed the potential pro forma effect of the merger on Camden’s 2016-2018 GAAP earnings. Estimated financial data for Camden and SBM were based on forecasts. Based on the implied per share merger consideration as described above, this analysis indicated that the merger could be between 14.2% to 18.9% accretive to GAAP earnings for the years 2016 through 2018.

Other Matters

RBC also noted for the Camden board certain additional factors that were provided for information purposes, including the following analyses:

Trading Range Analysis for Camden

Trading Range.  RBC reviewed certain historical stock price information based on closing stock price information over the one year period ended March 27, 2015, for Camden common stock. This review indicated the following historical stock price information for Camden common stock, as compared to the closing price of Camden common stock on March 27, 2015.

Trading Period Prior to March 27, 2015	Stock Price
52 Week High	$42.26
52 Week Low	$34.57
Closing price of Camden common stock on March 27, 2015	$38.60

Overview of Analyses; Other Considerations

No single company or transaction used in the above analyses as a comparison was identical to Camden, SBM or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBC, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

Camden selected RBC to render to the Camden board its opinion based on RBC’s qualifications, expertise, reputation and knowledge of Camden’s business and affairs and its experience with community bank holding companies and the industry in which Camden operates. RBC has advised on numerous acquisitions of community bank holding companies. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Camden and receive customary compensation, and may also actively trade securities of Camden for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. RBC has not provided investment banking and financial advisory services to Camden in the last two years. In light of RBC’s financial advisory role for Camden in connection with the merger, RBC anticipates that it may be selected by Camden to provide investment banking and financial advisory and/or financing services that may be required by Camden in the future, regardless of whether the merger is successfully completed.

Under its engagement agreement with Camden, RBC became entitled to a fee of $200,000 upon delivery of its written opinion (the “opinion fee”), whether or not the merger is consummated. In addition, for RBC’s services as financial advisor to Camden in connection with the merger, (i) RBC will receive an additional fee of $900,000 upon consummation of the merger, against which the opinion fee will be credited and (ii) if the merger is not consummated but Camden receives a termination fee, RBC will be entitled to 10% of such fee, when it is received by Camden. Furthermore, Camden has agreed to indemnify RBC for certain liabilities that may arise out of RBC’s engagement, including, without limitation, liabilities arising under the federal securities laws. The terms of RBC’s engagement letter were negotiated at arm’s-length between Camden and RBC.

Certain Prospective Financial Information about Camden and the Merger Provided to Camden’s Financial Advisor and SBM

Camden does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect. In connection with the merger, however, Camden management provided certain limited unaudited prospective financial information for Camden on a stand-alone basis, without giving effect to the merger (the “Camden projections”), to SBM for purposes of considering and evaluating the merger and also to Camden’s and SBM’s respective financial advisors. Specifically, the Camden projections project an effective tax rate for 2015 of 32.5%, annual asset growth of 4% per year, a tangible common equity to tangible assets ratio of 7.5%, and earnings per share estimates for 2015, 2016 and 2017 of $3.36, $3.46 and $3.57, respectively and 5% thereafter. Additionally, in connection with the evaluation of the merger, Camden’s management provided to its financial advisor, SBM and SBM’s financial advisor certain prospective financial information with respect to the merger (“merger estimates”). The merger estimates assumed 37% cost savings on SBM’s non-interest expense ($11.4 million based on SBM’s core noninterest expense base of $31 million) phased in 21% in 2015 and 100% thereafter and expansion expenditures savings of Camden of $3.25 million per year beginning in 2016. The merger estimates also assume a pre-tax restructuring charge of $15 million (55% incurred at closing and 45% expensed in 2015) and a gross pre-tax loan mark to market adjustment of $11.8 million (1.8% of loans and 140% of reserves). The merger estimates also project accretion to Camden’s GAAP (as defined below) earnings per share of 14.2%, 17.2% and 18.9% to 2016, 2017 and 2018, respectively and a pro forma tangible common equity to tangible assets ratio of 7% at the effective time of the merger. The Camden projections and merger estimates were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles in the United States (“GAAP”). Camden’s independent registered public accounting firm, and any other independent accountants, did not compile, examine or perform any procedures with respect to the Camden projections or merger estimates, and has not expressed any opinion or any other form of assurance on this information or its achievability.

Although presented with numerical specificity, the Camden projections and the merger estimates were prepared in the context of numerous variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Camden, and which may prove not to have been, or to no longer be, accurate. The Camden projections and the merger estimates cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Camden projections and the merger estimates are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Camden projections or the merger estimates are set forth in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 24and also include risks and uncertainties relating to Camden’s businesses (including the ability of Camden to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Camden’s reports filed with the SEC, and other factors described or referenced in the section entitled “Special Note Regarding Forward-Looking Statements.”

The Camden projections and merger estimates also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Camden’s business, changes in interest rates, general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Camden projections and merger estimates were prepared. In addition, the Camden projections and merger estimates do not take into account any circumstances, transactions or events occurring after the respective dates the Camden projections and merger estimates were prepared. Accordingly, actual results may differ, and may differ materially, from those contained in the Camden projections and merger estimates. We do not assure you that the financial results in the Camden projections and the merger estimates will be realized or that future financial results will not materially vary from those in the Camden projections or the merger estimates.

The inclusion of the Camden projections and the merger estimates should not be regarded as an indication that Camden or any of its affiliates, officers, directors, or other representatives consider the Camden projections or the merger estimates to be necessarily predictive of actual future events, and neither the Camden projections nor the merger estimates should be relied upon as such. None of Camden or its affiliates, officers, directors, or other representatives gives any stockholder of SBM, shareholder of Camden or any other person any assurance that actual results will not differ materially from the Camden projections or the merger estimates, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Camden projections or the merger estimates to reflect circumstances existing after the respective dates the Camden projections and the merger estimates were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Camden projections or the merger estimates are shown to be in error.

Certain Prospective Financial Information about SBM Provided to SBM’s Financial Advisor and to Camden and its Financial Advisor

In connection with the merger, SBM management provided certain limited unaudited prospective financial information for SBM on a stand-alone basis, without giving effect to the merger (the “SBM projections”), to Camden for purposes of considering and evaluating the merger and also to Camden’s and SBM’s respective financial advisors. The following table presents a summary of certain SBM historical information at or for the year ended December 31, 2014 and the SBM projections for the years ending December 31, 2015 and 2016:

Certain SBM Historical Projected Financial Performance Stand-Alone, Pre-Merger Basis
($ in millions)

	2014	2015	2016
Balance Sheet
Assets	$806	$858	$949
Securities	$87	$91	$121
Net Loans	$630	$685	$748
Deposits	$658	$708	$775
Tangible Common Equity	$86	$90	$98
Loan/Deposits	96%	97%	97%
Loans/Assets	78%	80%	79%
Profitability
Net Income	$1.7	$4.4	$7.8
ROAA	0.22%	0.53%	0.86%
ROAE	2.0%	5.0%	8.3%
Net Interest Margin	3.55%	3.65%	3.92%
Efficiency Ratio	89%	78%	70%
Non-Interest Income/Operating Revenue	25%	28%	29%
Asset Quality
Reserves/Loans	1.26%	1.29%	1.29%
Capital
Tangible Common Equity/Tangible Assets	10.7%	10.5%	10.3%

The SBM projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. Although presented with numerical specificity, the SBM projections were prepared in the context of numerous variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of SBM, and which may prove not to have been, or to no longer be, accurate. The SBM projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The SBM projections are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the SBM projections are set forth in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 24 and also include risks and uncertainties relating to SBM’s businesses (including the ability of SBM to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions.

The SBM projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for SBM’s business, changes in interest rates, general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the SBM projections were prepared. In addition, the SBM projections do not take into account any circumstances, transactions or events occurring after the respective dates the SBM projections were prepared. Accordingly, actual results may differ, and may differ materially, from those contained in the SBM projections. We do not assure you that the financial results in the SBM projections will be realized or that future financial results will not materially vary from those in the SBM projections.

The inclusion of the SBM projections should not be regarded as an indication that SBM or any of its affiliates, officers, directors, or other representatives consider the SBM projections to be necessarily predictive of actual future events, and the SBM projections should not be relied upon as such. None of SBM or its affiliates, officers, directors, or other representatives gives any stockholder of SBM, shareholder of Camden or any other person any assurance that actual results will not differ materially from the SBM projections, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the SBM projections to reflect circumstances existing after the respective dates the SBM projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the SBM projections are shown to be in error.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Camden treated as the acquiror. Under this method of accounting, SBM’s assets and liabilities will be recorded by Camden at their respective fair values as of the closing date of the merger and added to those of Camden. Any excess of purchase price over the net fair values of SBM’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of SBM’s net assets over the purchase price will be recognized in earnings by Camden on the closing date of the merger. Financial statements of Camden issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of SBM prior to the merger. The results of operations of SBM will be included in the results of operations of Camden beginning on the effective date of the merger.

Post-Closing Capitalization

Following the merger, Camden will have approximately 10,255,502 shares of common stock outstanding. Shareholders of Camden before the merger will own approximately 72% of the total shares outstanding after the merger and SBM’s current stockholders will own approximately 28%.

All of the numbers and percentages calculated above are based on the outstanding shares as of the record date and do not take into account the exercise of any outstanding stock options that would result in the issuance of additional common stock of Camden.

Listing of Camden Common Stock to be Issued in the Merger

Camden common stock is quoted on the NASDAQ Global Market under the trading symbol “CAC.” Under the terms of the merger agreement, Camden will file a notice of additional listing of shares with NASDAQ with respect to the shares of Camden common stock to be issued to the holders of SBM common stock in the merger so that these shares will be listed and traded on the NASDAQ Global Market following the merger.

Number of Holders of Common Stock and Number of Shares Outstanding

As of June 2, 2015, there were 1,230 shareholders of record of Camden common stock and 7,448,645 shares of Camden common stock outstanding.

As of June 2, 2015, there were 75 stockholders of record of SBM common stock and 614,330 shares of SBM common stock outstanding.

Camden’s registrar and transfer agent is American Stock Transfer & Trust Company. Copies of the governing corporate instruments of Camden and SBM are available, without charge, by following the instructions set forth in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 122.

INTERESTS OF SBM DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

SBM stockholders should be aware that directors and executive officers of SBM have financial interests in the merger that may be different from, or in addition to, those of SBM stockholders generally. As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of SBM upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including accelerated vesting of stock options and restricted stock units, cash severance, and continued health, dental, life and accident insurance benefits.

Share Ownership of SBM Directors and Executive Officers

As of June 8, 2015, the record date for the special meeting of SBM stockholders, the directors and executive officers of SBM may be deemed to be the beneficial owners of 80,453 shares, representing approximately 13.10% of the outstanding shares of SBM common stock. See the section of this proxy statement/prospectus titled “The Voting Agreements” beginning on page 105 for further information regarding the voting agreements between Camden and the SBM directors and executive officers, and certain of their affiliates.

SBM Directors Joining Camden Board and Camden National Bank Board

The merger agreement provides that, immediately following the effective time of the merger, two directors of SBM (as mutually agreed by SBM and Camden) will be appointed to the Camden and Camden National Bank board of directors. The two directors will be compensated for their service on the board of directors of Camden and Camden National Bank in accordance with the policies of Camden and Camden National Bank applicable generally to their directors.

Indemnification

Under the merger agreement, Camden has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of SBM or any of its subsidiaries, as provided in the articles of incorporation and bylaws of SBM, similar governing documents of any SBM subsidiary or applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger will survive the merger.

Directors’ and Officers’ Insurance

Under the merger agreement, SBM has agreed to purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage in a form acceptable to SBM that will provide SBM directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons as the directors’ and officers’ liability insurance coverage presently maintained by SBM, so long as the aggregate cost is not more than 200% of the annual premium currently paid by SBM for such insurance. In the event that this premium limit is insufficient for such coverage, SBM may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Change in Control Benefits Under Current SBM Agreements

The Bank of Maine has change of control agreements with twenty-one employees and the executives of SBM and The Bank of Maine, including John Everets, Chairman and Chief Executive Officer of SBM, and Edmund Hayden, Chief Risk Officer and Chief Credit Officer of SBM. The change of control agreements with the SBM executives provide that the executive is entitled to change of control benefits if the executive is terminated without cause or resigns for good reason during the 12 month period after a change of control of SBM or The Bank of Maine. The closing of the merger will constitute a change of control for purposes of the change of control agreements.

The change in control agreements provide that if the executive is terminated without cause or resigns for good reason following a change in control, The Bank of Maine will make payments and provide benefits as follows:

•	For Mr. Everets, he would receive a cash severance payment equal to his base salary as of his date of termination and target bonus as determined by the Compensation Committee of The Bank of Maine on or prior to such date (or his current base salary, plus target bonus existing prior to any reduction thereof resulting in a good reason termination), payable for 24 months. In addition, he would be entitled to continuation of all life, disability, medical insurance and other normal welfare benefits in effect as of his date of termination of employment for 24 months, or if The Bank of Maine can no longer provide those benefits because he is no longer employed, a dollar amount equal to The Bank of Maine’s cost of providing such benefits.
•	For Mr. Hayden, he would receive a cash severance payment equal to his base salary as of his date of termination and target bonus determined by the Compensation Committee of The Bank of Maine on or prior to such date (or his current base salary, plus target bonus existing prior to any reduction thereof resulting in a good reason termination), payable for 18 months. In addition, he would be entitled to continuation of all life, disability, medical insurance and other normal welfare benefits in effect as of his date of termination of employment for 18 months, or if The Bank of Maine can no longer provide those benefits because he is no longer employed, a dollar amount equal to The Bank of Maine’s cost of providing such benefits.
•	For all other executives, he or she would receive a cash severance payment equal to the executive’s base salary as of his or her date of termination, payable for six or, in the case of certain executives, 12 months. In addition, each executive would be entitled to continuation of all life, disability, medical insurance and other normal welfare benefits in effect as of his or her date of termination of employment for six, or in the case of certain executives, 12 months, or if The Bank of Maine can no longer provide these benefits because the executive is no longer employed, a dollar amount equal to The Bank of Maine’s cost of providing such benefits.

Termination for “cause” includes termination because of an executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation or final cease and desist order, or material breach of any provision of the change of control agreement.

Resignation for “good reason” means a resignation following:

•	any reduction in title, change in reporting structure or significant reduction in the executive’s responsibilities or authority;
•	any reassignment of the executive that requires the executive to move his or her principal residence;
•	any reduction in the executive’s annual base salary or bonus;
•	any failure of to provide the executive with benefits at least as favorable as those enjoyed the executive under any of the retirement, life insurance, medical, health and accident, disability or other employee plans of The Bank of Maine that the executive participated in before the change of control;
•	any failure to obtain a satisfactory agreement from any successor to assume and agree to perform the change of control agreement; or
•	any material breach of the change of control agreement by The Bank or Maine or its successor.

Each of the change of control agreements contains non-solicitation and confidentiality provisions that are enforceable beyond the termination of the executive’s employment and beyond the expiration of the change of control agreement. Each of the change of control agreements provides that for the period in which the executive receives change of control payments, the executive will not solicit employees of The Bank of Maine or any of its affiliates. In addition, the change of control agreements prohibits, at any time during or after termination, the disclosure or use of confidential information of SBM, The Bank of Maine or any of their affiliates.

Assuming the merger was completed and the executive experienced a qualifying termination of employment, the estimated cash severance that would be paid to Messrs. Everets and Hayden under the change in control agreements is $1,180,000 and $450,000, respectively, and the estimated severance payable to 19 other executives, as a group, under the change in control agreements is $1,806,887.

Future Services to Camden

Consulting Agreement with Mr. Everets.  In connection with the transaction, Camden National Bank and Mr. Everets entered into a consulting agreement, which will be effective upon the closing of the merger. Under the consulting agreement, as of the effective time of the merger, Mr. Everets’ employment with The Bank of Maine will terminate and Mr. Everets will provide consulting services to Healthcare Professional Financing Corporation (“HPFC”), which will be a wholly owned subsidiary of Camden National Bank, for a period commencing on the closing date of the merger and ending on the earliest of (1) the first anniversary of the closing date, (2) the date on which HPFC ceases to be wholly owned subsidiary of Camden National Bank, and (3) the termination of the consulting agreement by Mr. Everets or Camden National Bank in accordance with its terms. In addition, Mr. Everets agrees to be subject to certain non-solicitation and non-competition provisions.

Under the consulting agreement, Mr. Everets agreed that for a period of 18 months following the closing date of the merger, he will not, directly or indirectly, engage, participate or invest in any business that is in competition with Camden National Bank or HPFC anywhere in the State of Maine. However, Mr. Everets is not prohibited from having a passive investment in publicly traded stock of a company representing less than 5% of the stock of that company. Mr. Everets also agreed that he will not solicit, induce or hire any employee of Camden National Bank or any of its affiliates or subsidiaries from the employment of such entities or solicit any customer of Camden National Bank or HPFC to leave the service of Camden National Bank or HPFC for any reason.

Camden National Bank has agreed to pay Mr. Everets a total of $495,000 in consideration of the non-competition and consulting provisions in the consulting agreement, of which $320,000 will be paid in consideration of the non-solicitation and non-competition provisions, and $175,000 will be paid in consideration of the consulting services to be provided. The $495,000 will be paid to Mr. Everets monthly in arrears.

Agreement with Mr. Hayden.  Camden National Bank and Mr. Hayden have entered into an agreement for Mr. Hayden to join Camden National Bank as Executive Vice President and Chief Credit Officer, upon completion of the merger, with an annualized base salary of $220,000. Under the agreement, Camden National Bank agreed to assume the rights and obligations of Mr. Hayden’s existing change in control agreement, subject to Mr. Hayden waiving certain provisions of the change in control agreement relating to the definition of “good reason” in connection with a termination following a change in control. Mr. Hayden will participate in Camden’s Executive Incentive Plan, Long-Term Incentive Plan, and Defined Contribution Retirement Plan, and will be eligible to participate in Camden’s Management Stock Purchase Plan and the Executive Deferred Compensation Plan.

Settlement of Executive Officers’ and Directors’ Equity-Based Awards

The directors and executive officers of SBM hold stock options and restricted stock unit awards issued under the SBM Financial, Inc. Equity Incentive Plan, which is also referred to as the SBM equity plan.

Stock Options.  Stock options granted under the SBM equity plan vest monthly, or in accordance with the stock option award agreement. Under the terms of the merger agreement, upon closing of the merger, all stock options will be assumed by Camden and shall become fully vested in accordance with their terms and converted into stock options to acquire shares of Camden common stock. Each converted stock option shall be subject to the same terms and conditions as applied to the stock options immediately prior to the effective time of the merger. As of the effective time of the merger, each such option assumed will be converted for the number of whole shares of Camden common stock, rounded down to the nearest whole share, equal to the product of the number of SBM shares provided for in the option and 5.421, at an exercise per share equal to the quotient obtained by dividing the exercise price per SBM share provided for in the option by 5.421. As of June 2, 2015, SBM’s directors and executive officers (as a group) held vested and unvested options to acquire an aggregate of 16,600 shares of SBM common stock.

Restricted Stock Unit Awards.  Under the terms of the merger agreement, all outstanding restricted stock units granted under the SBM equity plan will vest and be converted into the right to receive merger consideration. As of June 2, 2015, SBM’s directors and executive officers (as a group) held 11,741 unvested restricted stock units.

Pro-Rata Bonuses

With respect to the calendar year in which the effective time of the merger occurs, eligible executive officers of SBM are entitled to receive pro-rata bonuses that have been budgeted by SBM consistent with past practice and in the ordinary course of business, payable by SBM to eligible executive officers at the effective time of the merger, provided that the monthly accruals of the aggregate bonus payments shall not exceed $50,000.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of SBM with and into Camden, effected through a two-step merger involving Camden’s wholly-owned subsidiary, Atlantic Acquisitions. The surviving corporation in the merger will be Camden. It is anticipated that The Bank of Maine will merge with and into Camden National Bank, with Camden National Bank continuing as the surviving bank, immediately following the merger.

Closing of the Merger

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of the parties. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Maryland.

We currently expect to complete the merger in the fall of 2015; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger.

Boards of Directors of the Surviving Corporation

Upon completion of the merger, Camden will expand the size of its board of directors, and cause Camden National Bank to expand the size of its board of directors, by two seats and appoint two directors of SBM as mutually agreed upon by Camden and SBM to serve as directors of Camden and Camden National Bank.

Merger Consideration

In the merger, each outstanding share of SBM common stock and restricted stock unit will be converted into the right to receive, at the election of the holder, either:

•	$206.00 in cash, without interest (which is referred to as the cash consideration); or
•	5.421 shares of Camden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration);

subject to the allocation and proration procedures described below. Subject to these procedures, you may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock.

No fractional shares of Camden common stock will be issued in connection with the merger. Instead, each SBM stockholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Camden common stock on NASDAQ for the ten consecutive trading days ending on the fifth business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

No interest will be paid on any cash merger consideration.

Election Procedures

No less than 20 business days prior to the anticipated closing date of the merger, each holder of record of SBM common stock or restricted stock unit will be sent an election form and other appropriate and customary transmittal materials which will permit each SBM stockholder:

•	to elect to receive $206.00 per share in cash, without interest, in exchange for all shares of SBM common stock and restricted stock units held by the stockholder;

•	to elect to receive 5.421 shares of Camden common stock, plus cash in lieu of any fractional share, in exchange for all shares of SBM common stock and restricted stock units held by the stockholder;
•	to elect to receive the cash consideration with respect to a portion of the shares of SBM common stock and restricted stock units held by the shareholder and the stock consideration with respect to the remaining shares of SBM common stock and restricted stock units held by the shareholder; or
•	to make no election with respect to the consideration to be received in exchange for the shareholder’s shares of SBM common stock and restricted stock units.

If your shares or a portion of your shares of SBM common stock or restricted stock units are held in “street name” by a broker, bank or other nominee, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker, bank or other nominee in advance of the election deadline in order to allow your broker, bank or other nominee sufficient time to make an election as described above. Camden will publicly announce the election deadline. “Street name” holders of SBM common stock and restricted stock units may be subject to an election deadline earlier than the announced election deadline applicable to record holders. Therefore, you should carefully read any materials you receive from your broker, bank or other nominee. If you instruct a broker, bank or other nominee to submit an election for your shares, you must follow such broker’s, bank’s or other nominee’s directions for revoking or changing those instructions.

An election form must be either accompanied by the SBM stock certificates as to which the election is being made, or must be accompanied by an appropriate guarantee of delivery of those stock certificates. Any election form may be revoked or changed by the person submitting such election form to the exchange agent by written notice to the exchange agent only if such notice of revocation or change is actually received by the exchange agent at or prior to the election deadline. Stock certificates relating to any revoked election form will be promptly returned without charge.

In order to be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on the 25th day following the mailing date of the election form to SBM stockholders, unless Camden and SBM have mutually agreed to another date and time as the election deadline, which date will be publicly announced by Camden as soon as practicable prior to the election deadline. SBM stockholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form along with the stock certificate(s) in advance of the election deadline.

If an SBM stockholder either:

•	does not submit a properly completed election form in a timely fashion; or
•	revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline,

the shares of SBM common stock and restricted stock units held by the stockholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election, revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

If you have a preference for receiving either cash or Camden common stock for your shares of SBM common stock and restricted stock units, you should return the election form indicating your preference. SBM stockholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of SBM shares being converted into the right to receive cash and Camden common stock. If you do not make an election, you will be allocated cash and/or Camden common stock depending entirely on the elections made by other SBM stockholders. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive due to the allocation procedures described below.

The market price of Camden common stock will fluctuate between the date of this proxy statement/prospectus, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Camden common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Camden common stock, you should carefully read the section of this proxy statement/prospectus titled “Material Federal Income Tax Consequences” beginning on page 106.

Allocation Procedures

A stockholder’s ability to elect to receive cash or shares of Camden common stock in exchange for shares of SBM common stock and restricted stock units in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are designed to ensure that 80% of the total number of shares of SBM common stock outstanding immediately prior to the effective time of the merger, will be converted into shares of Camden common stock, and the remaining shares of SBM common stock will be converted into cash. In the event that the tax opinions to be delivered at closing cannot be rendered as a result of the merger failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of Internal Revenue Code of 1986, as amended (the “Code”), Camden will increase the stock consideration to the minimum extent necessary to enable the tax opinions to be rendered.

Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other SBM stockholders. You may not receive the form of consideration that you elect in the merger, and you may instead receive a pro-rata amount of cash and Camden common stock.

Through the use of examples, we illustrate below the possible adjustments to elections in connection with these allocation procedures. The first of our three examples assumes you make an effective stock election with respect to all of your SBM shares. The second example assumes you make no election with respect to your SBM shares. Finally, the third example assumes that you make an effective cash election with respect to all of your SBM shares. You should note, however, that you are not required to elect to receive only cash or only Camden common stock. You may instead elect to receive cash with respect to a portion of your SBM shares and shares of Camden common stock with respect to the rest of your SBM shares. You also should note that the examples below are included for illustrative purposes only, and the pro-rated amounts of cash and stock that a shareholder may receive in the merger are subject to the application of the allocation provisions in the merger agreement by the exchange agent, including the exchange agent’s procedures for rounding the various amounts.

Allocation if Too Many Shares of Camden Common Stock are Elected.  If SBM stockholders elect to receive more Camden common stock than Camden has agreed to issue in the merger, then all SBM stockholders who elected to receive cash or who have made no election would receive the cash consideration with respect to their SBM shares, and all SBM stockholders who elected to receive Camden common stock would receive a pro-rata portion of the available shares of Camden common stock calculated in the manner described below.

EXAMPLE #1:  Assume that (1) 600,000 shares of SBM common stock are outstanding immediately prior to the merger, (2) holders of 500,000 shares of SBM common stock have made effective stock elections, (3) holders of 50,000 shares of SBM common stock have made effective cash elections and (4) holders of 50,000 shares of SBM common stock have made no election with respect to their shares. You hold 10,000 SBM shares and have made an effective election to receive the stock consideration for those shares. In this example, pro-ration would be required with respect to the SBM stockholders who elected the stock consideration because stockholders have elected to receive Camden common stock in the merger with respect to more than 80% of the outstanding shares of SBM common stock.

EXPLANATION #1:

Step 1.  Derive the stock fraction: the stock fraction equals the stock conversion number divided by the aggregate number of SBM shares for which an effective stock election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock conversion number is the number of shares of SBM common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 480,000 shares of SBM common stock. The stock fraction for the example above is calculated as follows:

stock conversion number stock election shares	=	480,000 shares 500,000 shares	=	0.96

Step 2.  Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of SBM shares as to which you have made an effective stock election. This amount is then multiplied by the exchange ratio of 5.421. The pro-rated stock consideration for the example above is calculated as follows:

10,000 × 0.96 = 9,600

9,600 × 5.421 = 52,041.6 shares of Camden common stock

Because no fractional shares of Camden common stock will be issued in the merger, you would receive 52,041 shares of Camden common stock and cash for the additional 0.6 fractional share.

Step 3.  Derive the cash consideration: the cash consideration that you will receive for your SBM shares is the product of $206.00, multiplied by the remaining number of SBM shares as to which you made an effective stock election. The cash consideration for the example above is calculated as follows:

$206.00 × (10,000 – 9,600) = $206.00 × 400 = $82,400

Thus, in this example, if you own 10,000 shares of SBM common stock and have made an effective stock election for all of those shares, you would receive (subject to rounding):

•	52,041 shares of Camden common stock;
•	cash for the 0.6 fractional share of Camden common stock; and
•	$82,400 in cash.

Allocation if Too Few Shares of Camden Common Stock are Elected.  If SBM stockholders elect less Camden common stock than the merger agreement provides for Camden to issue in the merger, then all shares with respect to which SBM stockholders have elected to receive stock consideration would be converted into the right to receive Camden common stock, and the shares for which SBM stockholders have elected to receive cash or with respect to which no election was made would be treated in the manner illustrated below.

EXAMPLE #2:  Assume that (1) 600,000 shares of SBM common stock are outstanding immediately prior to the merger, (2) holders of 400,000 shares of SBM common stock have made effective stock elections, (3) holders of 100,000 shares of SBM common stock have made effective cash elections and (4) holders of 100,000 shares of SBM common stock have made no election with respect to their shares. You hold 10,000 SBM shares and have made no election with respect to those shares. In this example, pro-ration would be required with respect to the stockholders who made no election with respect to their SBM shares because holders of less than 80% of the outstanding SBM shares have elected to receive Camden common stock in the merger, and the shortfall is less than the number of non-election shares.

EXPLANATION #2:

Step 1.  Derive the shortfall number:  the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of SBM shares with respect to which the stock consideration was elected. The stock conversion number is the number of shares of SBM common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 480,000 shares of SBM common stock. The shortfall number for the example above is calculated as follows:

480,000 – 400,000 = 80,000 shares

Step 2.  Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (80,000 shares) is less than the number of non-election shares (100,000 shares). As a result, all SBM shares with respect to which an effective cash election was made would be converted into the right to receive the cash consideration, and the holders of non-election shares would receive a mix of stock consideration and cash consideration.

Step 3.  Derive the stock fraction: the stock fraction equals the shortfall number divided by the aggregate number of SBM shares for which no election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number non-election shares	=	80,000 shares 100,000 shares	=	0.8

Step 4.  Derive the stock consideration:  the pro-rated stock consideration is the product of the stock fraction multiplied by the number of SBM shares as to which you have made no election. This amount is then multiplied by the exchange ratio of 5.421. The pro-rated stock consideration for the example above is calculated as follows:

10,000 × 0.8 = 8,000

8,000 × 5.421 = 43,368 shares of Camden common stock

Step 5.  Derive the cash consideration:  the cash consideration that you will receive for your SBM shares is the product of $206.00, multiplied by the remaining number of SBM shares as to which you made no election. The cash consideration for the example above is calculated as follows:

$206.00 × (10,000 – 8,000) = $206.00 × 2,000 = $412,000

Thus, in this example, if you own 10,000 shares of SBM common stock and made no election with respect to those shares, you would receive (subject to rounding):

•	43,368 shares of Camden common stock; and
•	$412,000 in cash.

EXAMPLE #3:  Assume that (1) 600,000 shares of SBM common stock are outstanding immediately prior to the merger, (2) holders of 400,000 shares of SBM common stock have made effective stock elections, (3) holders of 150,000 shares of SBM common stock have made effective cash elections and (4) holders of 50,000 shares of SBM common stock have made no election with respect to their shares. You hold 10,000 SBM shares and have made an effective election to receive the cash consideration for those shares. In this example, pro-ration would be required with respect to the stockholders who made cash elections with respect to their SBM shares because holders of less than 80% of the outstanding SBM shares have elected to receive stock in the merger, and the shortfall is more than the number of non-election shares.

EXPLANATION #3:

Step 1.  Derive the shortfall number:  the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of SBM shares with respect to which the stock consideration was elected. The stock conversion number is the number of shares of SBM common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 480,000 shares of SBM common stock. The shortfall number for the example above is calculated as follows:

480,000 – 400,000 = 80,000 shares

Step 2.  Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (80,000 shares) is greater than the number of non-election shares (50,000 shares). As a result, all SBM shares with respect to which no election was made would be converted into the right to receive the stock consideration, and the holders of shares with respect to which an effective cash election was made would receive a mix of stock consideration and cash consideration.

Step 3.  Derive the stock fraction: the stock fraction equals the amount by which the shortfall number exceeds the total number of non-election shares, divided by the aggregate number of SBM shares for which an effective cash election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number – non-election shares cash election shares	=	(80,000 – 50,000) 150,000	=	30,000 150,000	=	0.2

Step 4.  Derive the stock consideration:  the pro-rated stock consideration is the product of the stock fraction multiplied by the number of SBM shares as to which you have made an effective cash election. This amount is then multiplied by the exchange ratio of 5.421. The pro-rated stock consideration for the example above is calculated as follows:

10,000 × 0.2 = 2,000

2,000 × 5.421 = 10,842 shares of Camden common stock

Step 5.  Derive the cash consideration: the cash consideration that you will receive for your SBM shares is the product of $206.00, multiplied by the remaining number of SBM shares as to which you made an effective cash election. The cash consideration for the example above is calculated as follows:

$206.00 × (10,000 – 2,000) = $206.00 × 8,000 = $1,648,000

Thus, in this example, if you own 10,000 shares of SBM common stock and made an effective cash election for all of those shares, you would receive (subject to rounding):

•	10,842 shares of Camden common stock; and
•	$1,648,000 in cash.

Exchange of SBM Stock Certificates for Camden Stock Certificates

On or before the closing date of the merger, Camden will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Camden common stock. Camden has selected American Stock Transfer & Trust Company to act as exchange agent in connection with the merger.

SBM stockholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures.

As promptly as practicable following the effective time of the merger, the exchange agent will mail to each SBM stockholder of record at the effective time of the merger who did not previously surrender SBM stock certificates with a properly completed election form, a letter of transmittal and instructions for use in surrendering the stockholder’s SBM stock certificates. When such SBM stockholders deliver their SBM stock certificates to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their SBM stock certificates will be cancelled and in exchange SBM stockholders will receive, as allocated to them:

•	a Camden stock certificate representing the number of whole shares of Camden common stock that they are entitled to receive under the merger agreement;
•	a check representing the amount of cash that they are entitled to receive under the merger agreement; and/or
•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

No interest will be paid or accrued on any cash constituting merger consideration.

SBM stockholders who are receiving the stock consideration in the merger are not entitled to receive any dividends or other distributions on Camden common stock with a record date after the closing date of the merger until they have surrendered their SBM stock certificates in exchange for a Camden stock certificate.

After the surrender of their SBM stock certificates, SBM stockholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Camden common stock after the effective time.

Treatment of SBM Equity Awards

At the effective time of the merger, each option granted under SBM’s equity plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or cancelled, will be assumed by Camden and fully vested in accordance with its terms and converted into an option to acquire Camden common stock. As of the effective time of the merger, each such option assumed will be converted for the number of whole shares of Camden common stock, rounded down to the nearest whole share, equal to the product of the number of SBM shares provided for in the option and 5.421, at an exercise price per share equal to the quotient obtained by dividing the exercise price per SBM share provided for in the option by 5.421, rounded up to the nearest whole cent. Each assumed stock option shall be subject to the same terms and conditions that applied to the stock option immediately prior to the effective time (subject to adjustment by reason of the merger). As of June 2, 2015, there were outstanding options to purchase 27,500 shares of SBM common stock.

At the effective time of the merger, each outstanding restricted stock unit granted under SBM’s equity plan will vest in full and no longer be subject to any forfeiture or vesting requirements, and all such shares will be entitled to receive election forms and to receive the merger consideration.

Conditions to the Merger

The obligations of SBM and Camden to consummate the merger are subject to the fulfillment of the following conditions:

•	the merger being approved by the requisite affirmative vote of the stockholders of SBM;
•	the share issuance being approved by the requisite affirmative vote of the shareholders of Camden;
•	Camden and SBM having obtained all regulatory approvals required to consummate the transactions provided for in the merger agreement, all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any term, condition or restriction that Camden reasonably determines would (1) prohibit or materially limit the ownership or operation by Camden of all or any material portion of the business or assets of SBM or Camden, (2) compel Camden to dispose of or hold separate all or any material portion of the business or assets of SBM or Camden or (3) compel Camden to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1) – (3) of this sentence would have a material adverse effect on the future operation by Camden of its business, taken as a whole (a “burdensome condition”);
•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the consummation of the transactions provided for in the merger agreement; and
•	the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness.

In addition, the obligation of Camden to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	each of the representations and warranties of SBM contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on SBM;

•	each and all of the agreements and covenants of SBM to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;
•	Camden having received a certificate from the chief executive officer and chief financial officer of SBM with respect to compliance with the foregoing conditions; and
•	Camden having received an opinion from its tax counsel, or such other counsel as provided for in the merger agreement, that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code.

The obligations of SBM to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•	each of the representations and warranties of Camden and Atlantic Acquisitions contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Camden;
•	each and all of the agreements and covenants of Camden and Atlantic Acquisitions to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;
•	SBM having received a certificate from the chief executive officer and chief financial officer of Camden with respect to compliance with the foregoing conditions; and
•	SBM having received an opinion from its tax counsel, or such other counsel as provided for in the merger agreement, that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code.

“Material adverse effect” when used in reference to SBM or Camden, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (1) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of SBM or Camden, taken as a whole, or (2) would reasonably be expected to prevent SBM, Camden or Atlantic Acquisitions, LLC from performing its obligations under the merger agreement or consummating the transactions provided for in the merger agreement; however, material adverse effect does not include the impact of:

•	any fact, change, event, development, effect or circumstance arising after the date of the merger agreement affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on SBM or Camden, taken as a whole);
•	any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting after the date of the merger agreement, which affects generally entities such as SBM or Camden, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on SBM or Camden, taken as a whole);
•	actions and omissions of SBM or Camden taken with the prior written consent of the other party in furtherance of the transactions provided for in the merger agreement or otherwise permitted to be taken by SBM or Camden under the merger agreement;
•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions provided for in the merger agreement;
•	any failure by SBM or Camden to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period; and
•	changes in the trading price or trading volume of Camden’s common stock.

Termination

The merger agreement may be terminated and the merger and the transactions provided for in the merger agreement abandoned as follows:

•	by mutual written consent of the parties;
•	by Camden or SBM if the merger is not consummated by March 1, 2016, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;
•	by Camden or SBM if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach and such breach would entitle the non-breaching party not to consummate the transactions provided for in the merger agreement;
•	by Camden or SBM if (1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement (A) will impose any term, condition or restriction upon Camden or any of its subsidiaries that Camden reasonably determines is a burdensome condition, or (B) has been denied by final nonappealable action of any regulatory authority, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, provided in either case that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted or to prevent such burdensome condition from being imposed;
•	by Camden or SBM if the required approval of the merger by the SBM stockholders or the share issuance by the Camden shareholders is not obtained;
•	by Camden, if the SBM board of directors:
•	withdraws, qualifies, amends, modifies or withholds its recommendation to the SBM stockholders to vote in favor of the merger or makes any statement, filing or release that is inconsistent with the recommendation;
•	materially breaches its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of approval of the merger;
•	approves or recommends another acquisition proposal; or
•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;
•	by Camden if SBM or any of SBM’s representatives breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers;
•	by SBM in connection with entering into a definitive agreement to effect a superior proposal; or
•	by SBM, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the latest of the date, which is referred to as the determination date, on which (1) all regulatory approvals have been received, and (2) the approval of the merger by the SBM stockholders is obtained, if both of the following conditions are satisfied:
•	the average of the daily closing sales prices of a share of Camden common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the determination date is less than $30.65 (which represents 80% of the average of the daily closing sales prices of a share of Camden common stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of the merger agreement); and

•	the number obtained by dividing the average of the daily closing sales prices of a share of Camden common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the determination date by the average of the daily closing sales prices of a share of Camden common stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of the merger agreement is less than the quotient obtained by dividing the average of the closing prices of the NASDAQ Bank Index on each of the ten consecutive trading days immediately preceding the determination date by the average of the closing prices of the NASDAQ Bank Index for the ten consecutive trading days immediately preceding the date of the merger agreement, minus 0.20.

If the SBM board of directors exercises the termination right described above, Camden will have the option to increase the amount of Camden common stock to be provided to SBM stockholders such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If Camden elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.

Under the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Camden), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SBM or any of its subsidiaries;
•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of SBM or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of SBM and its subsidiaries on a consolidated basis;
•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of SBM or any of its subsidiaries;
•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of SBM or any of its subsidiaries; or
•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

For purposes of the termination fee provisions described below, all references to 25% in the definition of “acquisition transaction” shall instead refer to 50%.

Termination Fee

Under the terms of the merger agreement, SBM must pay Camden a termination fee of $5.4 million if:

•	Camden terminates the merger agreement as a result of the SBM board of directors:
•	withdrawing, qualifying, amending, modifying or withholding its recommendation to the SBM stockholders to vote in favor of the merger or making any statement, filing or release that is inconsistent with the recommendation;
•	materially breaching its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of the merger;
•	approving or recommending another acquisition proposal; or
•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•	Camden terminates the merger agreement as a result of a material breach by SBM or any of SBM’s representatives of the provisions in the merger agreement prohibiting the solicitation of other offers;
•	SBM terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal;
•	Camden or SBM terminates the merger agreement as a result of:
•	the failure of the SBM stockholders to approve the merger, or the merger not having been consummated by March 1, 2016 due to the failure of the SBM stockholders to approve the merger, and both:
•	an acquisition proposal with respect to SBM has been publicly announced, disclosed or otherwise communicated to the SBM board of directors or senior management of SBM prior to March 1, 2016 or prior to the special meeting, as applicable; and
•	within 12 months of termination of the merger agreement, SBM recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or
•	Camden terminates the merger agreement as a result of a willful material breach by SBM of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:
•	an acquisition proposal with respect to SBM has been publicly announced, disclosed or otherwise communicated to the SBM board of directors or senior management of SBM prior to such breach or during the related cure period; and
•	within 12 months of termination of the merger agreement, SBM recommends to its shareholders another acquisition proposal or enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

No Solicitation

SBM has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other of its agents (which we refer to as SBM’s representatives) will, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;
•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Camden) any information or data with respect to SBM or any of its subsidiaries or otherwise relating to an acquisition proposal;
•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SBM is a party; or
•	enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

If SBM receives a bona fide unsolicited written acquisition proposal that did not result from a breach by SBM of any of the provisions in the merger agreement as discussed above, the SBM board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to SBM or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•	the SBM board of directors first determines in good faith, (1) after consultation with its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (2) after consultation with its outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the MGCL or other fiduciary duties owed to its shareholders under applicable law;
•	SBM has provided Camden with at least two business days’ prior notice of such determination; and
•	prior to furnishing or affording access to any information or data with respect to SBM or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with SBM containing terms no less favorable to SBM than those contained in its confidentiality agreement with Camden.

A “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the SBM board of directors determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor:

•	would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of SBM’s common stock or all, or substantially all, of the assets of SBM and its subsidiaries on a consolidated basis;
•	would result in a transaction that:
•	involves consideration to the SBM stockholders that is more favorable, from a financial point of view, than the consideration to be paid to SBM stockholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically provided for in the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and
•	is, in light of the other terms of such proposal, more favorable to SBM stockholders than the merger and the transactions provided for in the merger agreement; and
•	is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

SBM has agreed to promptly, and in any event within 24 hours, notify Camden in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SBM or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request, the material terms and conditions of any proposals or offers. SBM is also required to keep Camden informed, on a reasonably current basis, and in any event within 24 hours, of the status and terms of any material developments with respect to such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

SBM has also agreed to promptly provide Camden with any non-public information about SBM or any of its subsidiaries provided to any other person that was not previously provided to Camden.

In addition, under the merger agreement, SBM agreed that its board of directors, or any committee of the board, will not:

•	withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Camden in connection with the transactions provided for in the merger agreement (including the merger), its recommendation that SBM stockholders vote to approve the merger;
•	fail to reaffirm its recommendation that SBM stockholders vote to approve the merger within three business days following a request by Camden;
•	make any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that SBM stockholders vote to approve the merger (including taking a neutral position or no position with respect to an acquisition proposal);
•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or
•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:
•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or
•	requiring SBM to abandon, terminate or fail to consummate the merger or any other transaction provided for in the merger agreement.

However, prior to the date of the special meeting of stockholders, the SBM board of directors may withdraw, qualify, amend or modify its recommendation that SBM stockholders vote to approve the merger if the SBM board reasonably determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with the standard of conduct required of a board of directors under the MGCL or other fiduciary duties owed to the SBM stockholders under applicable law. In the event that the SBM board makes this determination, SBM must provide three business days’ prior written notice to Camden that its board has decided that a bona fide unsolicited written acquisition proposal that SBM received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the three business days after Camden’s receipt of the notice of a superior proposal, SBM and its board must cooperate and negotiate in good faith with Camden to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable SBM to proceed with its board’s original recommendation with respect to the merger agreement without requiring SBM to approve or recommend to its shareholders a superior proposal and withdraw, qualify or modify its board’s recommendation with respect to the merger agreement. At the end of the three business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Camden during that period, the SBM board must again determine in good faith, after consultation with outside legal counsel, that:

•	it is required to approve or recommend to its shareholders a superior proposal and withdraw, qualify, amend or modify its recommendation with respect to the merger agreement to comply with its fiduciary duties to its shareholders under applicable law; and
•	the acquisition proposal is a superior proposal.

SBM Stockholders Meeting

SBM has agreed to call, hold and convene a meeting of its stockholders as promptly as practicable (and in any event within 45 days following the time when the registration statement of which this proxy statement/prospectus is a part becomes effective) to consider and vote upon the approval of the merger and any other matter required to be approved by the stockholders of SBM in order to consummate the merger.

Camden Shareholders Meeting

Camden has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the registration statement of which this proxy statement/prospectus is a part becomes effective) to consider and vote upon the approval of the share issuance and any other matter required to be approved by the shareholders of Camden in order to consummate the merger.

NASDAQ Listing

Under the terms of the merger agreement, Camden will file a notice of additional listing of shares with NASDAQ with respect to the shares of Camden common stock to be issued to the holders of SBM common stock in the merger so that these shares will be listed and traded on the NASDAQ Global Market following the merger.

Indemnification and Insurance

Indemnification.   Under the merger agreement, Camden has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of SBM or any of its subsidiaries, as provided in the articles of incorporation and bylaws of SBM, similar governing documents of any SBM subsidiary or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger, including without limitation the right to advancement of expenses, will survive the merger.

Directors’ and Officers’ Insurance.   The merger agreement provides for SBM to purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage prior to the effective time of the merger in a form acceptable to SBM. This extended reporting period endorsement will provide SBM’s directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to the insured persons as, the directors’ and officers’ liability insurance coverage presently maintained by SBM so long as the aggregate cost is no more than 200% of the annual premium currently paid by SBM for such insurance. In the event that this premium limit is insufficient for such coverage, SBM may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Conduct of Business Pending the Merger

Under the merger agreement, SBM has agreed that, until the effective time of the merger or the termination of the merger agreement, and except as expressly permitted by the merger agreement or with the prior written consent of Camden, SBM will not, and will cause each of its subsidiaries not to:

•	conduct its business other than in the ordinary and usual course consistent with past practice;
•	fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;
•	take any action that would reasonably be expected to adversely affect the ability of either SBM or Camden to obtain any necessary regulatory approval required to complete the transactions provided for in the merger agreement or adversely affect SBM’s ability to perform any of its material obligations under the merger agreement;
•	issue, sell or otherwise permit to become outstanding any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock options or stock based awards outstanding or authorized to be granted on the date of the merger agreement;
•	accelerate the vesting of any existing stock options or other equity rights except pursuant to the merger agreement;
•	effect a split, dividend, recapitalization or reclassification of its capital stock;
•	declare or pay any dividend or other distribution on its capital stock other than:
•	regular quarterly cash dividends not to exceed the rate paid during the fiscal quarter immediately preceding the date of the merger agreement; or
•	dividends paid by wholly-owned subsidiaries to SBM or any other wholly-owned subsidiary of SBM;

•	directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options;
•	grant or approve any preemptive or similar rights with respect to any shares of SBM common stock;
•	enter into or amend any employment, severance or similar arrangement with any director, officer, employee or consultant, grant any salary or wage increase, increase any employee benefit, or make any bonus or incentive payments except for normal increases not to exceed five percent (5%) in compensation to employees in the ordinary course of business consistent with past practice, as may be required by law, to satisfy existing contractual obligations and with respect to the calendar year in which the merger becomes effective, for pro-rata bonuses budgeted by SBM consistent with past practice and in the ordinary course of business;
•	enter into, establish, adopt, or amend any benefit plans or any agreement, arrangement, plan or policy between SBM and any of its directors, officers or employees, except as required by law or to satisfy contractual obligations;
•	hire any member of senior management or other key employee, elect to any office any person who is not a member of SBM’s management team as of the date of the merger agreement or elect to the SBM board of directors any person who is not a member of the SBM board of directors as of the date of the merger agreement, except for the hiring of at-will employees having a title of manager or lower at an annual rate of salary not to exceed $65,000 in the ordinary course of business;
•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of SBM’s assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together with all other such transactions, is not material to SBM and its subsidiaries taken as a whole;
•	amend its charter or bylaws;
•	acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;
•	except for any emergency repairs to real or personal property owned by SBM, notice of which will be provided to Camden 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $50,000 in the aggregate;
•	enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;
•	settle any litigation, which settlement involves payment by SBM or any of its subsidiaries of any amount that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of SBM or any of its subsidiaries after the effective time of the merger, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;
•	enter into any new material line of business;
•	change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;
•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	file any application or make any contract with respect to branching or site location or branching or site relocation;
•	enter into any derivative transactions;
•	incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice);
•	prepay any indebtedness or other similar arrangements so as to cause SBM or any of its subsidiaries to incur any prepayment penalty;
•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;
•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment of a type or in an amount not in accordance with SBM’s investment policy or any other debt security other than in accordance with SBM’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with SBM’s investment policy;
•	make, increase or purchase any loan if, as a result of such action, the total commitment to the borrower and the borrower’s affiliates would equal or exceed $5,000,000;
•	make, increase or purchase any fixed-rate loan with pricing below the applicable Federal Home Loan Bank advance rate plus 175 basis points;
•	renegotiate, renew, increase, extend, modify or purchase any existing loan rated “special mention” or lower by The Bank of Maine other than a loan modification that requires no additional funds and whose restructured term is less than three years;
•	invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;
•	foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of hazardous material;
•	change its accounting principles, practices or methods other than as may be required by changes in laws or regulations or by generally accepted accounting principles;
•	make or change any material (affecting or relating to more than $50,000 or more of taxable income) tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, surrender any material right to claim a refund of taxes, consent to any material extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;
•	change its loan policies or procedures except as required by a governmental authority;
•	knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the merger;

•	take any action that is intended or is reasonably likely to result in:
•	any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger;
•	any of the conditions to the merger set forth in the merger agreement not being satisfied; or
•	a material violation of any provision of the merger agreement; or
•	agree or commit to do any of these prohibited activities.

Camden and Atlantic Acquisitions have agreed that, except as permitted by the merger agreement or otherwise consented to by SBM in writing, they will not:

•	knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the merger;
•	take any action that would adversely affect the ability of Camden to obtain the regulatory approvals; or
•	take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

The agreements relating to the conduct of SBM’s and Camden’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this proxy statement/prospectus as Annex A.

Employee Benefits

Under the terms of the merger agreement, after the effective time of the merger, Camden will provide the employees of SBM and any of its subsidiaries who remain employed after the effective time of the merger with at least the types and levels of comparable employee benefits as those provided to similarly-situated employees of Camden. Camden also has the right in its sole discretion to terminate, merge or continue any of SBM’s employee benefit plans. To the extent that SBM’s employees become eligible to participate in Camden’s employee benefit plans after the merger, Camden will:

•	provide each employee with eligibility and vesting credit, but not benefit accrual credit with respect to defined benefit plans for purposes of severance benefits, for any purposes under any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation or benefits or profits-sharing contribution, equal to the amount of service credited by SBM prior to the merger;
•	subject to the terms of Camden’s employee plans, take commercially reasonable efforts to provide each employee with eligibility and vesting credit in Camden’s 401(k) plan for purposes of determining the length of vacation, sick time, paid time off and severance under Camden’s applicable plan or policy;
•	subject to the terms of Camden’s employee plans, not treat any employee of SBM or any of its subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Camden for any pre-existing medical condition, except to the extent such employee was treated as a “new” employee under the SBM health plan; and
•	subject to the terms of Camden’s employee plans, provide for any deductibles, co-payments or out-of-pocket expenses paid under SBM’s health plans to be credited toward deductibles, co-payments or out-of-pocket expenses under Camden’s health plans upon delivery to Camden of appropriate documentation.

In addition, Camden has agreed to allocate an aggregate amount of $200,000 among certain of SBM’s employees to be distributed as retention bonus to such employees. Camden has also agreed to honor severance guidelines in connection with the termination of employment of any of SBM’s employees. Camden also agreed to cause SBM and its subsidiaries to honor and continue to be obligated to perform all contractual rights of current and former employees of SBM or any of its subsidiaries existing as of the date of the merger agreement.

Employees of SBM and any of its subsidiaries who remain employed after the effective time of the merger, and who are not otherwise party to an employment agreement, change in control agreement or other separation agreement that provides a benefit upon a termination of employment, will be eligible to receive a lump sum severance payment equal to two weeks of weekly base salary or weekly hourly pay for each year of service, with a minimum of four weeks and a maximum of 26 weeks, if their employment is terminated other than for cause (as defined in the severance guidelines) within one year following the effective time of the merger. An employee with less than one year of service will be eligible to receive two weeks of weekly base salary or weekly hourly salary.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this proxy statement/prospectus and all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that Camden, Atlantic Acquisitions and SBM made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Camden and SBM rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement contains reciprocal representations and warranties of Camden, Atlantic Acquisitions and SBM relating to:

•	due organization, existence, good standing and corporate authority;
•	capitalization;
•	corporate power;
•	corporate authority;
•	no violation or breach of certain organizational documents, agreements and governmental orders;
•	corporate records;
•	compliance with laws;
•	litigation;
•	absence of certain changes;
•	taxes and tax returns;
•	employee benefit programs;
•	labor matters;
•	environmental matters;
•	regulatory capitalization;
•	loans and nonperforming and classified assets;
•	Community Reinvestment Act, anti-money laundering and customer information security compliance;
•	investment securities;

•	brokers; and
•	deposit insurance.

The merger agreement contains additional representations and warranties by SBM relating to:

•	subsidiaries;
•	insurance;
•	intellectual property;
•	personal data and privacy requirements;
•	material agreements and defaults;
•	property and leases;
•	inapplicability of takeover laws;
•	investment management and related activities;
•	derivative transactions;
•	repurchase agreements; and
•	transactions with affiliates.

The merger agreement also contains additional representations and warranties by Camden and its subsidiaries relating to SEC documents and filings, and the sufficiency of funds to complete the merger.

None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions, except that Camden and SBM will share equally any printing costs and SEC filing and registration fees.

Amendments

Camden and SBM may amend the merger agreement by executing a written amendment approved by the boards of directors of Camden and SBM. However, after approval of the merger by the stockholders of SBM, no amendment of the merger agreement may be made which by law requires further approval of the SBM stockholders without obtaining that approval.

Regulatory Approvals Required for the Merger

Before Camden, Atlantic Acquisitions and SBM may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal bank regulators.

Office of the Comptroller of the Currency.  The merger of The Bank of Maine with and into Camden National Bank is subject to approval by the Office of the Comptroller of the Currency (the “OCC”), under Section 18(c) of the Federal Deposit Insurance Act, as amended, also known as the “Bank Merger Act.” Under the Bank Merger Act, the OCC may not approve a transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the OCC considers the financial and managerial resources and future prospects of the depository institutions involved in the proposed merger, the convenience and needs of the communities to be served, and the risk to the financial stability of the United States banking or financial system. Under the Community Reinvestment Act of 1977, as amended (the “CRA”), the OCC must take into account the record of performance of each party to the proposed merger in meeting the credit needs of its entire community, including low and moderate income neighborhoods. The OCC also must consider the effectiveness of each party involved in the proposed transaction in combating money laundering activities. The OCC will also consider the permissibility of activities conducted by subsidiaries of The Bank of Maine. Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Camden National Bank and The Bank of Maine for OCC approval. The public comment period commenced on May 15, 2015 and will end on June 15, 2015. As The Bank of Maine is a savings association, the parties must also provide at least 30 days’ prior notice to the OCC of the proposed merger under a separate regulation of the OCC governing federally chartered savings associations.

In connection with its review of the application submitted by Camden National Bank and The Bank of Maine, the OCC will request a report on competitive factors from the United States Department of Justice (the “DOJ”). The OCC or the DOJ may challenge the merger on competitive grounds, and may require Camden National Bank to divest certain of its branches or branches it proposes to acquire from The Bank of Maine in order to complete the merger. The level of divestitures that the OCC and the DOJ may require might be unacceptable. Such divestures could delay the date of completion of the merger or may diminish the benefits of the merger.

Following OCC approval, the Bank Merger Act imposes a waiting period of up to 30 days after the OCC approval in order to permit the United States Department of Justice to file any objections to the proposed merger of The Bank of Maine with and into Camden National Bank under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction, which the parties expect to occur. In reviewing these transactions, the Department of Justice could analyze the effect of the transactions on competition differently than the OCC, and thus it is possible that the Department of Justice could reach a different conclusion than the OCC regarding the anti-competitive effects of these transactions. If the Department of Justice were to commence an antitrust action, it would stay the effectiveness of the OCC’s approval unless a court specifically orders otherwise.

After the merger, Camden National Bank expects to relocate four of its branch offices to locations that currently serve as The Bank of Maine branches. Each of the branch relocations constitutes a “short distance relocation,” as that term is defined by 12 C.F.R §5.3(k). Camden National Bank has filed a branch relocation application with the OCC for these branch relocations simultaneously with the application submitted pursuant to the Bank Merger Act.

Federal Reserve.  Camden’s acquisition of indirect control of 100% of the outstanding shares of SBM following the merger of SBM into Atlantic Acquisitions is subject to approval by the Board of Governors of the Federal Reserve System, or the “Federal Reserve”. The requirement for Camden to obtain such approval by submitting a notification under Section 4(j) of the Bank Holding Company Act of 1956, as amended (the “BHCA”), may be waived in the discretion of the Federal Reserve. The Federal Reserve has waived applications or notifications otherwise required by the BHCA in situations when a transaction is also subject to review by another federal bank regulatory agency, but the Federal Reserve is not required to grant any such waiver. Camden expects to file a waiver request with the Federal Reserve, requesting confirmation that it may acquire SBM and The Bank of Maine without the filing of a formal notification. If a waiver is not received, the necessary notification will be filed.

If for any reason the Federal Reserve does not grant the waiver request, Camden will file a notification pursuant to Section 4(j) of the BHCA, requesting approval to acquire 100% of the voting shares of SBM through the merger of Atlantic Acquisitions with and into SBM and, thereby, acquire control of The Bank of Maine. In connection with a notification under Section 4(j) of the BHCA, the Federal Reserve is required to consider whether performance of a proposed nonbanking activity by a bank holding company or a subsidiary of such company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, unsound banking practices, or risk to the stability of the United States banking or financial system.

Camden and SBM have filed all applications and notices and will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority.

THE VOTING AGREEMENTS

In connection with the merger agreement, Camden entered into voting agreements with SBM’s directors and executive officers and their affiliates, consisting at that time of Carl Soderberg, Dennis Townley, Thomas Wiggins, Basswood Opportunity Partners, L.P., MSG Partners, LLC, Basswood Opportunity Fund, John W. Everets, Richard D. Field, Robert H. Gardiner, Edmund M. Hayden III, David J. Ott, James H. Ozanne, Ronald E. Roark. There are 80,453 shares of SBM common stock subject to the voting agreements, which represents approximately 13.10% of the outstanding shares of SBM common stock as of the record date.

In the voting agreements, each of these stockholders has agreed to vote all of his or its shares of SBM common stock (including any shares acquired after the date of the voting agreement, whether by the exercise of any stock option, purchase in the open market, privately or otherwise):

•	in favor of approval of the merger and the transactions provided for in the merger agreement;
•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of SBM contained in the merger agreement or of the stockholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to SBM’s and Camden’s respective obligations to consummate the merger; and
•	against another acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the transactions provided for in the merger agreement.

Under the voting agreements, each of the stockholders also agreed not to, and not to permit any of his or its affiliates, to:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;
•	participate in any discussions or negotiations regarding another acquisition proposal, or furnish, or otherwise afford access, to any person (other than Camden) any information or data with respect to SBM or any of its subsidiaries or otherwise relating to another acquisition proposal;
•	enter into any agreement, agreement in principle or letter of intent with respect to another acquisition proposal;
•	solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;
•	initiate a stockholders’ vote or action by consent of SBM’s stockholders with respect to another acquisition proposal; or
•	except by reason of the voting agreement, become a member of a group with respect to any voting securities of SBM that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, these stockholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of SBM common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement of Camden and the stockholder.

The voting agreements expire upon the earliest to occur: (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms; or (iii) the mutual agreement of the parties thereto.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger of Camden and SBM. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to SBM stockholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular SBM stockholder.

The following discussion may not apply to particular categories of holders of shares of SBM common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold SBM capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of SBM common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

The Merger

Based on facts and representations and assumptions regarding factual matters that were provided by Camden and SBM and that are consistent with the state of facts that Camden and SBM believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Luse Gorman, PC are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. If the merger is treated as a “reorganization,” neither Camden nor SBM will recognize any taxable gain or loss as a result of the merger.

The federal income tax consequences of the merger to a SBM stockholder generally will depend on whether the stockholder receives cash, Camden common stock or a combination of cash and stock in exchange for the stockholder’s shares of SBM common stock.

Receipt of Solely Camden Common Stock

An SBM stockholder who receives solely Camden common stock in exchange for all of that stockholder’s shares of SBM common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share of Camden common stock. The stockholder’s tax basis in the Camden common stock received pursuant to the merger will equal that shareholder’s tax basis in the shares of SBM common stock being exchanged, reduced by any amount allocable to a fractional share of Camden common stock for which cash is received. The holding period of Camden common stock received will include the holding period of the shares of SBM common stock being exchanged.

Receipt of Solely Cash

A SBM stockholder who receives solely cash in exchange for all of that stockholder’s shares of SBM common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of SBM common stock, which gain or loss will be long-term capital gain or loss if such shares of SBM common stock were held for more than one year. If, however, any such SBM stockholder constructively owns shares of SBM common stock that are exchanged for shares of Camden common stock in the merger or owns shares of Camden common stock actually or constructively after the merger, such actual or constructive ownership of Camden common stock may prevent any gain recognized in the merger from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend. Under the constructive ownership rules of the Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your shares of SBM common stock will be treated as a dividend.

Receipt of Camden Common Stock and Cash

A SBM stockholder who receives both Camden common stock and cash consideration in exchange for all of his, her or its shares of SBM common stock generally will recognize gain, but not loss, to the extent of the lesser of:

•	the excess, if any, of (a) the sum of the aggregate fair market value of the Camden common stock received (including any fractional share of Camden common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the shareholder’s aggregate tax basis in the shares of Camden common stock exchanged in the merger; and
•	the amount of cash received by the stockholder.

For this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of SBM common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the stockholder’s ratable share of the undistributed accumulated earnings and profits of SBM. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your SBM common stock will be treated as a dividend.

The stockholder’s aggregate tax basis in the Camden common stock received pursuant to the merger will equal that stockholder’s aggregate tax basis in the shares of SBM common stock being exchanged, reduced by any amount allocable to a fractional share of Camden common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by that shareholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares

No fractional shares of Camden common stock will be issued in the merger. An SBM stockholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Camden. An SBM stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the SBM common stock exchanged was held for more than one year.

Tax Opinions

Tax opinions of Goodwin Procter LLP and Luse Gorman, PC have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this proxy statement/prospectus is a part. Additionally, it is a condition to the obligations of Camden and SBM to complete the merger that Camden receive an opinion of Goodwin Procter LLP, counsel to Camden, or such other counsel as contemplated by the merger agreement, and that SBM receive an opinion of Luse Gorman, PC, counsel to SBM, or such other counsel as contemplated by the merger agreement, each dated as of the closing date of the merger and each to the effect that, based on representations of Camden and SBM and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

The tax opinions delivered or to be delivered to Camden and to SBM in connection with the merger are not binding on the Internal Revenue Service, or the “IRS,” or the courts, and neither Camden nor SBM have sought or will seek any ruling from the IRS, regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Camden or SBM, or the federal income tax consequences of the merger described in this proxy statement/prospectus.

Backup Withholding

Non-corporate holders of SBM common stock may be subject to information reporting and backup withholding on any cash payments they receive. SBM stockholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal they will receive; or
•	are otherwise exempt from backup withholding.

If withholding results in an overpayment of taxes, a refund or credit against an SBM stockholder’s United States federal income tax liability may be obtained from the IRS, provided the shareholder furnishes the required information to the IRS. A holder that does not furnish their correct TIN may be subject to penalties imposed by the IRS.

Reporting Requirements

SBM stockholders who receive Camden common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of stockholders of SBM, a Maryland corporation, are governed by the MGCL, SBM’s articles of incorporation and SBM’s bylaws, each as currently in effect. When the merger becomes effective, SBM stockholders will become shareholders of Camden, a Maine corporation, if they receive the stock consideration for any portion of their shares of SBM common stock. The rights of Camden shareholders will be governed by Maine law, Camden’s articles of incorporation, and Camden’s bylaws, each as in effect from time to time.

The following discussion is a summary of the material differences between the rights of SBM’s stockholders under the MGCL and the articles of incorporation and bylaws of SBM and the rights of Camden shareholders under Maine law and the articles of incorporation and bylaws of Camden. You are urged to read the documents discussed below for a more complete understanding of the differences between the rights of SBM stockholders and the rights of Camden shareholders. This discussion is qualified in its entirety by reference to the MGCL and Maine law and the full texts of the articles of incorporation and bylaws of Camden and SBM.

Capitalization

Camden.  The total authorized capital stock of Camden consists of 20,000,000 shares of common stock, no par value. As of June 2, 2015, there were 7,448,645 shares of common stock issued and outstanding.

SBM.  The total authorized capital stock of SBM consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 2, 2015, there were 614,330 shares of common stock outstanding and no shares of preferred stock issued and outstanding.

Notice of Shareholder Meetings

Camden.  In accordance with Maine law, Camden’s bylaws provide that written notice of any shareholders’ meeting must be given to each shareholder entitled to vote not less than ten nor more than 60 days before the meeting.

SBM.  In accordance with the MGCL, SBM’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder entitled to vote and to each other stockholder entitled to notice of the meeting not less than ten nor more than 90 days before the meeting.

Right to Call Special Meetings

Camden.  Under Maine law, a special meeting of shareholders may be called by the board of directors, the person or persons authorized to do so by the articles of incorporation or the bylaws, or shareholders if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation.

SBM.  Pursuant to MGCL and SBM’s bylaws, a special meeting of stockholders may be called by the chairman or the chief executive officer of SBM, the board of directors or stockholders holding at least a majority of all the votes entitled to be cast at the special meeting submitting a written request.

Actions by Written Consent of Shareholders

Camden.  Under Maine law, shareholders may take action by written consent in lieu of a meeting; provided that the written consent is signed by all holders of shares entitled to vote at a meeting.

SBM.  The MGCL permits any action required or permitted to be taken at a meeting of the stockholders to be taken without a meeting, by unanimous written or electronic consent of all stockholders entitled to vote on the matter.

Rights of Dissenting Shareholders

Camden’s common stock is listed on the Nasdaq Global Market, holders of Camden common stock do not have any dissenters’ or appraisal rights.

SBM.  In accordance with MGCL, SBM’s articles of incorporation provides that holders of its stock are not entitled to dissenters’ or appraisal rights.

Board of Directors — Removal and Classification

Camden.  Camden’s articles of incorporation and bylaws provide that the board of directors shall be divided into three classes as nearly equal as practicable and one class shall be elected annually. Camden’s bylaws also provide that the number of directors may be increased or decreased between seven and 16 from time to time by resolution of the shareholders or of the board. Maine law provides that shareholders may remove one or more directors with or without cause by the shareholders only at a special meeting called for the purpose of removing such director and the affirmative vote of the holders of at least two-thirds of the shares entitled to vote at the meeting.

SBM.  SBM’s articles of incorporation and bylaws provide that the board of directors shall be divided into three classes as nearly equal in number as reasonably practicable and one class shall be elected annually. SBM’s articles of incorporation provide that any director, or the entire board of directors, may only be removed for cause and only by the affirmative vote of the holders of 80% of the shares then outstanding and entitled to vote generally in the election of directors.

Filling Vacancies on the Board of Directors

Camden.  Under Maine law and Camden’s articles of incorporation, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office.

SBM.  In accordance with MGCL, SBM’s bylaws provide that any vacancy on the board resulting from an increase in the size of the board or the death, resignation or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.

Preemptive Rights

Preemptive rights generally allow a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Neither Camden nor SBM shareholders have preemptive rights.

Dividends

Camden.  Pursuant to Maine law, a corporation may make a distribution to its shareholders upon the authorization of its board of directors unless, after giving effect to that distribution:

•	the corporation would be unable to pay its debts as they become due in the usual course of business; or
•	the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

SBM.  Pursuant to the MGCL, a corporation may make distributions to its stockholders upon the authorization of its board of directors and subject to its articles of incorporation, unless after giving effect to that distribution:

•	the corporation would be unable to pay its debts as they become due in the usual course of business; or
•	the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution, subject to certain exceptions, including that the distribution may be paid from the net earnings of the current or precedent fiscal year.

Each of Camden and SBM are subject to certain regulatory restrictions on the payment of dividends to holders of their common stock.

Shareholder Nominations and Proposals

Camden.  Camden’s bylaws include advance notice and informational requirements for any proposal that a shareholder wishes to bring before the annual meeting. A shareholder’s notice of a proposal will be timely if delivered to Camden’s corporate secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of Camden’s shareholders.

SBM.  SBM’s bylaws include advance notice and informational requirements for any proposal that a stockholder wishes to bring before the annual meeting. A stockholder’s notice of a proposal will be timely if delivered to SBM’s corporate secretary not less than 80 days nor more than 90 days prior to the annual meeting of SBM’s stockholders; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such notice must be delivered not later than the tenth day following the day on which notice was mailed or public disclosure was made.

Amendments to Articles of Incorporation

Camden.  Under Maine law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action, including certain changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment.

SBM.  Under the MGCL, a corporation’s articles of incorporation maybe amended by the adoption of a resolution by the board of directors setting forth the proposed amendment and declaring it advisable, and the affirmative vote of at least two-thirds of the outstanding shares of common stock entitled to be cast on the matter; provided, however, that action by stockholders is not required for amendments increasing or decreasing the aggregate number of shares of stock of the corporation or of any class or series, or effecting a reverse stock-split under certain circumstances, in each case if approved by a majority of the board. SBM’s articles of incorporation provide that the articles of incorporation may be amended or repealed in the manner prescribed by the MGCL, except that a proposed amendment or repeal approved by at least two-thirds of the board of directors needs only be approved by the vote of a majority of all shares entitled to be cast on the matter. Furthermore, under SBM’s articles of incorporation, approval by at least 80% of the outstanding capital stock entitled to vote generally in the election of directors is required to amend certain provisions regarding, but not limited to, the limitation of voting rights, classification of the board, board vacancies, removal of directors, amendment of the bylaws, acquisition offers, issuance of preferred stock, a shareholder quorum, indemnification of officers and directors, cumulative voting, advance notice requirements for stockholder proposals and nominations, and the provision requiring at least 80% outstanding capital stock approval to amend the aforementioned provisions.

Amendments to Bylaws

Camden.  Camden’s articles of incorporation provide that the bylaws may be amended by either the board of directors or shareholders by a two-thirds vote of the shareholders.

SBM.  SBM’s articles of incorporation provide that the bylaws may be amended by either a majority vote of the board of directors or the vote of at least 80% of the outstanding capital stock entitled to vote generally in the election of directors voting as a single class.

Shareholder Approval of a Merger

Camden.  To the extent shareholders are entitled to vote on a merger under Maine law, a corporation’s board of directors must adopt the plan of merger and recommend it to the shareholders and the agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger.

SBM.  Under the MGCL and SBM’s articles of incorporation, all matters to be voted on by stockholders shall be approved by the affirmative vote of the holders of a majority of the shares of all classes entitled to vote on such matter.

Indemnification and Limitation of Liability

Camden.  Under Maine law, a corporation may indemnify its directors, officers and employees; provided, that, the person to be indemnified acted in good faith, in a manner the person reasonably believed to be in the best interests of the corporation (or, if the director was acting outside his or her official capacity with the corporation, the director reasonably believed his or her conduct was at least not opposed to the corporation’s best interests). Furthermore, if the person is an officer, indemnification is prohibited where liability arises from receipt of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or its shareholders, or an intentional violation of criminal law. Indemnification is permissive under Maine law, except that corporations must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of any proceeding to which the director was a party for reasonable expenses incurred in connection with that proceeding.

SBM.  Under the MGCL, a corporation may indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding; and
•	was committed in bad faith; or
•	was the result of active and deliberate dishonesty; or
•	the director actually received an improper personal benefit in money, property, or services; or
•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

However, if the proceeding was won by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director is adjudged to be liable to the corporation. The MGCL also provides that a corporation may not indemnify a director or officer for a proceeding brought by that director or officer, except in limited circumstances, including proceedings to enforce indemnification rights or if the articles of incorporation or bylaws expressly provide otherwise. SBM’s articles of incorporation provide that SBM shall indemnify its current and former directors and officers to the fullest extent required or permitted by the MGCL and other employees and agents to such extent as shall be authorized by the board of directors and permitted by law.

CERTAIN BENEFICIAL OWNERS OF CAMDEN COMMON STOCK

Security Ownership of 5% or More Beneficial Owners and Directors and Officers

The following table sets forth certain information, as of May 1, 2015, regarding the beneficial owners of more than 5% of the outstanding Camden common stock:

	Common Stock		Options Exercisable Within 60 days	Total Beneficial Ownership	Percentage of Common Shares Outstanding
5% or Greater Shareholders:
Royce & Associates, LLC
745 Fifth Avenue, New York, NY 10151	614,023		—	614,023	8.22%
BlackRock, Inc.
40 East 52nd Street, New York, NY 10022	497,644		—	497,644	6.66%
Directors and Executive Officers:
Ann W. Bresnahan	24,468		—	24,468	*
Joanne T. Campbell	8,337		2,500	10,837	*
Gregory A. Dufour	34,891		4,000	38,891	*
David C. Flanagan	4,516		—	4,516	*
Peter F. Greene	9,891	(1)	—	9,891	*
Craig S. Gunderson	2,210		—	2,210	*
John W. Holmes	11,528		—	11,528	*
Deborah A. Jordan, CPA	13,473		5,500	18,973	*
S. Catherine Longley	1,528		—	1,528	*
Timothy P. Nightingale	11,500		6,000	17,500	*
James H. Page, Ph.D.	2,028		—	2,028	*
June B. Parent	8,747	(2)	4,000	12,747	*
John M. Rohman	1,711	(3)	—	1,711	*
Robin A. Sawyer, CPA	2,015	(3)	—	2,015	*
Karen W. Stanley	3,079		—	3,079	*
Lawrence J. Sterrs	345		—	345	*
All directors and executive officers as a group (16 persons):	140,267		22,000	162,267	2.17%

*	Less than 1%.
(1)	Includes 5,876 shares over which voting and dispositive power are shared jointly with Mr. Greene’s spouse.
(2)	Includes 11 shares over which voting and dispositive power are shared jointly with Ms. Parent’s spouse and 556 shares owned by Ms. Parent’s spouse, as to which Ms. Parent disclaims any beneficial interest.
(3)	Shares over which voting and dispositive power are shared jointly with spouse.

CERTAIN BENEFICIAL OWNERS OF SBM COMMON STOCK

Security Ownership of 5% or More Beneficial Owners and Directors and Officers

The following table sets forth certain information, as of May 1, 2015, regarding the beneficial owners of more than 5% of the outstanding SBM common stock issued and outstanding, the beneficial ownership of SBM common stock by the SBM directors and executive officers. Reported ownership includes shares as to which the listed holder has or shares voting or dispositive power:

	Common Stock		Options Exercisable Within 60 days	Total Beneficial Ownership**	Percentage of Common Shares Outstanding
5% or Greater Shareholders:
Basswood Opportunity Partners LP 70 Westchester Ave., White Plains, NY 10604	38,000		—	38,000	6.18%
Endeavour Regional Bank Opportunities Fund LP 289 Greenwich Avenue, Greenwich, CT 06830	55,000		—	55,000	8.95%
Endicott Opportunity Partners III LP 360 Madison Ave., 21st Fl., New York, NY 10017	55,000		—	55,000	8.95%
Financial Stocks Capital Partners V LP 441 Vine Street, Ste. 1300, Cincinnati, OH 45202	55,000		—	55,000	8.95%
Ithan Creek Master Investors Partnership (Cayman) II LP Wellington Management Co. LLP, 75 State Street, Boston, MA 02109	55,000		—	55,000	8.95%
IWC-SBM LLC Intermountain Industries Co., University Plaza, 960 Broadway Ave., Ste. 500, PO Box 70019, Boise, ID 83707	55,000		—	55,000	8.95%
Northaven Capital Partners LP 375 Park Ave., Ste. 2709, New York, NY 10152	50,000		—	50,000	8.12%
Samylyn Offshore Master Fund Ltd. c/o Samlyn Capital LLC, 500 Park Ave., 2nd Floor, New York, NY 10022	50,000		—	50,000	8.12%
Directors and Executive Officers:
John W. Everets	22,103	(1)	10,000	32,103	5.14%
Edmund Hayden	1,000		901	1,901	0.31%
Thomas Wiggins	—		—	—	—%
Stephen Ballou	—		881	881	0.14%
Dennis W. Townley	—		881	881	0.14%
David J. Ott	3,100		600	3,700	0.60%
James H. Ozanne	1,500	(2)	600	2,100	0.34%
Ronald E. Roark	1,000		600	1,600	0.26%
Carl Sodeberg	5,250		600	5,850	0.95%
Richard D. Field	9,000		600	9,600	1.56%
Bennett Lindenbaum	38,000	(3)	—	38,000	6.18%
Robert H. Gardiner	1,000		600	1,600	0.26%
All directors and executive officers as a group (12 persons):	80,453		16,263	96,716	15.34%

**	Does not include RSUs which are not yet vested, but will vest upon a change of control.
(1)	Includes 4,250 shares and 3,500 shares held by John W. Everets IRA and John W. Everets Profit Sharing respectively.
(2)	Includes 500 shares owned by Greenrange Partners LLC, a limited liability company owned by James H. Ozanne.
(3)	Represents shares as to which Basswood Opportunity Partners, LP has beneficial ownership.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the proposed merger. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Camden and SBM as of March 31, 2015 and assumes that the merger was completed on that date. The unaudited pro forma combined consolidated statements of income combine the historical financial information of Camden and SBM and give effect to the merger as if it had been completed as of January 1, 2014 or January 1, 2015. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain reclassifications have been made to SBM’s historical financial information in order to conform to Camden’s presentation of financial information. The actual value of Camden common stock to be recorded as consideration in the merger will be based on the closing price of Camden common stock at the time of the merger completion date. The proposed merger is expected to be completed in the fall of 2015, but there can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Camden common stock to be issued in connection with the merger was based on Camden’s closing price of $39.84 as of March 31, 2015.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of SBM at its fair value, and represents the pro forma estimates by Camden based on available fair value information as of the date of the merger agreement.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of SBM’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Camden’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to SBM’s shareholders’ equity, including results of operations from March 31, 2015 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Camden anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. These cost savings are not included in these pro forma statements and there can be no assurance that expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of SBM, which are included in this proxy statement/prospectus, and Camden, which are incorporated in this proxy statement/prospectus by reference.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Camden common stock or the actual or future results of operations of Camden for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed
Consolidated Balance Sheet as of March 31, 2015

(In Thousands)

	Camden	SBM	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$53,074	$32,444	$(26,557	)(1)	$58,961
Securities	813,565	85,275	2,459	(2)	901,299
Loans receivable and loans held for sale	1,791,705	650,436	(7,276	)(3)	2,434,865
Allowance for loan losses	(21,265)	(7,656)	7,656	(4)	(21,265)
Net loans	1,770,440	642,780	380		2,413,600
Goodwill	44,806	—	56,396	(5)	101,202
Other intangible assets	3,078	36	4,600	(6)	7,714
Bank-owned life insurance	58,222	397	—		58,619
Premises and equipment, net	23,606	20,206	1,500	(7)	45,312
Deferred tax asset	14,118	25,428	(13,008	)(8)	26,538
Other assets	30,295	6,933	—		37,228
Total Assets	$2,811,204	$813,499	$25,770		$3,650,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,966,174	$659,041	$915	(9)	$2,626,130
Borrowings and repurchase agreements	503,550	60,097	—		563,647
Junior subordinated debentures	44,050	—	—		44,050
Other liabilities	45,631	8,061	—		53,692
Shareholders’ equity
Common stock	41,889	6	111,363	(10)	153,258
Retained earnings	215,361	86,508	(86,508	)(11)	215,361
Total accumulated other comprehensive loss	(5,451)	(214)	—		(5,665)
Total shareholders’ equity	251,799	86,300	24,855		362,954
Total Liabilities and Shareholders’ Equity	$2,811,204	$813,499	$25,770		$3,650,473

Unaudited Pro Forma Combined Consolidated Statements of Income
For the Twelve Months Ended December 31, 2014

(In Thousands, Except Number of Shares and Per Share Data)

	Camden	SBM	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$70,654	$26,316	$675	(3)	$97,645
Interest on U.S. government and sponsored enterprise obligations	16,118	2,416	(378	)(2)	18,156
Interest on state and political subdivision obligations	1,256	—	—		1,256
Interest on federal funds sold and other investments	393	132	—		525
Total interest income	88,421	28,864	297		117,582
Interest Expense
Interest on deposits	6,267	2,587	610	(9)	9,464
Interest on borrowings	3,329	553	—		3,882
Interest on junior subordinated debentures	2,532	—	—		2,532
Total interest expense	12,128	3,140	610		15,878
Net interest income	76,293	25,724	(313)		101,704
Provision for credit losses	2,220	1,000	—		3,220
Net interest income after provision for credit losses	74,073	24,724	(313)		98,484
Non-Interest Income
Service charges on deposit accounts	6,229	1,983	—		8,212
Other service charges and fees	6,136	1,819	—		7,955
Income from fiduciary services	4,989	—	—		4,989
Brokerage and insurance commissions	1,766	540	—		2,306
Bank-owned life insurance	1,437	15	—		1,452
Mortgage banking income, net	282	3,509	—		3,791
Net gain on sale of securities	451	94	—		545
Other income	3,044	607	—		3,651
Total non-interest income	24,334	8,567	—		32,901
Non-Interest Expense
Salaries and employee benefits	32,669	15,725	—		48,394
Furniture, equipment and data processing	7,316	2,299	—		9,615
Net occupancy	5,055	3,113	75	(7)	8,243
Consulting and professional fees	2,368	756	—		3,124
Other real estate owned and collection costs	2,289	622	—		2,911
Regulatory assessments	1,982	1,283	—		3,265
Amortization of intangible assets	1,148	—	900	(6)	2,048
Other expenses	9,570	6,790	—		16,360
Total non-interest expense	62,397	30,588	975		93,960
Income before income tax	36,010	2,703	(1,288)		37,425
Income Tax Expense	11,440	1,017	(451	)(12)	12,006
Net income	$24,570	$1,686	$(837)		$25,419
Per Share Data:
Basic earnings per share	$3.29	$2.75			$2.51
Diluted earnings per share	$3.28	$2.75			$2.50
Weighted average number of common shares outstanding	7,450,980	613,459			10,111,429
Diluted weighted average number of common shares outstanding	7,470,593	613,459			10,131,042

Unaudited Pro Forma Combined Consolidated Statements of Income
For the Three Months Ended March 31, 2015

(In Thousands, Except Number of Shares and Per Share Data)

	Camden	SBM	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$18,084	$6,826	$169	(3)	$25,079
Interest on U.S. government and sponsored enterprise obligations	3,872	558	(95	)(2)	4,335
Interest on state and political subdivision obligations	387	—	—		387
Interest on federal funds sold and other investments	108	27	—		135
Total interest income	22,451	7,411	74		29,936
Interest Expense
Interest on deposits	1,529	629	153	(9)	2,311
Interest on borrowings	860	138	—		998
Interest on junior subordinated debentures	625	—	—		625
Total interest expense	3,014	767	153		3,934
Net interest income	19,437	6,644	(79)		26,002
Provision for credit losses	446	300	0		746
Net interest income after provision for credit losses	18,991	6,344	(79)		25,256
Non-Interest Income
Service charges on deposit accounts	1,487	397	—		1,884
Other service charges and fees	1,510	470	—		1,980
Income from fiduciary services	1,220	—	—		1,220
Brokerage and insurance commissions	449	150	—		599
Bank-owned life insurance	422	7	—		429
Mortgage banking income, net	239	1,213	—		1,452
Other income	817	68	—		885
Total non-interest income	6,144	2,305	—		8,449
Non-Interest Expense
Salaries and employee benefits	8,375	4,473	—		12,848
Furniture, equipment and data processing	1,923	484	—		2,407
Net occupancy	1,472	1,006	19	(7)	2,497
Consulting and professional fees	591	137	—		728
Other real estate owned and collection costs	562	22	—		584
Regulatory assessments	510	185	—		695
Amortization of intangible assets	287	—	225	(6)	512
Merger and acquisition costs	735	215	—		950
Other expenses	2,346	1,645	—		3,991
Total non-interest expense	16,801	8,167	244		25,212
Income before income tax	8,334	482	(323)		8,493
Income Tax Expense	2,723	170	(113	)(12)	2,780
Net income	$5,611	$312	$(210)		$5,713
Per Share Data:
Basic earnings per share	$0.75	$0.51			$0.56
Diluted earnings per share	$0.75	$0.51			$0.56
Weighted average number of common shares outstanding	7,431,065	614,155			10,094,532
Diluted weighted average number of common shares outstanding	7,453,875	614,170			10,117,407

Footnotes to the Unaudited Pro Forma Combined Condensed
Consolidated Financial Statements

(In Thousands)

		Balance Sheet 3/31/15	Income Statement
			Twelve Months 12/31/14	Three Months 3/31/15
(1)	Cash consideration paid to SBM stockholders plus merger related expenses.
	Cash portion of deal value at 20% of SBM shares outstanding at $206.00 per share	$26,557
(2)	Adjustment to securities.
	To reflect fair value of SBM’s held-to-maturity investment securities	$2,459
	Reduction in interest income on securities to reflect the amortization from interest rate fair value adjustment; amortization based on estimated weighted average life of 6.5 years		$378	$95
(3)	Adjustment to record loan portfolio at fair value.
	Interest rate adjustment to record loans at fair value	$3,442
	Credit adjustment to record loans at fair value	(10,718)
		$(7,276)
	Additional interest income on loans to reflect the amortization from interest rate fair value adjustment; amortization based on estimated weighted average life of 5.1 years		$675	$169
	No proforma earnings impact was assumed from the loan credit adjustment. The estimated fair value of the covered loans approximates their carrying value		$—	$—
(4)	Elimination of existing SBM allowance for loan losses	$7,656
(5)	Excess of purchase price less SBM tangible equity, net fair value adjustments and creation of core deposit intangible (“CDI”).
	SBM tangible equity:
	Common stock	$6
	Retained earnings	86,508
	Tangible equity	$86,514
	Purchase price	$137,926
	Tangible equity of SBM	(86,514)
		51,412
	Estimated CDI	(4,600)
	Net fair value adjustments	9,584
		$56,396
(6)	Adjustment to record Core Deposit Intangible.
	Estimated CDI at 1% of SBM’s non time deposits	$4,600
	Amortization of CDI using a 10-year amortization period and sum-of-the-years-digits amortization method		$900	$225

Footnotes to the Unaudited Pro Forma Combined Condensed
Consolidated Financial Statements – (Continued)
(In Thousands)

		Balance Sheet 3/31/15	Income Statement
			Twelve Months 12/31/14	Three Months 3/31/15
(7)	Adjustment to record premises and equipment at fair value.
	Estimated fair value of premises and equipment, net	$1,500
	Additional depreciation expense included in net occupancy. Amortization based on an estimated average life of 20 years		$75	$19
(8)	Current/deferred income taxes created as a result of purchase accounting adjustments.
	Adjustment to securities – interest rate mark	$(2,459)
	Adjustment to loans – interest rate mark	(3,442)
	Adjustment to loans – expected credit losses	10,718
	Adjustment to allowance for loan losses	(7,656)
	Adjustment to core deposit intangible	(4,600)
	Adjustment to properties and equipment, net	(1,500)
	Adjustment to deposits	915
	Subtotal for fair value adjustments	(8,024)
	Calculated deferred taxes at Camden’s estimated statutory rate of 35%	(2,808)
	Valuation on deferred tax asset for limitation on net operating loss carryforward	(10,200)
		$(13,008)
(9)	Adjustment to record time deposits at fair value.
	Estimated fair value of time deposits	$915
	Additional interest expense on deposits; amortization based on estimated life of 1.5 years		$610	$153
(10)	Elimination of SBM’s common stock and issuance of 2,806,857 shares of Camden common stock, no par value, as consideration.
	Elimination of SBM’s common stock	$(6)
	Camden common stock issued as consideration	111,369
		$111,363
(11)	Elimination of SBM’s retained earnings.	$(86,508)
(12)	Adjustment to income tax provision.
	To reflect the income tax effect of pro forma adjustments at 35%		$(451)	$(113)

LEGAL MATTERS

The validity of the Camden common stock to be issued in the merger will be passed upon by Goodwin Procter LLP, counsel to Camden. Luse Gorman, PC, on behalf of SBM, and Goodwin Procter LLP, on behalf of Camden, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of Camden and the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this proxy statement/prospectus by reference to Camden’s Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the reports of Berry Dunn McNeil & Parker, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of SBM which are attached as Annex D in reliance on the reports of Berry Dunn McNeil & Parker, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

COMMUNICATING WITH CAMDEN DIRECTORS

Camden shareholders may communicate directly with the members of the board of directors by writing directly to those individuals c/o Camden National Corporation at the following address: 2 Elm Street, Camden, Maine 04843. Camden’s policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in Camden’s proxy statement and form of proxy for the 2016 Annual Meeting of Shareholders must be received by Camden by November 13, 2015. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to Camden’s bylaws. Under Camden’s bylaws, to be timely, a shareholder’s notice must be received by Camden no earlier than December 31, 2015 and no later than January 30, 2016.

WHERE YOU CAN FIND MORE INFORMATION

Camden files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Camden files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Camden are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Camden also may be inspected at the offices of The NASDAQ Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

Camden has filed a registration statement on Form S-4 to register with the SEC the shares of Camden common stock that SBM stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of Camden on Form S-4 and is a prospectus of Camden and a proxy statement of Camden and SBM for their respective special meetings.

The SEC permits Camden to “incorporate by reference” information into this proxy statement/prospectus. This means that Camden can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Camden and its financial conditions.

Camden Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2014 — filed on March 10, 2015
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015 — filed on May 7, 2015
Current Reports on Form 8-K	Filed on January 27, 2015, March 30, 2015, March 31, 2015, April 29, 2015 (Item 5.07 only) and May 15, 2015

The description of Camden common stock contained in Camden’s Registration Statement on Form 8-A/A and any amendment or report filed with the SEC for the purpose of updating this description.

In addition, this proxy statement/prospectus also incorporates by reference additional documents that Camden may file with the SEC, between the date of this proxy statement/prospectus and the dates of the Camden and SBM special meetings (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Camden National Corporation
2 Elm Street
Camden, Maine 04843
(207) 236-8821
Attn: Investor Relations

If you would like to request documents, please do so by July 15, 2015 in order to receive them before the Camden and SBM special meetings.

SBM has supplied all information contained in this proxy statement/prospectus relating to SBM, as well as all pro forma financial information related to the proposed merger.

Neither Camden nor SBM have authorized anyone to give any information or make any representation about the merger, Camden or SBM that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

For shareholders of Camden common stock who share a single address, only one copy of this proxy statement/prospectus is being sent to that address unless Camden has received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce Camden’s printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement/prospectus, he or she may contact Camden National Corporation, 2 Elm Street, Camden, Maine 04843, Attention: John W. Holmes, Secretary, Tel: (207) 236-8821, and Camden will deliver this document to such shareholder promptly upon receiving the request. Any such shareholder may also contact John W. Holmes, Secretary, using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of Camden’s annual report and proxy statement, you may request householding in the future by contacting John W. Holmes, Secretary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

CAMDEN NATIONAL CORPORATION

ATLANTIC ACQUISITIONS, LLC

and

SBM FINANCIAL, INC.

Dated as of March 29, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2015 (this “Agreement”), by and among Camden National Corporation, a Maine corporation (“Buyer”), ATLANTIC ACQUISITIONS, LLC, a Maryland limited liability company of which Buyer is the sole member (“Merger LLC”), and SBM Financial, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company and the managing member of Merger LLC have determined that it is in the best interests of their respective corporations and shareholders or sole member to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, as a condition to the willingness of Buyer and Merger LLC to enter into this Agreement, each of the directors and executive officers of the Company (the “Voting Agreement Stockholders”) has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, Buyer, Merger LLC, and the Company intend to effect a merger (the “Merger”) of Merger LLC with and into the Company in accordance with this Agreement and the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act, as amended (the “MLLCA”), which Merger will be followed immediately by a merger of the Company with and into Buyer (the “Upstream Merger”), with the Buyer to be the surviving entity in the Upstream Merger. It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto;

WHEREAS, the parties intend the Merger and the Upstream Merger, considered together as a single integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I — THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the MGCL and MLLCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, Merger LLC shall merge with and into the Company, the separate corporate existence of Merger LLC shall cease and the Company shall survive (the Company, as the surviving entity of the Merger, being sometimes referred to herein as the “Interim Surviving Corporation”).

1.2 Effective Time.  On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer, the Company and Merger LLC shall execute and file with the Secretary of State of the State of Maryland articles of merger in a form reasonably satisfactory to Buyer, Merger LLC and the Company, in accordance with the MGCL and the MLLCA. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time ”).

1.3 Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MGCL and the MLLCA.

1.4 Upstream Merger.  Immediately following the Merger, in accordance with the Maine Business Corporation Act (“MBCA”) and the MGCL, the Company will merge with and into Buyer in the Upstream Merger, the separate existence of the Company will cease and Buyer shall continue its corporate existence under its Articles of Incorporation, Bylaws and the laws of the State of Maine (Buyer, as the surviving corporation in the Upstream Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.5 Closing.  The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail or electronic delivery, or, at the option of Buyer at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.3) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer, the Company and Merger LLC.

1.6 Charter and Bylaws.

(a) The Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Interim Surviving Corporation as amended by the Initial Articles of Merger. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

(b) The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.7 Directors of the Interim Surviving Corporation and the Surviving Corporation.  The directors of the Company immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Interim Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Surviving Corporation; provided, however, that effective immediately after the Effective Time, Buyer shall expand the size of its Board of Directors, and shall cause Buyer Bank to expand the size of its Board of Directors, by two seats and appoint two directors of the Company as mutually agreed upon by Buyer and the Company to serve on the Board of Directors of the Surviving Corporation (the “New Directors”) and the Buyer Bank. Subject to the exercise of the fiduciary duties of Buyer’s and Buyer Bank’s Board of Directors, each of Buyer and Buyer Bank shall cause its Corporate Governance and Risk Committee to nominate, and shall cause its Board to recommend for election, each New Director at Buyer’s and Buyer Bank’s next annual meeting of shareholders at which they are standing for election.

1.8 Officers of the Interim Surviving Corporation and the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation, each to hold office in accordance with the Charter and Bylaws of the Interim Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.9 Bank Merger.  Buyer intends to cause the merger of The Bank of Maine (the “Company Bank”) with and into Camden National Bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Subject to the foregoing and, as determined by Buyer in Buyer’s sole discretion, following the execution and delivery of this Agreement, Buyer will cause Buyer Bank, and the Company will cause the Company Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

1.10 Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II — MERGER CONSIDERATION;
ELECTION AND EXCHANGE PROCEDURES

2.1 Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company and Merger LLC or any stockholder of the Company:

(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Buyer Company Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock and Company RSU (as defined in Section 2.8(b)) issued and outstanding immediately prior to the Effective Time (other than Buyer Company Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either (1) $206.00 in cash, without interest (the “Cash Consideration”), or (2) 5.421 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.2 Rights as Stockholders; Stock Transfers.  All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on The NASDAQ Stock Market LLC (“ NASDAQ”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

2.4 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no less than 20 Business Days prior to the anticipated Closing Date or such other date as the Company and Buyer shall mutually agree (the “ Mailing Date”) to each holder of record of Company Common Stock and Company RSU (as defined in Section 2.8(b)) as of five Business Days prior to the Mailing Date. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.5, eighty percent (80%) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining shares of Company Common Stock shall be converted into the Cash Consideration (the “Cash Consideration Number”). A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.3) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, however, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.4(c) (with the Exchange Agent to determine, consistent with Section 2.4(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.5 Adjustments to Preserve Tax Treatment.  If either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Stock Conversion Number to the minimum extent necessary to enable the relevant tax opinions to be rendered.

2.6 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of

Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in Section 2.6(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date on or after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with Section 2.6(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common

Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.7 Anti-Dilution Provisions.  In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

2.8 Options and Other Stock-Based Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Stock Option”) whether granted under the Company’s Equity Incentive Plan, (the “Company Equity Plan”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Buyer and shall become fully vested in accordance with their terms and converted into a stock option (an “Assumed Option”) to acquire shares of Buyer Common Stock in accordance with this Section 2.8(a). Each such Assumed Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but, taking into account any changes or adjustments thereto, including any necessary changes or adjustments to any performance vesting provisions, provided for in the Company Equity Plan, in any award agreement or in such Company Stock Option by reason of this Agreement or the transactions contemplated hereby). As of the Effective Time, each such Assumed Option as so assumed and converted shall be for that number of whole shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the Exchange Ratio, at an exercise price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Stock Option by (y) the Exchange Ratio. At all times after the Effective Time, the Buyer shall reserve for issuance such number of shares of Buyer Common Stock as necessary to permit the exercise of the Assumed Options in a manner consistent with terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. Shares of Buyer Common Stock issuable upon exercise of the Assumed Options shall be covered by an effective registration statement on Form S-8, and the Buyer shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than five business days thereafter.

(b) At the Effective Time, all outstanding restricted stock units with respect to shares of Company Common Stock (the “Company RSUs”) under any Company Equity Plan that are outstanding immediately prior to the Effective Time shall fully vest (with any performance-based vesting condition applicable to each Company RSU deemed satisfied) and shall be converted to the right to receive the Merger Consideration in accordance with this Article II.

(c) Not later than the Closing Date, the Company shall deliver to the holders of Company Stock Options any required notices setting forth such holders’ rights pursuant to the relevant Company Equity Plan and award documents and stating that such Company Stock Options, have been assumed by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the Merger and the terms of the relevant Company Equity Plan).

(d) The Company and the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions or take such other necessary or appropriate actions in order to effect the foregoing provisions of this Section 2.8.

2.9 Reservation of Right to Revise Structure.  Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (iv) require submission to or approval of the Company’s or Buyer’s stockholders after the plan of merger set forth in this Agreement has been approved by the Company’s stockholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer and Merger LLC to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer and Merger LLC the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

3.2 Organization, Standing and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, 100,000,000 shares of common stock, par value $0.01 per share, of which 613,434 shares are issued and outstanding. In addition, as of the date hereof, there are 27,500 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options and 18,897 shares of Company Common Stock reserved for issuance with respect to outstanding Company RSUs. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company)

convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b) Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) Schedule 3.3 of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, Company RSU and other Company stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

3.4 Subsidiaries.

(a) (i) Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) except as set forth on Schedule 3.4 of the Company Disclosure Schedule, all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

3.5 Corporate Power.  Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals and stockholder approval.

3.6 Corporate Authority.

(a) This Agreement and the transactions contemplated hereby, subject to approval by the holders of the shares of Company Common Stock as required by law, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger at a meeting of the stockholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Merger LLC and Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the MGCL, the Charter of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

(b) In connection with the Merger and the transactions contemplated by this Agreement, holders of shares of Company Common Stock are not entitled to any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the MGCL, “appraisal”, dissenters”, rights to receive “fair value” for stock, or any other similar rights under the MCGL or otherwise.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 9.3), the required filings under federal and state securities laws and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, and except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Charter or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.3) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

3.8 Charter; Bylaws; Corporate Records.  The Company has made available to Merger LLC and Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Charter or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws.  The Company and each of its Subsidiaries:

(a) has been and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA, and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c) except as set forth on Schedule 3.9 of the Company Disclosure Schedule, has received, since January 1, 2012, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (i) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

3.10 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (the “OCC”)) or the supervision or regulation of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 Financial Reports and Regulatory Reports.

(a) The Company has previously delivered to Buyer true, correct and complete copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014, 2013 and 2012 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2014 through 2013, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated results of operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, as set forth in the Company’s call report for the period ended December 31, 2014 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2014, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements.

(c) Since January 1, 2012, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the OCC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events.  Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2014, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material closing agreement, settlement, election or other action made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13 Taxes and Tax Returns.  For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, and any reference to the Company shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 3.13.

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company’s Knowledge are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(d) The Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2010. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2010. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since December 31, 2014, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after the Closing Date.

(i) The Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Employee Benefit Plans.

(a) Schedule 3.14 of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) Each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet.

(e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(h) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(i) The per share exercise price of each Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k) Except as set forth and quantified in reasonable detail on Schedule 3.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14 of the Company Disclosure Schedule lists the Company’s “disqualified individuals” for purposes of Section 280G of the Code.

(l) For purposes of this Agreement:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv) An entity is an “ERISA Affiliate” of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this Agreement requires) under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters.  The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

3.16 Insurance.  The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families.

3.17 Environmental Matters.

(a) To the Knowledge of the Company, (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d) To the Knowledge of the Company, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

(f) Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Company Property.

(g) For purposes of this Section 3.17, (i) “Company Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) “Company Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

(h) For purposes of this Section 3.17 and Section 4.15, (i) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety; (ii) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.18 Intellectual Property.  Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(e) to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

(h) All computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

3.19 Personal Data; Privacy Requirements.  In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers (“Personal Data”), the Company and its Subsidiaries have at all times complied with and currently comply with all applicable statutes and regulations in all relevant jurisdictions where the Company currently conducts business, its publicly available privacy policy, and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company (the “Privacy Requirements”). The Company and its Subsidiaries will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company and its Subsidiaries prior to the execution of this Agreement. The Company and its Subsidiaries (A) have security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (B) the Company and its Subsidiaries hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. To the Knowledge of the Company and its

Subsidiaries, the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company and its Subsidiaries control or possession. The Company and its Subsidiaries have required and do require all third parties to which any of them provide Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.20 Material Agreements; Defaults

(a) Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by to any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company and or Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (x) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or, to the Knowledge of the Company, any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21 Property and Leases

(a) Each of the Company and its Subsidiaries has good, record and marketable title to all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (iii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or

Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.

(b) Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d) Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, none of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

3.22 Inapplicability of Takeover Laws.  The Company has taken all action required to be taken by it to render inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the restrictions contained in Article 5 Section D of the Company’s Charter. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar federal or state law (collectively with Subtitle 6 of Title 3 of the MGCL and the restrictions contained in Article 5 Section D of the Company’s Charter, “Takeover Laws”) are applicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby.

3.23 Regulatory Capitalization.  The Company Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.24 Loans; Nonperforming and Classified Assets

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce such loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable lending laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains (i) all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form.

(b) Other than Loans that have been pledged to the Federal Home Loan Bank in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c) Each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

(d) Each Loan was underwritten and originated by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination and servicing in place at the time such Loan was made, (ii) in a prudent manner, and (iii) in accordance with applicable law, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing.

(e) Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f) No Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the mortgage (if applicable), or the exercise of any right thereunder, render either the note or the mortgage (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g) Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor, such that the insurance policy or guarantee covering the Loan is in full force and effect.

(h) Schedule 3.24 of the Company Disclosure Schedule discloses as of February 28, 2014: (i) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB, as made applicable to a savings association by Section 11(b)(1) of the Home Owners’ Loan Act, as amended, have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

(i) The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j) The Company has previously made available to Buyer and Merger LLC complete and correct copies of its and its applicable Subsidiary’s lending and servicing and policies and procedures.

(k) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

(l) The Company or any Subsidiary is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m) There is no action, suit, proceeding, investigation, or litigation pending, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n) There are no defaults as to the Company’s or any Subsidiary’s compliance with the terms of any Loan.

3.25 Deposits.

(a) The deposits of the Company Bank have been solicited, originated and administered by the Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law.

(b) Each of the agreements relating to the deposits of the Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c) The Company Bank has complied with applicable law relating to overdrafts, overdraft protection and payment for overdrafts.

(d) Any debit cards issued by the Company Bank with respect to the deposits of the Company Bank have been issued and administered in accordance with applicable law, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26 Investment Securities.  Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries have complied with the requirements of Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated thereunder (the “Volcker Rule”) and neither the Company nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

3.27 Investment Management; Trust Activities

(a) Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(b) Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts and Keogh accounts), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28 Derivative Transactions.  All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29 Repurchase Agreements.  With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30 Deposit Insurance.  The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31 CRA, Anti-money Laundering and Customer Information Security.  Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). The Company Bank is in compliance with all applicable requirements of the CRA.

(a) The Company and each of its Subsidiaries, including the Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “ USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of the Company Bank has adopted and the Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(b) None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including the Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including the Company Bank, is currently engaging in such transactions. The Company and its subsidiaries, including the Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(c) The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including the Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including the Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.

3.32 Transactions with Affiliates.  There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate (as defined in Section 9.3) of the Company or any of its Subsidiaries,

other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.33 Brokers; Opinion of Financial Advisor.  No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Keefe, Bruyette and Woods, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Board of Directors of the Company has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER LLC

4.1 Making of Representations and Warranties

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger LLC hereby make to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

(b) On or prior to the date hereof, Buyer and Merger LLC have delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

4.2 Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries. Merger LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger LLC has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.3 Capitalization.  As of the date hereof, the authorized capital stock of Buyer consists of 20,000,000 shares of Buyer Common Stock, of which 7,438,929 shares are outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The outstanding membership interests of Merger LLC are validly issued membership interests of Merger LLC. The shares of Buyer Common Stock to be issued in the

Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. Except as set forth on Schedule 4.3 of the Buyer Disclosure Schedule, as of the date hereof, there are no additional shares of Buyer’s capital stock authorized or reserved for issuance, Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

4.4 Corporate Power.  Each of Buyer and Merger LLC has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals and shareholder approval.

4.5 Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary action by each of Buyer and Merger LLC and no action is required of the shareholders of Buyer or the members of Merger LLC with respect to any of the transactions contemplated hereby except (a) with respect to Buyer, to obtain shareholder approval of the Stock Issuance (as hereinafter defined) as set forth in Section 6.1(b) and (b) with respect to Merger LLC, to obtain the approval of Buyer, as sole member of Merger LLC, of the Merger. Each of Buyer and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of each of Buyer and Merger LLC, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6 Non-Contravention

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer and Merger LLC do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer, Merger LLC or of any of their Subsidiaries or to which Buyer, Merger LLC or any of their Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer or Merger LLC, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer and Merger LLC have no Knowledge of any reasons relating to Buyer or Buyer Bank why (i) all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7 Articles of Incorporation; Bylaws.  Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Merger LLC has made available to the Company a complete and correct copy of its Articles of Organization and Operating Agreement. Buyer and Merger LLC are not in violation of any of the terms of their organizational documents. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

4.8 Compliance with Laws.  Buyer and each of its Subsidiaries:

(a) has been and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) except as set forth on Schedule 4.8 of the Buyer Disclosure Schedule, has received, since January 1, 2012, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

4.9 Litigation

(a) Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10 SEC Documents; Financial Reports; and Regulatory Reports

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2014 (the “Buyer 2014 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2008 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2014 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2014, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (x) transactions are executed in accordance with management’s general or specific authorizations, (y) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (z) access to assets is permitted only in accordance with management’s general or specific authorization, (ii) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (iii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c) Since January 1, 2012, Buyer and its Subsidiaries have duly filed with the FRB, the OCC, the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.11 Absence of Certain Changes or Events.  Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2014, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 Taxes and Tax Returns.  For purposes of this Section 4.12, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer’s predecessors or the predecessors of its Subsidiaries, respectively, and any reference to Buyer shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 4.12. Except as set forth on Schedule 4.12 of the Buyer Disclosure Schedule:

(a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending with respect to Buyer. Other than with respect to audits that have already been completed and resolved, Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) Buyer has made available to the Company true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Buyer for taxable periods ended on or after December 31, 2010. Buyer has made available to the Company correct and complete copies of all examination reports, letter, rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by Buyer filed for the years ended on or after December 31, 2010. Buyer has timely and properly taken such actions in response to and, in compliance with notices, Buyer has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Buyer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Buyer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Buyer is not a party to or bound by any Tax allocation or sharing agreement. Buyer (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Buyer) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer SEC Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer SEC Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer SEC Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Buyer shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Buyer from any period ending on or before the Closing Date to any period ending after the Closing Date.

(i) As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.13 Employee Benefit Plans

(a) Schedule 4.13 of the Buyer Disclosure Schedule sets forth a list of every material Employee Program currently maintained by Buyer or an ERISA Affiliate of Buyer (“Buyer Employee Program”).

(b) Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Buyer Employee Program to lose such qualification.

(c) Each Buyer Employee Program is, and has been operated in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Buyer Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

(d) No Buyer Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(e) Neither Buyer nor any current ERISA Affiliate maintains or contributes to, or within the past six year has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

4.14 Labor Matters.  Buyer and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened. Neither Buyer nor any of its Subsidiaries is involved in, or, to the Knowledge of Buyer, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.

4.15 Environmental Matters

(a) Except as disclosed on Schedule 4.15 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, (i) each of Buyer and its Subsidiaries and each property owned, leased or operated by any of them (the “Buyer Property”) and, (ii) the Buyer Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of Buyer, threatened, before any Governmental Authority or other forum in which Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material at, in, to, on, from or affecting a Buyer Property, a Buyer Loan Property, or any property previously owned, operated or leased by Buyer or any of its Subsidiaries.

(c) Except as set forth on Schedule 4.15 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries, nor to the Knowledge of Buyer, any Buyer Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 could reasonably be based. To the Knowledge of Buyer, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 would reasonably be expected to occur.

(d) Except as disclosed on Schedule 4.15 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Buyer Property, any Buyer Loan Property or any property previously owned, operated or leased by Buyer or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e) Neither Buyer nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under CERCLA) of any Buyer Loan Property and there are no Buyer Participation Facilities.

(f) To the Knowledge of Buyer, there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Buyer Property.

(g) For purposes of this Section 4.15, (i) “Buyer Loan Property” means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Buyer or any of its Subsidiaries, and (ii) “Buyer Participation Facility” means any facility in which the Buyer or any of its Subsidiaries participates or has participated in the management of environmental matters.

4.16 Regulatory Capitalization.  Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.17 CRA, Anti-money Laundering and Customer Information Security.  Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. The Buyer Bank is in compliance with all applicable requirements of the CRA.

(a) Buyer and each of its Subsidiaries, including the Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of the Buyer Bank has adopted and the Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(b) None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including the Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Buyer nor any of its Subsidiaries, including the Buyer Bank, is currently engaging in such transactions. The Buyer and its subsidiaries, including the Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(c) Buyer is in compliance with the Privacy Requirements. The Board of Directors of the Buyer Bank has adopted and the Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(d) Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended

December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including the Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including the Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the knowledge of Buyer, threatened.

4.18 Brokers.  No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of RBC Capital Markets, LLC, whose expenses shall be paid by Buyer.

4.19 Deposit Insurance.  The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

4.20 Insurance.  The Buyer and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Except as set forth on Schedule 4.20 of the Buyer Disclosure Schedule, all of the policies and bonds maintained by the Buyer or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Buyer, no such claim has been denied. Neither the Buyer nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

4.21 Loans; Nonperforming and Classified Assets.  Each Loan made by Buyer and on its books and records (a) was made in accordance with Buyer’s customary practices in the ordinary course of business; (b) constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of relating to or affecting creditor’s rights or equity principles; and (c) is not subject to any valid right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury.

4.22 Investment Securities.  Each of the Buyer and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Buyer or its Subsidiaries. Such securities are valued on the books of the Buyer in accordance with GAAP. The Buyer and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Buyer believes are prudent and reasonable in the context of such businesses. The Buyer and its Subsidiaries have complied with the requirements of Section 13 of the BHCA and the Volcker Rule and neither the Buyer nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

4.23 Sufficient Funds.  Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

ARTICLE V — COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances.  From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock.  (i) Other than pursuant to stock options or stock based awards outstanding or authorized to be granted as of the date hereof and listed on Schedule 5.1(b) of the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) except pursuant to Section 2.8 of this Agreement, accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

(c) Dividends, Etc.  (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and (ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

(d) Compensation; Employment Agreements; Etc.  Except as set forth on Schedule 5.1(d), enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that such increases do not exceed five percent (5%), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20 of the Company Disclosure Schedule, or (iv) with respect to the calendar year in which the Effective Time occurs, pro-rata bonuses that have been budgeted by the Company consistent with past practice and in the ordinary course of business, payable by the Company to eligible employees at the Effective Time, provided that the monthly accruals of the aggregate bonus payments shall not exceed the amount set forth on Schedule 5.1(d).

(e) Benefit Plans.  Except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Company Employees.  Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees having a title of manager or lower at an annual rate of salary not to exceed $65,000 in the ordinary course of business.

(g) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h) Governing Documents.  Amend its Charter or Bylaws (or equivalent documents).

(i) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures.  Except for any emergency repairs to real or personal property owned by Company, notice of which shall be provided to Buyer 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate.

(k) Contracts.  Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

(l) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party which settlement or similar agreement involves payment by the Company or any of its Subsidiaries of any amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of the Company or any of its Subsidiaries after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing and via telephone to the Chief Financial Officer and Chief Operating Officer of Buyer. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(m) Banking Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Derivative Transactions.  Enter into any Derivative Transactions.

(o) Indebtedness.  Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company’s investment policy or (ii) any other debt security other than in accordance with the Company’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company’s investment policy.

(q) Loans.  (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would equal or exceed $5,000,000; (ii) make, increase or purchase any fixed-rate Loan with pricing below the applicable Federal Home Loan Bank advance rate plus 175 basis points; or (iii) renegotiate, renew, increase, extend, modify or purchase any existing Loan rated “special mention” or lower by the Company Bank other than a Loan modification (i) that requires no additional funds and (ii) whose restructured term is less than three years.

(r) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters.  Make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(q), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u) Loan Policies.  Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w) Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2 Forbearances of Buyer and Merger LLC.  From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer and Merger LLC will not, and will cause each of their respective Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger, (ii) take any action that would adversely affect the ability of Buyer to obtain the Regulatory Approvals, or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI — ADDITIONAL AGREEMENTS

6.1 Stockholder Approval

(a) Company Stockholder Approval.  Following the execution of this Agreement, the Company shall, in consultation with Buyer, take all action necessary to convene a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Meeting”) as promptly as practicable (and in any event within 45 days following the time when the Registration Statement (as defined in Section 6.2(a) becomes effective) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the stockholders of the Company in order to consummate the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

(i) Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MGCL, the Charter and Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(ii) Subject to Section 6.5 hereof, (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Merger, this Agreement and the transactions contemplated hereby and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Joint Proxy Statement/Prospectus shall include the Company Recommendation.

(b) Buyer Shareholder Approval.  Following the execution of this Agreement, Buyer shall take all action necessary to convene a meeting of its shareholders (including any adjournment or postponement thereof, the “Buyer Meeting”) as promptly as practicable (and in any event within 45 days following the time when the Registration Statement becomes effective), to consider and vote upon the issuance of the Stock Consideration pursuant to the Merger as required by NASDAQ (the “Stock Issuance”).

(i) Buyer shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Buyer in connection with the Buyer Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of the Buyer, and all other applicable legal requirements. Buyer shall keep the Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by the Company.

(ii) Buyer Board shall recommend (the “Buyer Recommendation”) that Buyer’s shareholders vote to approve the Stock Issuance (the “Buyer Shareholder Approval”), and (ii) the Joint Proxy Statement/Prospectus shall include the Buyer Recommendation.

(c) Solicitation of Proxies.  Subject to the provisions of Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Buyer shall use its reasonable best efforts to solicit from Buyer’s shareholders proxies in favor of the Stock Issuance and shall take all other action necessary or advisable to secure Buyer Shareholder Approval.

6.2 Registration Statement

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger and a proxy statement to be prepared by Buyer in connection with the Buyer Shareholder Approval at the Buyer Meeting (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Joint Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Joint Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Joint Proxy Statement/Prospectus to its stockholders, and the Buyer, at its expense, shall promptly mail the Joint Proxy Statement/Prospectus to its shareholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to each party’s shareholders and at the time of the Company Meeting and Buyer Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting and Buyer Meeting, of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3 Press Releases.  Buyer and the Company will issue a mutually agreed upon press release announcing this Agreement and the transactions contemplated hereby and will not issue any press release or make any public statement or other disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4 Access; Information

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause one or more of its officers, employees, counsel, accountants, advisors or other authorized representatives (collectively, the “Buyer Representatives”) to meet with a Company Representative and discuss the general status of Buyer’s financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and the Company Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or the institution of material litigation involving Buyer or Buyer Bank, and Buyer shall be reasonably responsive to requests by the Company for information relating to the Buyer’s representations, warranties and covenants set forth in this Agreement. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree.

(c) Buyer and the Company agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.3), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to each party’s obligation to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation

(a) The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 25% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the MGCL or other fiduciary duties owed to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least two Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company

Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers. The Company agrees that it shall keep Buyer informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within three Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the third Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the MGCL or other fiduciary duties owed to the Company’s shareholders under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the

Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to two Business Days.

(f) Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.6 Takeover Laws.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7 Shares Listed.  Prior to the Effective Time, to the extent required by NASDAQ, Buyer shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8 Regulatory Applications; Filings; Consents.  Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided , however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or notices to be filed by it with the FRB and the OCC. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Charter or Bylaws or in the similar governing documents of the Company’s Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time, including without limitation the right to advancement of expenses, shall survive the Merger.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10 Employees and Benefit Plans

(a) After the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits comparable in the aggregate to those then maintained by Buyer for similarly-situated employees of Buyer (but excluding any retiree health or life insurance benefit, in each case only to the extent that other newly hired employees of Buyer are not eligible for such benefits). Buyer will treat, and cause its applicable Buyer Employee Programs to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan for purposes of severance benefits, for any purposes under any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation or benefits or profit-sharing contribution) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s applicable Buyer Employee Programs, Buyer shall take commercially reasonable efforts to cause the Company’s employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under the Buyer’s applicable plan to policy. Buyer shall also provide that the Company’s employees shall not be treated as “new” employees for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and to provide that any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Buyer Employee Program. Notwithstanding the foregoing provisions of this Section 6.10, service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Company Employee or the funding of any such benefit.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. Notwithstanding the foregoing, unless a Company Employee affirmatively terminates coverage (or causes coverage to terminate) under a Company or Company Subsidiary health plan prior to the time such Company Employee becomes eligible to participate in the

Buyer or Buyer Subsidiary health plan, no coverage of any of the Company Employees or their dependents shall terminate under any of the Company or Company Subsidiary health plans prior to the time such Company Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of the Buyer or Buyer Subsidiary and their dependents.

(c) From and after the Effective Time, Buyer agrees to cause the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the date hereof, including, without limitation, all employment, severance, deferred compensation and change in control agreements of the Company and its Subsidiaries listed in Schedule 6.10(c).

(d) If requested by Buyer, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer. If the Company 401(k) plan is terminated, Buyer agrees to permit participants in the Company 401(k) plan who are continuing employees of the Buyer to roll over their account balances and outstanding loan balances from such plan to the Buyer’s 401(k) plan, and such continuing employees who satisfy the eligibility requirements of Buyer’s 401(k) plan (taking into account credit for prior years of service with the Company pursuant to Section 6.10(a), other than for purposes of profit-sharing contribution) shall be eligible to immediately participate in the Buyer’s 401(k) plan.

(e) Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) in connection with the termination of employment of any Company Employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for Cause, as defined in Schedule 6.10(e)) within one year following the Effective Time, shall receive a lump sum severance payment from Buyer in such amounts, at such times and upon such conditions as set forth on said Schedule.

(f) Within 45 days after the date of this Agreement, Buyer shall designate, in consultation with the Company, certain employees of the Company who will be entitled to receive a retention bonus from Buyer in the event such employee remains an employee of Buyer as of the Closing Date and/or through a post-Closing transition period to be determined by Buyer, including systems conversion, if applicable. The aggregate amount of such retention bonuses for all designated employees shall be $200,000 and the allocation and timing of payment of each such bonus will be determined by Buyer, in consultation with the Company, within 45 days after the date of this Agreement.

(g) From the date hereof through the Closing, the Company shall, and shall cause its applicable Subsidiaries or Affiliates to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and any of its Subsidiaries and (ii) the Company’s human resources personnel and personnel records (to the extent not prohibited by Applicable Law) for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(h) Notwithstanding the foregoing, nothing contained in this Section 6.10 shall (i) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Company Employee, any former employee of the Company or any of its Subsidiaries or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.10. Nothing contained in this Agreement is intended to (x) confer upon any Company Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement.

6.11 Notification of Certain Matters.  Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12 Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(b).

6.13 Confidentiality Agreement.  The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its respective terms.

6.14 Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.15 Certain Litigation.  The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld).

6.16 Section 16 Votes.  Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

6.17 Classified Loans.  The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

6.18 Leases.  Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third-party under a lease, sublease or ground lease to which the Company or any of its Subsidiaries is a party, in the form attached to such lease, sublease or ground lease, or in a form as prepared by Buyer.

6.19 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.20 Reorganization.  Neither the Company, on the one hand, nor Buyer or Merger LLC, on the other hand, shall take or cause to be taken any action that would prevent the Merger and the Upstream Merger, considered together as a single integrated transaction, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII — CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger.  The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Vote.  The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of a majority of the shareholders of the Company at the Company Meeting in accordance with all applicable laws.

(b) Buyer Shareholder Vote.  The Stock Issuance shall have been approved by the requisite affirmative vote of the shareholders of the Buyer at the Buyer Meeting in accordance with all applicable laws.

(c) Regulatory Approvals; No Burdensome Condition.  All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(d) No Injunction, Etc.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(e) Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

7.2 Conditions to the Obligations of Buyer and Merger LLC.  The obligation of Buyer and Merger LLC to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer and Merger LLC, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company.  (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Tax Opinion Relating to the Merger.  Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, if Goodwin Procter LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Luse Gorman, PC renders such opinion to Buyer. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Buyer and Merger LLC, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.3 Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer.  (i) Each of the representations and warranties of Buyer and Merger LLC contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer and Merger LLC to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Tax Opinion Relating to the Merger.  The Company shall have received an opinion from Luse Gorman, PC, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, if Luse Gorman, PC, does not render such opinion, this condition shall nonetheless be deemed satisfied if Goodwin Procter LLP renders such opinion to the Company. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Buyer and Merger LLC, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

ARTICLE VIII — TERMINATION

8.1 Termination.  This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company, in the event that the Merger is not consummated by March 1, 2016 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d) by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed;

(e) by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting;

(f) by Buyer or the Company, if the Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain at the Buyer Meeting;

(g) by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of hold and commence the Company Meeting or to solicit proxies in favor of this Agreement under Section 6.1, (C) approves or recommends an Acquisition Proposal, or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5 by the Company or any of the Company Representatives;

(h) by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.5(e); or

(i) by the Company, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) the Buyer Market Value is less than 80% of the Initial Buyer Market Value; and

(ii) the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii) If the Company elects to exercise its termination right pursuant to this Section 8.1(i), it shall give prompt written notice thereof to Buyer. During the five Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Buyer so elects, it shall give, within such five Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

(iv) For purposes of this Section 8.1(i), the following terms shall have the meanings indicated below:

(A) “Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the later of (i) the date on which all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), or (ii) the date on which both the Company Stockholder Approval and the Buyer Shareholder Approval have been obtained.

(C) “Final Index Price” means the average of the closing price of the Index Group for the ten consecutive trading days prior to the Determination Date.

(D) Index Group means the NASDAQ Bank Index.

(E) “Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average closing price of the Index Group for the ten consecutive trading days immediately preceding the date of this Agreement.

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Merger LLC, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer, Merger LLC or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(g) or by the Company pursuant to Section 8.1(h), the Company shall pay to Buyer an amount equal to $5,400,000 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company’s stockholders at the Company Meeting, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) based on a willful breach by the Company, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any such breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(h), in which case the Termination Fee shall be payable concurrently with, and as a condition of, such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. The right to receive payment of the Termination Fee under Section 8.2(b) will constitute the sole and exclusive remedy of Buyer against the Company and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 8.2(b) or (d).

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX — MISCELLANEOUS

9.1 Standard.  No representation or warranty of the Company contained in Article III or of Buyer or Merger LLC contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer or Merger LLC, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.23, 3.33 and the first two sentences of Section 3.2, in the case of the Company, and Sections 4.3, 4.4, 4.5, 4.6(a)(ii), 4.19 and the first two sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.3 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer or Merger LLC from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock.

“Buyer Company Stock” shall mean shares of Company Common Stock held by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

“Charter” shall have the meaning ascribed to it in Section 1-101(f) of the MGCL.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of January 20, 2015, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge of one or more of those certain executive officers of the Company listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the actual knowledge of one or more of Buyer’s executive officers, all of whom are listed on Schedule 9.3(a)(ii).

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB and (b) the approval of the OCC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Assumed Option” shall have the meaning set forth in Section 2.8(a).

“Assumed RSUs” shall have the meaning set forth in Section 2.8(b).

“Bank Merger” shall have the meaning set forth in Section 1.9.

“BHCA” shall have the meaning set forth in Section 3.25.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2014 Form 10-K” shall have the meaning set forth in Section 4.10(a)

“Buyer Bank” shall have the meaning set forth in Section 1.9.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Employee Program” shall have the meaning set forth in Section 4.13(a).

“Buyer Loan Property” shall have the meaning set forth in Section 4.15(f).

“Buyer Market Value” shall have the meaning set forth in Section 8.1(i)(iv).

“Buyer Meeting” shall have the meaning set forth in Section 6.1(b).

“Buyer Participation Facility” shall have the meaning set forth in Section 4.15(f).

“Buyer Property” shall have the meaning set forth in Section 4.15(a).

“Buyer Ratio” shall have the meaning set forth in Section 8.1(i)(ii).

“Buyer Recommendation” shall have the meaning as set forth in Section 6.1(b)(ii).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Buyer Shareholder Approval” shall have the meaning as set forth in Section 6.1(b)(ii).

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Cash Election” shall have the meaning set forth in Section 2.4(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.4(a).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Certificate” shall have the meaning set forth in Section 2.2.

“Charitable Foundation” shall have the meaning set forth in Section 6.18.

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.5.

“Closing Date” shall have the meaning set forth in Section 1.5.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.9.

“Company Board” shall have the meaning set forth in Section 2.8(d).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Equity Plan” shall have the meaning set forth in Section 2.8.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(f).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Participation Facility” shall have the meaning set forth in Section 3.17(f).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(c).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company RSUs” shall have the meaning set forth in Section 2.8(b).

“Company Stock Option” shall have the meaning set forth in Section 2.8(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“CRA” shall have the meaning set forth in Section 3.31.

“Derivative Transactions” shall have the meaning set forth in Section 3.27.

“Determination Date” shall have the meaning set forth in Section 8.1(i)(iv).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.4(b).

“Election Form” shall have the meaning set forth in Section 2.4(a).

“Employee Program” shall have the meaning set forth in Section 3.14(l)(i).

“Environment” shall have the meaning set forth in Section 3.17(g).

“Environmental Laws” shall have the meaning set forth in Section 3.17(g).

“ERISA” shall have the meaning set forth in Section 3.14(l)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(iv).

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.6(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Index Price” shall have the meaning set forth in Section 8.1(i)(iv).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(g).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index Group” shall have the meaning set forth in Section 8.1(i)(iv).

“Index Ratio” shall have the meaning set forth in Section 8.1(i)(ii).

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(i)(iv).

“Initial Index Price” shall have the meaning set forth in Section 8.1(i)(iv).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(d).

“IT Systems” shall have the meaning set forth in Section 3.18(h).

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Mailing Date” shall have the meaning set forth in Section 2.4(a).

“maintains” shall have the meaning set forth in Section 3.14(l)(iii).

“Marks” shall have the meaning set forth in Section 3.18(g).

“MBCA” shall have the meaning set forth in Section 1.4.

“MGCL” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger LLC” shall have the meaning set forth in the Preamble to this Agreement.

“MLLCA” shall have the meaning set forth in Section 1.1

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(v).

“NASDAQ” shall have the meaning set forth in Section 2.1(c).

“New Certificates” shall have the meaning set forth in Section 2.6(a).

“New Directors” shall have the meaning set forth in Section 1.7.

“Non-Election” shall have the meaning set forth in Section 2.4(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.4(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“OCC” shall have the meaning set forth in Section 3.10(b).

“OFAC” shall have the meaning set forth in Section 3.31(b).

“Oil” shall have the meaning set forth in Section 3.17(g).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Personal Data” shall have the meaning set forth in Section 3.19.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19.

“Products” shall have the meaning set forth in Section 3.18(g).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Shortfall Number” shall have the meaning set forth in Section 2.4(c)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.1(c).

“Stock Conversion Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election” shall have the meaning set forth in Section 2.4(a).

“Stock Election Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.4(a).

“Stock Issuance” shall have the meaning set forth in Section 6.1(b).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.4.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“Upstream Merger” shall have the meaning set forth in the Recitals to this Agreement.

“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(a).

“Volcker Rule” shall have the meaning set forth in Section 3.26.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Stockholders” shall have the meaning set forth in the recitals to this Agreement.

9.4 Waiver; Amendment.  Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

9.5 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.6 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer and Merger LLC:

Camden National Corporation
Two Elm Street Camden, ME 04843

Attention:	Chief Executive Officer
Facsimile:	(207) 230-5149

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Attention:	William P. Mayer, Esq. Samantha M. Kirby, Esq. Joseph L. Johnson III, Esq.
Facsimile:	(617) 523-1231

If to the Company, to:

SBM Financial, Inc.
2 Canal Plaza Portland, ME 04101

Attention:	Chief Executive Officer
Facsimile:	(207) 588-2145

With a copy to (which shall not constitute notice):

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

Attention:	John J. Gorman, Esq.
Facsimile:	(202) 274-2001

9.7 Understanding; No Third Party Beneficiaries.  Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and the right of Company shareholders to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8 Assignability; Binding Effect.  Prior to the Closing, this Agreement may not be assigned by Buyer or Merger LLC without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.9 Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.11 Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the State of Maine (“Maine Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Maine Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Maine Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Maine Courts and waives any bond, surety or other security that might be required of any other party in any such Maine Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

9.13 Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.14 Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ Gregory A. Dufour Name: Gregory A. Dufour Title: President and Chief Executive Officer

ATLANTIC ACQUISITIONS, LLC

By:	/s/ Gregory A. Dufour Name: Gregory A. Dufour Title: President and Chief Executive Officer SBM FINANCIAL, INC.
By:	/s/ John W. Everets Name: John W. Everets Title: Chairman and Chief Executive Officer

ANNEX B

March 29, 2015

The Board of Directors
Camden National Corporation
2 Elm Street
Camden, ME 04843

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Camden National Corporation, a Maine corporation (“Parent”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Parent, Atlantic Acquisitions, LLC, a Maryland limited liability company, of which Parent is the sole member (“Merger Sub”), and SBM Financial, Inc., a Maryland corporation (the “Company”). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that (A) Merger Sub will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of common stock, par value $0.01 (“Company Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time (other than shares held by Parent, Merger Sub or any subsidiary of Parent, which will be cancelled for no consideration) will be converted into the right to receive, at the election of such holder of Company Common Stock (the “Election”), either (x) $206.00 in cash, without interest (the “Per Share Cash Consideration”), or (y) 5.421 shares of common stock, no par value (“Parent Common Stock”), of Parent (the “Per Share Stock Consideration”), in each case, subject to certain proration mechanisms which provide that (i) 80% of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the Per Share Stock Consideration (such aggregate amount, the “Stock Consideration”), and (ii) the remaining shares of Company Common Stock will be converted into the Per Shares Cash Consideration (such aggregate amount, the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), and (B) immediately following the Merger, the Company will merge with and into Parent (the “Upstream Merger” and, together with the Merger, the “Mergers”).

The terms and conditions of the Mergers are more fully set forth in the Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as a financial advisor to Parent in connection with the Mergers and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Mergers. In addition, for our services as financial advisor to Parent in connection with the Mergers, if the Merger is successfully completed we will receive an additional larger fee, against which the fee we received for delivery of this opinion will be credited. In addition, if, in connection with the Merger not being completed, Parent receives a termination fee, we will be entitled to a specified percentage of that fee in cash, when it is received by Parent, less the fee paid by Parent to RBCCM for the delivery of this opinion. In the event the Merger is not completed, we will be entitled to receive a similar fee for any financial advisory services and fairness opinion provided by RBCCM to Parent in connection with any other transaction or series of transactions whereby, directly or indirectly, a majority of capital stock of the Company or any of its assets is transferred to Parent, or any of its affiliates, and a similar contingent transaction fee if such other transaction or series of transaction is consummated at any time pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of our engagement or within twelve months thereafter. Parent has also agreed to indemnify us for certain liabilities that may arise out of our engagement.

In the ordinary course of business, RBCCM may act as a market maker and broker in the publicly traded securities of Parent and receive customary compensation, and may also actively trade securities of Parent for our own account and the accounts of our customers, and, accordingly, RBCCM and its affiliates, may hold a long or short position in such securities.

RBCCM has not provided investment banking and financial advisory services to Parent or the Company, or any of their respective affiliates in the past two years.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft labeled “Execution Copy” of the Agreement dated March 29, 2015 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to Parent and the Company and certain other relevant historical operating data relating to Parent and the Company made available to us from published sources and from the internal records of Parent and the Company, respectively; (iii) we reviewed financial projections and forecasts of Parent and the combined post-Mergers company prepared by Parent’s management, and the Company, prepared by management of Parent (“Forecasts”); (iv) we conducted discussions with members of the senior managements of Parent and the Company with respect to the business prospects and financial outlook of Parent and the Company as standalone entities as well as the strategic rationale and potential benefits of the Mergers; (v) we reviewed the reported prices and trading activity for Parent Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we performed a valuation analysis of each of Parent and the Company as a standalone entity, using comparable company and discounted cash flow analyses with respect to each of Parent and the Company as well as precedent transaction analysis with respect to the Company; and (ii) we performed a pro forma combination analysis of Parent on a combined post-Mergers basis.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by Parent or the Company (including, without limitation, the financial statements and related notes thereto of each of Parent and the Company, respectively), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by Parent (including Forecasts provided to us by Parent with respect to certain cost synergies expected to be realized from the Mergers), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Parent or the Company (as the case may be), respectively, as standalone entities (or, in the case of the projected synergies, as a combined company). We express no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of Parent or the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of Parent or the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting Parent or the Company.

We have assumed with your consent, in all respects material to our analysis that all conditions to the consummation of the Mergers will be satisfied without waiver thereof. We have further assumed with your consent that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Parent Common Stock has traded or will trade following the announcement of the Mergers or the prices at which Parent Common Stock will trade following the consummation of the Mergers.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of Parent in connection with the Mergers. We express no opinion and make no recommendation to any holder of Parent Common Stock as to how such holder should vote with respect to the Mergers or any other proposal to be voted upon by them in connection with the Mergers. All advice and opinions (written and oral) rendered by RBCCM are intended for the use and benefit of the Board of Directors of Parent. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBCCM. If required by applicable law, such opinion may be included in any disclosure document filed by Parent with the SEC with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBCCM be in a form reasonably acceptable to RBCCM and its counsel. RBCCM shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by Parent to engage in the Mergers or the relative merits of the Mergers compared to any alternative business strategy or transaction in which Parent might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to Parent. Our opinion does not in any way address other terms or arrangements of the Mergers or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation (if any) to any of Parent’s officers, directors or employees, or class of such persons, relative to the compensation to be paid to holders of Company Common Stock.

Our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ RBC CAPITAL MARKETS, LLC

RBC CAPITAL MARKETS, LLC

ANNEX C

March 27, 2015

The Board of Directors
SBM Financial, Inc.
2 Canal Plaza
Portland, ME 04101
Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of SBM Financial, Inc. (“SBM”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger of Atlantic Acquisitions, LLC (“Merger LLC”), which is a Maryland limited liability company of which Camden National Corporation (“CAC”) is the sole member, with and into SBM (the “Merger” and, together with the merger of SBM with and into CAC immediately thereafter, the “Transaction”), pursuant to the Agreement and Plan of Merger to be entered into by and among SBM, CAC, and Merger LLC (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action of the part of SBM, CAC, Merger LLC or the holders of common stock, par value $0.01 per share, of SBM (“SBM Common Stock”), each share of SBM Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of SBM Common Stock held by CAC or any of its subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency)) shall become and be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) $206.00 in cash, without interest (the “Cash Consideration”) or (ii) 5.421 shares of common stock, par value $0.01 per share, of CAC (the “CAC Common Stock”) (the “Stock Consideration”); provided that, as more fully described in the Agreement, in the aggregate, 80% of the outstanding shares of SBM Common Stock immediately prior to the Effective Time will be converted into the Stock Consideration and the remaining shares of SBM Common Stock will be converted into the Cash Consideration. The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, as determined by CAC in its sole discretion, CAC and SBM will cause their respective subsidiaries, Camden National Bank and The Bank of Maine, to enter into a separate agreement and plan of merger providing for the merger of The Bank of Maine with and into Camden National Bank (such transaction, the “Bank Merger”).

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

KBW has acted as financial advisor to SBM and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, SBM and CAC and, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SBM and CAC for KBW’s own account and for the accounts of its customers. We have acted exclusively for the board of directors of SBM (the “Board”) in rendering this opinion and will receive a fee from SBM for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, SBM has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to SBM and received compensation for such services. KBW served as financial advisor to SBM in connection with its sale of certain branches in July 2013. In the past two years, KBW has not provided investment banking and financial advisory services to CAC. We may in the future provide investment banking and financial advisory services to SBM or CAC and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SBM and CAC and the Transaction, including among other things, the following: (i) a draft of the Agreement dated March 27, 2015 (the most recent draft made available to us); (ii) certain regulatory filings of SBM and CAC, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for SBM and CAC; (iii) the audited financial statements for the three fiscal years ended December 31, 2013 of SBM; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of CAC; (v) the unaudited financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of CAC; (vi) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of SBM; (vii) certain unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of SBM (provided to us by representatives of SBM); (viii) certain other interim reports and other communications of SBM and CAC to their respective shareholders and investors; and (ix) other financial information concerning the businesses and operations of SBM and CAC that was furnished to us by SBM and CAC or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of SBM and CAC; (ii) the assets and liabilities of SBM and CAC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for SBM and certain financial and stock market information for CAC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of SBM that were prepared by, and provided to us and discussed with us by, SBM management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) financial and operating forecasts and projections of CAC and estimates regarding certain pro forma financial effects of the Transaction on CAC (including, without limitation, the cost savings and related expenses expected to result from the Transaction), that were prepared by, and provided to us and discussed with us by, CAC management and that were used and relied upon by us based on such discussions with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of SBM and CAC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

the efforts undertaken by SBM, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with SBM.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the respective managements of SBM and CAC as to the reasonableness and achievability of the financial and operating forecasts and projections of SBM and CAC referred to above (and the assumptions and bases therefor) and we have assumed, with the consent of SBM, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have further relied upon CAC management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Transaction on CAC (and the assumptions and bases therefor, including without limitation, the cost savings and related expenses expected to result from the Transaction) referred to above and we have assumed, with the consent of SBM, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the forecasts, projections and estimates of SBM and CAC provided to us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of SBM and CAC and with the consent of SBM, that such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SBM or CAC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for SBM and CAC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SBM or CAC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of SBM or CAC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction and that all conditions to the completion of the Transaction and any related transaction will be

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of SBM, CAC, the combined entity, or the contemplated benefits of the Transaction, including the cost savings and related expenses expected to result from the Transaction. We have assumed, in all respects material to our analyses, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that SBM has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SBM, CAC, Merger LLC, The Bank of Maine, Camden National Bank, the Transaction and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of SBM Common Stock of the Merger Consideration to be received in the Merger by such holders. We express no view or opinion as to any other terms or aspects of the Transaction or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation of the Merger Consideration between stock and cash) or any related transaction, any consequences of the Transaction or any related transaction to SBM, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of SBM to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by SBM or the Board, (iii) the fairness of the amount or nature of any compensation to any of SBM’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of SBM Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SBM (other than the holders of SBM Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of CAC or any other party to any transaction contemplated by the Agreement, (v) whether CAC has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of SBM Common Stock at the closing of the Transaction, (vi) the actual value of CAC Common Stock to be issued in the Merger, (vii) the election by holders of SBM Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (viii) any adjustment (as provided in the Agreement) in the amount of Merger Consideration (including the allocation thereof among cash and stock) assumed to be paid in the Merger for purposes of our opinion, (ix) the prices, trading range or volume at which CAC Common Stock will trade following the public announcement of the Transaction or the consummation of the Transaction, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to SBM, CAC, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of SBM Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter (including, with respect to holders of SBM Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of SBM Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

ANNEX D

SBM FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

and

SUPPLEMENTARY INFORMATION

December 31, 2014, 2013 and 2012

With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SBM Financial, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of SBM Financial, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity capital, and cash flows for each of the three years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, with respect to The Bank of Maine (a subsidiary, the Bank), the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SBM Financial, Inc. and subsidiaries as of December 31, 2014 and 2013, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying supplementary information is presented for purposes of additional analysis as required by the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development (HUD), Office of Inspector General, and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). In our opinion, the supplementary information is fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.

In accordance with Government Auditing Standards, we have also issued our report dated March 31, 2015 on our consideration of the Bank’s internal control over financial reporting and on our tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements and other matters. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards in considering the Bank’s internal control over financial reporting and compliance.

/s/ Berry Dunn McNeil & Parker, LLC

Portland, Maine
March 31, 2015

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2014 and 2013

ASSETS

	2014	2013
Cash and due from banks	$10,557,133	$11,861,017
Interest-bearing deposits in banks	24,518,232	18,370,489
Total cash and cash equivalents	35,075,365	30,231,506
Securities held-to-maturity (fair value of $84,310,626 and $77,440,447 at December 31, 2014 and 2013)	81,852,434	78,749,186
Securities available-for-sale	1,359,600	1,285,207
Federal Home Loan Bank of Boston stock, at cost	3,816,200	3,816,200
Loans held for sale	6,717,324	2,977,973
Loans receivable, net of allowance for loan losses of $8,041,766 and $8,673,260 at December 31, 2014 and 2013	622,968,337	569,880,240
Premises and equipment, net	21,057,553	22,467,620
Other real estate owned	858,595	1,361,172
Accrued interest receivable	1,742,691	1,903,536
Deferred tax asset	25,636,222	26,702,703
Loan servicing rights	1,852,969	2,202,399
Other assets	3,289,552	3,891,103
	$806,226,842	$745,468,845

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2014 and 2013 – (continued)

LIABILITIES AND EQUITY CAPITAL

	2014	2013
Liabilities
Deposits	$656,951,549	$624,624,120
Securities sold under agreements to repurchase	25,070,718	17,565,729
Escrow accounts	786,030	993,552
Accrued interest and other liabilities	8,565,449	9,423,721
Federal Home Loan Bank advances	20,000,000	—
Note payable	9,000,000	9,000,000
Total liabilities	720,373,746	661,607,122
Commitments and contingencies
(Notes 11 through 16, and 18)
Equity capital
Preferred stock, $.01 par value; 50,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 632,750 and 630,750 shares issued, 613,424 and 612,560 shares outstanding at December 31, 2014 and 2013, respectively	6,134	6,126
Additional paid-in capital	56,367,659	56,232,087
Retained earnings	29,768,224	28,081,735
Accumulated other comprehensive income (loss)
Net unrealized appreciation on securities available-for-sale, net of deferred income tax	527,755	478,657
Net unrealized loss on securities transferred to held-to-maturity, net of deferred income tax	(816,676)	(936,882)
Total equity capital	85,853,096	83,861,723
	$806,226,842	$745,468,845

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Interest and dividend income
Interest and fees on loans	$26,315,528	$27,143,239	$26,237,595
Interest and dividends on investments	2,415,980	984,298	1,353,648
Other interest-earning assets	132,227	171,734	152,650
Total interest and dividend income	28,863,735	28,299,271	27,743,893
Interest expense
Deposits	2,586,669	2,823,791	3,197,053
Securities sold under agreements to repurchase	58,160	64,110	91,488
Federal Home Loan Bank advances	39,092	—	—
Note payable	456,250	456,250	457,500
Total interest expense	3,140,171	3,344,151	3,746,041
Net interest income	25,723,564	24,955,120	23,997,852
Provision for (reduction in) loan losses	1,000,000	500,000	(103,000)
Net interest income after provision for loan losses	24,723,564	24,455,120	24,100,852
Non-interest income
Service charges on deposit accounts	1,982,732	2,254,177	1,972,855
Loan servicing fees and fair value adjustment	436,302	1,258,748	796,317
Rental income	243,955	396,464	498,700
Net debit and credit card income	1,063,668	1,112,743	965,998
Brokerage, advisory and insurance sales income	539,844	677,321	583,050
Net gain and fees on sale of residential loans	3,072,820	3,429,073	5,461,620
Net gain and fees on sale of commercial loans	—	705,309	—
Net gain on sale of other real estate owned	15,039	74,675	46,396
Net gain (loss) on sale of premises and equipment	55,830	601,881	(7,639)
Loss on asset impairment	—	(247,593)	—
Net gain on sale of branch operations	—	2,547,010	—
Net gain on sale of subsidiary	—	—	97,500
Realized gain on sale of securities	93,925	29,312	1,495,645
Other non-interest income	552,322	854,173	1,077,030
Total non-interest income	8,056,437	13,693,293	12,987,472
Non-interest expense
Salaries and employee benefits	15,725,248	20,053,918	20,589,004
Occupancy and equipment	5,655,557	6,089,180	6,416,018
Other real estate owned write-down	49,410	349,135	1,345,486
Other non-interest expense	8,646,427	10,598,048	10,878,640
Total non-interest expense	30,076,642	37,090,281	39,229,148
Income (loss) before income taxes	2,703,359	1,058,132	(2,140,824)
Income tax expense (benefit)	1,016,870	479,435	(1,136,252)
Net income (loss)	$1,686,489	$578,697	$(1,004,572)
Per common share data:
Basic earnings (loss) per share	$2.75	$0.95	$(1.65)
Diluted earnings (loss) per share	$2.75	$0.95	$(1.65)

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Net income (loss)	$1,686,489	$578,697	$(1,004,572)
Other comprehensive income (loss), net of tax
Unrealized appreciation (depreciation) on securities available-for-sale:
Unrealized gains (losses) arising during the year	168,317	(1,584,041)	2,079,919
Tax effect	(57,228)	538,574	(707,172)
	111,089	(1,045,467)	1,372,747
Reclassification adjustment for gains included in net income or loss(1)	(93,925)	(29,312)	(1,495,645)
Tax effect(3)	31,934	9,966	508,519
	(61,991)	(19,346)	(987,126)
	49,098	(1,064,813)	385,621
Reclassification adjustment for amortization of unrealized losses on securities transferred to held-to-maturity(2)	182,130	33,542	—
Tax effect(3)	(61,924)	(16,578)	—
	120,206	16,964	—
Other comprehensive income (loss)	169,304	(1,047,849)	385,621
Total comprehensive income (loss)	$1,855,793	$(469,152)	$(618,951)

(1)	Reclassified into the consolidated statements of operations in realized gain on sale of securities.
(2)	Reclassified into the consolidated statements of operations in interest and dividends on investments.
(3)	Reclassified into the consolidated statements of operations in income tax expense (benefit).

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity Capital
Years Ended December 31, 2014, 2013 and 2012

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2011	$—	$6,045	$55,596,020	$28,057,271	$204,003	$83,863,339
Net loss	—	—	—	(1,004,572)	—	(1,004,572)
Other comprehensive income	—	—	—	—	385,621	385,621
Total comprehensive loss						(618,951)
Change to fair value accounting for loan servicing rights, net of income tax expense of $231,998	—	—	—	450,339		450,339
Issuance of common stock under stock compensation plan	—	52	(52)	—	—	—
Repurchase of common stock	—	(4)	(42,896)	—	—	(42,900)
Stock-based compensation expense	—	—	408,991	—	—	408,991
Balance, December 31, 2012	—	6,093	55,962,063	27,503,038	589,624	84,060,818
Net income	—	—	—	578,697	—	578,697
Other comprehensive loss	—	—	—	—	(1,047,849)	(1,047,849)
Total comprehensive loss						(469,152)
Issuance of common stock under stock compensation plan	—	33	(33)	—	—	—
Stock-based compensation expense	—	—	270,057	—	—	270,057
Balance, December 31, 2013	—	6,126	56,232,087	28,081,735	(458,225)	83,861,723
Net income	—	—	—	1,686,489	—	1,686,489
Other comprehensive income	—	—	—	—	169,304	169,304
Total comprehensive income						1,855,793
Issuance of common stock under stock compensation plan	—	8	(8)	—	—	—
Stock-based compensation expense	—	—	135,580	—	—	135,580
Balance, December 31, 2014	$—	$6,134	$56,367,659	$29,768,224	$(288,921)	$85,853,096

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$1,686,489	$578,697	$(1,004,572)
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities
Depreciation and amortization	1,746,119	2,091,678	2,367,466
Net amortization of premiums and discounts on securities	(19,677)	406,640	623,379
Amortization of unrealized holding losses on securities transferred to held-to-maturity	182,130	33,542	—
Other real estate owned write-down	49,410	349,135	1,345,486
Provision for (reduction in) loan losses	1,000,000	500,000	(103,000)
Increase in net deferred loan costs	(849,965)	(817,542)	(2,336,107)
Net (gain) loss on sale of premises and equipment	(55,830)	(601,881)	7,639
Net gain on sale of other real estate owned	(15,039)	(74,675)	(46,396)
Net gain on sale of branch operations	—	(2,547,010)	—
Net gain on sale of loans	(2,634,121)	(3,568,475	(4,460,888)
Net gain on sales of securities	(93,925)	(29,312)	(1,495,645)
Impairment of premises and equipment	—	247,593	—
Gain on sale of subsidiary	—	—	(97,500)
Deferred income taxes	602,364	459,520	(1,165,220)
Stock-based compensation expense	135,580	270,057	408,991
Decrease in accrued interest receivable and other assets	762,396	19,660	1,200,050
(Increase) decrease in loan servicing rights	349,430	(425,118)	(471,141)
(Decrease) increase in accrued expenses and other liabilities	(481,374)	1,430,411	(694,548)
Loans originated for sale	(141,677,362)	(172,438,430)	(158,054,619)
Proceeds from sale of loans held for sale	140,572,132	172,917,335	175,620,753
Net cash provided by (used in) operating activities	1,258,757	(1,198,175)	11,644,128
Cash flows from investing activities
Proceeds from sale of premises and equipment	416,813	4,316,738	—
Net cash settlement on branch divestiture	—	(45,819,272)	—
Proceeds from sale of subsidiary	—	—	122,500
Additions to premises and equipment	(840,000)	(935,478)	(3,915,751)
Loan originations and principal collections, net	(54,695,297)	(9,436,468)	(32,959,434)
Proceeds from the sale of other real estate owned	2,132,647	6,160,949	10,388,951
Cash paid for costs capitalized in other real estate owned	(64,312)	(116,896)	(259,382)
Redemption of Federal Home Loan Bank stock	—	485,200	481,000
Purchase of securities available-for-sale	(9,509,279)	(19,844,277)	(247,520,223)
Purchase of securities held-to-maturity	(9,560,000)	(25,577,716)	—
Proceeds from principal payments on securities held-to-maturity	6,480,804	996,936	—
Proceeds from sales, calls, maturities and principal payments of securities available-for-sale	9,598,830	25,777,619	265,623,255
Net cash used in investing activities	(56,039,794)	(63,992,665)	(8,039,084)

(Continued next page)

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Concluded)
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Cash flows from financing activities
Net increase in deposits	$32,327,429	$36,224,832	$8,560,322
Net (decrease) increase in escrow accounts	(207,522)	129,442	(122,986)
Net change in securities sold under agreements to repurchase	7,504,989	(6,832,910)	(1,566,395)
Net increase in short-term advances	20,000,000	—	—
Repurchase of common stock	—	—	(42,900)
Net cash provided by financing activities	59,624,896	29,521,364	6,828,041
Net increase (decrease) in cash and cash equivalents	4,843,859	(35,669,476)	10,433,085
Cash and cash equivalents, beginning of year	30,231,506	65,900,982	55,467,897
Cash and cash equivalents, end of year	$35,075,365	$30,231,506	$65,900,982
Supplementary cash flow information:
Cash paid for interest on deposits, borrowed funds, and note payable	$2,688,543	$2,893,616	$3,788,041
Cash paid for income taxes	118,900	26,168	48,868
Non-cash transactions
Transfers from loans receivable to other real estate owned	1,422,166	2,234,103	4,196,310
Transfer from premises and fixed assets to other real estate owned	142,964	—	—
Transfers from loans held for sale to loans held for investment	—	14,221,572	3,397,565
Transfer of securities available-for-sale to held-to-maturity	—	55,634,504	—

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

Nature of Business

SBM Financial, Inc. (the Company) is a federal savings bank holding company, organized under the laws of the state of Maryland. The Company is regulated by the Federal Reserve Bank.

The Company’s wholly-owned subsidiary, The Bank of Maine (the Bank), is a federal savings bank formerly regulated by the Office of Thrift Supervision (OTS) and now regulated by the Office of the Comptroller of the Currency (OCC). The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC), to the extent provided by FDIC.

The Bank provides a full range of banking services to individual and corporate customers from twenty-four offices in Downeast, Central and Southern Maine. The Bank’s wholly-owned subsidiary, Healthcare Professional Funding Corporation, has its headquarters in Boston, Massachusetts from which it engages in lending to dentists, ophthalmologists, and veterinarians throughout the United States. The Bank formerly offered real estate title services through Yankee Title and mail processing services though Cobbossee Service Corporation, each of which were subsidiaries of the Bank. The assets of Yankee Title were sold in 2012 and the subsidiary was dissolved. The operations of Cobbosee Service Corporation were terminated in 2012 and the subsidiary was dissolved. The results of operations of these subsidiaries are not presented as discontinued operations in the consolidated statements of operations because they were not significant to the financial condition and results of operations of the Company. The Bank provides investment and insurance products to the Bank’s customers through Cetera Investment Services LLC (formerly Primevest Financial Services, Inc.), an independently-owned company. The Bank also owns subsidiaries which hold other real estate owned.

Corporate History and Restructuring

In 2008, the ownership structure of the Bank was reorganized so that the Bank was owned by Savings Bank of Maine Bancorp (Bancorp), a federal mid-tier holding company, and Bancorp was owned by Savings Bank of Maine, MHC (MHC), a federal mutual holding company.

In May 2010, MHC was merged with and into Bancorp and then Bancorp was merged with and into the Company, a newly-formed Maryland corporation. At the time of these mergers, the Company was capitalized with $60,000,000 of common stock in a private placement transaction. These mergers and capitalization, and the creation of the Company as a privately-owned federal savings bank holding company, were approved on May 7, 2010 by the OTS pursuant to a Plan of Voluntary Supervisory Conversion (the Restructuring).

On June 21, 2012, the Bank entered into a Formal Agreement with the OCC (Formal Agreement) which required the Bank to take certain corrective actions. By virtue of the Formal Agreement, the Bank was designated in “troubled condition” as set forth in 12 C.F.R. §163.555. On October 14, 2014, the OCC terminated the Formal Agreement and the “troubled condition” designation of the Bank. Similarly, the Company was no longer designated as in “troubled condition” as of January 13, 2015.

1. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of SBM Financial, Inc., the Bank and the Bank’s wholly-owned subsidiaries, Healthcare Professional Funding Corporation, Whiskeag-Bath, Inc., Property T, Inc., Property T2, Inc., Property P, Inc. and SBM Property A, Inc. (collectively referred to as the Company). All intercompany accounts and transactions have been eliminated in consolidation.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned (REO), loans held for sale, loan servicing rights, and deferred tax assets. In connection with the determination of the allowance for loan losses and the carrying value of other real estate owned, management obtains independent appraisals for significant properties. The valuation of loans held for sale is based on commitments from investors or prevailing market prices, sale agreements, recent purchase offers and recent sale transactions for comparable assets.

The Company records a net deferred tax asset to the extent management believes these assets will more likely than not be realized. In making such determinations, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event management determines that the Company would not be able to realize the deferred income tax assets in the future, an adjustment to the valuation allowance would be recognized that would increase income tax expense.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the current presentation.

Segments

The Company, through the operations of its subsidiary, The Bank of Maine, provides a broad range of financial services to individuals and companies primarily in Maine. Operations are managed and financial performance is evaluated on a bank-wide basis. Accordingly, all of the Company’s banking operations are aggregated in one reportable operating segment.

Significant Group Concentrations of Credit Risk

A substantial portion of the Bank’s loans are collateralized by real estate located in Maine. In addition, REO held by the Bank is located in Maine. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of the carrying amount of REO are subject to changes in economic conditions in Maine. In addition to this geographic concentration, the Bank has a loan concentration, through its subsidiary, Healthcare Professional Funding Corporation, in loans to dentists, ophthalmologists and veterinarians. These loans are made throughout the United States. As of December 31, 2014 and 2013, these loans totaled $90.9 and $84.5 million, respectively, or 106% and 101% of the Company’s total equity capital. The collectability of this type of loan may be susceptible to changes in consumer needs and the availability of reimbursement for medical care.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in banks. The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant risk with respect to cash and cash equivalents.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income or loss.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of individual equity securities that are deemed to be other-than-temporary are reflected in earnings when identified. For individual debt securities where the Bank does not intend to sell the security and it is not more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to 1) credit loss is recognized in earnings, and 2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows is less than the amortized cost basis of the debt security. For individual debt securities where the Bank intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Bank is a member of the Federal Home Loan Bank of Boston (FHLB) and as a requirement of membership owns a minimum amount of FHLB stock based on the type and level of its advances as further described in Note 10. For the years ended December 31, 2014, 2013 and 2012, FHLB paid dividends to the Bank totaling $56,766, $15,306 and $22,684, respectively. In 2014, 2013 and 2012, respectively, FHLB purchased excess FHLB stock from the Bank in the amount of $0, $485,200 and $481,000. A market for FHLB stock is not readily available and therefore the Bank’s investment is carried at par value which also represents cost. The Bank continues to monitor its investment in FHLB stock.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings. Loans held for sale that were originally held for investment are recorded at the lower of cost or estimated fair value in the aggregate. Losses upon transition from loans held for investment to loans held for sale are recognized through the provision for loan losses to the extent not previously provided for and the corresponding loans are charged down to their estimated fair value through the allowance for loan losses.

Loans

The following accounting policies, related to accrual and non-accrual loans, apply to all loan segments and classes.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest income is accrued on the unpaid principal balance.

Loan origination fees, net of certain direct origination costs, and fees paid on purchased loans are deferred and recognized as an adjustment of the related loan yield using the interest method.

In general, commercial non-real estate, commercial real estate and commercial construction loans are charged-off in part or in full if they are considered uncollectible. Residential real estate, construction and home equity loans are generally written down to the collectible amount when the loan is delinquent for

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

180 consecutive days. Secured consumer loans are charged-off if the loan is delinquent for 120 consecutive days. Unsecured consumer loans are charged-off when 90 days past due.

Past due status is determined based on contractual terms. In December 2014, the Bank changed its past due reporting policy. Loans with payments scheduled monthly are reported past due when the borrower is in arrears two or more monthly payments. The 2013 past due information in Note 5 has been reclassified to be on a comparative basis with 2014. The accrual of interest on all classes of loans is discontinued at the time the loan is 90 days delinquent. In all cases, loans are placed on non-accrual, or charged-off, at an earlier date, if collection of principal or interest is considered doubtful.

All interest accrued but not collected on loans that are placed on non-accrual or charged-off is reversed against interest income. The cash payments on these loans are applied to principal balances until the loan qualifies for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established for loan losses that are estimated to have occurred, through a provision for loan losses charged to earnings. A loan loss is charged against the allowance when management believes a loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated by management on a regular basis and is based upon management’s periodic review of the collectability of the Bank’s loans in light of the Bank’s historical experience with its loan portfolio, the nature and size of the Bank’s loan portfolio, the ability of borrowers to repay their loans, the estimated value of any collateral securing the loans and prevailing economic conditions. Management follows a similar process to estimate its liability for off-balance-sheet commitments to extend credit and this estimate is included in other liabilities. This evaluation is subjective since it is based on estimates that are periodically revised to reflect current information and is susceptible to significant revision as more information becomes available.

The Bank periodically evaluates its larger-balance, non-homogeneous loans for impairment. A loan is considered impaired when management determines that it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net of deferred loan fees or costs, and the unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan’s effective rate or the fair value of the collateral, if the loan is collateral-dependent.

Management identifies and reviews all loans equal to or greater than $250,000 for impairment. Identification is based on one or more factors including: risk rating, delinquency, loan classification, non-accrual status, loans which are on a “watch list” and other criteria periodically determined by management.

If it is determined that a loan is not impaired, the loan will be grouped with other loans for consideration in developing the general reserve.

If it is determined that a loan is impaired, management measures the amount of impairment, which is included as a specific reserve within the allowance for loan losses. Subsequent evaluations of impairment and adjustments to the reserve are performed on a quarterly basis. If it is determined that an “impaired loan” has no impairment amount, the loan will remain segregated as impaired, but no reserve will be established. Subsequent evaluations of impairment, and adjustment to the reserve, are performed on a quarterly basis.

In addition, management will review for impairment any group of loans with similar risk/class characteristics but with individual balances less than $250,000, if borrowers with those risk characteristics or in that class have been adversely affected by business environment or other economic changes.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

The Bank may periodically agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructured loans are considered impaired and are primarily measured using the present value of expected future cash flows. Troubled debt restructurings that are considered collateral-dependent are measured using the fair value of collateral. The determination of whether interest is accrued on troubled debt restructured loans is the same as for other impaired loans.

Estimating the Allowance for Loan Losses

The Bank’s methodology for assessing the appropriateness of the allowance for loan losses consists of several key elements, including a general allowance based on a combination of historical loss factors and qualitative loss factors, a specific allowance for impaired loans, and a general unallocated allowance related to a risk assessment of the entire loan portfolio.

Qualitative factors used in calculating the general allowance include any inherent risks which may not be reflected in historical loss factors. For each loan class, qualitative factors are graded based on credit quality factors, including Pass/Watch, Special Mention, Substandard and Doubtful, as well as by various loan classes as further described below. The qualitative factors which management considers are:

•	National economic stability
•	Regional economic stability
•	Real estate prices within the region
•	General loan portfolio risk/maturity of cycle
•	Trends in delinquencies
•	Industry concentration within the portfolio
•	Growth of loan portfolio
•	Portfolio management
•	External loan review
•	Federal and/or state guaranty programs
•	Competition within the Bank’s markets
•	Legal and regulatory environment

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by various loan portfolio categories, subcategories and segments referenced below. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each portfolio segment. Management deems 36 months to be an appropriate time frame on which to base historical losses for each portfolio segment. Management follows a similar process to estimate its liability for off-balance-sheet commitments to extend credit.

The qualitative factors are determined based on the various risk characteristics of each portfolio segment. Risk characteristics relevant to each portfolio segment are as follows:

Commercial non-real estate:  Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy will have an effect on the credit quality in this segment.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

Commercial real estate and construction:  Loans in this segment are primarily secured by income-producing properties or properties occupied by businesses. The cash flows generated by the properties may be adversely affected by a downturn in the economy. This would be evidenced by increased vacancy rates that will have an effect on the credit quality of this segment. Management obtains rent rolls and business financial statements no less than annually and continually monitors the cash flows of these loans.

Residential real estate and home equity lines of credit:  All loans in this segment are collateralized by owner-occupied residential real estate, and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality of this segment.

Consumer:  Repayment of loans in this segment is generally dependent on the credit quality of the individual borrower.

The specific allowance on an impaired loan is established when a loss is probable and can be estimated. Such a provision is based on management’s estimate of the present value of total expected future cash flows or the fair value of the collateral for the loan, considering current and anticipated future market conditions, if the loan is collateral-dependent. When available information confirms that loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for loan losses. Subsequent recoveries, if any, are credited to the allowance.

The general unallocated allowance is based upon management’s evaluation of various factors that are not directly measured in the determination of the general and specific allowances. The unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses and reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio. This evaluation is subjective and revised periodically as it requires estimates that are susceptible to significant revision as information changes.

For purposes of calculating the appropriate level of allowance for loan losses, the loan portfolio is currently segregated into various categories: Pass, Special Mention, Substandard, Doubtful and Loss. The Pass category is further segregated into two sub-categories: loans underwritten and originated under guidelines prior to the Restructuring of the Bank and loans underwritten and originated subsequent to the Restructuring.

Each of the above categories is further segmented by loan class and includes:

Commercial non-real estate
Commercial real estate
Commercial construction
Residential real estate
Home equity advances
Consumer

There were no changes in the Bank’s accounting policies or methodology pertaining to the allowance for loan losses during the years ended December 31, 2014, 2013 and 2012.

Loan Servicing

Effective January 1, 2012, the Bank changed its method of accounting for loan servicing rights from the amortization method to the fair value measurement method. See Note 6.

The Company capitalizes and carries loan servicing rights at their estimated fair value. Capitalized servicing rights are reported on the balance sheet. Adjustments to fair value are recorded in non-interest income over the period of servicing.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

The valuation of loan servicing rights is a critical accounting policy, which requires significant estimates and assumptions. The Company often sells loans it originates and retains the servicing of such loans, receiving a fee for these services. Servicing rights are recognized at fair value as a separate asset when servicing rights are acquired through the sale of loans. Management uses an independent firm which specializes in the valuation of servicing rights to determine fair value for each reporting date. The most important assumption in valuing servicing rights is the anticipated loan prepayment rate, with increases in prepayments resulting in lower valuations. Fair value adjustments are included in loan servicing fees on the Company’s consolidated statements of operations.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure (REO) are held for sale and are initially recorded at fair value, less cost to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or the updated fair value, less cost to sell. Revenue and expenses from operations and changes in the valuation are included in net expenses from REO.

Advertising

Advertising costs are expensed as incurred. These costs were $420,425, $886,714 and $849,863 for the years ended December 31, 2014, 2013 and 2012, respectively.

Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed primarily on the straight-line method over the estimated useful life of the assets. Leasehold improvements are amortized over the lesser of the lease terms or the estimated useful life of the assets.

Equity Incentive Plan

The Company expenses compensation costs associated with share-based payment transactions, such as options, restricted stock and restricted stock unit awards, in the financial statements over the requisite service (vesting) period.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of balance sheet assets and liabilities and operating losses and tax credits that are available to offset future taxable income, and gives current recognition to changes in tax rates and laws.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity capital section of the consolidated balance sheets, such items, along with net income (loss), are components of comprehensive income (loss).

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share represents income or loss available to common stockholders divided by the adjusted weighted average number of common shares outstanding during the period. The adjusted weighted average number of common shares outstanding equals the weighted average of common shares issued less the average number of unvested restricted stock unit awards under the Equity Incentive Plan. Diluted earnings per common share, reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to outstanding vested and unvested stock options and restricted stock unit awards and are determined using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings (loss) per common share for the years ended December 31:

	2014	2013	2012
Net income (loss)	$1,686,489	$578,697	$(1,004,572)
Weighted average number of common shares issued	630,835	627,216	620,000
Less: average number of unvested restricted stock units	17,376	16,585	11,032
Adjusted weighted average number of common shares outstanding	613,459	610,631	608,968
Plus: dilutive effect of unvested restricted stock units	—	—	1,174
Diluted weighted average number of shares outstanding	613,459	610,631	610,142
Net income (loss) per share:
Basic earnings (loss) per common share	$2.75	$0.95	$(1.65)
Diluted earnings (loss) per common share	$2.75	$0.95	$(1.65)

Due to the net loss in 2012, the 1,174 incremental shares from assumed conversion of restricted stock units into shares are not included in the computation of diluted loss per common share as the effect would be anti-dilutive.

There were 27,500, 28,100 and 24,150 stock options for the years ended December 31, 2014, 2013 and 2012, respectively, excluded from diluted earnings per share because they were out-of-the-money and their effect was anti-dilutive.

Recently Issued Accounting Pronouncements

In January 2014, Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor, and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments in this ASU are effective for annual periods beginning after

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

December 15, 2014. Management has reviewed the ASU and does not believe that it will have a material effect on the Company’s consolidated financial statements.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU was issued to clarify the principles for recognizing revenue and to develop a common revenue standard. The ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the potential impact of the ASU on its consolidated financial statements.

In June 2014, FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860): Repurchase-to- Maturity Transactions, Repurchase Financings, and Disclosures. The ASU was issued to respond to concerns about current accounting and disclosures for repurchase agreements and similar transactions. The concern was that under current accounting guidance there is an unnecessary distinction between the accounting for different types of repurchase agreements. Under current guidance, the repurchase-to-maturity transactions are accounted for as sales with forward agreements, whereas repurchase agreements that settle before the maturity of the transferred financial asset are accounted for as secured borrowings. The ASU amendments require new disclosures for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secure borrowings. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The ASU will not have a material effect on the Company’s consolidated financial statements.

In June 2014, FASB issued ASU No. 2014-12, Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The ASU was issued because current GAAP does not contain explicit guidance on how to account for share-based payments when a performance target could be achieved after the requisite service period. The ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The ASU will not have a material effect on the Company’s consolidated financial statements.

In August 2014, FASB issued ASU No. 2014-14, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The ASU was issued to provide specific guidance on how to classify or measure foreclosed mortgage loans that are government guaranteed. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The ASU is not expected to have a material effect on the Company’s consolidated financial statements.

Subsequent Events

On March 29, 2015, Camden National Corporation (“Camden National”), the holding company for Camden National Bank, and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Camden National, the separate corporate existence of the Company will thereupon cease and Camden National will continue as the surviving corporation (the “Merger”). It is anticipated that the Bank, as the Company’s wholly-owned subsidiary, will merge with and into Camden National Bank, with Camden National Bank continuing as the surviving bank, concurrently with the Merger.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive at the election of the holder thereof either (1) $206.00 in cash, without interest or (2) 5.421 shares of common stock, no par value per share, of Camden

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

1. Summary of Significant Accounting Policies  – (continued)

National, subject to proration to ensure that in the aggregate 80% of Company Common Stock will be converted to Camden National Common Stock and the remaining 20% of Company Common Stock will be converted to cash.

The Bank paid dividends of $1,530,000 and $106,250 on January 21, 2015 and March 2, 2015, respectively. The dividends were used by the Company to pay its debt obligation to Bankers’ Bank Northeast. The Bank expects to submit a Notice to the Federal Reserve Bank of Boston seeking non-objection to the Bank’s declaration of a dividend of $606,250 to be payable to the Company in two parts, the first on or about April 30, 2015 and the second on or about May 31, 2015, with the full amount of the dividend to be applied by the Company to make payments due on May 1, 2015 and June 1, 2015 on its debt obligation to Bankers’ Bank Northeast. See Note 10.

Subsequent events represent events or transactions occurring after the balance sheet date but before the financial statements are issued or are available to be issued. Financial statements are considered “issued” when they are widely distributed to stockholders and others for general use and reliance in a form and format that complies with GAAP. Financial statements are considered “available to be issued” when they are complete in form and format that complies with GAAP and all approvals necessary for their issuance have been obtained. The Company has considered transactions or events occurring through March 31, 2015, which was the date the financial statements were available to be issued.

2. Branch Divestiture

On December 13, 2013, the Bank sold six branches located in Fort Kent, Mars Hill, Houlton, Presque Isle, Caribou and Lincoln, Maine to Machias Savings Bank. Included in the sale were branch deposits of $68,600,000, business and consumer loans of $22,700,000 and real estate and equipment with a carrying value of $3,700,000. The Bank realized a pre-tax net gain on the sale of branch operations of $2,500,000 and a pre-tax net gain of approximately $600,000 on the sale of the related real estate and equipment.

3. Cash and Due from Banks

The Bank is required to maintain certain reserves of vault cash or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $3,802,000 and $2,561,000 as of December 31, 2014 and 2013, respectively.

4. Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, at December 31, follows:

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Marketable equity securities	$559,970	$799,630	$—	$1,359,600
Securities held-to-maturity
U.S. Government-sponsored enterprises debt security	$9,595,235	$204,765	$—	$9,800,000
Mortgage-backed securities	72,257,199	2,253,427	—	74,510,626
	$81,852,434	$2,458,192	$—	$84,310,626

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

4. Securities  – (continued)

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Marketable equity securities	$559,970	$725,237	$—	$1,285,207
Securities held-to-maturity
Mortgage-backed securities	$78,749,186	$—	$1,308,739	$77,440,447

At December 31, 2014 and 2013, the carrying amount of securities pledged was $81,852,434 and $78,749,186, respectively.

The Company has only one U.S. Government-sponsored enterprises debt security, which is callable any time after five days’ notice. The maturity on this security is 2023. Contractual maturities are not presented for mortgage-backed securities because they have an uncertain maturity date due to unscheduled prepayments.

For the years ended December 31, 2014, 2013 and 2012, proceeds from sales of securities available-for-sale amounted to $9,301,639, $20,046,510, and $253,816,820, respectively. Gross realized gains related to these sales amounted to $93,925, $29,312, and $1,495,645 in 2014, 2013 and 2012, respectively. There were no gross realized losses for the years ended December 31, 2014, 2013 and 2012.

Management periodically evaluates the Company’s investments for other-than-temporary impairment based on the type of investment and the period of time the investment has been in an unrealized loss position. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. At December 31, 2014 and 2013, management believes these investments are not other-than-temporarily impaired.

Information pertaining to securities with unrealized losses aggregated by investment category and length of time in a continuous loss position, at December 31, 2013 follows:

	2013
	Less than 12 months		12 months or greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$61,699,142	$1,155,713	$15,741,305	$153,026	$77,440,447	$1,308,739
Total temporarily impaired securities	$61,699,142	$1,155,713	$15,741,305	$153,026	$77,440,447	$1,308,739

The Company held $77,440,447 at carrying value, in investment securities with unrealized losses that are considered temporary at December 31, 2013. The unrealized losses at December 31, 2013 primarily related to mortgage-backed securities which are sponsored or guaranteed by the U.S. government. These unrealized losses were due primarily to higher current interest rates for similar types of securities. In considering whether unrealized losses are other than temporary, management reviews the issuer’s financial condition and considers, among other things, whether the securities are issued by the federal government or its agencies and whether a downgrade by a bond rating agency has occurred. As management has the ability to hold debt securities until maturity, or the foreseeable future if classified as available-for-sale, no declines were deemed to be other-than-temporary.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable

A summary of the balances of loans at December 31 follows:

	2014	2013
Real estate loans
Residential real estate	$227,302,546	$186,215,544
Commercial real estate	189,054,511	184,813,259
Commercial construction	7,034,678	2,090,529
Home equity advances	74,689,384	72,637,866
	498,081,119	445,757,198
Commercial non-real estate	124,740,391	123,351,657
Consumer	8,188,593	9,444,645
Subtotal	631,010,103	578,553,500
Less: Allowance for loan losses	(8,041,766)	(8,673,260)
Loans, net	$622,968,337	$569,880,240

Loan balances include net deferred loan costs of $4,882,796 and $4,032,831 at December 31, 2014 and 2013, respectively. Net deferred loan costs at December 31, 2014, include $248,936 in unamortized loan acquisition fees. During the year ended December 31, 2014, the Company purchased $20,332,450 in residential real estate loans and paid an acquisition fee of $259,491. The loans acquired were newly originated loans. Purchased loans are included in the Bank’s estimate of the allowance for loan losses.

Total loans pledged to secure borrowings and available borrowing capacity totaled $242,501,973 and $214,070,536 at December 31, 2014, and 2013, respectively.

In the ordinary course of business, the Bank has granted loans to officers and directors and their affiliates with terms that are consistent with the Bank’s lending policies and regulatory requirements. The following summarizes loans to related parties at December 31:

	2014	2013
Balance at beginning of year	$451,000	$262,000
Loans made, advances, and additions	—	221,000
Repayments and reductions	(34,000)	(32,000)
Balance at end of year	$417,000	$451,000

Credit Quality Indicators

The Bank identifies and categorizes loans with similar risk profiles by applying a credit quality indicator (risk rating) to the loan categories within its portfolio.

The risk ratings are represented by grades of 1, 2, 3, 4, Watch, 5, 6, 7 and 8, representing the lowest to highest risk ratings. Risk ratings are further grouped for purposes of evaluating the allowance for loan losses as follows:

Risk Ratings 1 through 4 and Watch are considered “Pass” credits
Risk Rating 5 is considered “Special Mention”
Risk Rating 6 is considered “Substandard”
Risk Rating 7 is considered “Doubtful”
Risk Rating 8 is considered “Loss”

Commercial loans are grouped using all of the categories referenced above. Residential loans are grouped as Pass, Special Mention or Substandard. Consumer loans are grouped as Performing or Non-performing.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

Performing loans are loans which are current or past due less than 90 days. Non-performing loans are loans which are past due 90 days or more.

The risk rating of loans informs management about the credit quality of the loan portfolio, its overall quality and areas containing extraordinary risk. Each loan review conducted by a loan review officer will also include an evaluation of the loan’s risk rating.

All commercial loans are assigned a risk rating at inception by the originating loan officer. The initial rating is determined after evaluation of aspects of the credit including, but not limited to:

•	Financial condition of the borrower as reflected in its balance sheet;
•	Results of operations of the borrower as reflected in its income and cash flow statements;
•	Financial trends of the borrower over at least the most recent three-year period;
•	Quality and reliability of the borrower’s financial statements;
•	Bank and trade checks, and credit bureau reports on the borrower;
•	Industry outlook;
•	Quality and marketability of collateral for the loan;
•	Analysis of any guarantor’s financial position; and
•	Analysis of socio-political and economic factors.

No single factor is used to determine the degree of risk. Rather, the rating assigned reflects a composite of all of the criteria listed above, as well as any other factors known to the loan officer or which the loan officer believes should be considered in assessing credit risk.

In practice, all new loans (not involving a restructuring or absent special circumstances) receive an initial Pass risk rating of Fair (acceptable risk), or above.

The following definitions outline credit characteristics of loans in the risk rating categories used by the Bank.

1. Fully Secured by Cash

2. Superior

•	Borrower is a major corporation or other entity
•	Borrower has substantial financial capacity
•	Borrower has satisfactory profit margins
•	Borrower has excellent liquidity
•	Borrower has consistent track record and compares favorably with industry standards
•	The collateral coverage is 1.50X or better
•	There is an absence of any significant credit risk
•	Debt coverage is 1.50X or better
•	Loan is properly structured
•	No deficiencies in credit information

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

3. Desirable

•	Borrower has substantial financial capacity
•	Borrower has above average profit margins
•	Borrower has excellent liquidity
•	Borrower has consistent track record and compares favorably with industry standards
•	There is an absence of any significant credit risk
•	Loan is properly structured
•	The collateral coverage is 1.20X or better
•	No deficiencies in credit information
•	Debt coverage is 1.40X or better

4. Satisfactory

•	Established borrower that represents acceptable credit risk
•	Financial analysis displays satisfactory financial condition and earning power
•	Borrower has good asset quality and capacity to meet loan payments
•	Borrower meets normal industry standards and does not require extensive monitoring
•	Loan adheres to credit policy in every respect
•	If borrowing is a line of credit, borrower should be out of debt for a minimum of 30 days per fiscal year
•	Unsecured loans to individuals supported by satisfactory statements and borrower exhibits adherence to repayment programs
•	Loan secured with proper margin on equipment for which there is an active market
•	Loan is secured by real estate with a loan-to-value (LTV) that is within Bank policy
•	Debt coverage is 1.20X to 1.40x

W. Fair/Pass Watch

•	Loan has demonstrated satisfactory asset quality, earnings history, liquidity and other adequate margins of creditor protection
•	Loan represents a moderate credit risk and borrower has some degree of financial stability
•	Loan is considered collectible in full, but may require greater than average loan officer attention
•	Loan that is characterized by any of the following:
a)	Weaker borrower whose loan is secured by properly margined business collateral such as accounts receivable, inventory and specialized equipment
b)	Unseasoned smaller loan
c)	Seasoned loan with satisfactory repayment history, apparent adequate collateral margin, but stale financial information

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

d)	Excessive vulnerability to competition
e)	Speculative construction loan where the builder does not have a high net worth and/or income
f)	Dependence on limited customer base or source of supply
g)	Real estate loan that may be above the standard LTV policy of 75%
h)	Debt coverage is 1.00X to 1.20x

5. Special Mention

•	Loan that does not yet warrant adverse classification, but possess credit deficiencies or potential weakness deserving management’s close attention
•	Adverse trends in business operations and deterioration in the balance sheet of borrower which have not reached the point where the liquidation of the debt is jeopardized
•	Deterioration in collateral values where normal advance rates cannot be maintained because liquidation value of the collateral may be declining as a source of repayment due to adverse financial trends
•	Failure to obtain proper loan documentation
•	Inadequate loan agreement
•	Inadequate loan/credit information
•	Debt coverage is less than 1.00X

6. Substandard

•	Loan which exhibits some of the following well-defined weaknesses:
a)	Loan is inadequately protected by the current net worth and paying capacity of the borrower or value of the collateral
b)	Loan which has well-defined weaknesses based on objective evidence
c)	Loan where future losses to the Bank are possible if the deficiencies in the collateral are not corrected
d)	Loan where the liquidation of collateral would not be timely even if there is little likelihood of total loss
e)	Loan where the primary source of payment is no longer available, and the Bank is relying on a secondary source
f)	Loan where the guarantors are unable to generate enough cash flow for debt reduction
g)	Loan where collateral has deteriorated
h)	Loan where flaws in documentation exist
i)	Loan secured by real estate where the appraisal does not conform to the Bank’s appraisal standards or where it can be demonstrated that the assumptions underlying the appraisal are incorrect
j)	One-to-four family residential real estate loans and home equity loans and lines that are delinquent 90 days or more and which have LTVs greater than 60%
k)	Consumer loan that is delinquent 90 days or more

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

7. Doubtful

•	Loan which exhibits some of the following characteristics:
a)	Loan which has all the weaknesses inherent in those classified as “Substandard” and which, in addition, has other factors that make collection of the loan or liquidation of the collateral in full highly questionable and improbable, when considering currently existing facts, conditions, and values
b)	Loan which exhibits discernible loss potential, and where some, but not a complete loss seems very likely
c)	Loan where the primary source of repayment is no longer available and serious doubt exists as to quality of a secondary source of repayment
d)	Loan where the possibility of loss is high, but, because of certain important and specific pending factors which may strengthen the loan, its classification as a loss is deferred until a more exact status can be determined
e)	Loan where a “Doubtful” classification probably would not be repeated at a later examination because of the existence of sufficient additional time to resolve pending factors which could work to strengthen the loan
f)	Loan where a “Loss” classification would normally be warranted if pending events do not occur, and repayment is deferred to await new developments
g)	Loan where the entire loan should not be classified as a loss because the probability of a partial recovery is substantial

8. Loss

•	Loan which is presently uncollectible and of such little value that its continuance as an asset is not warranted. This classification does not mean that the loan has no potential recovery value, but rather that it is not practical or desirable to defer writing it off even though partial recovery may be obtained in the future.

Risk ratings are reviewed and generally updated on an annual basis by the Bank’s internal loan reviewer, or more frequently if conditions warrant.

The following tables summarize the credit risk rating profile of the Bank’s loan portfolio, net of deferred loan fees and costs, at December 31:

Commercial Credit Exposure

	Commercial non-real estate		Commercial real estate		Commercial construction
Credit Risk Rating	2014	2013	2014	2013	2014	2013
1	$111,369	$185,553	$—	$—	$—	$—
2	226,601	158,168	910,418	972,515	—	—
3	2,174,167	4,767,740	8,235,711	10,389,308	—	—
4	90,475,305	85,343,395	128,337,558	114,873,436	7,034,678	711,039
W	23,216,982	28,646,921	32,578,646	28,155,969	—	—
5	3,754,578	807,677	5,113,157	4,533,114	—	949,444
6	4,781,389	3,442,203	13,879,021	25,888,917	—	430,046
7	—	—	—	—	—	—
Total	$124,740,391	$123,351,657	$189,054,511	$184,813,259	$7,034,678	$2,090,529

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

Residential and Consumer Credit Exposure
Credit Risk Profile Internally Assigned

	Residential		Home equity advances
Grade	2014	2013	2014	2013
Pass	$221,735,153	$180,513,514	$73,838,681	$72,111,038
Substandard	5,567,393	5,702,030	850,703	526,828
Total	$227,302,546	$186,215,544	$74,689,384	$72,637,866

	Consumer
	2014	2013
Performing	$7,780,844	$9,139,070
Non-performing	407,749	305,575
Total	$8,188,593	$9,444,645

Past Due and Non-Accrual Loans

A loan is typically placed on non-accrual status when it is 90 days past due. A loan is not returned to accrual status until it is brought current with respect to both interest and principal and future periodic payments are reasonably assured.

The following tables summarize the aging analysis of past due loans and non-accrual loans by class within the Bank’s portfolio, net of deferred loan fees and costs, at December 31.

Past Due Loans

2014	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total Loans	Loans 90 Days or Greater Past Due and Accruing
Commercial non-real estate	$17,778	$—	$174,727	$192,505	$124,547,886	$124,740,391	$—
Commercial real estate	45,690	398,946	3,691,523	4,136,159	184,918,352	189,054,511	—
Commercial construction	—	—	—	—	7,034,678	7,034,678	—
Residential real estate	366,243	1,220,591	4,032,932	5,619,766	221,682,780	227,302,546	—
Home equity advances	388,418	118,120	788,786	1,295,324	73,394,060	74,689,384	—
Consumer	132,810	272,265	274,097	679,172	7,509,421	8,188,593	—
Total	$950,939	$2,009,922	$8,962,065	$11,922,926	$619,087,177	$631,010,103	$—

2013	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total Loans	Loans 90 Days or Greater Past Due and Accruing
Commercial non-real estate	$18,760	$—	$18,032	$36,792	$123,314,865	$123,351,657	$—
Commercial real estate	1,249,311	800,336	3,509,806	5,559,453	179,253,806	184,813,259	—
Commercial construction	—	—	—	—	2,090,529	2,090,529	—
Residential real estate	951,307	1,299,790	4,690,872	6,941,969	179,273,575	186,215,544	—
Home equity advances	560,232	366,576	486,538	1,413,346	71,224,520	72,637,866	—
Consumer	245,920	388,447	246,873	881,240	8,563,405	9,444,645	—
Total	$3,025,530	$2,855,149	$8,952,121	$14,832,800	$563,720,700	$578,553,500	$—

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

Non-accrual Loans

	2014	2013
Commercial non-real estate	$506,911	$362,496
Commercial real estate	4,419,580	4,774,021
Commercial construction	—	430,046
Residential real estate	4,909,894	5,565,266
Home equity advances	833,492	504,633
Consumer	282,144	289,315
	$10,952,021	$11,925,777

The following table summarizes information pertaining to the activity in the allowance for loan losses and selected loan information as of and for the years ended December 31:

2014	Commercial non-real estate	Commercial real estate	Commercial construction	Residential real estate	Home equity advances	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$2,089,767	$4,434,012	$36,725	$1,379,681	$518,998	$52,015	$162,062	$8,673,260
Charge-offs	(1,081,448)	(552,911)	—	(755,005)	(383,967)	(293,974)	—	(3,067,305)
Recoveries	161,571	1,119,068	—	19,422	72,555	63,195	—	1,435,811
Provision (reduction)	2,297,926	(3,759,500)	(910)	1,112,247	935,652	276,873	137,712	1,000,000
Ending balance	$3,467,816	$1,240,669	$35,815	$1,756,345	$1,143,238	$98,109	$299,774	$8,041,766
Ending balance:
Individually evaluated for impairment	$2,908	$85,774	$—	$5,030	$—	$934	$—	$94,646
Collectively evaluated for impairment	$3,464,908	$1,154,895	$35,815	$1,751,315	$1,143,238	$97,175	$299,774	$7,947,120
Loans
Ending balance
Individually evaluated for impairment	$783,875	$6,549,928	$—	$4,958,583	$16,073	$79,267		$12,387,726
Collectively evaluated for impairment	$123,956,516	$182,504,583	$7,034,678	$222,343,963	$74,673,311	$8,109,326		$618,622,377

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

2013	Commercial non-real estate	Commercial real estate	Commercial construction	Residential real estate	Home equity advances	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$1,536,461	$5,121,783	$73,823	$1,409,456	$707,242	$139,768	$310,862	$9,299,395
Charge-offs	(232,719)	(2,908,119)	—	(1,603,857)	(266,200)	(100,725)	—	(5,111,620)
Recoveries	257,661	3,417,757	—	192,940	20,385	96,742	—	3,985,485
Provision (reduction)	528,364	(1,197,409)	(37,098)	1,381,142	57,571	(83,770)	(148,800)	500,000
Ending balance	$2,089,767	$4,434,012	$36,725	$1,379,681	$518,998	$52,015	$162,062	$8,673,260
Ending balance:
Individually evaluated for impairment	$—	$28,730	$—	$4,718	$—	$466	$—	$33,914
Collectively evaluated for impairment	$2,089,767	$4,405,282	$36,725	$1,374,963	$518,998	$51,549	$162,062	$8,639,346
Loans
Ending balance
Individually evaluated for impairment	$1,199,982	$6,055,891	$430,046	$4,171,063	$17,075	$58,769		$11,932,826
Collectively evaluated for impairment	$122,151,675	$178,757,368	$1,660,483	$182,044,481	$72,620,791	$9,385,876		$566,620,674

2012	Commercial non-real estate	Commercial real estate	Commercial construction	Residential real estate	Home equity advances	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$1,752,337	$7,998,702	$206,210	$2,485,979	$1,394,582	$231,627	$1,547,104	$15,616,541
Charge-offs	(833,564)	(4,661,562)	(278,992)	(1,624,989)	(435,465)	(75,652)	—	(7,910,224)
Recoveries	160,918	1,198,717	—	191,192	32,419	112,832	—	1,696,078
Provision (reduction)	456,770	585,926	146,605	357,274	(284,294)	(129,039)	(1,236,242)	(103,000)
Ending balance	$1,536,461	$5,121,783	$73,823	$1,409,456	$707,242	$139,768	$310,862	$9,299,395
Ending balance:
Individually evaluated for impairment	$—	$790,384	$—	$4,722	$—	$2,691	$—	$797,797
Collectively evaluated for impairment	$1,536,461	$4,331,399	$73,823	$1,404,734	$707,242	$137,077	$310,862	$8,501,598
Loans
Ending balance
Individually evaluated for impairment	$92,808	$17,498,293	$—	$5,197,858	$18,143	$138,343		$22,945,445
Collectively evaluated for impairment	$110,906,937	$182,064,677	$5,134,497	$165,750,152	$80,507,031	$12,579,273		$556,942,567

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

The following table summarizes information pertaining to impaired loans as of and for the years ended December 31:

2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial non-real estate	$619,178	$1,022,910	$—	$724,378	$82,170
Commercial real estate	4,794,417	5,178,014	—	4,779,750	207,296
Commercial construction	—	—	—	—	—
Residential real estate	4,594,566	4,871,401	—	4,339,667	154,477
Home equity advance	16,073	16,073	—	16,444	627
Consumer	49,901	49,901	—	37,676	411
	$10,074,135	$11,138,299	$—	$9,897,915	$444,981
With an allowance recorded:
Commercial non-real estate	$164,697	$164,697	$2,908	$41,174	$5,173
Commercial real estate	1,755,511	1,866,656	85,774	1,738,846	76,026
Commercial construction	—	—	—	—	—
Residential real estate	364,017	364,017	5,030	325,035	19,168
Home equity advances	—	—	—	—	—
Consumer	29,366	29,366	934	30,284	1,497
	$2,313,591	$2,424,736	$94,646	$2,135,339	$101,864
Total:
Commercial non-real estate	$783,875	$1,187,607	$2,908	$765,552	$87,343
Commercial real estate	6,549,928	7,044,670	85,774	6,518,596	283,322
Commercial construction	—	—	—	—	—
Residential real estate	4,958,583	5,235,418	5,030	4,664,702	173,645
Home equity advances	16,073	16,073	—	16,444	627
Consumer	79,267	79,267	934	67,960	1,908
	$12,387,726	$13,563,035	$94,646	$12,033,254	$546,845

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial non-real estate	$1,199,982	$1,377,165	$—	$916,773	$43,567
Commercial real estate	5,576,582	7,089,529	—	8,218,168	384,295
Commercial construction	430,046	646,180	—	332,858	22,752
Residential real estate	3,970,166	4,263,894	—	4,966,577	153,550
Home equity advance	17,075	17,075	—	32,275	2,087
Consumer	26,316	26,316	—	43,169	6,103
	$11,220,167	$13,420,159	$—	$14,509,820	$612,354
With an allowance recorded:
Commercial non-real estate	$—	$—	$—	$—	$—
Commercial real estate	479,309	479,309	28,730	482,903	7,422
Commercial construction	—	—	—	—	—
Residential real estate	200,897	200,897	4,718	202,965	6,494
Home equity advances	—	—	—	—	—
Consumer	32,453	32,453	466	33,246	1,643
	$712,659	$712,659	$33,914	$719,114	$15,559
Total:
Commercial non-real estate	$1,199,982	$1,377,165	$—	$916,773	$43,567
Commercial real estate	6,055,891	7,568,838	28,730	8,701,071	391,717
Commercial construction	430,046	646,180	—	332,858	22,752
Residential real estate	4,171,063	4,464,791	4,718	5,169,542	160,044
Home equity advances	17,075	17,075	—	32,275	2,087
Consumer	58,769	58,769	466	76,415	7,746
	$11,932,826	$14,132,818	$33,914	$15,228,934	$627,913

2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial non-real estate	$92,808	$409,290	$—	$861,867	$190,186
Commercial real estate	14,378,205	16,339,079	—	17,498,199	1,368,166
Commercial construction	—	—	—	—	—
Residential real estate	4,959,433	5,229,777	—	5,964,424	181,896
Home equity advances	18,143	18,143	—	72,162	7,304
Consumer	75,629	75,629	—	41,995	6,872
	$19,524,218	$22,071,918	$—	$24,438,647	$1,754,424
With an allowance recorded:
Commercial non-real estate	$—	$—	$—	$—	$—
Commercial real estate	3,120,088	5,825,182	790,384	2,458,241	242,819
Commercial construction	—	—	—	—	—
Residential real estate	238,425	238,425	4,722	240,503	8,252
Home equity advances	—	—	—	—	—
Consumer	62,714	62,714	2,691	64,431	2,779
	$3,421,227	$6,126,321	$797,797	$2,763,175	$253,850

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total:
Commercial non-real estate	$92,808	$409,290	$—	$861,867	$190,186
Commercial real estate	17,498,293	22,164,261	790,384	19,956,440	1,610,985
Commercial construction	—	—	—	—	—
Residential real estate	5,197,858	5,468,202	4,722	6,204,927	190,148
Home equity advances	18,143	18,143	—	72,162	7,304
Consumer	138,343	138,343	2,691	106,426	9,651
	$22,945,445	$28,198,239	$797,797	$27,201,822	$2,008,274

No additional funds are committed to be advanced on impaired loans.

Troubled Debt Restructurings

A loan modification constitutes a troubled debt restructuring if the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. To determine whether or not a loan should be classified as a troubled debt restructuring, management evaluates a loan based upon the following criteria:

•	The borrower demonstrates financial difficulty: common indicators include past due status on bank obligations, substandard credit bureau reports, or an inability to refinance with another lender, and
•	The Bank has granted a concession: common concessions include maturity date extension, interest rate adjustments to below market pricing, reduction of principal and deferral of payments.

The following table presents the recorded investment in troubled debt restructurings as of December 31, 2014 and 2013 based on payment performance status:

	2014
	Residential Real Estate	Commercial Real Estate	Commercial Non-Real Estate	Consumer	Total
Performing	$2,407,243	$2,757,536	$783,875	$29,366	$5,978,020
Non-performing	713,122	124,085	—	—	837,207
Total	$3,120,365	$2,881,621	$783,875	$29,366	$6,815,227

	2013
	Residential Real Estate	Commercial Real Estate	Commercial Non-Real Estate	Consumer	Total
Performing	$2,080,530	$3,028,077	$645,553	$53,543	$5,807,703
Non-performing	471,017	278,370	90,076	4,226	843,689
Total	$2,551,547	$3,306,447	$735,629	$57,769	$6,651,392

Troubled debt restructured loans are considered impaired loans. As of December 31, 2014 and 2013, there were no commitments to lend additional amounts to borrowers with outstanding loans that are classified as troubled debt restructurings. The determination of whether interest is accrued on a troubled debt restructured loan is made on the same basis as for other impaired loans.

During the years ended December 31, 2014 and 2013, certain loan modifications were executed which constituted troubled debt restructurings. The real estate loan modifications were classified as troubled debt

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

5. Loans Receivable  – (continued)

restructurings due to payment deferrals and extensions of maturity. The commercial non-real estate loan modifications were classified as troubled debt restructurings due to payment deferrals.

The following table summarizes troubled debt restructurings that occurred during the years ended December 31:

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
2014
Real estate:
Residential	8	$924,517	$924,517
Commercial	4	680,767	680,767
Commercial non-real estate	1	164,697	164,697
Total	13	$1,769,981	$1,769,981
2013
Real estate:
Residential	1	$43,650	$43,650
Commercial	5	1,788,392	1,788,392
Commercial non-real estate	1	295,148	295,148
Total	7	$2,127,190	$2,127,190
2012
Real estate:
Residential	2	$1,434,180	$1,434,180
Commercial	7	5,208,469	5,208,469
Consumer	1	27,765	27,765
Total	10	$6,670,414	$6,670,414

The troubled debt restructurings described above required a net allocation of the allowance for loan losses of $85,251, $31,258, and $102,638 as of December 31, 2014, 2013 and 2012, respectively. The impairment carried as a specific reserve in the allowance for loan losses is calculated by discounting the total expected future cash flows on the loan, or, for a collateral-dependent loan, using the fair value of the collateral less costs to sell. There were three charge-offs totaling $83,793 on troubled debt restructurings for the year ended December 31, 2014. There were seven charge-offs totaling $202,668 on troubled debt restructurings for the year ended December 31, 2013. There were ten charge-offs totaling $355,216 on troubled debt restructurings for the year ended December 31, 2012.

There were no troubled debt restructurings modified within the previous twelve months for which there was a subsequent payment default during 2014 and 2013. There were two commercial real estate loans considered to be troubled debt restructurings, with an aggregate recorded investment of $1,030,160, modified within the previous twelve months for which there was a subsequent payment default during 2012.

A loan is considered to be in payment default if it is greater than 30 days past due under the modified terms.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

6. Loan Servicing

Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $277,489,427 and $309,192,534 at December 31, 2014 and 2013, respectively.

The fair value of capitalized servicing rights at December 31, 2014 and 2013 was $1,852,969 and $2,202,399, respectively.

In evaluating the reasonableness of the carrying value of loan servicing rights, the Bank reviews industry values and considers the effect of interest rates on prepayment history. The Bank has two classes of servicing rights. The first class is mortgage servicing rights for residential loans which it sells to third parties and retains the servicing. The second class is commercial non-real estate loans which the Bank sold to a third party in 2013 and retained the servicing. The fair value of both classes of servicing rights is determined by an independent valuation specialist engaged by the Bank.

The following summarizes the activity in mortgage servicing rights for the years ended December 31:

	2014	2013	2012
Balance, beginning of year	$2,158,621	$1,777,281	$1,988,478
Mortgage servicing rights capitalized	116,360	45,330	127,170
Disposals	(153,596)	(114,897)	—
Adjustment to fair value	(306,777)	450,907	(338,367)
Balance, end of year	$1,814,608	$2,158,621	$1,777,281

The following summarizes the activity in commercial non-real estate loan servicing rights for the years ended December 31:

	2014	2013
Balance, beginning of year	$43,778	$—
Commercial non-real estate servicing rights capitalized	—	61,176
Disposals	(11,591)	(2,801)
Adjustment to fair value	6,174	(14,597)
Balance, end of year	$38,361	$43,778

7. Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31 follows:

	2014	2013
Land and improvements	$5,723,773	$6,038,044
Buildings and improvements	19,974,504	20,320,451
Furniture and equipment	19,821,631	19,395,302
Leasehold improvements	2,721,155	2,950,003
	48,241,063	48,703,800
Less: Accumulated depreciation and amortization	27,183,510	26,236,180
	$21,057,553	$22,467,620

8. Deposits

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2014 and 2013 was $28,294,938 and $20,402,592, respectively.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

8. Deposits  – (continued)

Deposits from related parties held by the Bank at December 31, 2014 and 2013 amounted to approximately $7,956,000 and $7,074,000, respectively.

At December 31, 2014, the scheduled maturities of time deposits are as follows:

2015	$107,933,617
2016	54,866,175
2017	16,446,488
2018	8,206,700
2019	8,760,159
$196,213,139

The composition of deposits at December 31 follows:

	2014	2013
Transaction accounts	$159,677,750	$134,635,717
Savings accounts	213,468,594	225,402,306
Non-interest-bearing deposits	19,522,771	19,396,653
Certificates of deposit	196,213,139	185,517,689
Money market accounts	68,069,295	59,671,755
	$656,951,549	$624,624,120

9. Securities Sold Under Agreements to Repurchase

Securities sold under retail agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. The approximate market value of investments pledged as collateral at December 31, 2014 and 2013 was $28,600,000 and $23,600,000, respectively.

10. Advances and Note Payable

Federal Home Loan Bank of Boston

As a member of FHLB, the Bank is required to invest in $100 par value stock of FHLB. At December 31, 2014 and 2013, the Bank had $3,816,200 of such stock to satisfy this requirement. Pursuant to collateral agreements with FHLB, any advances made by FHLB to the Bank are collateralized by all of the Bank’s stock in FHLB, as well as by investment securities and qualifying first mortgages. At December 31, 2014 and 2013, the total amount of investment securities and qualifying first mortgages that were held as collateral by FHLB to secure advances was $271,220,784 and $232,541,480, respectively. The Bank’s unused borrowing capacity at FHLB on December 31, 2014 and 2013 was $124,218,000 and $124,778,000, respectively.

In addition, the Bank may borrow funds on an overnight basis from FHLB as needed. As of December 31, 2014 and 2013, the Bank had $20,000,000 and $0 advances outstanding at FHLB, respectively. The advances outstanding at December 31, 2014 have a weighted average interest rate of .23% and mature in 2015.

At December 31, 2014 and 2013, the Bank had $45,947,000 and $34,640,000, respectively, in letters of credit issued by FHLB for the benefit of certain municipal deposit customers as collateral for the municipalities’ deposits at the Bank. These outstanding letters of credit are also collateralized by the qualifying first mortgages and investment securities held as collateral at FHLB, as referenced above.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

10. Advances and Note Payable  – (continued)

At December 31, 2014 and 2013, the Bank had $3,000,000 available under a line of credit from FHLB which was collateralized by the above-referenced collateral. There were no amounts outstanding on this line at December 31, 2014 and 2013.

Federal Reserve Bank

Pursuant to collateral agreements with the Federal Reserve Bank of Boston (FRB), any advances by FRB to the Bank are collateralized by qualifying loans and investment securities. The Bank’s credit capacity was upgraded to a Primary Credit classification on December 11, 2014 from the December 31, 2013 Secondary Credit classification. Advances are no longer subject to certain conditions under the Federal Reserve’s Discount Window program. The Bank did not have any advances outstanding with the FRB at December 31, 2014 and 2013. At December 31, 2014 and 2013, the total amount of qualifying mortgages and investment securities held as collateral was approximately $26,611,000 and $32,312,000, respectively. Available borrowing capacity with the FRB was approximately $19,395,000 at December 31, 2014 and $19,434,000 at December 31, 2013.

Note Payable

In May 2010, in connection with the Restructuring, a note payable (Bankers’ Bank Note) to Bankers’ Bank Northeast (Bankers’ Bank) was modified so that the obligor under the note became the Company, as successor by merger to Bancorp. The principal amount of the Bankers’ Bank Note was reduced to $9,000,000, all defaults and past due interest and penalties were waived, the interest rate was set at five percent (5%) per annum and the term was set at seven years. Payments of interest only are required for the first three years and principal payments of $500,000 are required in each of years four through seven. The balance of principal and interest on the Bankers’ Bank Note is due at maturity. Eighteen percent (18%) of the Bank’s stock was pledged as security for the Bankers’ Bank Note. An interest reserve equal to two years’ interest ($900,000) was established with Bankers’ Bank at the time the Bankers’ Bank Note was modified. Bankers’ Bank drew down the reserve for interest payments as they became due. The interest reserve was fully drawn down at December 31, 2012. In December 2012, the Company suspended payments under the Bankers’ Bank Note because the OCC did not permit the Bank to pay a dividend to the Company and, accordingly, the Company did not have sufficient funds to make the scheduled payment on the Bankers’ Bank Note. The Bankers’ Bank Note permits the Company to defer payments for this reason. Deferred amounts are due when the Company has sufficient funds to resume payments. On January 21, 2015, the Company paid all deferred principal and interest amounts. The deferred principal payment totaled $500,000, lowering the principal balance of the note to $8,500,000.

11. Income Taxes

Allocation of federal and state income tax expense (benefit) between current and deferred portions is as follows:

	2014	2013	2012
Current tax provision
Federal	$386,704	$—	$—
State	105,880	19,915	28,968
	492,584	19,915	28,968
Deferred federal income tax expense (benefit)	602,364	459,520	(1,165,220)
Change in valuation allowance	(78,078)	—	—
	$1,016,870	$479,435	$(1,136,252)

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

11. Income Taxes  – (continued)

The income tax provision differs from the expense that would result from applying federal statutory rates to income or loss before income taxes, as follows:

	2014	2013	2012
Statutory rate	34.00%	34.00%	34.00%
Increase (decrease) resulting from:
Non-deductible expenses	0.71	2.56	0.38
State tax, net of federal tax benefit	0.68	1.24	0.89
Tax credits	—	(1.01)	15.69
Tax loss valuation allowance	1.91	—	—
Equity compensation - shortfall	—	4.29	—
Other	0.32	4.23	2.12
Effective income tax rate	37.62%	45.31%	53.08%

The components of the net deferred tax asset at December 31 follow:

	2014	2013
Deferred tax assets
Deferred compensation and employee benefits	$1,743,907	$1,855,149
Allowance for loan losses	2,349,685	2,528,693
Other assets	685,212	691,489
Net operating loss carryforward	23,716,647	24,666,284
Charitable contribution carryforward	17,422	19,183
Net unrealized loss on securities	150,802	228,217
Total gross deferred tax assets	28,663,675	29,989,015
Deferred tax liabilities
Loan servicing rights	(630,009)	(748,816)
Deferred loan fees	(1,878,304)	(1,595,178)
Bank premises	(370,185)	(935,527)
Other	(70,877)	(6,791)
Total gross deferred tax liabilities	(2,949,375)	(3,286,312)
Net deferred tax asset	25,714,300	26,702,703
Valuation allowance	(78,078)	—
Net deferred tax asset	$25,636,222	$26,702,703

FASB Accounting Standards Codification Topic (ASC) 740-10, Income Taxes, clarifies the accounting for income taxes, by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on the recognition, measurement and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim periods, and disclosures. The Company accounts for uncertain income tax positions based on management’s best estimate of the amount that will ultimately be accepted by the applicable tax authority. The Company is currently open to audit by the Internal Revenue Service under the statute of limitations for the years ended December 31, 2011 through 2013. It is the Company’s policy to record interest and penalties to non-interest expense if incurred.

The Company has federal net operating loss carryforwards of $65,917,235 and state of Maine net operating loss carryforwards of $279,405. The federal net operating loss carryforwards expire in 2023 through

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

11. Income Taxes  – (continued)

2032. The state of Maine net operating loss carryforwards expire in 2015 through 2017. In 2014, the Company recognized a valuation allowance of $78,078 for expiring state of Maine net operating loss carryforwards. The Company also has federal tax credits of $98,318 and state of Maine tax credits of $365,210, expiring in 2031 through 2032.

Retained earnings include $4,470,398, representing an allocation for income tax bad debt deductions prior to 1988, for which no income taxes have been provided. This amount is subject to recapture should the Bank cease operation as a qualifying financial institution, as defined.

12. Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2014 and 2013, the following financial instruments were outstanding with contract amounts representing credit risk:

	Contract Amount
	2014	2013
Unfunded commitments under lines of credit	$113,919,000	$122,427,000
Commitments to grant loans	15,322,000	3,389,000
Commercial and standby letters of credit	169,000	80,000

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are often secured and have a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments for lines of credit may expire without being drawn. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. In most cases, the Bank’s existing letters of credit require an annual review and renewal. The credit risk involved in issuing letters of credit is substantially the same as that involved in extending loan facilities to customers.

In connection with originating residential mortgage and commercial loans, the Company may enter into rate lock agreements with customers, and may issue commitment letters to customers, which are considered interest rate lock or forward commitments. At December 31, 2014 and 2013, based upon the pipeline of mortgage loans with rate lock commitments and commercial loans with commitment letters, and the change in fair value of those commitments due to changes in market interest rates, the Company determined the impact of such commitments on the consolidated financial statements was not material.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

12. Financial Instruments with Off-Balance-Sheet Risk  – (continued)

To reduce credit risk related to the use of credit-related financial instruments, the Bank may deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Bank’s credit evaluation of the customer. This collateral may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Bank had letters of credit issued to municipal depositors amounting to $45,947,000 and $34,640,000 at December 31, 2014 and 2013, respectively, with maturity dates of one year or less. These letters of credit provide collateral for such depositors and do not necessarily represent future cash requirements. The Bank will make payment under these letters of credit only if it is unable to pay the municipality its deposit balance. See Note 10.

13. Contingencies

On September 30, 2013, the Bank sold $21,892,299 in commercial non-real estate loans. As part of the sale, the Bank agreed to reimburse the buyer for a portion of the premium paid by the buyer over the unpaid principal balance of the purchased loans if the borrowers on those loans prepay their contractual obligations. An estimate of expected future premium reimbursement was recorded at the time of sale based on a number of variables including the remaining unpaid principal balance, a comparison of the interest rates on the loans to current interest rates, loan size, and credit quality of the borrowers. During the year ended December 31, 2014, the Bank’s estimate of its obligation to make future reimbursement of premiums was revised and an additional expense of $260,000 was incurred. The reserve for sold loan premium repayments was $182,956 and $196,312 as of December 31, 2014 and 2013, respectively. The potential maximum expense, net of the reserve balance, that the Bank could incur if all borrowers were to prepay their entire obligations, was $647,142 on January 1, 2015.

The Bank is also subject to various legal claims from time-to-time in the normal course of business. In the opinion of management, the claims existing at December 31, 2014 will not have a material effect on the Company’s consolidated financial statements.

14. Minimum Regulatory Capital Requirements

The Bank is subject to regulatory minimum and enhanced capital requirements administered by the OCC. If the Bank were to fail to meet these minimum and enhanced capital requirements, the OCC could take action that could have a direct material effect on the consolidated financial statements.

As of December 31, 2014 and 2013, the Bank was categorized as “well capitalized” under OCC minimum capital regulations. To be categorized as “well capitalized,” the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table below. At December 31, 2014 and 2013, the Bank’s capital exceeded all minimum regulatory requirements and the Bank was considered to be “well capitalized” as defined in the regulations issued by the OCC. There are no conditions or events since the notification that management believes have changed the Bank’s category. At December 31, 2014 and 2013, the Bank also complied with OTS (now OCC) imposed enhanced capital requirements, which are higher than the OCC minimum capital requirements.

As a savings institution holding company, the Company is not subject to regulatory capital requirements separate from those of the Bank.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

14. Minimum Regulatory Capital Requirements  – (continued)

The Bank’s actual and minimum capital amounts and ratios at December 31 are presented in the following table:

	Actual		Standard Minimum Capital Requirement		Standard Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Total Risk-Based Capital to Risk-Weighted Assets	$84,432	14.53%	$46,497	8.00%	$58,122	10.00%
Tier 1 Risk-Based Capital to Risk-Weighted Assets	77,353	13.31%	23,249	4.00%	34,873	6.00%
Tier 1 Core Capital to Adjusted Total Assets	77,353	9.87%	31,347	4.00%	39,184	5.00%
December 31, 2013
Total Risk-Based Capital to Risk-Weighted Assets	$80,915	14.22%	$45,527	8.00%	$56,908	10.00%
Tier 1 Risk-Based Capital to Risk-Weighted Assets	74,013	13.01%	22,763	4.00%	34,145	6.00%
Tier 1 Core Capital to Adjusted Total Assets	74,013	10.25%	28,881	4.00%	36,101	5.00%

Any declaration and payment of dividends by the Company or the Bank would be subject to compliance with regulatory requirements.

In July 2013, the Federal Deposit Insurance Corporation and other federal bank regulatory agencies issued a final rule that revises their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4%-6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development and construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital unless a one-time opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amounts necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for the Company and Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

15. Employee Benefit Plans

401(k) Plan

The Bank has a 401(k) Plan (the Plan) in which substantially all employees participate. For 2014, 2013 and 2012, the Bank elected to match employee contributions up to 3% of eligible compensation. For the years ended December 31, 2014, 2013 and 2012, the Bank’s match expense under the Plan was $310,846, $331,239, and $328,137, respectively.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

15. Employee Benefit Plans  – (continued)

The Plan permits an annual discretionary contribution for substantially all employees. The Bank made no discretionary contributions in 2014, 2013, or 2012.

Profit Sharing Plan

The Bank has a profit sharing plan in which substantially all employees prior to 2011 were eligible to participate. The Bank’s contributions to this plan were discretionary and based on eligible compensation. No contributions to this plan were made in 2014, 2013 and 2012, and benefit accruals under the plan were frozen effective January 1, 2011.

Deferred Compensation Plans

Certain previous and current employees and previous directors of the Bank elected to defer compensation and/or were entitled to deferred retirement benefits under several non-qualified plans maintained by the Bank prior to the Restructuring. All of these plans were closed in 2010 (the Closed Plans). The liability under these Closed Plans was $9,678,542 at December 31, 2009. In connection with the Restructuring, the directors of the Bank prior to the Restructuring who participated in three of the Closed Plans retired from their positions with the Bank (the Retired Directors) and the benefits due to them under the Closed Plans were reduced by $2,959,000. The obligation to pay benefits to these former directors was transferred from the Bank to the Company. Payments to the Retired Directors are to be made monthly over 120-months or in a lump sum 60 days after death pursuant to an Amended and Restated Deferred Compensation Plan for Directors (Amended Plan). Amended Plan balances for the Retired Directors no longer accrue interest. No further contributions will be made by the Bank or the Company under any of the Closed Plans, but interest continues to accrue on Closed Plan balances for employees and former employees, other than Retired Directors, who are beneficiaries under certain of the Closed Plans. The amounts due under the Closed Plans were $4,835,860 and $4,931,336 at December 31, 2014 and 2013, respectively, and are included in accrued expenses and other liabilities in the consolidated balance sheets. Payments under the Closed Plans during 2014 and 2013 were $120,248 and $106,688, respectively. In December 2012, the Company suspended payments to Retired Directors under the Amended Plan because the OCC did not permit the Bank to pay a dividend to the Company and, accordingly, the Company did not have sufficient funds to make the scheduled payments to the Retired Directors. The Amended Plan permits the Company to defer payments for this reason. Deferred amounts will be due when the Company again has sufficient funds to resume payments to the Retired Directors.

The Company has a non-qualified deferred compensation plan for the former chief executive officer of First Citizens Bank, an entity purchased by and merged with the Bank in 2007. The plan provides for an annual retirement benefit of $40,000, which began in September 2004 and continues until 2019. The present value of these payments has been recognized as a liability in the accompanying consolidated financial statements. The liability was $152,219 and $181,770 as of December 31, 2014 and 2013, respectively. The Company is the owner of two life insurance policies on this individual, with a combined cash surrender value of $389,424 and $374,186, which is included in other assets in the consolidated balance sheets as of December 31, 2014 and 2013, respectively.

16. Equity Incentive Plan

The Company adopted an Equity Incentive Plan in connection with the Restructuring under which 60,000 shares of common stock were reserved for issuance to directors, officers and other eligible persons. Awards are made by the Compensation Committee of the Board of Directors and may take the form of options, restricted stock, restricted stock units or other incentive securities. Stock-based compensation expense totaling $135,580, $270,057 and $408,991 for the years ended December 31, 2014, 2013 and 2012, respectively, was reflected as additional paid-in capital in the consolidated statements of changes in equity capital, and as salaries and benefits expense in the consolidated statements of operations.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

16. Equity Incentive Plan  – (continued)

Stock Option Awards

Stock options granted under the Equity Incentive Plan vest at time of grant or over subsequent periods based on continuous service or upon achievement of performance metrics.

The fair value of each award is estimated on the date of grant using the Black-Scholes option price model based on assumptions made by the Company as follows:

•	Dividend yield is based on the dividend rate of the Company’s stock at the date of grant.
•	Risk-free interest rate is based on comparable investments in 10-year U.S. Treasuries, with a term equaling the expected life of the granted options.
•	Expected volatility is based on 160 month historical volatility of a peer group of similar entities.
•	Expected life represents the period of time that granted options are expected to be outstanding based on historical trends.

A summary of the option pricing assumptions and the estimated fair value of stock options using these assumptions for 2013 and 2012 are below. No stock options were issued in 2014.

	2013	2012
Dividend rate	0.00%	0.00%
Weighted average risk-free interest rate	1.66%	2.53%
Weighted average expected volatility	15.54%	16.19%
Weighted average expected life in years	6.50	9.53
Weighted average fair value of options granted	$18.09	$30.53

In 2010, 21,600 stock options were granted with an exercise price of $100 per share, which was the price paid for common stock in the private placement transaction entered into by the Company at the time of the Restructuring. In 2012 and 2011, 600 and 15,700 stock options were granted, respectively, each also at an exercise price of $100 per share. In 2013, 4,450 stock options were granted at a price of $88 which was the last purchase price of the Company’s stock on October 18, 2012. The stock options issued in 2013 were all performance-based and do not begin to vest until the first day of the month after the Bank achieves a “Return on Assets” of .50%. Vesting then occurs ratably over the next twenty-month service period.

Of the stock options granted through December 31, 2014, 4,200 vested immediately, 14,850 were forfeited, and the remaining 23,300 vest over periods ranging from twenty- to sixty-months, 4,450 of which are performance-based and will be recognized over a twenty-month service period once it is probable the performance measure will be achieved.

Compensation expense is recognized on a straight-line basis over the option vesting periods and totaled $54,146, $107,649, and $201,498 for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock options vested during the years ended December 31, 2014, 2013 and 2012 totaled 1,960, 3,518, and 6,600, respectively.

Unrecognized compensation cost for unvested stock options totaled $150,170 at December 31, 2014, and is expected to be recognized over the remaining weighted-average vesting period of 1.54 years.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

16. Equity Incentive Plan  – (continued)

A summary of the Company’s outstanding stock options as of December 31, 2014 and the changes during the year indicated follows:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2014	28,100	$98
Granted	—	—
Exercised	—	—
Forfeited	600	100
Options outstanding at December 31, 2014	27,500	$98	6.00	$—
Options exercisable at December 31, 2014	20,768	$100	6.00	$—

A summary of the status of the Company’s nonvested stock options as of December 31, 2014 and changes during the year then ended is presented below:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at January 1, 2014	8,912	$30.53
Granted	—	—
Vested	(1,960)	30.53
Forfeited	(220)	30.53
Unvested at December 31, 2014	6,732	$30.53

Restricted Stock Unit Awards

Restricted stock unit awards are issued to key employees. These awards generally vest over periods ranging from three- to nine-years and require continued service to the Company. Compensation expense, recognized on a straight-line basis over the vesting periods, totaled $81,434, $162,408 and $207,493 for the years ended December 31, 2014, 2013, and 2012, respectively.

In 2013, 10,750 restricted stock units were issued with no expiration date. These restricted stock units have the same vesting condition and time period as the performance-based stock options issued in 2013. In 2014, 2,600 restricted stock units were issued with a three-year vesting period and 400 restricted stock units were issued with a five-year vesting period. These restricted stock units are not performance based.

At December 31, 2014, unrecognized compensation for the unvested non-performance based units is $908,700 and is expected to be recognized over the remaining weighted-average vesting period of 5.83 years. At December 31, 2014, unrecognized compensation cost related to the unvested performance-based restricted stock units is $858,000 and will be recognized over a twenty-month service period once it is probable the performance measure will be achieved.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

16. Equity Incentive Plan  – (continued)

The following table presents a summary of the activity related to restricted stock unit awards for the year ended December 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2014	17,761	$93.00
Granted	3,000	98.00
Vested	(864)	100.00
Forfeited	(1,000)	88.00
Unvested at December 31, 2014	18,897	$93.00

17. Non-interest Expenses

The components of non-interest expense which are in excess of one percent of total revenues (total interest and non-interest income) and not shown separately in the consolidated statements of operations are as follows for the years ended December 31:

	2014		2013		2012
Postage, stationery and supplies	$639,500		$742,092		$814,144
Professional fees	755,828		1,074,454		1,170,822
Telephone	483,744		550,189		627,143
Real estate and other loan expenses	573,013		1,421,660		1,047,682
FDIC and OTS assessments	1,283,382		1,334,758		1,276,731
Advertising	420,425		886,714		849,863
Travel, conventions and meetings	575,903		729,777		810,517
Insurance and bonds		*	502,154		531,535
Board fees and expenses		*		*	437,242
Audits and examinations		*	564,330		634,003
Deposit account rewards	473,552		590,427		653,476

*	Amount did not exceed one percent for the stated year.

18. Operating Leases

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2014, pertaining to banking premises and equipment, future minimum rent commitments under operating leases are as follows:

2015	$721,989
2016	633,968
2017	532,513
2018	435,516
2019	429,016
Thereafter	594,600
Total	$3,347,602

Certain leases contain options to extend the term for periods from three to ten years. The cost of such options to extend is not included above. Total rent expense for the years ended December 31, 2014, 2013, and 2012, amounted to $816,855, $805,581, and $728,885, respectively.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

18. Operating Leases  – (continued)

The Bank also owns certain premises which it leases to tenants. Future minimum rental income under these leases follows:

2015	$138,403
2016	113,299
2017	91,899
2018	64,942
2019	20,768
Thereafter	—
Total	$429,311

Rental income was $243,955, $396,464, and $498,700 in 2014, 2013, and 2012, respectively.

19. Fair Value

FASB ASC 820, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

19. Fair Value  – (continued)

Assets measured at fair value on a recurring basis are summarized below.

	Fair Value Measurements at December 31, 2014, Using
	December 31, 2014	Quoted Prices In Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available-for-sale
Marketable equity securities	$1,359,600	$—	$1,359,600	$—
Loan servicing rights	1,852,969	—	1,852,969	—

	Fair Value Measurements at December 31, 2013, Using
	December 31, 2013	Quoted Prices In Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available-for-sale
Marketable equity securities	$1,285,207	$—	$1,285,207	$—
Loan servicing rights	2,202,399	—	2,202,399	—

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition.

	Fair Value Measurements at December 31, 2014, Using
	December 31, 2014	Quoted Prices In Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$1,056,879	$—	$1,056,879	$—
Other real estate owned	858,595	—	858,595	—

	Fair Value Measurements at December 31, 2013, Using
	December 31, 2013	Quoted Prices In Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$3,370,508	$—	$3,370,508	$—
Other real estate owned	1,361,172	—	1,361,172	—

Impaired loans in the table above only include impaired loans for which a related specific reserve or partial charge-off is determined using collateral value, a fair value measure under GAAP. These impaired loans were written down from their initial carrying amount of $1,332,321 and $4,985,731 to their fair value of $1,056,879 and $3,370,508 at December 31, 2014 and 2013, respectively, resulting in an impairment charge through the allowance for loan losses.

REO is recorded at fair value less anticipated cost to sell. The fair value of REO is primarily based on property appraisals and an analysis of similar properties currently available.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

19. Fair Value  – (continued)

However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB ASC 825, Financial Instruments, which governs fair value disclosures for financial instruments, excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures.

Cash and cash equivalents:  The carrying amounts of cash and due from banks and interest-bearing deposits in banks approximate fair values. Securities: The fair value of securities available-for-sale is determined by obtaining quoted prices on nationally-recognized securities exchanges or matrix pricing, which is a mathematical technique, used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities relationship to other benchmark quoted securities. Fair value of FHLB stock is not presented as FHLB redeems the stock at par value, based on the redemption provisions of FHLB, thus fair value is not reasonably determinable. During the second quarter of 2012, the Bank reclassified its shares in Auburn Bancorp, Inc. (Auburn) stock from Level 1 to Level 2 as Auburn filed a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock.

Loans held for sale:  Fair values of loans held for sale are based on commitments from investors or prevailing market prices, sale agreements, recent purchase offers and recent sale transactions for comparable assets.

Loans receivable:  For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of impaired loans is primarily based upon appraisals by third-party appraisers and opinions by third-party brokers. The appraisals and opinions are based upon comparable prices for similar assets in active markets for residential real estate loans and less active markets for commercial loans.

Loan servicing rights:  The fair value of loan servicing rights is primarily based upon a valuation model that calculates the present value of estimated net servicing income. This model incorporates certain assumptions that market participants would likely use in estimating future net servicing income, such as interest rates, prepayment speeds and the cost to service (including delinquency and foreclosure costs).

Accrued interest:  The carrying amounts of accrued interest approximate fair value.

Deposit and mortgagors’ escrow accounts:  The fair values for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

Securities sold under retail agreements to repurchase:  The carrying amounts of borrowings under repurchase agreements maturing within one to four days from the transaction date approximate their fair values.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

19. Fair Value  – (continued)

Federal Home Loan Bank advances:  The fair value of those advances is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently offered with similar remaining maturities.

Note payable:  The fair value of the note payable approximates its carrying value.

Deferred compensation liabilities:  The fair value of the deferred compensation liabilities approximates their carrying value.

Off-balance-sheet instruments:  The Bank’s off-balance-sheet instruments consist of loan commitments. Fair values for loan commitments have not been presented, as the future revenue derived from such financial instruments is not significant.

The following table presents the carrying amounts and estimated fair value for financial instrument assets and liabilities at December 31, 2014:

		Fair Value Measurements at December 31, 2014 Using
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents	$35,075	$35,075	$35,075	$—	$—
Securities available-for-sale	1,360	1,360	—	1,360	—
Securities held-to-maturity	81,852	84,311	—	84,311	—
Federal Home Loan Bank stock	3,816	N/A	—	—	—
Loans held for sale	6,717	6,717	—	—	6,717
Loans, net
Commercial real estate	187,513	183,994	—	—	183,994
Commercial non-real estate	121,272	126,135	—	—	126,135
Commercial construction	6,998	6,678	—	—	6,678
Residential real estate	225,548	227,899	—	—	227,899
Home equity advances	73,546	73,104	—	—	73,104
Consumer	8,091	8,600	—	—	8,600
Loan servicing rights	1,853	1,853	—	1,853	—
Accrued interest receivable	1,743	1,743	—	1,743	—
Financial liabilities
Deposits	656,952	657,867	—	657,867	—
Repurchase agreements	25,071	25,071	—	25,071	—
Federal Home Loan Bank advances	20,000	19,997	—	19,997	—
Deferred compensation liabilities	4,836	4,836	—	—	4,836
Mortgagors’ escrow accounts	786	786	—	786	—
Note payable	9,000	9,000	—	—	9,000
Accrued interest payable	1,165	1,165	—	1,165	—

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

19. Fair Value  – (continued)

The following table presents the carrying amounts and estimated fair value for financial instrument assets and liabilities at December 31, 2013:

		Fair Value Measurements at December 31, 2013 Using
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents	$30,232	$30,232	$30,232	$—	$—
Securities available-for-sale	1,285	1,285	—	1,285	—
Securities held-to-maturity	78,749	77,440	—	77,440	—
Federal Home Loan Bank stock	3,816	N/A	—	—	—
Loans held for sale	2,978	2,978	—	—	2,978
Loans, net
Commercial real estate	180,218	176,999	—	—	176,999
Commercial non-real estate	121,262	127,246	—	—	127,246
Commercial construction	2,053	2,058	—	—	2,058
Residential real estate	184,836	188,255	—	—	188,255
Home equity advances	72,119	71,826	—	—	71,826
Consumer	9,392	9,674	—	—	9,674
Loan servicing rights	2,202	2,202	—	2,202	—
Accrued interest receivable	1,904	1,904	—	1,904	—
Financial liabilities
Deposits	624,624	626,116	—	626,116	—
Repurchase agreements	17,566	17,566	—	17,566	—
Deferred compensation liabilities	4,931	4,931	—	—	4,931
Mortgagors’ escrow accounts	994	994	—	994	—
Note payable	9,000	9,000	—	—	9,000
Accrued interest payable	713	713	—	713	—

The Bank of Maine

Schedule of Adjusted Net Worth
As of and for the year ended December 31, 2014
Title II Single Family Program Lenders’ Adjusted Net Worth Computation

FHA servicing portfolio at December 31, 2014	$6,853,025	(a)
FHA originations – FHA-insured Title II loan originations during the fiscal year	$7,303,246	(b)
FHA purchases – FHA-insured Title II third-party originator purchases during the fiscal year	$—	(c)
Total FHA loan activity [(d) = (a)+(b)+(c)]	$14,156,271	(d)
FHA-insured Title II loan originations retained at fiscal year-end	$948,723	(e)
FHA-insured Title II third-party originator purchases retained at fiscal year-end	$—	(f)
Adjustments [(g) = (e)+(f)]	$948,723	(g)
Total adjusted FHA loan activity [(h) = (d)-(g)]	$13,207,548	(h)
Net worth required	$1,000,000	(i)
Additional net worth required	$—	(j)
Total net worth [(k) = (i)+(j)	$1,000,000	(k)
Stockholders’ equity (net worth) per balance sheet	$99,138,236	(l)
Less unacceptable assets	$4,089,182	(m)
Adjusted net worth [(n) = (l)-(m)	$95,049,054	(n)
Minimum net worth required	$1,000,000	(o)
Adjusted net worth above required minimum amount [(p)=(n)-(o)]	$94,049,054	(p)

ANNEX E

SBM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2015

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

ASSETS

	March 31, 2015	December 31, 2014
	(Unaudited)
Cash and due from banks	$10,214,284	$10,557,133
Interest-bearing deposits in banks	22,230,103	24,518,232
Total cash and cash equivalents	32,444,387	35,075,365
Securities held-to-maturity (fair value of $83,034,337 and $84,310,626 at March 31, 2015 and December 31, 2014, respectively)	80,030,786	81,852,434
Securities available-for-sale	1,428,031	1,359,600
Federal Home Loan Bank of Boston (FHLB) stock, at cost	3,816,200	3,816,200
Loans held for sale	10,459,535	6,717,324
Loans receivable, net of allowance for loan losses of $7,656,078 and $8,041,766 at March 31, 2015 and December 31, 2014, respectively	632,320,141	622,968,337
Premises and equipment, net	20,205,678	21,057,553
Other real estate owned	857,445	858,595
Accrued interest receivable	1,752,786	1,742,691
Deferred tax asset	25,428,197	25,636,222
Loan servicing rights	1,920,056	1,852,969
Other assets	2,835,820	3,289,552
	$813,499,062	$806,226,842

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

LIABILITIES AND EQUITY CAPITAL

	March 31, 2015	December 31, 2014
	(Unaudited)
Liabilities
Deposits	$659,041,326	$656,951,549
Securities sold under agreements to repurchase	26,596,947	25,070,718
Escrow accounts	633,691	786,030
Accrued interest and other liabilities	7,427,504	8,565,449
Federal Home Loan Bank advances	25,000,000	20,000,000
Note payable	8,500,000	9,000,000
Total liabilities	727,199,468	720,373,746
Commitments and contingencies (Notes 2, and 7 through 11)
Equity capital
Preferred stock, $.01 par value; 50,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 632,750 and 632,750 shares issued, 613,877 and 613,424 shares outstanding at March 31, 2015 and December 31, 2014, respectively	6,139	6,134
Additional paid-in capital	56,427,028	56,367,659
Retained earnings	30,080,679	29,768,224
Accumulated other comprehensive income (loss)
Net unrealized appreciation on securities available-for-sale, net of deferred income tax	572,920	527,755
Net unrealized loss on securities transferred to held-to-maturity, net of deferred income tax	(787,172)	(816,676)
Total equity capital	86,299,594	85,853,096
	$813,499,062	$806,226,842

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Interest and dividend income
Interest and fees on loans	$6,825,988	$6,479,414
Interest and dividends on investments	557,441	570,390
Other interest-earning assets	27,377	22,089
Total interest and dividend income	7,410,806	7,071,893
Interest expense
Deposits	628,944	676,805
Securities sold under agreements to repurchase	17,967	11,912
Federal Home Loan Bank advances	13,736	5,324
Note payable	106,250	112,500
Total interest expense	766,897	806,541
Net interest income	6,643,909	6,265,352
Provision for loan losses	300,000	—
Net interest income after provision for loan losses	6,343,909	6,265,352
Non-interest income
Service charges on deposit accounts	396,988	457,866
Loan servicing fees and fair value adjustment	248,187	88,180
Rental income	52,313	56,957
Net debit and credit card income	279,547	248,513
Brokerage, advisory and insurance sales income	150,349	130,571
Net gain and fees on sale of residential loans	964,810	347,460
Net gain on sale of other real estate owned	—	18,995
Net loss on sale of premises and equipment	(93,047)	—
Other non-interest income	75,124	108,452
Total non-interest income	2,074,271	1,456,994
Non-interest expense
Salaries and employee benefits	4,473,405	3,775,573
Occupancy and equipment	1,541,895	1,513,469
Merger expense	215,418	—
Other non-interest expense	1,705,448	2,233,646
Total noninterest expense	7,936,166	7,522,688
Income before income taxes	482,014	199,658
Income tax expense	169,559	97,591
Net income	$312,455	$102,067
Per common share data:
Basic earnings per share	$0.51	$0.17
Diluted earnings per share	$0.51	$0.17

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net income	$312,455	$102,067
Other comprehensive income (loss), net of tax
Unrealized appreciation (depreciation) on securities available-for-sale:
Unrealized gains (losses) arising during the period	68,432	(114,179)
Tax effect	(23,267)	38,819
	45,165	(75,360)
Reclassification adjustment for amortization of unrealized losses on securities transferred to held-to-maturity(1)	44,704	53,262
Tax effect(2)	(15,200)	(18,109)
	29,504	35,153
Other comprehensive income (loss)	74,669	(40,207)
Total comprehensive income	$387,124	$61,860

(1)	Reclassified into the consolidated statements of income in interest and dividends on investments.
(2)	Reclassified into the consolidated statements of income in income tax expense.

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity Capital
(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2013	$—	$6,126	$56,232,087	$28,081,735	$(458,225)	$83,861,723
Net income	—	—	—	102,067	—	102,067
Other comprehensive loss	—	—	—	—	(40,207)	(40,207)
Total comprehensive income						61,860
Issuance of common stock under stock compensation plan	—	2	(2)	—	—	—
Stock-based compensation expense	—	—	29,530	—	—	29,530
Balance, March 31, 2014	$—	$6,128	$56,261,615	$28,183,802	$(498,432)	$83,953,113
Balance, December 31, 2014	$—	$6,134	$56,367,659	$29,768,224	$(288,921)	$85,853,096
Net income	—	—	—	312,455	—	312,455
Other comprehensive income	—	—	—	—	74,669	74,669
Total comprehensive income						387,124
Issuance of common stock under stock compensation plan	—	5	(5)	—	—	—
Stock-based compensation expense	—	—	59,374	—	—	59,374
Balance, March 31, 2015	$—	$6,139	$56,427,028	$30,080,679	$(214,252)	$86,299,594

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$312,455	$102,067
Adjustments to reconcile net income to net cash provided by (used) in operating activities
Depreciation and amortization	404,204	458,548
Net (accretion) amortization of discounts and premiums on securities	(15,329)	5,367
Amortization of unrealized holding losses on securities transferred to held-to-maturity	44,704	53,262
Provision for loan losses	300,000	—
Decrease (increase) in net deferred loan costs	89,515	(490,263)
Net loss on sale of premises and equipment	93,047	—
Net gain on sale of other real estate owned	—	(18,995)
Net gain on sale of loans	(964,810)	(347,460)
Deferred income taxes	169,559	49,026
Stock-based compensation expense	59,374	29,530
Decrease (increase) in accrued interest receivable and other assets	443,637	(294,048)
(Increase) decrease in loan servicing rights	(67,087)	118,238
Decrease in accrued expenses and other liabilities	(1,137,945)	(89,907)
Loans originated for sale	(39,520,846)	(9,918,188)
Proceeds from sale of loans held for sale	36,743,444	10,347,314
Net cash (used) provided by operating activities	(3,046,078)	4,491
Cash flows from investing activities
Proceeds from sale of premises and equipment	392,422	—
Additions to premises and equipment	(37,797)	(155,027)
Loan originations and principal collections, net	(9,740,169)	(7,191,499)
Proceeds from the sale of other real estate owned	—	165,000
Purchase of securities available-for-sale	—	(9,509,279)
Purchase of securities held-to-maturity	—	(9,560,000)
Proceeds from principal payments on securities held-to-maturity	1,836,977	1,428,185
Proceeds from calls, maturities and principal payments of securities available-for-sale	—	50,444
Net cash used in investing activities	(7,548,567)	(24,772,176)
Cash flows from financing activities
Net increase in deposits	$2,089,777	$4,459,515
Net decrease in escrow accounts	(152,339)	(20,420)
Net increase (decrease) in securities sold under agreements to repurchase	1,526,229	(224,304)
Net increase in short-term advances	5,000,000	20,000,000
Repayment of long-term debt	(500,000)	—
Net cash provided by financing activities	7,963,667	24,214,791
Net increase (decrease) in cash and cash equivalents	2,630,978	(552,894)
Cash and cash equivalents, beginning of period	35,075,365	30,231,506
Cash and cash equivalents, end of period	$32,444,387	$29,678,612
Supplementary cash flow information:
Cash paid for interest on deposits, borrowed funds, and note payable	$1,796,897	$694,041
Cash paid for income taxes	16,000	72,000
Non-cash transactions
Transfers from loans receivable to other real estate owned	—	405,100

The accompanying notes are an integral part of these consolidated financial statements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of SBM Financial, Inc., its wholly-owned subsidiary, The Bank of Maine (the Bank) and the Bank’s wholly-owned subsidiaries, Healthcare Professional Funding Corporation, Cobbossee Service Corp., Property P, Inc. and SBM Property A, Inc. (collectively referred to as the Company).

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP) for complete presentation of financial statements. In the opinion of management, the consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated balance sheets of SBM Financial, Inc. and subsidiaries as of March 31, 2015 and December 31, 2014, the consolidated statements of income for the three months ended March 31, 2015 and March 31, 2014, the consolidated statements of comprehensive income for the three months ended March 31, 2015 and March 31, 2014, the consolidated statements of changes in equity capital for the three months ended March 31, 2015 and March 31, 2014, and the consolidated statements of cash flows for the three months ended March 31, 2015 and March 31, 2014. All significant intercompany transactions and balances are eliminated in consolidation. Certain items from the prior year were reclassified to conform to the current period presentation. The income reported for the three months ended March 31, 2015 is not necessarily indicative of the results that may be expected for the full year. The information in this report should be read in conjunction with the consolidated financial statements and accompanying notes for the three-year period ended December 31, 2014.

2. Plan of Merger

On March 29, 2015, Camden National Corporation (Camden National), the holding company for Camden National Bank, and the Company entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which the Company will merge with and into Camden National, the separate corporate existence of the Company will thereupon cease and Camden National will continue as the surviving corporation (the Merger). It is anticipated that, concurrently with the Merger, the Bank, as the Company’s wholly-owned subsidiary, will merge with and into Camden National Bank, with Camden National Bank continuing as the surviving bank.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the Effective Time), each outstanding share of common stock, par value $0.01 per share, of the Company common stock will be converted into the right to receive at the election of the holder thereof either (1) $206.00 in cash, without interest or (2) 5.421 shares of common stock, no par value per share, of Camden National, subject to proration to ensure that in the aggregate 80% of Company common stock will be converted to Camden National common stock and the remaining 20% of Company common stock will be converted to cash.

The merger is subject to regulatory approvals.

3. Earnings Per Common Share

Basic earnings per common share represents income or loss available to common stockholders divided by the adjusted weighted average number of common shares outstanding during the period. The adjusted weighted average number of common shares outstanding equals the weighted average of common shares issued less the average number of unvested restricted stock unit awards under the Equity Incentive Plan. Diluted earnings per common share, reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to outstanding vested and unvested stock options and restricted stock unit awards and are determined using the treasury stock method.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3. Earnings Per Common Share  – (continued)

The following table sets forth the computation of basic and diluted earnings per common share:

	Three Months Ended March 31,
	2015	2014
Net income	$312,455	$102,067
Weighted average number of common shares issued	632,750	630,750
Less: average number of unvested restricted stock units	18,595	17,617
Adjusted weighted average number of common shares outstanding	614,155	613,133
Plus: dilutive effect of unvested restricted stock units	15	—
Diluted weighted average number of shares outstanding	614,170	613,133
Net income per share:
Basic earnings per common share	$0.51	$0.17
Diluted earnings per common share	$0.51	$0.17

There were 27,500 and 28,100 stock options for the three months ended March 31, 2015 and 2014, respectively, excluded from diluted earnings per share, as the exercise prices of these options were greater than the average market price of the common stock for the respective periods.

4. Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, at March 31, 2015 and December 31, 2014 follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2015
Securities available-for-sale
Marketable equity securities	$559,970	$868,061	$—	$1,428,031
Securities held-to-maturity
U.S. Government-sponsored enterprises debt security	$9,606,302	$367,728	—	$9,974,030
Mortgage-backed securities	70,424,484	2,635,823	—	73,060,307
	$80,030,786	$3,003,551	$—	$83,034,337

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2014
Securities available-for-sale
Marketable equity securities	$559,970	$799,630	$—	$1,359,600
Securities held-to-maturity
U.S. Government-sponsored enterprises debt security	$9,595,235	$204,765	—	$9,800,000
Mortgage-backed securities	72,257,199	2,253,427	—	74,510,626
	$81,852,434	$2,458,192	$—	$84,310,626

On March 31, 2015 and December 31, 2014, the carrying amount of securities pledged was $80,030,786 and $81,852,434, respectively.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

4. Securities  – (continued)

The Company has only one U.S. Government-sponsored enterprises debt security, which is callable any time after five days’ notice. The maturity on this security is 2023. Contractual maturities are not presented for mortgage-backed securities because they have an uncertain maturity date due to unscheduled prepayments.

There were no sales of securities available-for-sale during the three months ended March 31, 2015 and 2014.

Management periodically evaluates the Company’s investments for other-than-temporary impairment based on the type of investment and the period of time the investment has been in an unrealized loss position. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. At March 31, 2015 and December 31, 2014, management believes these investments are not other-than-temporarily impaired. The Company held no investment securities with unrealized losses.

5. Loans Receivable and Allowance for Loan Losses

A summary of the balances of loans follows:

	March 31, 2015	December 31, 2014
Real estate loans
Residential real estate	$231,099,469	$227,302,546
Commercial real estate	192,365,174	189,054,511
Commercial construction	9,968,417	7,034,678
Home equity advances	74,026,242	74,689,384
	507,459,302	498,081,119
Commercial non-real estate	124,579,992	124,740,391
Consumer	7,936,925	8,188,593
Subtotal	639,976,219	631,010,103
Less: Allowance for loan losses	(7,656,078)	(8,041,766)
Loans, net	$632,320,141	$622,968,337

Loan balances include net deferred loan costs of $4,793,280 and $4,882,796 at March 31, 2015 and December 31, 2014, respectively.

Total loans pledged to secure borrowings and available borrowing capacity totaled $225,829,028 and $242,501,973 at March 31, 2015 and December 31, 2014, respectively.

A substantial portion of the Bank’s loans are collateralized by real estate located in Maine. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is subject to changes in economic conditions in Maine. In addition to this geographic concentration, the Bank has a loan concentration, through its subsidiary, Healthcare Professional Funding Corporation, in loans to dentists, ophthalmologists and veterinarians. These loans are made throughout the United States. As of March 31, 2015 and December 31, 2014, these loans totaled $91.9 million and $90.9 million, respectively, or 106% of the Company’s total equity capital. The collectability of this type of loan may be susceptible to changes in consumer needs and the availability of reimbursement for medical care.

The allowance for loan losses is established for loan losses that are estimated to have occurred, through a provision for loan losses charged to earnings. A loan loss is charged against the allowance when management believes a loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated by management on a regular basis and is based upon management’s periodic review of the collectability of the Bank’s loans in light of the Bank’s historical

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

experience with its loan portfolio, the nature and size of the Bank’s loan portfolio, the ability of borrowers to repay their loans, the estimated value of any collateral securing the loans and prevailing economic conditions. Management follows a similar process to estimate its liability for off-balance-sheet commitments to extend credit and this estimate is included in other liabilities. This evaluation is subjective since it is based on estimates that are periodically revised to reflect current information and is susceptible to significant revision as more information becomes available.

The Bank periodically evaluates its larger-balance, non-homogeneous loans for impairment. A loan is considered impaired when management determines that it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net of deferred loan fees or costs, and the unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan’s effective rate or the fair value of the collateral, if the loan is collateral-dependent.

Management identifies and reviews all loans equal to or greater than $250,000 for impairment. Identification is based on one or more factors including: risk rating, delinquency, loan classification, non-accrual status, loans which are on a “watch list” and other criteria periodically determined by management.

If it is determined that a loan is not impaired, the loan will be grouped with other loans for consideration in developing the general reserve.

If it is determined that a loan is impaired, management measures the amount of impairment, which is included as a specific reserve within the allowance for loan losses. Subsequent evaluations of impairment and adjustments to the reserve are performed on a quarterly basis. If it is determined that an “impaired loan” has no impairment amount, the loan will remain segregated as impaired, but no reserve will be established. Subsequent evaluations of impairment, and adjustment to the reserve, are performed on a quarterly basis.

In addition, management will review for impairment any group of loans with similar risk/class characteristics but with individual balances less than $250,000, if borrowers with those risk characteristics or in that class have been adversely affected by business environment or other economic changes.

The Bank may periodically agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructured loans are considered impaired and are primarily measured using the present value of expected future cash flows. Troubled debt restructurings that are considered collateral-dependent are measured using the fair value of collateral. The determination of whether interest is accrued on troubled debt restructured loans is the same as for other impaired loans.

Estimating the Allowance for Loan Losses

The Bank’s methodology for assessing the appropriateness of the allowance for loan losses consists of several key elements, including a general allowance based on a combination of historical loss factors and qualitative loss factors, a specific allowance for impaired loans, and a general unallocated allowance related to a risk assessment of the entire loan portfolio.

Qualitative factors used in calculating the general allowance include any inherent risks which may not be reflected in historical loss factors. For each loan class, qualitative factors are graded based on credit quality factors, including Pass/Watch, Special Mention, Substandard and Doubtful, as well as by various loan classes as further described below. The qualitative factors which management considers are:

•	National economic stability
•	Regional economic stability

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

•	Real estate prices within the region
•	General loan portfolio risk/maturity of cycle
•	Trends in delinquencies
•	Industry concentration within the portfolio
•	Growth of loan portfolio
•	Portfolio management
•	External loan review
•	Federal and/or state guaranty programs
•	Competition within the Bank’s markets
•	Legal and regulatory environment

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by various loan portfolio categories, subcategories and segments referenced below. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each portfolio segment. Management deems 36 months to be an appropriate time frame on which to base historical losses for each portfolio segment. Management follows a similar process to estimate its liability for off-balance-sheet commitments to extend credit.

The qualitative factors are determined based on the various risk characteristics of each portfolio segment. Risk characteristics relevant to each portfolio segment are as follows:

Commercial non-real estate:  Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy will have an effect on the credit quality in this segment.

Commercial real estate and construction:  Loans in this segment are primarily secured by income-producing properties or properties occupied by businesses. The cash flows generated by the properties may be adversely affected by a downturn in the economy. This would be evidenced by increased vacancy rates that will have an effect on the credit quality of this segment. Management obtains rent rolls and business financial statements no less than annually and continually monitors the cash flows of these loans.

Residential real estate and home equity lines of credit:  All loans in this segment are collateralized by owner-occupied residential real estate, and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality of this segment.

Consumer:  Repayment of loans in this segment is generally dependent on the credit quality of the individual borrower.

The specific allowance on an impaired loan is established when a loss is probable and can be estimated. Such a provision is based on management’s estimate of the present value of total expected future cash flows or the fair value of the collateral for the loan, considering current and anticipated future market conditions, if the loan is collateral-dependent. When available information confirms that loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for loan losses. Subsequent recoveries, if any, are credited to the allowance.

The general unallocated allowance is based upon management’s evaluation of various factors that are not directly measured in the determination of the general and specific allowances. The unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses and reflects the

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio. This evaluation is subjective and revised periodically as it requires estimates that are susceptible to significant revision as information changes.

For purposes of calculating the appropriate level of allowance for loan losses, the loan portfolio is currently segregated into various categories: Pass, Special Mention, Substandard, Doubtful and Loss.

Each of the above categories is further segmented by loan class and includes:

Commercial non-real estate
Commercial real estate
Commercial construction
Residential real estate
Home equity advances
Consumer

There were no changes in the Bank’s accounting policies or methodology pertaining to the allowance for loan losses during the three months ended March 31, 2015 and 2014, and the year ended December 31, 2014.

Credit Quality Indicators

The Bank identifies and categorizes loans with similar risk profiles by applying a credit quality indicator (risk rating) to the loan categories within its portfolio.

The risk ratings are represented by grades of 1, 2, 3, 4, Watch, 5, 6, 7 and 8, representing the lowest to highest risk ratings. Risk ratings are further grouped for purposes of evaluating the allowance for loan losses as follows:

Risk Ratings 1 through 4 and Watch are considered “Pass” credits
Risk Rating 5 is considered “Special Mention”
Risk Rating 6 is considered “Substandard”
Risk Rating 7 is considered “Doubtful”
Risk Rating 8 is considered “Loss”

Commercial loans are grouped using all of the categories referenced above. Residential loans are grouped as Pass, Special Mention or Substandard. Consumer loans are grouped as Performing or Non-performing.

Performing loans are loans which are current or past due less than 90 days. Non-performing loans are loans which are past due 90 days or more.

The risk rating of loans informs management about the credit quality of the loan portfolio, its overall quality and areas containing higher levels of risk. Each loan review conducted by a loan review officer will also include an evaluation of the loan’s risk rating.

All commercial loans are assigned a risk rating at inception by the originating loan officer. The initial rating is determined after evaluation of aspects of the credit including, but not limited to:

•	Financial condition of the borrower as reflected in its balance sheet;
•	Results of operations of the borrower as reflected in its income and cash flow statements;
•	Financial trends of the borrower over at least the most recent three-year period;
•	Quality and reliability of the borrower’s financial statements;
•	Bank and trade checks, and credit bureau reports on the borrower;
•	Industry outlook;

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

•	Quality and marketability of collateral for the loan;
•	Analysis of any guarantor’s financial position; and
•	Analysis of socio-political and economic factors.

No single factor is used to determine the degree of risk. Rather, the rating assigned reflects a composite of all of the criteria listed above, as well as any other factors known to the loan officer or which the loan officer believes should be considered in assessing credit risk.

In practice, all new loans (not involving a restructuring or absent special circumstances) receive an initial Pass risk rating of Fair (acceptable risk), or above.

The following definitions outline credit characteristics of loans in the risk rating categories used by the Bank.

1. Fully Secured by Cash

2. Superior

•	Borrower is a major corporation or other entity
•	Borrower has substantial financial capacity
•	Borrower has satisfactory profit margins
•	Borrower has excellent liquidity
•	Borrower has consistent track record and compares favorably with industry standards
•	The collateral coverage is 1.50X or better
•	There is an absence of any significant credit risk
•	Debt coverage is 1.50X or better
•	Loan is properly structured
•	No deficiencies in credit information

3. Desirable

•	Borrower has substantial financial capacity
•	Borrower has above average profit margins
•	Borrower has excellent liquidity
•	Borrower has consistent track record and compares favorably with industry standards
•	There is an absence of any significant credit risk
•	Loan is properly structured
•	The collateral coverage is 1.20X or better
•	No deficiencies in credit information
•	Debt coverage is 1.40X or better

4. Satisfactory

•	Established borrower that represents acceptable credit risk
•	Financial analysis displays satisfactory financial condition and earning power

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

•	Borrower has good asset quality and capacity to meet loan payments
•	Borrower meets normal industry standards and does not require extensive monitoring
•	Loan adheres to credit policy in every respect
•	If borrowing is a line of credit, borrower should be out of debt for a minimum of 30 days per fiscal year
•	Unsecured loans to individuals supported by satisfactory statements and borrower exhibits adherence to repayment programs
•	Loan secured with proper margin on equipment for which there is an active market
•	Loan is secured by real estate with a loan-to-value (LTV) that is within Bank policy
•	Debt coverage is 1.20X to 1.40x

W. Fair/Pass Watch

•	Loan has demonstrated satisfactory asset quality, earnings history, liquidity and other adequate margins of creditor protection
•	Loan represents a moderate credit risk and borrower has some degree of financial stability
•	Loan is considered collectible in full, but may require greater than average loan officer attention
•	Loan that is characterized by any of the following:
a)	Weaker borrower whose loan is secured by properly margined business collateral such as accounts receivable, inventory and specialized equipment
b)	Unseasoned smaller loan
c)	Seasoned loan with satisfactory repayment history, apparent adequate collateral margin, but stale financial information
d)	Excessive vulnerability to competition
e)	Speculative construction loan where the builder does not have a high net worth and/or income
f)	Dependence on limited customer base or source of supply
g)	Real estate loan that may be above the standard LTV policy of 75%
h)	Debt coverage is 1.00X to 1.20x

5. Special Mention

•	Loan that does not yet warrant adverse classification, but possess credit deficiencies or potential weakness deserving management’s close attention
•	Adverse trends in business operations and deterioration in the balance sheet of borrower which have not reached the point where the liquidation of the debt is jeopardized
•	Deterioration in collateral values where normal advance rates cannot be maintained because liquidation value of the collateral may be declining as a source of repayment due to adverse financial trends
•	Failure to obtain proper loan documentation
•	Inadequate loan agreement

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

•	Inadequate loan/credit information
•	Debt coverage is less than 1.00X

6. Substandard

•	Loan which exhibits some of the following well-defined weaknesses:
a)	Loan is inadequately protected by the current net worth and paying capacity of the borrower or value of the collateral
b)	Loan which has well-defined weaknesses based on objective evidence
c)	Loan where future losses to the Bank are possible if the deficiencies in the collateral are not corrected
d)	Loan where the liquidation of collateral would not be timely even if there is little likelihood of total loss
e)	Loan where the primary source of payment is no longer available, and the Bank is relying on a secondary source
f)	Loan where the guarantors are unable to generate enough cash flow for debt reduction
g)	Loan where collateral has deteriorated
h)	Loan where flaws in documentation exist
i)	Loan secured by real estate where the appraisal does not conform to the Bank’s appraisal standards or where it can be demonstrated that the assumptions underlying the appraisal are incorrect
j)	One-to-four family residential real estate loans and home equity loans and lines that are delinquent 90 days or more and which have LTVs greater than 60%
k)	Consumer loan that is delinquent 90 days or more

7. Doubtful

•	Loan which exhibits some of the following characteristics:
a)	Loan which has all the weaknesses inherent in those classified as “Substandard” and which, in addition, has other factors that make collection of the loan or liquidation of the collateral in full highly questionable and improbable, when considering currently existing facts, conditions, and values
b)	Loan which exhibits discernible loss potential, and where some, but not a complete loss seems very likely
c)	Loan where the primary source of repayment is no longer available and serious doubt exists as to quality of a secondary source of repayment
d)	Loan where the possibility of loss is high, but, because of certain important and specific pending factors which may strengthen the loan, its classification as a loss is deferred until a more exact status can be determined
e)	Loan where a “Doubtful” classification probably would not be repeated at a later examination because of the existence of sufficient additional time to resolve pending factors which could work to strengthen the loan

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

f)	Loan where a “Loss” classification would normally be warranted if pending events do not occur, and repayment is deferred to await new developments
g)	Loan where the entire loan should not be classified as a loss because the probability of a partial recovery is substantial

8. Loss

•	Loan which is presently uncollectible and of such little value that its continuance as an asset is not warranted. This classification does not mean that the loan has no potential recovery value, but rather that it is not practical or desirable to defer writing it off even though partial recovery may be obtained in the future.

Risk ratings are reviewed and generally updated on an annual basis by the Bank’s internal loan reviewer, or more frequently if conditions warrant.

The following tables summarize the credit risk rating profile of the Bank’s loan portfolio, net of deferred loan fees and costs, at March 31, 2015 and December 31, 2014:

March 31, 2015

Credit Risk Rating	Commercial non-real estate	Commercial real estate	Commercial construction
1	$624,072	$—	$—
2	226,601	895,893	—
3	1,932,523	6,088,760	—
4	86,298,890	135,347,128	9,968,417
W	22,808,220	32,402,087	—
5	7,991,845	4,377,043	—
6	4,697,841	13,254,263	—
7	—	—	—
Total	$124,579,992	$192,365,174	$9,968,417
December 31, 2014

Credit Risk Rating	Commercial non-real estate	Commercial real estate	Commercial construction
1	$111,369	$—	$—
2	226,601	910,418	—
3	2,174,167	8,235,711	—
4	90,475,305	128,337,558	7,034,678
W	23,216,982	32,578,646	—
5	3,754,578	5,113,157	—
6	4,781,389	13,879,021	—
7	—	—	—
Total	$124,740,391	$189,054,511	$7,034,678

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

Residential and Consumer Credit Exposure
Credit Risk Profile Internally Assigned

March 31, 2015

Grade	Residential	Home equity advances
Pass	$225,675,973	$73,193,331
Substandard	5,423,496	832,911
Total	$231,099,469	$74,026,242

Consumer
Performing	$7,538,852
Non-performing	398,073
Total	$7,936,925
December 31, 2014

Grade	Residential	Home equity advances
Pass	$221,735,153	$73,838,681
Substandard	5,567,393	850,703
Total	$227,302,546	$74,689,384

Consumer
Performing	$7,780,844
Non-performing	407,749
Total	$8,188,593

Past Due and Non-Accrual Loans

A loan is typically placed on non-accrual status when it is 90 days past due. A loan is not returned to accrual status until it is brought current with respect to both interest and principal and future periodic payments are reasonably assured.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

The following tables summarize the aging analysis of past due loans and non-accrual loans by class within the Bank’s portfolio, net of deferred loan fees and costs.

Past Due Loans
March 31, 2015

	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total Loans	Loans 90 Days or Greater Past Due and Accruing
Commercial non-real estate	$347,649	$5,954	$175,480	$529,083	$124,050,909	$124,579,992	$—
Commercial real estate	1,286,046	—	3,040,569	4,326,615	188,038,559	192,365,174	—
Commercial construction	—	—	—	—	9,968,417	9,968,417	—
Residential real estate	1,892,428	611,629	4,072,387	6,576,444	224,523,025	231,099,469	—
Home equity advances	648,564	193,097	893,271	1,734,932	72,291,310	74,026,242	—
Consumer	352,804	193,674	233,552	780,030	7,156,895	7,936,925	—
Total	$4,527,491	$1,004,354	$8,415,259	$13,947,104	$626,029,115	$639,976,219	$—
December 31, 2014

	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total Loans	Loans 90 Days or Greater Past Due and Accruing
Commercial non-real estate	$17,778	$—	$174,727	$192,505	$124,547,886	$124,740,391	$—
Commercial real estate	45,690	398,946	3,691,523	4,136,159	184,918,352	189,054,511	—
Commercial construction	—	—	—	—	7,034,678	7,034,678	—
Residential real estate	366,243	1,220,591	4,032,932	5,619,766	221,682,780	227,302,546	—
Home equity advances	388,418	118,120	788,786	1,295,324	73,394,060	74,689,384	—
Consumer	132,810	272,265	274,097	679,172	7,509,421	8,188,593	—
Total	$950,939	$2,009,922	$8,962,065	$11,922,926	$619,087,177	$631,010,103	$—
Non-accrual Loans

	March 31, 2015	December 31, 2014
Commercial non-real estate	$175,480	$506,911
Commercial real estate	3,802,354	4,419,580
Residential real estate	4,927,722	4,909,894
Home equity advances	931,084	833,492
Consumer	310,234	282,144
	$10,146,874	$10,952,021

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

The following tables summarize information pertaining to the activity in the allowance for loan losses and selected loan information as of and for the three months ended March 31:

March 31, 2015	Commercial non-real estate	Commercial real estate	Commercial construction	Residential real estate	Home equity advances	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$3,467,816	$1,240,669	$35,815	$1,756,345	$1,143,238	$98,109	$299,774	$8,041,766
Charge-offs	(386,895)	(288,057)	—	(8,468)	(59,335)	(32,795)	—	(775,550)
Recoveries	4,747	36,986	—	1,975	5,420	40,734	—	89,862
Provision (reduction)	(242,640)	725,424	7,989	(114,304)	(430,561)	(772)	354,864	300,000
Ending balance	$2,843,028	$1,715,022	$43,804	$1,635,548	$658,762	$105,276	$654,638	$7,656,078
Ending balance:
Individually evaluated for impairment	$—	$49,153	$—	$5,030	$—	$934	$—	$55,117
Collectively evaluated for impairment	$2,843,028	$1,665,869	$43,804	$1,630,518	$658,762	$104,342	$654,638	$7,600,961
Loans
Ending balance
Individually evaluated for impairment	$798,772	$5,495,489	$—	$4,946,213	$15,830	$78,580		$11,334,884
Collectively evaluated for impairment	$123,781,220	$186,869,685	$9,968,417	$226,153,256	$74,010,412	$7,858,345		$628,641,335

March 31, 2014	Commercial non-real estate	Commercial real estate	Commercial construction	Residential real estate	Home equity advances	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$2,089,767	$4,434,012	$36,725	$1,379,681	$518,998	$52,015	$162,062	$8,673,260
Charge-offs	(215,273)	(227,937)	—	(191,606)	(9)	(19,050)	—	(653,875)
Recoveries	4,869	680,441	—	1,165	1,347	14,106	—	701,928
Provision (reduction)	304,250	(1,275,042)	(2,032)	252,388	(18,293)	11,989	726,740	—
Ending balance	$2,183,613	$3,611,474	$34,693	$1,441,628	$502,043	$59,060	$888,802	$8,721,313
Ending balance:
Individually evaluated for impairment	$—	$28,730	$—	$82,920	$—	$—	$—	$111,650
Collectively evaluated for impairment	$2,183,613	$3,582,744	$34,693	$1,358,708	$502,043	$59,060	$888,802	$8,609,663
Loans
Ending balance
Individually evaluated for impairment	$663,872	$6,793,869	$—	$4,641,804	$16,812	$32,298		$12,148,655
Collectively evaluated for impairment	$130,038,404	$172,304,715	$1,647,192	$187,430,398	$73,133,559	$9,051,081		$573,605,349

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

The following table summarizes information pertaining to the activity in the allowance for loan losses and selected loan information as of and for the year ended December 31:

December 31, 2014	Commercial non-real estate	Commercial real estate	Commercial construction	Residential real estate	Home equity advances	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$2,089,767	$4,434,012	$36,725	$1,379,681	$518,998	$52,015	$162,062	$8,673,260
Charge-offs	(1,081,448)	(552,911)	—	(755,005)	(383,967)	(293,974)	—	(3,067,305)
Recoveries	161,571	1,119,068	—	19,422	72,555	63,195	—	1,435,811
Provision (reduction)	2,297,926	(3,759,500)	(910)	1,112,247	935,652	276,873	137,712	1,000,000
Ending balance	$3,467,816	$1,240,669	$35,815	$1,756,345	$1,143,238	$98,109	$299,774	$8,041,766
Ending balance:
Individually evaluated for impairment	$2,908	$85,774	$—	$5,030	$—	$934	$—	$94,646
Collectively evaluated for impairment	$3,464,908	$1,154,895	$35,815	$1,751,315	$1,143,238	$97,175	$299,774	$7,947,120
Loans
Ending balance
Individually evaluated for impairment	$783,875	$6,549,928	$—	$4,958,583	$16,073	$79,267		$12,387,726
Collectively evaluated for impairment	$123,956,516	$182,504,583	$7,034,678	$222,343,963	$74,673,311	$8,109,326		$618,622,377

The following tables summarize information pertaining to impaired loans as of and for the three months ended March 31:

March 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial non-real estate	$798,772	$1,588,060	$—	$1,052,945	$20,699
Commercial real estate	4,374,732	4,760,928	—	4,385,459	27,879
Commercial construction	—	—	—	—	—
Residential real estate	4,590,190	4,871,484	—	4,597,665	19,506
Home equity advance	15,830	15,830	—	15,915	153
Consumer	49,950	49,950	—	49,890	31
	$9,829,474	$11,286,252	$—	$10,101,874	$68,268
With an allowance recorded:
Commercial non-real estate	$—	$—	$—	$—	$—
Commercial real estate	1,120,757	1,120,757	49,153	1,125,792	8,821
Commercial construction	—	—	—	—	—
Residential real estate	356,023	356,023	5,030	357,132	3,484
Home equity advances	—	—	—	—	—
Consumer	28,630	28,630	934	28,792	330
	$1,505,410	$1,505,410	$55,117	$1,511,716	$12,635

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

March 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total:
Commercial non-real estate	$798,772	$1,588,060	$—	$1,052,945	$20,699
Commercial real estate	5,495,489	5,881,685	49,153	5,511,251	36,700
Commercial construction	—	—	—	—	—
Residential real estate	4,946,213	5,227,507	5,030	4,954,797	22,990
Home equity advances	15,830	15,830	—	15,915	153
Consumer	78,580	78,580	934	78,682	361
	$11,334,884	$12,791,662	$55,117	$11,613,590	$80,903

March 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial non-real estate	$663,872	$1,051,598	$—	$666,334	$15,739
Commercial real estate	6,316,822	7,334,826	—	6,338,266	78,412
Commercial construction	—	—	—	—	—
Residential real estate	4,065,009	4,419,911	—	4,111,876	30,311
Home equity advances	16,812	16,812	—	16,901	166
Consumer	32,298	32,298	—	32,579	407
	$11,094,813	$12,855,445	$—	$11,165,956	$125,035
With an allowance recorded:
Commercial non-real estate	$—	$—	$—	$—	$—
Commercial real estate	477,047	477,047	28,730	477,871	3,006
Commercial construction	—	—	—	—
Residential real estate	576,795	600,795	82,920	577,322	2,430
Home equity advances	—	—	—	—	—
Consumer	—	—	—	—	—
	$1,053,842	$1,077,842	$111,650	$1,055,193	$5,436
Total:
Commercial non-real estate	$663,872	$1,051,598	$—	$666,334	$15,739
Commercial real estate	6,793,869	7,811,873	28,730	6,816,137	81,418
Commercial construction	—	—	—	—	—
Residential real estate	4,641,804	5,020,706	82,920	4,689,198	32,741
Home equity advances	16,812	16,812	—	16,901	166
Consumer	32,298	32,298	—	32,579	407
	$12,148,655	$13,933,287	$111,650	$12,221,149	$130,471

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

The following table summarizes information pertaining to impaired loans as of and for the year ended December 31:

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial non-real estate	$619,178	$1,022,910	$—	$724,378	$82,170
Commercial real estate	4,794,417	5,178,014	—	4,779,750	207,296
Commercial construction	—	—	—	—	—
Residential real estate	4,594,566	4,871,401	—	4,339,667	154,477
Home equity advance	16,073	16,073	—	16,444	627
Consumer	49,901	49,901	—	37,676	411
	$10,074,135	$11,138,299	$—	$9,897,915	$444,981
With an allowance recorded:
Commercial non-real estate	$164,697	$164,697	$2,908	$41,174	$5,173
Commercial real estate	1,755,511	1,866,656	85,774	1,738,846	76,026
Commercial construction	—	—	—	—	—
Residential real estate	364,017	364,017	5,030	325,035	19,168
Home equity advances	—	—	—	—	—
Consumer	29,366	29,366	934	30,284	1,497
	$2,313,591	$2,424,736	$94,646	$2,135,339	$101,864
Total:
Commercial non-real estate	$783,875	$1,187,607	$2,908	$765,552	$87,343
Commercial real estate	6,549,928	7,044,670	85,774	6,518,596	283,322
Commercial construction	—	—	—	—	—
Residential real estate	4,958,583	5,235,418	5,030	4,664,702	173,645
Home equity advances	16,073	16,073	—	16,444	627
Consumer	79,267	79,267	934	67,960	1,908
	$12,387,726	$13,563,035	$94,646	$12,033,254	$546,845

No additional funds are committed to be advanced on impaired loans.

Troubled Debt Restructurings

A loan modification constitutes a troubled debt restructuring if the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. To determine whether or not a loan should be classified as a troubled debt restructuring, management evaluates a loan based upon the following criteria:

•	The borrower demonstrates financial difficulty: common indicators include past due status on bank obligations, substandard credit bureau reports, or an inability to refinance with another lender, and
•	The Bank has granted a concession: common concessions include maturity date extension, interest rate adjustments to below market pricing, reduction of principal and deferral of payments.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

The following table presents the recorded investment in troubled debt restructurings as of the periods indicated based on payment performance status:

March 31, 2015	Residential Real Estate	Commercial Real Estate	Commercial Non-Real Estate	Consumer	Total
Performing	$2,382,097	$3,169,905	$16,279	$28,631	$5,596,912
Non-performing	728,685	108,002	322,649	—	1,159,336
Total	$3,110,782	$3,277,907	$338,928	$28,631	$6,756,248

December 31, 2014	Residential Real Estate	Commercial Real Estate	Commercial Non-Real Estate	Consumer	Total
Performing	$2,407,243	$2,757,536	$783,875	$29,366	$5,978,020
Non-performing	713,122	124,085	—	—	837,207
Total	$3,120,365	$2,881,621	$783,875	$29,366	$6,815,227

Troubled debt restructured loans are considered impaired loans. As of March 31, 2015 and December 31, 2014, there were no commitments to lend additional amounts to borrowers with outstanding loans that are classified as troubled debt restructurings. The determination of whether interest is accrued on a troubled debt restructured loan is made on the same basis as for other impaired loans.

During the three months ended March 31, 2015 and 2014, certain loan modifications were executed which constituted troubled debt restructurings. The real estate loan modifications were classified as troubled debt restructurings due to payment deferrals and extensions of maturity.

The following table summarizes troubled debt restructurings that occurred during the three months ended March 31, 2015 and March 31, 2014:

March 31, 2015	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate:
Residential	1	$16,637	$16,637
Total	1	$16,637	$16,637

March 31, 2014	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate:
Residential	2	$274,786	$274,786
Total	2	$274,786	$274,786

The troubled debt restructurings required a net allocation of the allowance for loan losses of $54,722 and $85,251 as of March 31, 2015 and December 31, 2014, respectively. The impairment carried as a specific reserve in the allowance for loan losses is calculated by discounting the total expected future cash flows on the loan, or, for a collateral-dependent loan, using the fair value of the collateral less costs to sell. There were no charge-offs on troubled debt restructurings for the three months ended March 31, 2015 and 2014.

There were two troubled debt restructurings modified within the previous twelve months for which there was a subsequent payment default during the three months ended March 31, 2015. There were no troubled debt restructurings modified within the previous twelve months for which there was a subsequent payment default during the three months ended March 31, 2014.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Loans Receivable and Allowance for Loan Losses  – (continued)

A loan is considered to be in payment default if it is greater than 30 days past due under the modified terms.

6. Note Payable

Note Payable

In May 2010 a note payable (Bankers’ Bank Note) to Bankers’ Bank Northeast (Bankers’ Bank) was modified so that the obligor under the note became the Company, as successor by merger to Bancorp. The principal amount of the Bankers’ Bank Note was reduced to $9,000,000, all defaults and past due interest and penalties were waived, the interest rate was set at five percent (5%) per annum and the term was set at seven years. Payments of interest only are required for the first three years and principal payments of $500,000 are required in each of years four through seven. The balance of principal and interest on the Bankers’ Bank Note is due at maturity. Eighteen percent (18%) of the Bank’s stock was pledged as security for the Bankers’ Bank Note. An interest reserve equal to two years’ interest ($900,000) was established with Bankers’ Bank at the time the Bankers’ Bank Note was modified. Bankers’ Bank drew down the reserve for interest payments as they became due. The interest reserve was fully drawn down at December 31, 2012. In December 2012, the Company suspended payments under the Bankers’ Bank Note because the Office of the Comptroller of the Currency (OCC) did not permit the Bank to pay a dividend to the Company and, accordingly, the Company did not have sufficient funds to make the scheduled payment on the Bankers’ Bank Note. The Bankers’ Bank Note permits the Company to defer payments for this reason. Deferred amounts are due when the Company has sufficient funds to resume payments. On January 21, 2015, the Company paid all deferred principal and interest amounts. The deferred principal payment totaled $500,000, lowering the principal balance of the note to $8,500,000 as of March 31, 2015.

7. Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At March 31, 2015 and December 31, 2014, the following financial instruments were outstanding with contract amounts representing credit risk:

	Contract Amount
	March 31, 2015	December 31, 2014
Unfunded commitments under lines of credit	$111,827,000	$113,919,000
Commitments to grant loans	26,181,000	15,322,000
Commercial and standby letters of credit	500,000	169,000

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are often secured and have a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments for lines of credit may expire without

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

7. Financial Instruments with Off-Balance-Sheet Risk  – (continued)

being drawn. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. In most cases, the Bank’s existing letters of credit require an annual review and renewal. The credit risk involved in issuing letters of credit is substantially the same as that involved in extending loan facilities to customers.

In connection with originating residential mortgage and commercial loans, the Company may enter into rate lock agreements with customers, and may issue commitment letters to customers, which are considered interest rate lock or forward commitments. At March 31, 2015 and December 31, 2014, based upon the pipeline of mortgage loans with rate lock commitments and commercial loans with commitment letters, and the change in fair value of those commitments due to changes in market interest rates, the Company determined the impact of such commitments on the consolidated financial statements was not material.

To reduce credit risk related to the use of credit-related financial instruments, the Bank may deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Bank’s credit evaluation of the customer. This collateral may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Bank had letters of credit issued to municipal depositors amounting to $43,807,000 and $45,947,000 at March 31, 2015 and December 31, 2014, respectively, with maturity dates of one year or less. These letters of credit provide collateral for such depositors and do not necessarily represent future cash requirements. The Bank will make payment under these letters of credit only if it is unable to pay the municipality its deposit balance.

8. Contingencies

On September 30, 2013, the Bank sold $21,892,299 in commercial non-real estate loans. As part of the sale, the Bank agreed to reimburse the buyer for a portion of the premium paid by the buyer over the unpaid principal balance of the purchased loans if the borrowers on those loans prepay their contractual obligations. An estimate of expected future premium reimbursement was recorded at the time of sale based on a number of variables including the remaining unpaid principal balance, a comparison of the interest rates on the loans to current interest rates, loan size, and credit quality of the borrowers. The reserve for sold loan premium repayments was $112,062 and $182,956 as of March 31, 2015 and December 31, 2014, respectively. The potential maximum expense, net of the reserve balance, that the Bank could incur if all borrowers were to prepay their entire obligations, was $601,889 on March 31, 2015.

The Bank is also subject to various legal claims from time-to-time in the normal course of business. In the opinion of management, the claims existing at March 31, 2015 will not have a material effect on the Company’s consolidated financial statements.

9. Minimum Regulatory Capital Requirements

The Bank is subject to regulatory minimum and enhanced capital requirements administered by the OCC. If the Bank were to fail to meet these minimum and enhanced capital requirements, the OCC could take action that could have a direct material effect on the consolidated financial statements.

As of March 31, 2015 and December 31, 2014, the Bank was categorized as “well capitalized” under OCC minimum capital regulations. To be categorized as “well capitalized,” the Bank must maintain minimum ratios as set forth in the tables below. At March 31, 2015 and December 31, 2014, the Bank’s capital exceeded all minimum regulatory requirements and the Bank was considered to be “well capitalized” as defined in the regulations issued by the OCC. There are no conditions or events since the notification that

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9. Minimum Regulatory Capital Requirements  – (continued)

management believes have changed the Bank’s category. At March 31, 2015 and December 31, 2014, the Bank also complied with OCC-imposed enhanced capital requirements, which are higher than the OCC minimum capital requirements.

As a savings institution holding company, the Company is not subject to regulatory capital requirements separate from those of the Bank.

In July 2013, the Federal Deposit Insurance Corporation and other federal bank regulatory agencies issued a final rule that revises their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4%-6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development and construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital unless a one-time opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amounts necessary to meet its minimum risk-based capital requirements. The final rule became effective for the Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

The Bank’s actual and minimum capital amounts and ratios at March 31, 2015 and December 31, 2014 are presented in the following tables:

	Actual		Standard Minimum Capital Requirement		Standard Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2015
Total Capital to Risk-Weighted Assets	$82,141	13.82%	$47,553	8.00%	$59,442	10.00%
Tier 1 Capital to Risk-Weighted Assets	74,135	12.47%	35,665	6.00%	47,553	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	74,135	12.47%	26,749	4.50%	38,637	6.50%
Tier 1 Capital to Adjusted Total Assets	74,135	9.51%	31,169	4.00%	38,961	5.00%
December 31, 2014
Total Risk-Based Capital to Risk-Weighted Assets	$84,432	14.53%	$46,497	8.00%	$58,122	10.00%
Tier 1 Risk-Based Capital to Risk-Weighted Assets	77,353	13.31%	23,249	4.00%	34,873	6.00%
Tier 1 Core Capital to Adjusted Total Assets	77,353	9.87%	31,347	4.00%	39,184	5.00%

Any declaration and payment of dividends by the Company or the Bank would be subject to compliance with regulatory requirements.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

10. Employee Benefit Plans

401(k) Plan

The Bank has a 401(k) Plan (the Plan) in which substantially all employees participate. For 2015, the Bank elected to match employee contributions up to 4% of eligible compensation. For 2014, the Bank matched up to 3% of eligible compensation.

The Plan permits an annual discretionary contribution for substantially all employees. The Bank made no discretionary contributions in 2015 and 2014.

Profit Sharing Plan

The Bank has a profit sharing plan in which substantially all employees prior to 2011 were eligible to participate. The Bank’s contributions to this plan were discretionary and based on eligible compensation. No contributions to this plan were made in 2015 and 2014, and benefit accruals under the plan were frozen effective January 1, 2011. On March 24, 2015, the Board of Directors voted to terminate the Profit Sharing Plan and distribute or roll over all assets into the Company’s 401(k) Plan. Total assets of the Profit Sharing Plan as of March 31, 2015 were $9,673,000.

Deferred Compensation Plans

Certain previous and current employees and previous directors of the Bank elected to defer compensation and/or were entitled to deferred retirement benefits under several non-qualified plans maintained by the Bank prior to the Restructuring. All of these plans were closed in 2010 (the Closed Plans). The liability under these Closed Plans was $9,678,542 at December 31, 2009. In connection with the Restructuring, the directors of the Bank prior to the Restructuring who participated in three of the Closed Plans retired from their positions with the Bank (the Retired Directors) and the benefits due to them under the Closed Plans were reduced by $2,959,000. The obligation to pay benefits to these former directors was transferred from the Bank to the Company. Payments to the Retired Directors are to be made monthly over 120-months or in a lump sum 60 days after death pursuant to an Amended and Restated Deferred Compensation Plan for Directors (Amended Plan). Amended Plan balances for the Retired Directors no longer accrue interest. No further contributions will be made by the Bank or the Company under any of the Closed Plans, but interest continues to accrue on Closed Plan balances for employees and former employees, other than Retired Directors, who are beneficiaries under certain of the Closed Plans. The amounts due under the Closed Plans were $4,812,192 and $4,835,860 at March 31, 2015 and December 31, 2014, respectively, and are included in accrued expenses and other liabilities in the consolidated balance sheets. In December 2012, the Company suspended payments to Retired Directors under the Amended Plan because the OCC did not permit the Bank to pay a dividend to the Company and, accordingly, the Company did not have sufficient funds to make the scheduled payments to the Retired Directors. The Amended Plan permits the Company to defer payments for this reason. Deferred amounts will be due when the Company again has sufficient funds to resume payments to the Retired Directors.

The Company has a non-qualified deferred compensation plan for the former chief executive officer of First Citizens Bank, which was purchased by and merged with the Bank in 2007. The plan provides for an annual retirement benefit of $40,000, which began in September 2004 and continues until 2019. The present value of these payments has been recognized as a liability in the accompanying consolidated financial statements. The liability was $142,750 and $152,219 as of March 31, 2015 and December 31, 2014, respectively. The Company is the owner of two life insurance policies on this individual, with a combined cash surrender value of $396,645 and $389,424, which is included in other assets in the consolidated balance sheets as of March 31, 2015 and December 31, 2014, respectively.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

11. Equity Incentive Plan

Stock Option Awards

No stock options were granted during the three months ended March 31, 2015 and 2014.

Stock options vested during the three months ended March 31, 2015 and 2014 totaled 490 and 510, respectively.

Restricted Stock Unit Awards

In 2014, 2,600 restricted stock units were granted with a three-year vesting period and 400 restricted stock units were granted with a five-year vesting period. The weighted average grant date fair value of restricted stock units granted in 2014 was $98 per unit. Restricted stock units vested during the three months ended March 31, 2015 and 2014 totaled 453 and 216, respectively.

12. Fair Value

Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (ASC) 820, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Assets measured at fair value on a recurring basis are summarized below.

	Fair Value Measurements at March 31, 2015, Using
	March 31, 2015	Quoted Prices in Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available-for-sale
Marketable equity securities	$1,428,031	$—	$1,428,031	$—
Loan servicing rights	1,920,056	—	1,920,056	—

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12. Fair Value  – (continued)

	Fair Value Measurements at December 31, 2014, Using
	December 31, 2014	Quoted Prices in Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available-for-sale
Marketable equity securities	$1,359,600	$—	$1,359,600	$—
Loan servicing rights	1,852,969	—	1,852,969	—

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition.

	Fair Value Measurements at March 31, 2015, Using
	March 31, 2015	Quoted Prices in Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$1,411,331	$—	$1,411,331	$—
Other real estate owned	857,445	—	857,445	—

	Fair Value Measurements at December 31, 2014, Using
	December 31, 2014	Quoted Prices in Active Markets for Inputs (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$1,056,879	$—	$1,056,879	$—
Other real estate owned	858,595	—	858,595	—

Impaired loans in the table above only include impaired loans for which a related specific reserve or partial charge-off is determined using collateral value, a fair value measure under GAAP. These impaired loans were written down from their initial carrying amount of $1,355,712 and $1,332,321 to their fair value of $1,141,331 and $1,056,879 at March 31, 2015 and December 31, 2014, respectively, resulting in an impairment charge through the allowance for loan losses.

Other real estate owned (REO) is recorded at fair value less anticipated cost to sell. The fair value of REO is primarily based on property appraisals and an analysis of the sales of similar properties currently available.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB ASC 825, Financial Instruments, which governs fair value disclosures for financial instruments, excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures.

Cash and cash equivalents:  The carrying amounts of cash and due from banks and interest-bearing deposits in banks approximate fair values.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12. Fair Value  – (continued)

Securities:  The fair value of securities available-for-sale is determined by obtaining quoted prices on nationally-recognized securities exchanges. Fair value of FHLB stock is not presented as FHLB redeems the stock at par value, based on the redemption provisions of FHLB; thus fair value is not reasonably determinable.

Loans held for sale:  Fair values of loans held for sale are based on commitments from investors or prevailing market prices, sale agreements, recent purchase offers and recent sale transactions for comparable assets.

Loans receivable:  For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of impaired loans is primarily based upon appraisals by third-party appraisers and opinions by third-party brokers. The appraisals and opinions are based upon comparable prices for similar assets in active markets for residential real estate loans and less active markets for commercial loans.

Loan servicing rights:  The fair value of loan servicing rights is primarily based upon a valuation model that calculates the present value of estimated net servicing income. This model incorporates certain assumptions that market participants would likely use in estimating future net servicing income, such as interest rates, prepayment speeds and the cost to service (including delinquency and foreclosure costs).

Accrued interest:  The carrying amounts of accrued interest approximate fair value.

Deposit and mortgagors’ escrow accounts:  The fair values for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

Securities sold under retail agreements to repurchase:  The carrying amounts of borrowings under repurchase agreements maturing within one to four days from the transaction date approximate their fair values.

Federal Home Loan Bank advances:  The fair value of those advances is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently offered with similar remaining maturities.

Note payable:  The fair value of the note payable approximates its carrying value.

Deferred compensation liabilities:  The fair value of the deferred compensation liabilities approximates their carrying value.

Off-balance-sheet instruments:  Off-balance-sheet instruments consist of loan commitments. Fair values for loan commitments have not been presented, as the future revenue derived from such financial instruments is not significant.

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12. Fair Value  – (continued)

The following table presents the carrying amounts and estimated fair value for financial instrument assets and liabilities at March 31, 2015:

			Fair Value Measurements at March 31, 2015 Using
	Carrying Amount	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(dollars in thousands)
Financial assets
Cash and cash equivalents	$32,444	$32,444	$32,444	$—	$—
Securities available-for-sale	1,428	1,428	—	1,428	—
Securities held-to-maturity	80,031	83,034	—	83,034	—
Federal Home Loan Bank stock	3,816		N/A	—	—
Loans held for sale	10,460	10,460	—	—	10,460
Loans, net
Commercial non-real estate	121,737	127,538	—	—	127,538
Commercial real estate	189,996	185,810	—	—	185,810
Commercial construction	9,924	9,651	—	—	9,651
Residential real estate	229,463	232,883	—	—	232,883
Home equity advances	73,367	73,589	—	—	73,589
Consumer	7,832	8,148	—	—	8,148
Loan servicing rights	1,920	1,920	—	1,920	—
Accrued interest receivable	1,753	1,753	—	1,753	—
Financial liabilities
Deposits	659,041	660,193	—	660,193	—
Repurchase agreements	26,597	26,597	—	26,597	—
Federal Home Loan Bank advances	25,000	24,998	—	24,998	—
Deferred compensation liabilities	4,812	4,812	—	—	4,812
Mortgagors’ escrow accounts	634	634	—	634	—
Note payable	8,500	8,500	—	—	8,500
Accrued interest payable	135	135	—	135	—

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12. Fair Value  – (continued)

The following table presents the carrying amounts and estimated fair value for financial instrument assets and liabilities at December 31, 2014:

			Fair Value Measurements at December 31, 2014 Using
	Carrying Amount	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(dollars in thousands)
Financial assets
Cash and cash equivalents	$35,075	$35,075	$35,075	$—	$—
Securities available-for-sale	1,360	1,360	—	1,360	—
Securities held-to-maturity	81,852	84,311	—	84,311	—
Federal Home Loan Bank stock	3,816	N/A	—	—	—
Loans held for sale	6,717	6,717	—	—	6,717
Loans, net
Commercial non-real estate	121,272	126,135	—	—	126,135
Commercial real estate	187,513	183,994	—	—	183,994
Commercial construction	6,998	6,678	—	—	6,678
Residential real estate	225,548	227,899	—	—	227,899
Home equity advances	73,546	73,104	—	—	73,104
Consumer	8,091	8,600	—	—	8,600
Loan servicing rights	1,853	1,853	—	1,853	—
Accrued interest receivable	1,743	1,743	—	1,743	—
Financial liabilities
Deposits	656,952	657,867	—	657,867	—
Repurchase agreements	25,071	25,071	—	25,071	—
Federal Home Loan Bank advances	20,000	19,997	—	19,997	—
Deferred Compensation liabilities	4,836	4,836	—	—	4,836
Mortgagors’ escrow accounts	786	786	—	786	—
Note payable	9,000	9,000	—	—	9,000
Accrued interest payable	1,165	1,165	—	1,165	—

13. Recently Issued Accounting Pronouncements

In January 2014, FASB issued Accounting Standards Update (ASU) No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor, and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments in this ASU are

SBM FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13. Recently Issued Accounting Pronouncements  – (continued)

effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The ASU did not have a material effect on the Company’s consolidated financial statements.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU was issued to clarify the principles for recognizing revenue and to develop a common revenue standard. The ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the potential impact of the ASU on its consolidated financial statements.

In June 2014, FASB issued ASU No. 2014-11: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The ASU was issued to respond to concerns about current accounting and disclosures for repurchase agreements and similar transactions. The concern was that under current accounting guidance there is an unnecessary distinction between the accounting for different types of repurchase agreements. Under current guidance, the repurchase-to-maturity transactions are accounted for as sales with forward agreements, whereas repurchase agreements that settle before the maturity of the transferred financial asset are accounted for as secured borrowings. The ASU amendments require new disclosures for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secure borrowings. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The ASU did not have a material effect on the Company’s consolidated financial statements.

In August 2014, FASB issued ASU No. 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The ASU was issued to provide specific guidance on how to classify or measure foreclosed mortgage loans that are government guaranteed. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The ASU did not have a material effect on the Company’s consolidated financial statements.

14. Subsequent Events

On March 30, 2015, the Bank submitted a Notice to the Federal Reserve Bank of Boston seeking non-objection to the Bank’s declaration of a dividend of $606,250 to be payable to SBM Financial, Inc. in two parts, the first on or about April 30, 2015 and the second on or about May 31, 2015, with the full amount of the dividend to be applied by SBM Financial, Inc. to make payments due on May 1, 2015 and June 1, 2015 on its debt obligation to Bankers’ Bank Northeast. On April 16, 2015, the Federal Reserve Bank of Boston notified SBM Financial, Inc. that the Federal Reserve Bank of Boston did not object to the dividend. On May 1, 2015, the Bank paid a dividend of $500,000 to SBM Financial, Inc. On the same date, SBM Financial, Inc. used the proceeds from the dividend to pay down its debt obligation to Banker’s Bank from $8,500,000 to $8,000,000.

Subsequent events represent events or transactions occurring after the balance sheet date but before the financial statements are issued or are available to be issued. Financial statements are considered “issued” when they are widely distributed to stockholders and others for general use and reliance in a form and format that complies with GAAP. Financial statements are considered “available to be issued” when they are complete in form and format that complies with GAAP and all approvals necessary for their issuance have been obtained. The Company has considered transactions or events occurring through May 15, 2015, which was the date the financial statements were available to be issued.